SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CIBT EDUCATION GROUP INC.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

British Columbia, Canada	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 1200, 777 West Broadway,
Vancouver, British Columbia, Canada, V5Z 4J7
(604) 871-9909
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Bacchus Law Corporation
701 Fifth Avenue, Suite 4200
Seattle, Washington 98104
(206) 262-7310
Fax: (206) 262-8001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jonathan C. Lotz, Esq.	Douglas S. Ellenoff, Esq.
Clark Wilson LLP	Stuart Neuhauser, Esq.
800 – 885 West Georgia Street	Ellenoff Grossman & Schole LLP
Vancouver, British Columbia	150 East 42nd Street, 11th Floor
Canada V6C 3H1	New York, New York 10017
(604) 891-7730	(212) 370-1300
Fax: (604) 687-6314	Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common shares(2)	[13,750,000] shares	$[0.80]	$[11,000,000]	$784.30
Common shares to be sold by selling shareholder(3)	5,000,000 shares	$[0.80]	$[4,000,000]	$285.20
Common shares underlying underwriters’ warrants(4)	[687,500] shares	$[0.88]	$[605,000]	$43.14
Total	[19,437,500] shares		$15,605,000	$1,112.64

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Represents ♦ common shares offered hereby and ♦ common shares that may be sold to cover the exercise of an over-allotment granted to the underwriters.
(3)	Represents common shares that will be sold by a selling shareholder.
(4)	Represents common shares that may be acquired by the underwriters pursuant to the exercise of warrants issued to the underwriters.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 15, 2010

PRELIMINARY PROSPECTUS

♦ Common Shares

CIBT EDUCATION GROUP INC.

•	We are offering ♦ common shares.

•
In addition, a selling shareholder is offering 5,000,000 common shares that will be sold under this prospectus. We will not receive any proceeds from the sale of the common shares by the selling shareholder.

•	Our common shares are listed for trading in the United States on the NYSE Amex and in Canada on the Toronto Stock Exchange, under the symbol “MBA”.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 14 of this prospectus.

	Per Share (US$)	Total (US$)
Public offering price	♦	♦(1)
Underwriting discounts and commissions	♦	♦(2)
Proceeds to us before expenses	♦	♦
Selling shareholder (3)	♦	♦

(1)	Assumes that the underwriters will not exercise their option to purchase up to ♦ common shares to cover over-allotments.
(2)

This amount does not include a corporate finance fee of 1% of the gross proceeds of the offering payable to the underwriters and expenses of the offering estimated at $♦. We will issue to the underwriters warrants to acquire up to ♦ common shares which may be sold under this prospectus, if any.

(3)	We will not receive any proceeds from the sale of the shares by the selling shareholder.

This is a firm commitment underwriting. We have granted the underwriters a 45-day option to purchase up to an additional ♦ common shares solely to cover over-allotments, if any.

The underwriters expect to deliver the common shares to purchasers on or about ♦, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Maxim Group LLC	Barrington Research

The date of this prospectus is July 15, 2010.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
FORWARD-LOOKING STATEMENTS	11
ENFORCEABILITY OF CIVIL LIABILITIES	12
MARKET AND INDUSTRY DATA	12
PRESENTATION OF INFORMATION	12
EXCHANGE RATE INFORMATION	13
RISK FACTORS	14
PRICE RANGE OF OUR SECURITIES	29
USE OF PROCEEDS	30
DIVIDEND POLICY	31
CAPITALIZATION	32
DILUTION	32
SELLING SHAREHOLDER	33
CORPORATE STRUCTURE	34
BUSINESS	36
SELECTED CONSOLIDATED FINANCIAL DATA	77
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS	79
MANAGEMENT	117
PRINCIPAL SHAREHOLDERS	130
RELATED PARTY TRANSACTIONS	132
DESCRIPTION OF SHARE CAPITAL	133
SHARES ELIGIBLE FOR FUTURE SALE	142
TAXATION	143
UNDERWRITING	151
EXPENSES RELATING TO THIS OFFERING	158
LEGAL MATTERS	159
EXPERTS	159
CHANGE IN CERTIFYING ACCOUNTANTS	159
WHERE YOU CAN FIND ADDITIONAL INFORMATION	159
FINANCIAL STATEMENTS	161

You should only rely on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, market data, industry data and forecasts are reliable, we have not independently verified such data and we do not make any representation as to the accuracy thereof.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common shares. You should read this entire prospectus, including “Risk Factors” and the consolidated financial statements and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus does not take into account the possible purchase of additional common shares pursuant to the exercise of the over-allotment option. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” and “Risk Factors”.

Please see “Presentation of Information” on page 12 of this prospectus for definitions of certain terms used in this Prospectus Summary and the prospectus.

Our Business

We are a fully integrated provider of educational programs and services, including management degree programs, career oriented diploma programs and language training services, to students through our facilities located primarily in Canada and China, as well as other countries. We deliver western-style education to students from emerging Asian countries and Canada, providing our graduates with increased earning potential working for multinational companies in their home countries or abroad. Our target students for our schools are recent high school graduates or adult persons working in urban centers. In addition, we recruit international students to enroll at our Canadian campuses and other locations around the world and provide them with an enhanced learning experience, western credentials and overseas employment experience.

We offer a wide range of education programs and training courses, including: college preparation courses, English language training and certification courses, and diploma and degree programs in business, healthcare, hotel management, information technology, automotive technical training, and corporate executive training. We are the largest trainer of practical nurses in Canada and also offer this program in other countries. In addition, we offer international MBA programs in China and bachelor’s of business administration programs in China and Canada. We create our own education programs and training services and also offer programs created by other institutions at our campuses and other locations. Our infrastructure is located primarily in Canada and China, as well as other countries around the world.

Our goal is to become the leading provider of western-style education in China and Asia, and the largest recruiter of foreign students to study in Canada. We seek to achieve continued growth in a manner that reinforces our reputation for providing high-quality, career-oriented, educational programs that advance the careers of our students. We teach our classes primarily in English and Chinese, and we have a strong track record of placing our students with multinational corporations in China and other countries.

We deliver our education programs and training services in Canada, China and other countries by way of:

(a)	Traditional campus settings (that we call “campuses”);

(b)	Mini-campuses located in urban and remote locations (that we call “centers”);

(c)

Joint Program Schools (where we enter into arrangements with other educational institutions and organizations in China, Canada and other countries in order to share their facilities, resources and programs under a revenue sharing arrangement).

(d)	International recruiting offices (which house our recruitment personnel and marketing agents in foreign countries, who recruit international students and provide student services to support them); and

(e)	Corporate offices (where administrative functions take place).

Market Opportunity in China

We believe the market for post-secondary education in China represents a large and growing opportunity. We believe that future growth in this market will be driven, in part, by an increasing number of job openings in occupations that require specialized training, and/or bachelor’s or master’s degrees. We also believe that international students from China and other Asian countries are eager to earn accreditations from western-style institutions and programs, gain overseas work experience in Canada or other English speaking countries, including the United States, and then return to China and earn a better living.

Our Corporate Structure and Subsidiaries

We operate our education programs and services business through the following subsidiaries:

1.	CIBT, which conducts operations in China and in which we hold a 99.9% ownership interest;

2.	Sprott-Shaw, which operates in Canada and has a presence in Asia and the Middle East, in which we acquired a 100% ownership interest on December 17, 2007; and

3.

KGIC Business College (2010) Corp. and KGIC Language College (2010) Corp. (collectively, the “KGIC Colleges”), our wholly owned subsidiaries that operate in Canada, and which were organized in connection with the acquisition of all of the assets of KGIC on March 15, 2010.

In addition, we hold a 51% interest in IRIX, a multimedia service and advertising agency located in Vancouver, British Columbia, Canada, which evolved from our in-house marketing department to a subsidiary in 1994 and provides marketing services to an external client base.

We offer our education programs and training services through the following colleges in China and Canada:

  CIBT Beihai International College, China (associate degree granted by a Chinese college)
  CIBT School of Business, China (business and vocational schools)
  CIBT Wyotech Automotive Institute, China (automotive, diesel and marine technician school)
  Weifang Commercial School, China (business college)
  Sprott-Shaw Degree College Corp, Canada (bachelor’s degree college/university)
  Sprott-Shaw Community College, Canada (career and vocational college)
  Sprott-Shaw International Language College, Canada (ESL school)
  KGIC (2010) Language College, Canada (ESL and other English language school)
  KGIC (2010) Business College, Canada (hotel and business school)

The following table provides a breakdown of our physical locations by subsidiary:

	Campuses	Centers	Joint Program Schools	International Recruiting Offices	Corporate Offices	Total
	Full scale teaching facility	Small scale teaching facilities	Programs offered at other academic institutions	International marketing and recruiting offices	Headquarters and administrative offices
CIBT	5	5	14	0	3	27
Sprott-Shaw	18	6	2	0	1	27
KGIC Colleges	8	0	0	6	0	14
Total	31	11	16	6	4	68

A discussion of the business of our education subsidiaries follows:

CIBT (China)

Through our subsidiary, CIBT, we have been active in the Chinese market since 1995, and we believe that we are one of the oldest Sino-foreign educational services companies operating in China today. We have a relatively long history of offering high quality MBA programs, and are now diversifying into the mass market in China with additional career-oriented programs in business, hotel and tourism management, information technologies, automotive training, and English and other studies that we are importing from our subsidiaries in Canada, and through various curriculum licensing agreements from third parties.

Within China, we develop new campuses through a three-step process. The first step is to enter into a collaborative agreement with an established post-secondary school or educational provider whereby we offer selected courses that are demand driven by the local market. The second step is to develop a CIBT center, which averages approximately 2,000 to 5,000 square feet of classroom space, through which we offer a more comprehensive course offering, using both on ground instructors as well as video conferencing technology. The third step is to develop a full-scale campus such as our three campuses in Beijing and two campuses in Weifang, China. We believe that our three step collaborative partnering process reduces our business risk and provides us with a better assessment of each market, and that our partnering strategy reduces capital costs for new campus expansions, provides us with access to a large pool of existing students, and establishes relationships with domestic partners (including state-owned universities) that allow us to operate more effectively in China's regulatory environment.

We also provide 1+1 master’s degree programs in business and 2+2 bachelor’s degree programs in business to Chinese students, where a portion of their studies occur at a CIBT campus in China and the remainder in Canada or another English speaking country abroad.

Sprott-Shaw

Sprott-Shaw is one of the oldest and largest career colleges in Canada, with an operating history spanning 107 years. We acquired Sprott-Shaw Community College and Sprott-Shaw Degree College, the predecessors of our Sprott-Shaw subsidiary, in December 2007. Sprott-Shaw provides a wide range of educational programs, including vocational training (primary diploma and certificate programs) in business, information technology, allied health, early childhood education, hotel and tourism, skilled trades, practical nursing, resident care attendant and international studies to both high school graduates and working adults in Canada. It also provides English language training to the large immigrant population (primarily of Asian descent) living in British Columbia, Canada. Its extensive library of career-oriented coursework is now being used by CIBT to offer vocational programs in China, and for export to other countries in Asia. Sprott-Shaw is the largest trainer of practical nurses in Canada and has an affiliation with Far Eastern University in the Philippines to train resident care attendants who may ultimately find work in Canada or other countries.

Sprott-Shaw is one of only a few for-profit colleges that is accredited to offer bachelor degrees by the Ministry of Education in British Columbia, Canada. We provide four-year bachelor degree programs in business to Canadian and international students through Sprott-Shaw Degree College in Canada. CIBT is now using this unique capability to attract additional students from China and other countries to study business programs at Sprott-Shaw’s facilities in Canada. We believe that Sprott-Shaw’s degree granting authority is a distinct competitive advantage for us in attracting students from China and other countries.

KGIC Colleges

On March 15, 2010, we acquired substantially all of the operating assets of King George International College (“KGIC”). See “Business – KGIC Colleges” for more information about KGIC.

Our KGIC subsidiary is one of the largest private English language training schools and business colleges in Canada, with eight campuses in British Columbia, Ontario and Nova Scotia, Canada and six international recruiting offices in China, Japan, Korea, Taiwan, Spain and Mexico. These international recruiting offices conduct market research for strategic planning purposes, develop and support their respective networks of independent recruiting agents in order to obtain student enrollments, they recruit students directly, and they facilitate the implementation of joint programs with other institutions.

KGIC provides a range of education programs and training courses in the areas of business management, hotel management, office management, and career training and publishing. It also provides a wide array of English language training courses including ESL, TOESL, public speaking and various forms of English language test preparation, among others. As of 2009, 72% of KGIC’s enrollment was in English-related courses generally lasting four to twelve weeks, and 28% was in business and other programs generally lasting one year or less.

Through KGIC Press, KGIC also focuses on curriculum development, which has led to a more efficient and structured publishing process over the years. As a result of the success of KGIC Press, KGIC Colleges also operate in the areas of curriculum publishing, custom-designing of program materials for various groups and institutions, graphic design, copy editing and printing for all departments of the KGIC Colleges and its affiliates.

License Agreements

In addition to offering our own programs, CIBT is also the exclusive licensee (with the ability to sublicense) for the entire proprietary hotel curriculum of the American Hotel & Lodging Association Educational Institute (“AHLAEI”) for China and the Philippines. These licenses expire in December 2012. AHLA-EI is a well-respected program for hotel and tourism management in the United States. We are also the exclusive licensee in China for the Wyotech automotive technician curriculum which we license from Corinthian Colleges (NASDAQ: COCO) of the United States. This license expires in October 2015. Wyotech is one the oldest and largest providers of high-end automotive technician training schools in North America. We believe that relationships such as these with well known western-oriented industry brands provide us with a significant competitive advantage as we seek to grow our business in China, Asia and other countries.

Additional Educational Programs and International Network

In order to further our reputation as a differentiated educational institution that offers its students a wide array of multinational educational offerings, we also offer 1+1 master’s and 2+2 bachelor’s degree programs which provide students the opportunity to take approximately half of their coursework at a CIBT facility in China and the second half at a foreign university with one of the offshore educational service providers with whom we have hosting agreements. Since there is a disparity between the English standards required by foreign post-secondary institutions and that of students in China, we also offer international university preparatory programs that consist of six to nine months of English training and freshman course work to ease the way of our students into the respective participating university. For a full listing of these programs, please see “Business - Education Service Provider Locations”.

We also have a global network of over 2,500 student recruiting agents in 42 countries. This student recruiting agent network expands our outreach for a greater inflow of international students. Our six overseas recruitment offices engage in the recruitment of, and provide student services for, incoming international students. The infrastructure and student recruiting agent connections required considerable time to establish, and we believe they will, therefore, provide us with a competitive advantage when competing to attract students in the global market.

Operating Results

During the six months ended February 28, 2010, $21.9 million or 97% of our revenues were generated by our education programs and training services business through CIBT and Sprott-Shaw, with $4.3 million or 19% earned by CIBT through its operations in China and $17.6 million or 78% earned by Sprott-Shaw through its operations in Canada and abroad. The remaining 3% or $1.3 million of our revenues was derived from our multimedia services and advertising business, IRIX.

As KGIC was acquired on March 15, 2010, after the close of our most recent fiscal quarter, the financial data presented in this prospectus does not include the revenues, net income or cash flow of KGIC, on either a historical or pro forma basis. We believe that KGIC taught approximately 5,400 students during the twelve months ended February 28, 2010 and had a total student population of 945 students as of February 28, 2010. In comparison, CIBT’s and Sprott-Shaw’s total combined student populations and annual starts were approximately 4,663 and 4,329, respectively, during the twelve months ending February 28, 2010. Had KGIC been included in the foregoing numbers, student populations and annual student starts would have been approximately 5,608 and 11,510 respectively. Accordingly, the KGIC acquisition has been, and is expected to be in the future, an important acquisition for us. For an explanation of student counts, see “Business – Explanation of Student Counts”.

Future Plans

As a result of the recent acquisition of KGIC, we are developing a reorganization plan to streamline our Canadian operations by combining certain job functions, teaching facilities and program delivery processes, which may generate significant synergies for us. In addition, we believe that we may be able to utilize KGIC’s well-established network of international recruiting offices to increase enrollments across our entire system of schools. We further believe that many of KGIC’s shorter-term English program students may desire to convert into some of the longer-term programs offered by Sprott-Shaw (including Sprott-Shaw’s four-year bachelor degree program in business administration and one year diploma programs) thereby increasing their overall tenure within our system, and generating enhanced revenues and cash flow for our entire company. Since the completion of the KGIC acquisition, a number of KGIC English language students have already enrolled in Sprott-Shaw’s diploma and degree programs.

Our Strengths and Growth Strategies

We believe that the following competitive strengths have contributed to our success and differentiate us from our competitors:

  recognized private education brands in China and Canada;
  international presence;
  substantial knowledge of our customers and the Chinese education market;
  established presence in targeted, high demand disciplines;
  innovative marketing, recruiting and retention strategies;
  commitment to offering academically rigorous, career-oriented programs;
  diverse programs and services offerings;
  extensive network of educational institutions;
  successful track record;
  experienced management team; and
  collaborative partnering strategy.

Our goal is to become the leading provider of western accredited private educational programs and training services in China and other targeted countries in Asia, and the largest importer of international students to study in Canada. We intend to achieve our goal by pursuing the following growth strategies:

  acquire other educational businesses;
  establish new campuses and centers and expand our extensive network;
  expand our collaborative and other alliances;
  expand our education programs and training services offerings;
  expand relationships with private sector employers;
  leverage existing licensing arrangements and pursue others;
  leverage synergies among our campuses to expand recruiting and cross-selling efforts;
  increase conversion of shorter-term (primarily English program) students to longer-term students; and
  leverage our 1+1 master’s degree and 2+2 bachelor’s degree programs.

Our Corporate History and Office Location

We were organized on November 17, 1986 under the Business Corporations Act (British Columbia). Our common shares are listed for trading in the United States on the NYSE Amex and in Canada on the Toronto Stock Exchange, under the symbol “MBA”. Our fiscal year end is August 31.

Our head office is located at Suite 1200 – 777 West Broadway, Vancouver, British Columbia, Canada V5Z 4J7. Our telephone number is 604-871-9909. Our website is www.cibt.net. The information contained on this and our other websites is not a part of this prospectus.

The Offering

Common shares offered by us:	♦ common shares.

Common shares offered by selling shareholder:	5,000,000 common shares.

Number of common shares outstanding prior to this offering:	69,226,011 common shares.

Number of common shares to be outstanding immediately after this offering:	♦ common shares.

Offering price:	$♦ per common share.

Use of proceeds:
We estimate that our net proceeds from this offering without the exercise of the over-allotment option will be approximately $♦ million, assuming an offering price per common share of $♦ after deducting underwriting discounts and commissions and estimated offering expenses which are payable by us. We will not receive any proceeds from the sale of shares by the selling shareholder, Shane Corporation S.àr.l. (“Shane Corp.”), under this prospectus.

We intend to use these net proceeds (i) for potential acquisitions, (ii) for capital expenditures at, and the expansion of, our Chinese, Canadian and other Asian operations and (iii) the remainder, if any, for general corporate purposes, including working capital and operating expenses. See “Use of Proceeds” for more information.

Risk factors:	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

NYSE Amex and TSX symbol:	“MBA”

The number of common shares that will be outstanding immediately after this offering:

  assumes the underwriters’ will not exercise their option to purchase up to ♦ common shares to cover over-allotments;
  excludes 3,915,000 common shares issuable upon the exercise of outstanding options as at the date of this prospectus at a weighted average exercise price of C$1.23 per share;
  excludes 210,000 common shares issuable upon the exercise of outstanding warrants as at the date of this prospectus at a weighted average exercise price of C$0.70 per share; and
  excludes ♦ common shares issuable upon the exercise of the underwriters’ warrants which will be issued on the closing date of this offering at a price of US$♦ per share.

Risks

In operating our business, we have faced and will continue to face significant challenges, including uncertainties regarding our ability to: enhance and expand our program and service offerings in a timely manner in response to evolving student demands; expand our geographic reach; respond to competitive pressures and manage our growth effectively and efficiently, while maintaining the consistency of our teaching quality and material. We also face risks associated with excessive expenses that may be incurred in opening new campuses and training centers. See “Risk Factors” and “Forward-Looking Statements” for a discussion of these risks and uncertainties.

Summary Consolidated Financial Data

Our (i) audited consolidated financial statements as at and for the twelve months ended August 31, 2009 and 2008 and (ii) our unaudited interim consolidated financial statements for the six months ended February 28, 2010 and 2009 are included in this prospectus and have been prepared in accordance with Canadian GAAP, and all dollar amounts set out in these financial statements are presented in Canadian dollars. Refer to Note 25 of our audited consolidated financial statements and Note 19 to our unaudited interim consolidated financial statements included in this prospectus for an explanation of the material differences between Canadian GAAP and U.S. GAAP applicable to the financial statements.

The summary consolidated financial data presented below has been derived from our audited consolidated financial statements as at and for the twelve months ended August 31, 2009 and 2008, as well as our unaudited interim consolidated financial statements for the six months ended February 28, 2010 and 2009, which are included elsewhere in this prospectus. Our unaudited financial information includes all adjustments, consisting of only normal recurring accruals, which our management considers necessary for the fair presentation of our financial position and results of operations for such interim periods.

The selected consolidated financial data presented below is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and notes thereto, as well as the discussion and analysis set forth under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

On March 15, 2010, we acquired, through the KGIC Colleges, substantially all of the operating assets and assumed certain liabilities of KGIC, which operates in the education services business. The results of the KGIC Colleges have not been consolidated into the financial statements included in this prospectus given the recent acquisition. See “Business – KGIC Colleges” for more information.

(In thousands of Canadian dollars, except per share data and number of issued and outstanding shares)

U.S. GAAP

	Year Ended August 31,		Six Months Ended February 28,
	2009	2008	2010	2009
Income Statement Data (U.S. GAAP):	(consolidated, audited)	(consolidated, audited)	(consolidated, unaudited)	(consolidated, unaudited)
Revenues	44,551	31,161	22,542	20,387
Direct costs	17,871	13,929	8,230	8,637
Other expenses	27,569	22,558	14,082	12,653
Income (loss) from operations	748	(3,465)	884	(45)
Income (loss) before income taxes	778	(4,589)	762	467
Income tax provision	(285)	(351)	1,573	(324)
Non-controlling interests	(477)	(109)	(300)	(70)
Net income (loss)	16	(5,906)	2,023	30
Basic and diluted earnings (loss) per share	0.00	(0.10)	0.03	0.00
	Year Ended August 31,		Six Months Ended February 28,
	2009	2008	2010
Balance Sheet Data (U.S. GAAP):	(consolidated, audited)	(consolidated, audited)	(consolidated, unaudited)
Current assets	22,016	18,393	25,427
Working capital	584	176	4,689
Other assets	25,362	25,424	27,207
Total assets	47,378	43,818	52,634
Long-term debt	44	10	44
Total liabilities and non-controlling interests	25,114	21,323	23,113
Shareholders’ equity	22,264	22,495	29,521
Number of common shares outstanding	64,109,297	64,109,297	69,226,011

Canadian GAAP

	Year Ended August 31,		Six Months Ended February 28,
	2009	2008	2010	2009
Income Statement Data (Canadian GAAP):	(consolidated, audited)	(consolidated, audited)	(consolidated, unaudited)	(consolidated, unaudited)
Revenues	44,551	31,161	22,542	20,387
Direct costs	16,234	12,068	7,576	7,779
Other expenses	27,569	22,558	14,082	12,653
Income (loss) from operations	748	(3,465)	884	(45)
Income (loss) before income taxes	778	(4,589)	762	467
Income tax provision	(285)	(351)	1,573	(324)
Non-controlling interests	(477)	(109)	(300)	(70)
Net income (loss)	16	(5,050)	2,035	73
Basic and diluted earnings (loss) per share	0.00	(0.09)	0.03	0.00
	Year Ended August 31,		Six Months Ended February 28,
	2009	2008	2010
Balance Sheet Data (Canadian GAAP):	(consolidated, audited)	(consolidated, audited)	(consolidated, unaudited)
Current assets	22,016	18,393	25,427
Working capital	584	176	4,689
Other assets	25,362	25,424	27,207
Total assets	47,378	43,818	52,634
Long-term debt	44	10	44
Total liabilities and non-controlling interests	24,707	21,323	24,273
Shareholders’ equity	22,671	22,495	28,361
Number of common shares outstanding	64,109,297	64,109,297	69,226,011

Dividend Policy

We have not declared or paid any dividends on our common shares since our inception and we do not anticipate paying any dividends on our common shares in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus, any supplement to this prospectus, and any documents incorporated by reference in this prospectus, may include “forward-looking statements”. To the extent that the information presented in this prospectus discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the risks and uncertainties outlined under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus, many of which are beyond our control.

These forward-looking statements include, but are not limited to, the following:

  statements contained in “Risk Factors”;
  statements contained in “Prospectus Summary” concerning our strengths, strategies and business challenges;
  statements contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our consolidated financial statements, such as the potential impact of exchange rate fluctuations and potential changes in and effects of government regulation on our business; and estimates in our critical accounting policies;
  statements contained in “Business” concerning our strengths, business strategies, competitiveness, teacher recruiting and retention and compliance with applicable law, rules and regulations; and
  statements throughout concerning our legal structure and the regulation of our business.

Factors that could cause actual results to differ materially include, but are not limited to the following, which are discussed more fully in “Risk Factors”:

  our anticipated strategies for growth;
  our ability to manage our planned growth and integrate new business opportunities into our existing operations;
  our need for additional capital to expand our operations;
  our dependence on key personnel, CIBT center facility providers and educational service providers;
  our ability to compete effectively with competitors that have greater financial, marketing and other resources;
  risks involving the Chinese legal system, tax system, and foreign currency limitation; and
  risks related to government regulations and approvals of private providers of educational services in China.

  The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement that includes this prospectus with the understanding that our actual future results may be materially different from what we expect. You should not rely upon forward-looking statements as predictions of future events.

  Other sections of this prospectus include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties. We cannot assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

  ENFORCEABILITY OF CIVIL LIABILITIES

  We are incorporated in British Columbia, Canada. Substantially all of our operations are conducted, and substantially all of our assets are located, outside of the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

  MARKET AND INDUSTRY DATA

  In this prospectus, we rely on and refer to information and statistics regarding our market share and the markets in which we compete. We have obtained some of this market share and industry data from internal surveys, market research, publicly available information and industry publications. Such reports generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed. Although we believe this information is reliable, neither we nor the underwriters have independently verified or can guarantee the accuracy or completeness of that information.

  PRESENTATION OF INFORMATION

  As used in this prospectus, unless the context clearly suggests otherwise, references to (i) “we”, “us”, “our”, the “Company” or “CIBT Education Group” mean CIBT Education Group Inc. (formerly Capital Alliance Group Inc. until November 14, 2007) and its subsidiaries; (ii) “CIBT” mean CIBT School of Business & Technology Corp., our 99.9% owned subsidiary that operates primarily in China in the education programs and services business; (iii) “Sprott-Shaw” mean Sprott-Shaw Degree College Corp., our wholly-owned subsidiary that operates primarily in Canada in the education programs and services business; (iv) “IRIX” mean IRIX Design Group Inc., our 51% owned subsidiary that operates a multimedia service and advertising agency primarily in Canada; and (v) “KGIC Colleges” collectively mean (a) KGIC Business College (2010) Corp. and (b) KGIC Language College (2010) Corp., our wholly-owned subsidiaries that were organized in connection with the acquisition of substantially all of the operating assets of KGIC on March 15, 2010.

  In June 2008, we changed our fiscal year end from June 30 to August 31 to coincide with the fiscal year end date commonly used in the educational services industry and with the year end of Sprott-Shaw, our major subsidiary.

  Accordingly, this prospectus includes (i) our audited consolidated financial statements for the twelve months ended August 31, 2009 and 2008, our audited consolidated financial statements for the two months ended August 31, 2007, and our audited consolidated financial statements for the twelve months ended June 30, 2007 and (ii) our unaudited interim consolidated financial statements for the six months ended February 28, 2010 and 2009. These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differ in certain significant respects from U.S. generally accepted accounting principles (“U.S. GAAP”). Refer to Note 25 of our audited consolidated financial statements and Note 19 to our unaudited interim consolidated financial statements included in this prospectus for an explanation of the material differences between Canadian GAAP and U.S. GAAP affecting these financial statements.

  All financial information set forth in this prospectus is presented in Canadian dollars (unless otherwise indicated) and should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

  On March 15, 2010, we acquired, through the KGIC Colleges, substantially all of the assets and assumed certain liabilities of KGIC, which operates in the education services business. The results of the KGIC Colleges have not been consolidated into the financial statements included in this prospectus given the recent acquisition. See “Business – KGIC Colleges” for more information.

  EXCHANGE RATE INFORMATION

  On September 1, 2008, we changed our reporting currency from the U.S. dollar to the Canadian dollar to match our functional currency. Accordingly, our consolidated financial statements and the financial information included in this prospectus are presented in Canadian dollars (unless otherwise indicated).

  The following table sets out exchange rates, between the Canadian dollar and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Bank of New York. As of July 13, 2010, the Noon Buying Rate for the conversion of Canadian dollars to U.S. dollars was C$0.9724 to U.S. $1.00.

Exchange Rates for Previous Six Months
	High	Low	Average
June 2010	0.9807	0.9429	0.9639
May 2010	0.9868	0.9280	0.9613
April 2010	1.0040	0.9805	0.9948
March 2010	0.9891	0.9596	0.9776
February 2010	0.9598	0.9315	0.9459
January 2010	0.9747	0.9373	0.9580

Exchange Rates for Certain Financial Statement Periods
			Average
Six months ended February 28, 2010			0.9446
Six months ended February 28, 2009			0.8447
Year ended August 31, 2009			0.8502
Year ended August 31, 2008			1.0858
Two months ended August 31, 2007			0.9427
Year ended June 30, 2007			0.8873
Six months ended June 30, 2006			0.8841
Year ended December 31, 2006			0.8262
Year ended December 31, 2005			0.7702

  RISK FACTORS

  Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to invest in our securities. The risks and uncertainties described below are not the only risks and uncertainties facing us in the future. Additional risks and uncertainties not presently known or that are currently considered to be immaterial may also materially and adversely affect our business operations or stock price following this offering. If any of the following risks or uncertainties occurs, our business, financial condition, operating results and future growth prospects could materially suffer. In that event, the trading price of our securities could decline and you may lose all or part of your investment.

  Risks Related to Our Business

  We have experienced losses and may not maintain profitability.

  Although we have had profitable quarterly and annual periods, we have also experienced losses in the past and it is possible we will experience losses in the future. In addition, we expect that our operating expenses and business development expenses will increase as we enroll more students, open new campuses and develop new programs. As a result, there can be no assurance we will be able to generate sufficient revenues to maintain profitability.

  We will need additional capital to fully carry out our proposed expansion plan, and we may not be able to further implement our business strategy unless sufficient funds are raised, which could cause us to scale back our proposed plans or discontinue our expansion.

  We will require significant expenditures of capital in order to carry out our full expansion plan. We estimate that we will need financing of approximately $10.5 million to complete our proposed expansion plan for the next twelve months. We had cash and cash equivalents of approximately $12 million and working capital of approximately $4.7 million as of February 28, 2010. We plan to obtain the necessary additional funds from the sale of our securities or loans, if required. However, there can be no assurance that we will obtain the financing required, or at all. If we are not able to obtain the necessary additional financing, we may be forced to scale back our expansion plans or eliminate them altogether. Expending our cash resources on expansions could also negatively impact our current operations by reducing the amount of funds available to cover additional expenses that may arise in the future or offset losses should we suffer a decrease in revenues.

  Historically, we have funded our operations primarily from the proceeds of share issuances. However, our ability to obtain additional financing is subject to a number of factors, including market conditions and their impact on the market price of our common shares, the downturn in the global economy and resulting impact on stock markets and investor sentiment, our competitive ability, investor acceptance of our business or our expansion plan, and the political and economic environments of countries where we are doing business. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce, delay or cancel our planned activities. We cannot assure you that we will have sufficient resources to successfully conduct our expansion, or that we will be able to obtain any additional funding required, in which event we may not be able to continue our expansion or our expansion plan may fail. There can be no assurance that we will achieve our plans, or any of them.

  The expansion of our business through acquisitions, joint ventures, and other strategic transactions creates risks that may reduce the benefits we anticipate from these strategic transactions.

  We intend to enter into acquisitions, joint ventures and other strategic transactions, directly or through our subsidiaries CIBT, Sprott-Shaw or the KGIC Colleges, as vehicles to build new campuses or schools to expand our education business in China and other countries. We are always seeking out new business acquisitions, partnership opportunities and joint ventures to expand our operations. Our management is unable to predict whether or when any other future strategic transactions will occur, including identifying suitable acquisition targets, partnership opportunities or joint venture partners, or the likelihood of any particular transaction being completed on terms and conditions that are favorable to us.

  Acquisitions, joint ventures or other strategic transactions may present financial, managerial and operational challenges. We may be exposed to successor liability relating to prior actions involving a predecessor company, or contingent liabilities incurred before a strategic transaction. Liabilities associated with an acquisition or a strategic transaction could adversely affect our financial performance. Any failure to integrate new businesses or manage any new alliances successfully could adversely affect our reputation and financial performance.

  The operations of any businesses acquired by us are subject to their own risks, which we may not be able to manage successfully.

  The financial results of any businesses acquired by us may be subject to many of the same factors that affect our financial condition and results of operations, including the seasonal nature of the education business, exposure to currency exchange rate fluctuations, the competitive nature of our markets and regulatory, legislative and judicial developments. The financial results of any businesses acquired could be materially adversely affected as a result of any of these or other related factors, which we may not be able to manage successfully, and which could have a material adverse effect on our results of operations and financial condition on a consolidated basis.

  We may have only limited recourse for losses relating to an acquisition.

  The due diligence conducted in connection with an acquisition made by us and the indemnification that may be provided in the related acquisition agreement may not be sufficient to protect us from, or compensate us for, losses resulting from such acquisition. Subject to certain exceptions, the seller may only be liable for misrepresentations or breaches of representations and warranties for several months from the closing date of the acquisition. A material loss associated with the acquisition for which there is no adequate remedy under the acquisition agreement that becomes known to us after that time could materially adversely affect our results of operations and financial condition and reduce the anticipated benefits of the acquisition.

  We may not be able to improve the operating performance and financial results or lower the costs of services provided as planned.

  While we believe that there usually are a number of opportunities to reduce operating costs and improve the financial results of businesses acquired by us, we cannot fully evaluate the feasibility of our plans until we control the acquired business. We may not be able to achieve our planned operating improvements, cost reductions or expected synergies in our expected time periods, if at all. In addition, some of the improvements we plan to implement may depend upon capital expenditure projects at the acquired business. Such capital projects may not be completed in our expected time periods, if at all, may not achieve the results that we have estimated or may have a cost substantially in excess of our planned amounts. This could materially adversely affect our results of operations and financial condition on a consolidated basis.

  Failure to effectively and efficiently manage the expansion of our school network may materially and adversely affect our ability to capitalize on new business opportunities.

  We plan to pursue a number of different strategies to expand our operations, including acquiring existing education institutions that align with our business plan, exporting our Sprott-Shaw and CIBT programs to Asia, expanding our network of agents who recruit students on our behalf, importing international students to Canada who will pay higher international fees, thereby generating more revenues than domestic students, enhancing our infrastructure in China and Canada, and opening additional campuses worldwide.

  We acquired Sprott-Shaw in December 2007 and have since expanded its program offerings and partnerships, and we acquired the assets of KGIC on March 15, 2010. The rapid pace at which we have expanded and plan to continue expanding in the future may place substantial demands on our management, faculty, operational, technological and other resources. In particular, we may face challenges in the following areas:

    controlling costs and developing operating efficiencies to manage the financial side of our expansion;
    maintaining the consistency of our teaching quality and our culture to ensure that recognition of our brands does not suffer;

    improving our existing operational, administrative and technological systems and our internal control over financial reporting;
    recruiting, training and retaining additional qualified instructors and management personnel as well as other administrative and sales and marketing personnel, particularly as we expand into new markets;
    continuing to market the CIBT and Sprott-Shaw brands to recruit new students for existing and future learning centers; and
    obtaining the necessary government approvals to operate in new countries.

    We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities or effectively run our existing operations, which in turn may have a material adverse impact on our business, our internal control over financial reporting, our financial condition and our results of operations.

    Our students in Canada are subject to risks relating to financial aid and student loans. A substantial decrease in government student loans, or a significant increase in financing costs for our students, could have a material adverse affect on student enrollment and financial results.

    Our students in Canada are highly dependent on government-funded financial aid programs. Students apply for student loans on an annual basis. If there are changes to financial aid program regulations that restrict student eligibility or reduce funding levels for student loans, our enrollment and/or collection of student billings may suffer, causing revenues to decline.

    Students also receive a tax deduction for all or a portion of the amount of tuition paid by the individual in a particular tax year, and an amount for textbooks (called an education tax credit) that is based on whether the student attended on a “full-time” or “part-time” basis, as set out in applicable Canadian and provincial income tax laws. The availability of these tax credits may impact the financial ability of our students to enroll in our programs and if such tax credits were to be eliminated or reduced, our enrollment levels may decline, which could result in a decrease in our revenues.

    If we are not able to have our campuses and education facilities in Canada certified as eligible educational institutions in accordance with the requirements of applicable student loan regulations at the federal and provincial levels, our students will not be eligible for student loans if they enroll in our programs and we could suffer from reduced enrollment levels, which would have a material adverse affect on our revenues.

    As of June 28, 2010, approximately 65.8% of Sprott-Shaw’s students received a form of government student financial assistance. Private educational institutions must be certified on a campus by campus basis in order for their students to be eligible to apply for student loan and student grant funding. Certifications are valid for a period of up to five years, subject to review by the granting authority. There are also a number of administrative requirements that must be complied with in order to maintain an existing certification. Sprott-Shaw employs a Manager of Student Services and two other staff members whose responsibilities include the oversight of each campus’ compliance program with the administrative requirements to maintain their student loan accreditations. In addition, Sprott-Shaw’s head office and StudentAid BC each conduct semi-annual audits to verify that the campuses are in compliance. However, there can be no assurance that our campuses will be certified in the future or will maintain their existing certifications. See “Management’s Discussion and Analysis – Uncertainties of Government Policies” for more information on the certification process.

    There is therefore no guarantee that our currently certified facilities will continue to be certified in the future. Any loss of certification would be on a campus by campus basis, rather than on an entity-wide basis, which would reduce the impact on our operating results. Additionally, the requirements to obtain certification or maintain an existing certification may change, making it more difficult to become certified, limiting the number of certifications granted or increasing the number of administrative requirements to maintain an existing certification. If we were to lose certifications for a number of our campuses, our enrollment levels would in all likelihood decrease, which would negatively impact our financial condition, results of operations and the value of your investment in us.

    If we are not able to continue to attract students to enroll in our courses, our revenues may decline and we may not be able to maintain profitability.

    The success of our business depends primarily on the number of students enrolled in our courses and the amount of course fees that our students are willing to pay. Our ability to continue increasing our student enrollment levels without a significant decrease in course fees is critical to the continued success and growth of our business. This in turn will depend on several factors, including our ability to develop new programs and enhance existing programs to respond to changes in market trends and student demands, manage our growth while maintaining the consistency of our teaching quality, effectively market our programs to a broader base of prospective students, develop and license additional high-quality educational content and respond to competitive pressures. If we are unable to continue to attract students to enroll in our courses without a significant decrease in course fees, our financial condition, results of operations and cash flows could be materially adversely affected.

    If we fail to develop and introduce new courses, services and products that meet our students’ expectations, our competitive position and ability to generate revenues may be materially and adversely affected.

    Our core business is centered on providing our education programs and training services in Canada and in urban communities in China. As the growing trend toward urbanization is expected to result in more people seeking job and career advancement opportunities in urban areas, we may have to develop new courses, services and products to remain competitive and generate revenues. Unexpected technical, operational, logistical, regulatory or other problems could delay or prevent the introduction of one or more new programs or services. Moreover, we cannot assure you that any of these programs or services will match the quality or popularity of those developed by our competitors, achieve widespread market acceptance or generate the desired level of income.

    An increase in interest rates could adversely affect our ability to attract and retain students.

    Some of our students finance their education through private loans that are not subsidized. If our students’ employment circumstances are adversely affected by regional, national or global economic downturns, they may be more heavily dependent on student loans. Interest rates have reached relatively low levels in recent years, creating a favorable borrowing environment for students. However, in the event interest rates increase, our students may have to pay higher interest rates on their loans. Any future increase in interest rates will result in a corresponding increase in educational costs to our existing and prospective students, which could result in a significant reduction in our student population and revenues.

    If we cannot maintain student enrollments, our results of operations may be adversely affected.

    Our strategy for growth and profitability depends, in part, upon the retention of our students. While we provide certain services to our students in an effort to aid in retaining students and lower attrition rates, many of our students may face financial, personal, or family constraints that require them to withdraw within a term or at the end of a given term. Additionally, some students may decide to continue their education at a different institution. If for any reason we are unable to attract qualified new students, or are unable to effectively predict and manage student attrition, overall enrollment levels are likely to decline. If we cannot attract and retain our current students, our business, prospects, financial condition and results of operations may be adversely affected.

    Our quarterly results of operations are likely to fluctuate based on our seasonal student enrollment patterns.

    Our business is seasonal in nature and we receive the bulk of our cash flows at the beginning of each new school term. Accordingly, our results in a given quarter may not be indicative of our results in any subsequent quarter or annually. Our quarterly results of operations have tended to fluctuate as a result of seasonal variations in our education business in China and Canada, principally due to seasonal enrollment patterns. Our fourth quarter results tend generally to be relatively low as few students are enrolled in courses over the summer.

    Changes in our total student population may influence our quarterly results of operations. Our student population varies as a result of new student enrollments, graduations and student attrition.

    Our institutes’ academic schedule generally does not affect our costs and our costs do not fluctuate significantly on a quarterly basis. Fluctuations in quarterly results, however, may impact management's ability to accurately project the available cash flows necessary for operating and growing expenses through internal funding. We expect quarterly fluctuations in results of operations to continue as a result of seasonal enrollment patterns. These patterns may change, however, as a result of new campus openings, new program offerings and increased enrollment of adult students. Our operating results have fluctuated and may continue to fluctuate widely.

    The continued success and growth of our business depends upon recognition of our “CIBT”, “Sprott-Shaw”, and “KGIC” brands. If we are not able to maintain and enhance our brands, our business and operating results may be harmed.

    We believe that our history of successful operations and innovative course offerings such as our 1+1 master’s degree and 2+2 bachelor’s degree programs and English as a Second Language (“ESL”) programs have increased recognition of our “CIBT”, “Sprott-Shaw” and “KGIC” brands and create a competitive advantage for us in our key markets. In the future, we will need to build upon this brand recognition to continue to attract potential students in the face of increased competition in the private education markets in Canada, China and other markets in which we operate. As we continue to expand our operations, maintaining the quality of our teaching and program offerings may be difficult to achieve.

    We have initiated campaigns to promote our brands, but we cannot be certain that these efforts will continue to be successful. If we are unable to further enhance our brand recognition and increase awareness of our programs and services, our business, financial condition and results of operations may be adversely affected.

    We operate in a highly competitive industry, and competitors with greater resources could harm our business, decrease market share and put downward pressure on our tuition rates.

    The post-secondary education market is highly fragmented and competitive. We compete for students with traditional public and private colleges and universities, other not-for-profit schools, including those that offer online learning programs, and alternatives to higher education, such as employment and military service. Many public and private schools, colleges, and universities offer online programs. We expect to experience additional competition in the future as more colleges, universities, and for-profit schools offer an increasing number of online programs. Public institutions receive substantial government subsidies, and public and private non-profit institutions have access to government and foundation grants, tax-deductible contributions, and other financial resources generally not available to for-profit schools. Accordingly, public and private nonprofit institutions may have instructional and support resources superior to those in the for-profit sector, and public institutions can offer substantially lower tuition prices. Some of our competitors in both the public and private sectors also have substantially greater financial and other resources than us. We may not be able to compete successfully against current or future competitors and may face competitive pressures that could adversely affect our business, prospects, financial condition, and results of operations. These competitive factors could cause our enrollments, revenues, and profitability to significantly decrease.

    Compliance with rules and requirements applicable to public companies may cause us to incur increased costs, which may negatively affect our results of operations.

    Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and related regulations implemented by the SEC, NYSE Amex, Toronto Stock Exchange and Canadian securities regulators are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. We are currently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also expect that these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified directors to sit on our board of directors (“Board of Directors”), particularly to serve on our audit committee and compensation committee, and qualified executive officers.

    We conduct our business activities in various foreign jurisdictions, which exposes us to the risk of foreign investigations, claims and tax reviews.

    Our activities involve business relationships with teaching colleges and business associates located in foreign jurisdictions. In addition, our goals over the next 12 months include expanding our presence in some foreign jurisdictions. As a result, we could be involved in various foreign investigations, claims and tax reviews that arise in the course of our business activities. Each of these matters is subject to various uncertainties and it is possible that some of these matters may not be resolved in our favor. Applicable taxes include value added tax, corporate income tax (profits tax), and payroll (social) taxes. Matters of taxation, as well as other areas, are subject to review and investigation by governmental authorities who are often enabled by law to impose severe fines and penalties. Any regulatory uncertainty in taxation or other areas could negatively affect us through increased operating costs, which could have a material adverse effect on our results of operation and financial condition.

    We may be unable to establish and maintain an effective system of internal control over financial reporting, and as a result we may be unable to accurately report our financial results or prevent fraud.

    Section 404 of the Sarbanes-Oxley Act requires that we include a report from management on our internal control over financial reporting in our Annual Report on Form 20-F. In addition, our independent registered public accounting firm will have to attest to and report on management’s assessment of the effectiveness of our internal control over financial reporting for our next fiscal year ended August 31, 2010 unless an extension to comply with, or a permanent exemption from compliance with, section 404(b) of the Sarbanes-Oxley Act is granted. Our management has in the past and may in the future conclude that our internal control over financial reporting is not effective. We are currently in the process of rectifying certain of our internal controls, including with respect to our revenues, capital assets and inventory, expenditure and payroll cycles and related matters, and we may not be fully successful in that regard. In addition, other internal control issues may be discovered in the future which we may not be able to fully rectify. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may disagree and may decline to attest to our management’s assessment or may issue an adverse opinion. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our reporting processes, which could adversely affect the trading price of our common shares.

    We may be negatively affected by the recent global financial market and economic crisis.

    The recent global financial crisis has adversely affected the United States and other world economies. Although the Chinese government has adopted increasingly flexible macroeconomic policies, including an announced fiscal stimulus package, aimed at offsetting the slowdown brought about by the global financial crisis, as the financial crisis has broadened and intensified, the growth of China’s overall economy has been negatively impacted. In addition, the ongoing global financial crisis affecting the banking system and financial markets has resulted in a severe tightening in credit markets, a low level of liquidity in many financial markets and increased volatility in credit and equity markets. If these conditions continue or worsen, our cost of borrowing may increase and it may become more difficult to obtain financing for our operations or investments, which may adversely affect our business operations and implementation of our growth strategy.

    Because our assets are located outside of the United States and some of our directors and officers resides outside of the United States, it may be difficult for you to enforce your rights based on the United States federal securities laws against us and these officers and directors in the United States or to enforce judgments of United States courts against us in China or Canada.

    Some of our directors and officers reside outside of the United States in China and Canada. In addition, our operating subsidiaries are located in China and Canada and substantially all of our assets are located outside of the United States. China does not have a treaty with the United States providing for the reciprocal recognition and enforcement of judgments of courts. It may therefore be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us and these officers and directors in the courts of either Canada or China and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in Canadian or Chinese courts. Further, it is unclear if extradition treaties now in effect between the United States and China would permit effective enforcement against us or our officers and directors of criminal penalties, under the United States federal securities laws or otherwise.

    Risks Related to Doing Business in China

    We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

    The value of the renminbi (“RMB”) against the Canadian dollar fluctuates and is affected by, among other things, changes in political and economic conditions in China as well as the global economy. On July 21, 2005, the Chinese government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed zone against a group of foreign currencies. This change in policy has resulted in an appreciation of the RMB against the Canadian dollar when put in place during the latter half of 2009 as both of these currencies have appreciated against the U.S. dollar as a result of the global economic credit crisis. It is possible that the Chinese government could adopt a more flexible currency policy, which could increase the volatility of the exchange rate between the RMB and the U.S. dollar. We can offer no assurance that the RMB will be stable against the U.S. dollar or any other foreign currency.

    Our functional and reporting currency is the Canadian dollar. However, a substantial amount of our assets, liabilities, revenues and expenses are denominated in RMB. As our Chinese business continues to grow, a greater portion of our revenues and costs are expected to be denominated in RMB. As a result, we are exposed to currency exchange risk on any assets and liabilities and revenues and expenses denominated in currencies other than the Canadian dollar, including the RMB. To the extent the Canadian dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions results in reduced revenue, operating expenses and net income or loss for our international operations. Similarly, to the extent the Canadian dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income or loss for our international operations. We do not currently engage in currency hedging transactions to offset fluctuating currency exchange rates.

    We are subject to limitations on our ability to convert Chinese currency.

    China's national currency, the RMB, is not a freely convertible currency. The Chinese government imposes controls on the conversion of RMB to foreign currencies and, in certain cases, the remittance of currencies out of China. As our Chinese business expands, we expect to derive an increasing amount of our revenues in RMB. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiary and our affiliated entities to remit sufficient foreign currency to make payments to us, or otherwise satisfy their foreign currency denominated obligations.

    Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the Chinese State Administration of Foreign Exchange, or “SAFE”, by complying with certain procedural requirements. However, approval from appropriate government authorities is required when RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. The foreign exchange control system may prevent us from obtaining sufficient foreign currency to satisfy our demands, which may adversely affect our business and development.

    The SAFE restrictions on currency exchange may limit our ability to utilize our revenues effectively and the ability of our Chinese subsidiary to obtain financing.

    A significant amount of our revenues and operating expenses are denominated in RMB. Restrictions on currency exchange imposed by the Chinese government may limit our ability to utilize revenues generated in RMB to fund our business activities outside China, if any, or expenditures denominated in foreign currencies. Under current Chinese regulations, RMB may be freely converted into foreign currency for payments relating to “current account transactions”, which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Our Chinese subsidiary may also retain foreign exchange in their respective current account bank accounts, subject to a cap set by SAFE or its local counterpart, for use in payment of international current account transactions.

    However, conversion of RMB into foreign currencies and of foreign currencies into RMB, for payments relating to “capital account transactions”, which principally includes investments and loans, generally requires the approval of SAFE and other relevant Chinese governmental authorities. Restrictions on the convertibility of the RMB for capital account transactions could affect the ability of our Chinese subsidiary to make investments overseas or to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from us.

    Any existing and future restrictions on currency exchange may affect the ability of our Chinese subsidiary or affiliated entity to obtain foreign currencies, limit our ability to utilize revenues generated in RMB to fund our business activities outside China that are denominated in foreign currencies, or otherwise materially and adversely affect our business.

    If we make equity compensation grants to persons who are Chinese citizens, they may be required to register with SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt equity compensation plans for our directors and employees and other parties under Chinese laws.

    On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-Chinese listed company, such as our company, after April 6, 2007, Circular 78 requires all participants who are Chinese citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires Chinese citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.

    In the future, we may adopt an equity incentive plan and make numerous stock option grants under the plan to our officers, directors and employees, some of whom may be Chinese citizens and may be required to register with SAFE. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are Chinese citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our Chinese employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

    We depend upon the acquisition and maintenance of numerous approvals to conduct our business in China. Failure to obtain or renew these approvals will adversely affect our operation in China.

    We are dependent upon certain approvals in China, including, without limitation, campus approvals, and program approvals, to conduct our business. While we believe that all steps necessary to obtain or maintain these approvals have been taken and will be taken, the failure to obtain or renew these approvals could have a material adverse impact on our business, results of operations and financial condition. It is also possible that new laws and regulations governing the education business in China will prohibit or restrict foreign investment in the education business generally, which could prevent us from obtaining or renewing our governmental approvals. Accordingly, we may have to cease our education business in China and you may lose your entire investment.

    The following permits and licenses we previously obtained have expired or are about to expire: our joint programs between Beijing University of Technology (“BJUT”) and Western International University (“WIU”) and BJUT and ITT Educational Service have terminated. Our Boeing MBA program in cooperation with City University has also terminated. Our regular MBA program in cooperation with City University is in its teach-out phase and terminates in August 2010 after all remaining students in this program graduate.

    During the application or renewal process for our licenses and permits, we will be evaluated and re-evaluated by the appropriate governmental authorities and must comply with the prevailing standards and regulations, which may change from time to time. In the event that we are not able to obtain or renew the certificates, permits and licenses, all or part of our operations may be suspended by the government, which would have a material adverse effect on our business and financial condition. Furthermore, if escalating compliance costs associated with governmental standards and regulations restrict or prohibit any part of our operations, it may materially adversely affect our results of operations and profitability.

    The education sector, in which most of our business is conducted, is subject to extensive regulation in China, and our ability to conduct business is highly dependent on our compliance with these regulatory frameworks.

    The Chinese government regulates all aspects of the education sector, including licensing of parties to perform various services, pricing of tuition and other fees, curriculum content and standards for the operations of schools and learning centers associated with foreign participation. The laws and regulations applicable to the education sector are in some aspects vague and uncertain, and often lack detailed implementing regulations. These laws and regulations are subject to change, and new laws and regulations may be adopted, some of which may haveretroactive application or have a negative effect on our business. For example, in 2003, the Chinese government adopted a new regulatory framework for Chinese-foreign cooperation in education. This new framework may encourage institutions with more experience, better reputations, greater technological know-how and larger financial resources than we have to compete against us and limit our growth. In addition, because the Chinese government and the public view the conduct of educational institutions as a vital social service, there is considerable ongoing scrutiny of the education sector and its participants.

    Chinese regulators have broad powers to regulate the tuition and other fees charged by schools and, as a result, can adversely impact the fees we receive from the provision of our services. While China’s regulatory framework provides that investors in private schools are entitled to receive a “reasonable return” on their investment, there is no clear guidance in law as to what this term means.

    We must comply with China’s extensive regulations on private and foreign participation in the education sector. Although our corporate structure and business are designed to comply with the limitations on foreign investment and participation in the education sector, we cannot assure you that we will not be found to be in violation of any current or future Chinese laws and regulations.

    According to the new company law of the People’s Republic of China (“PRC”) enacted January 1, 2006, the PRC corporations shall have a board of supervisors or a supervisor in addition to a board of directors. Our two subsidiaries in China, Beijing Fenghua Education Consulting Co., Ltd. and Weifang Jiahua Education Consulting Co., Ltd., currently have no supervisor or board of supervisors. Therefore, the State Administration of Industry and Commerce (“SAIC”) may request that either or both of the two subsidiaries revise their articles of association and establish a board of supervisors when they apply for renewal of their business licenses with the SAIC in the future.

    According to the Regulations on Chinese-foreign Cooperation in Running a School and the Rules on Administration of Private Non-enterprise Unit Registration, a Chinese-foreign cooperative joint venture school without legal person status requires approval from the Ministry of Education (“MOE”), a central state government authority in charge of foreign cooperation, as well as a certificate of Chinese-foreign cooperation in running a school from the provincial government. One of our subsidiaries, Beihai International College of Weifang University (“Beihai Weifang School”) is operating as a Chinese-foreign cooperative joint venture school without legal person status according to an official confirmation letter issued by the People’s Government of Shandong Province on December 31, 2004. Although Beihai Weifang School submitted an application letter to MOE with respect to the approval for operating as a Chinese-foreign cooperative joint venture school without legal status, Beihai Weifang School has not received such approval yet as the approval process can be lengthy. We believe that we are permitted to operate as we have filed an application for approval with the MOE; however, if this is not the case, it could have a material adverse affect on our revenues and results of operations.

    Chinese economic, political and social conditions, as well as changes in any government policies, laws and regulations, could adversely affect the overall economy in China or the prospects of the education market, which in turn could adversely affect our business.

    A significant amount of our operations are conducted in China, and a significant amount of our revenues are derived from China. Accordingly, our business, financial condition, results of operations, prospects and certain transactions we may undertake are subject, to a significant extent, to economic, political and legal developments in China.

    The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth in the past two to three decades, growth has been uneven, both geographically and among various sectors of the economy. Demand for our programs and services depends, in large part, on economic conditions in China. Any slowdown in China’s economic growth may cause our potential customers to delay or cancel their plans to participate in our educational services, which in turn could reduce our revenues.

    Although the Chinese economy has been transitioning from a planned economy to a more market-oriented economy since the late 1970s, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through the allocation of resources, controlling the incurrence and payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Changes in any of these policies, laws and regulations could adversely affect the overall economy in China or the prospects of the education market, which could harm our business.

    The Chinese government has implemented various measures to encourage foreign investment and sustainable economic growth and to guide the allocation of financial and other resources, which have for the most part had a positive effect on our business and growth. However, we cannot assure you that the Chinese government will not repeal or alter these measures or introduce new measures that will have a negative effect on us.

    China’s social and political conditions are also not as stable as those of the United States and other developed countries. Any sudden changes to China’s political system or the occurrence of widespread social unrest could have negative effects on our business and results of operations. In addition, China has tumultuous relations with some of its neighbors and a significant further deterioration in such relations could have negative effects on the Chinese economy and lead to changes in governmental policies that would be adverse to our business interests.

    Uncertainties with respect to the Chinese legal system could adversely affect us.

    Our operations in China are governed by Chinese laws and regulations. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but are not relied upon as precedents. Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited number of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. Operating in China involves a high risk that restrictive rules and regulations could change at any time. Chinese authorities could assert that any portion or all of our existing or future ownership structure and business violate existing or future Chinese laws and regulations and require us to curtail or cease our operations in China.

    In addition, the Chinese legal system is based in part on governmental policies and internal rules (some of which are not published on a timely basis, or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation. If Chinese authorities find us to be in violation of any Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation, the following:

      levying fines;
      revoking our business licenses and other approvals;
      requiring us to restructure our ownership or operations; and
      requiring us to discontinue any portion or all of our education business in China.

    Our business, financial condition and results of operations may be adversely affected by the uncertainties of the Chinese legal system or any changes in the laws and regulations that are applicable to us.

    We are subject to uncertainty related to the tax systems in China and any uncertainty in taxation could negatively affect our business, results of operations and financial condition.

    Through our subsidiaries, we conduct a significant amount of our business in China. China currently has a number of laws related to various taxes imposed by both national and regional governmental authorities. Applicable taxes include value added tax, corporate income tax (profits tax), and payroll (social) taxes, together with others. In contrast to more developed market economies, laws related to these taxes have not been in force for a significant period, and interpretive regulations are often unclear or nonexistent. Often, there are differing opinions regarding legal interpretation, both among and within government ministries and organizations, resulting in uncertainties and areas of conflict. Matters of taxation, customs and currency control, as well as other areas, are subject to review and investigation by a number of governmental authorities, who are enabled by law to impose extremely severe fines and penalties. Any regulatory uncertainty in taxation or other areas could negatively affect us through increased operating costs, which could have a material adverse effect on our business, results of operations and financial condition.

    We and our subsidiaries may not be able to enforce our agreements in China, which could have a negative impact on our operations.

    Chinese law governs many of our material agreements. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations that govern the enforcement and performance of our contractual arrangements. Although we use Chinese lawyers to assist us in preparing our agreements, there can be no assurance that we can enforce any of our material agreements or that remedies will be available outside of China.

    China's system of laws and the enforcement of existing laws may not be as certain in implementation and interpretation as U.S. or other laws. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate laws exist in China, it may be impossible to obtain swift and equitable enforcement of such laws. It is also difficult to enforce foreign judgments in China. The inability to enforce or obtain a remedy under any of our material agreements could have a material adverse impact on us and our results of operations.

    Adverse changes in economic and political policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

    We expect to increase our operations as an education service provider in China. As such, our results of operations, financial condition and prospects will be affected, on an increasingly significant basis, by economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. The economy of China is a planned economy subject to five-year and annual plans adopted by the government that set down national economic development goals. Policies of the Chinese government can have significant impact on the country’s economic conditions. The Chinese government has confirmed that economic development will follow a model of a market economy under a socialist regime. We believe that in the future, the Chinese government will continue to strengthen its economic and trading relationships with foreign countries and business development in China will follow market forces.

    However, a change in economic and political policies may adversely affect our business, prospects and financial condition, to a material extent. For example, since early 2005, the Chinese government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

    Our Chinese business may fail due to loss of our CIBT center facility providers and educational service providers.

    We are heavily dependent on facilities and services provided by certain of our third party service providers, which we refer to as “educational service providers”, in China and the U.S. Since June 2007 we have started to establish mini-campuses, or “CIBT centers” to deliver our programs via video conferencing. We plan to have established over 70 teaching locations in China by the end of 2010, so we will be heavily dependent on facilities provided by certain third party universities or colleges, or “CIBT center facility providers”, to set up our CIBT centers. There can be no assurance that the cooperation agreements with the educational service providers and CIBT center facility providers will continue on terms acceptable to us or not be revoked by them. Also, our Chinese business is indirectly based on the success of our educational service providers and CIBT center facility providers. If we lose our current educational service providers and CIBT center facility providers, we may be unable to enter into similar cooperation agreements with other parties to provide us with campuses, facilities, or services on acceptable terms, or at all, and this may materially and adversely affect our operations.

    Due to various restrictions under Chinese laws on the distribution of dividends by our Chinese operating companies, we may not be able to pay dividends to our stockholders.

    The Wholly-Foreign Owned Enterprise Law (1986), as amended and the Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises (“WFOE”), may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Additionally, a WFOE is required to set aside a certain amount of its accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes.

    Furthermore, if our consolidated subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict our ability to pay dividends or make other payments. If we or our consolidated subsidiaries are unable to receive all of the revenues from our operations as a result of the aforementioned contractual or dividend arrangements, we may be unable to pay dividends on our common shares.

    Operating Risks

    The slowdown of economic growth in Canada, China and elsewhere could negatively affect our profitability and growth.

    While the Chinese economy has experienced rapid growth over the past decade, the pace of such growth has been slowing since mid-2008. The Chinese government has reduced interest rates, but the effect of this and other measures in light of the global economic credit crisis are uncertain. If China’s economy continues to slow, unemployment could increase which may impact the ability of our graduates to secure positions in the workforce. This could have a material adverse impact on the demand for enrollment in our programs, which could in turn adversely impact our business and profitability.

    In Canada, the economic downturn may also impact the demand for the educational programs offered by Sprott-Shaw and KGIC. In addition, IRIX’s business may be negatively impacted as clients seek to reduce the amount spent on marketing and advertising campaigns and pursue fewer modes of advertising. This could materially adversely affect our results of operations, financial condition and cash flows.

    Our operations are subject to various litigation risks that could increase our expenses, impact our profitability and lower the value of your investment in us.

    Although we are not currently involved in any litigation, the nature of our operations exposes us to possible future litigation claims. There is a risk that any claim could be decided against us, which could harm our financial condition and results of operations. Similarly, the costs associated with defending against any claim could dramatically increase our expenses, as litigation is often very expensive. Possible litigation matters may include, but are not limited to, disputes stemming from cooperation agreements we or our subsidiaries entered into with other educational institutions, workers’ compensation, insurance coverage, property rights or injuries to students or faculty in our facilities. Should we become involved in any litigation we will be forced to direct our limited resources to settling or defending against or prosecuting the claim(s), which could impact our profitability and lower the value of your investment in us.

    Loss of certain key personnel may adversely impact our business.

    The success of our business will depend on the management skills of Toby Chu, our President and Chief Executive Officer, Dean Dupperon, President of Sprott-Shaw, Sung Sub Lim, President of the KGIC Colleges and the relationships they and other key personnel have with educators, administrators and other business contacts they have in China and North America. The loss of the services of any of our key personnel could impair our ability to successfully manage our business in China and Canada. We also depend on successfully recruiting and retaining qualified and experienced managers, sales persons and other personnel who can function effectively in China and Canada. In some cases, the market for these skilled employees is highly competitive. We may not be able to retain or recruit such personnel on acceptable terms to us, which could adversely affect our business prospects and financial condition.

    Our success depends, in part, on our ability to keep pace with changing market needs.

    Our success significantly depends on acceptance of our programs by prospective students or employers. Economic and employment markets are developing rapidly. If we are unable to adequately respond to changes in market requirements, the rates at which our graduates obtain jobs could suffer and thus our ability to attract and retain students could be impaired. Accordingly, it is important for us to develop our programs or create new programs in response to changes in the economic and employment markets. We may not have enough funds to develop our current programs or create new programs. Even if we are able to expand our current programs or develop acceptable new programs, we may not be able to begin offering these new programs as quickly as our competitors offer similar programs, which could materially adversely affect our results of operations and financial condition.

    AHLA-EI may not renew their agreement with us, which could materially adversely affect our results of operations and financial condition.

    CIBT is the sole distributor of a license to the educational programs created by AHLA-EI which it acquired from a third party in 2008 by way of assignment, and has sublicensed to certain entities in China and other countries. These entities include corporate organizations, academic institutions and hotel and education consulting companies. The licenses range in term from two years or until terminated by the parties in accordance with the terms of the licenses. Our license with AHLA-EI expires in December 2012. There can be no assurance that we will be able to renew this license. If we are unable to renew this license, it is likely that enrollment levels at certain of our centers and other locations would decline, which would result in a decrease in revenues unless we are able to secure another license with an equally well-regarded but different provider of hotel and tourism management programs.

    The personal information that we collect may be vulnerable to breach, theft or loss, which could subject us to liability or adversely affect our reputation and operations.

    Possession and use of personal information in our operations subjects us to risks and costs that could harm our business and reputation. We collect, use and retain large amounts of personal information regarding our students and their families, including personal and family financial data. We also collect and maintain personal information of our employees in the ordinary course of business. Although we use security and business controls to limit access and use of personal information, a third party may be able to circumvent those security and business controls, which could result in a breach of student or employee privacy. In addition, errors in the storage, use or transmission of personal information could result in a breach of student or employee privacy. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require us to implement certain policies and procedures, regarding the identity theft related to student credit accounts, and could require us to make certain notifications of data breaches and restrict our use of personal information. A violation of any laws or regulations relating to the collection or use of personal information could result in the imposition of fines against us. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches. While we believe we take appropriate precautions and safety measures, there can be no assurances that a breach, loss or theft of any such personal information will not occur. Any breach, theft or loss of such personal information could have a material adverse effect on our financial condition, reputation and growth prospects and result in liability under privacy statutes and legal actions against us.

    Our multimedia services and advertising business may be adversely impacted by an economic downturn.

    Multimedia and advertising companies, in general, are dependent upon economic conditions. Historically, advertising revenues have increased with the beginning of an economic recovery, principally with increases in advertising by the banking, financial, insurance and securities industries. Decreases in advertising revenues have historically corresponded with regional or national recessionary conditions. Advertising revenues from the real estate industry constituted a significant portion of IRIX’s overall revenues. A reduction in demand for advertising in the real estate and other industries could result from a decline in economic conditions and thus a decline in the amount spent on advertising in general. As a result, the results of operations of IRIX may be adversely impacted by a decline in economic conditions.

    IRIX currently depends on a large portion of Asian clientele and the loss of, or a significant reduction in Asian clientele would significantly reduce our revenues from multimedia services and advertising, and adversely impact our consolidated operating results.

    A large portion of our clientele in the multimedia services and advertising business are people of Asian descent in Vancouver, British Columbia, Canada, or are related to or affiliated with people of Asian descent in Vancouver, British Columbia, Canada. Should there be a downturn in the immigration environment in Vancouver, British Columbia, Canada, this could cause us to lose clients and negatively impact our advertising revenues. We may not be able to maintain our current Asian clientele. We cannot be certain that we can develop new clients or expand our existing client base. This could cause the operating results of IRIX to decline. Therefore, a loss of our Asian clients would materially reduce our revenues from our multimedia and advertising business and adversely impact our consolidated operating results and financial condition.

    Risks Related to Our Common Shares and This Offering

    Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

    The initial offering price of our units is substantially higher than the net tangible book value per share of our common shares immediately after this offering. Therefore, if you purchase our common shares in this offering, you will incur an immediate dilution of $♦ (or♦%) in net tangible book value per share from the price you paid, based upon the initial public offering price of $♦ per unit. The exercise of outstanding options and warrants and the public warrants will result in further dilution in the value of your investment. If we raise funds by issuing additional securities, the newly issued securities may further dilute your ownership interest.

    The issuance of shares upon the exercise of options and warrants may cause immediate dilution to our existing shareholders.

    The issuance of shares upon the exercise of options and warrants may result in dilution to the interests of other stockholders. As of July 13, 2010, there were outstanding options to purchase 3,915,000 shares of our common shares at exercise prices ranging from $0.51 to $2.00 per share, with expiry dates ranging from February 2011 to May 2013; all of these outstanding options were exercisable as at July 13, 2010. There were outstanding warrants to purchase 210,000 shares of our common shares at July 13, 2010, at an exercise price of $0.70 per share, with an expiry date of November 2010. If all outstanding options and warrants were exercised, our issued and outstanding share capital would increase by 4,125,000 shares, or approximately 6.0% based on 69,226,011 shares of our common shares outstanding as of July 13, 2010. This would result in an immediate dilution to our existing shareholders. In addition, investors in this offering will experience immediately dilution from the offering and the exercise by the underwriters of the underwriters’ warrants to acquire up to ♦ common shares will result in further dilution. Conversion of the outstanding options and warrants may also depress the price of our common shares, which may cause investors or lenders to reconsider investing in us and thus adversely affect our financing efforts.

    Our management will have considerable discretion as to the use of the net proceeds to be received by us from this offering.

    Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We intend to use these net proceeds for, among other things, (i) potential acquisitions; (ii) capital expenditures at, and the expansion of, our Chinese, Canadian and other Asian operations; and (iii) the remainder for general corporate purposes, including working capital and operating expenses. The net proceeds may be used for corporate purposes that do not improve our efforts to maintain profitability or increase our share price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

    The market price for our common shares may be volatile.

    The market price for our common shares may be volatile and subject to wide fluctuations in response to factors such as actual or anticipated fluctuations in our quarterly results of operations, changes in financial estimates by securities research analysts, changes in the economic performance or market valuations of other comparable companies, announcements by us or our competitors of material acquisitions, strategic partnerships, joint ventures or capital commitments, fluctuations of exchange rates between RMB and Canadian dollar, intellectual property litigation, release of lock-up or other transfer restrictions on our outstanding shares or common shares, and economic or political conditions in China. In addition, the performance, and fluctuation in market prices, of other companies with business operations located mainly in China that have listed their securities in the United States may affect the volatility in the price and trading volumes of our common shares. Furthermore, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common shares.

    We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common shares.

    We do not expect to be considered a “passive foreign investment company”, or PFIC, for U.S. federal income tax purposes for our current taxable year ending August 31, 2010. However, the application of the PFIC rules is subject to ambiguity in several respects, and, in addition, we must make a separate determination each taxable year as to whether we are a PFIC (after the close of each taxable year). Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. A non-U.S. corporation will be considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets is attributable to assets that produce or are held for the production of passive income. The market value of our assets generally will be determined based on the market price of our common shares, which is likely to fluctuate after this offering. In addition, the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. If we were treated as a PFIC for any taxable year during which a U.S. person held a common share or common shares, certain adverse U.S. federal income tax consequences could apply to such U.S. person. See “Taxation—U.S. Federal Income Tax Consequences – Additional Rules that May Apply to U.S. Holders”.

    We do not intend to pay dividends and there will be fewer ways in which you can make a gain on any investment in us.

    We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of dividends. Because we do not intend to declare dividends, any gain on an investment in us will need to come through appreciation of our stock price.

    We indemnify our directors and officers against liability, and this indemnification could negatively affect our operating results.

    In accordance with our articles of incorporation, we indemnify our officers and our directors for liability arising while they are carrying out their respective duties. Our articles of incorporation also allow for reimbursement of certain legal defenses. In addition to this, we insure our directors and officers against certain liabilities. The costs related to such indemnification and insurance coverage, if either one of them or both were to increase, could materially adversely affect our operating results and financial condition.

    Fluctuation and impairment of marketable securities will materially impact our net income and thus, our stock price.

    From time to time, we may hold marketable securities. We are required to value our marketable securities holdings at market value, instead of at the lower of cost and market value. Fluctuation of the market price of marketable securities could adversely impact our net income. The quoted market value of these securities may decline significantly since they were acquired which may result in us recognizing a substantial impairment of the carrying value of the securities to recognize the lower market value of our investment under our valuation method.

    We have no control over the market price of marketable securities in other companies we may hold and cannot predict the possible impact to our financial results. A decline in the price of these securities may produce a material decrease in our net income and thus, our stock price.

    PRICE RANGE OF OUR SECURITIES

    Our common shares trade under the symbol “MBA” in Canada on the TSX (previously on the TSX Venture Exchange until May 26, 2010), and in the U.S. on the NYSE Amex since April 11, 2008.

    As of July 13, 2010, the closing price of our common shares on the Toronto Stock Exchange was $0.60, and the high and low prices of our common shares were $0.60 and $0.52. Also as of July 13, 2010, the closing price of our common shares on the NYSE Amex was US$0.59, and the high and low prices of our common shares were US$0.59 and US$0.55.

    The information presented in the table below represents, for the indicated periods, the reported high and low prices of our common shares listed on the TSX Venture Exchange and Toronto Stock Exchange in Canadian Dollars, and the NYSE Amex in U.S. dollars.

	TSX and TSX-V		Amex
	High	Low	High	Low
	(C$)	(C$)	(US$)	(US$)
Annual Market Prices for fiscal year ended
August 31, 2009	1.61	0.35	1.45	0.28
August 31, 2008	2.59	1.38	2.33	1.30
June 30, 2007	1.74	0.72	N/A	N/A
December 31, 2006	1.09	0.55	N/A	N/A
December 31, 2005	0.84	0.50	N/A	N/A
December 31, 2004	0.89	0.36	N/A	N/A

	TSX and TSX-V		Amex
	High	Low	High	Low

Quarterly Market Prices for quarter ended
May 31, 2010	0.92	0.72	1.00	0.58
February 28, 2010	0.87	0.63	0.85	0.62
November 30, 2009	0.85	0.55	0.82	0.51
August 31, 2009	0.70	0.52	0.65	0.46
May 31, 2009	0.65	0.44	0.85	0.35
February 28, 2009	0.70	0.36	0.57	0.28
November 30, 2008	1.61	0.35	1.45	0.28
August 31, 2008	2.00	1.38	2.00	1.30
May 31, 2008	2.34	1.88	2.33	1.99(1)
February 28, 2008	2.59	1.93	N/A	N/A
November 30, 2007	2.16	1.52	N/A	N/A

Monthly Market Prices
June 2010	0.79	0.65	0.77	0.63
May 2010	0.92	0.70	1.00	0.58
April 2010	0.85	0.72	0.85	0.72
March 2010	0.87	0.75	0.87	0.68
February 2010	0.87	0.78	0.85	0.70
January 2010	0.84	0.70	0.78	0.71

    Approximate Number of Holders of our Common Shares

    As of July 13, 2010, there were 69,226,011 of our common shares outstanding, and 84 holders of record. Certain of our shares are held in “nominee” or “street” name; accordingly, we believe the number of beneficial owners is greater than the foregoing number.

    USE OF PROCEEDS

    We estimate that the net proceeds to us from this offering will be approximately $♦ million based on a public offering price of ♦ per share, and after deducting the corporate finance fee of 1% of the gross proceeds of the offering payable to the underwriters, estimated underwriting discounts and commissions and estimated offering expenses payable by us of $♦. See “Expenses Related To This Offering” for more information. We will not receive any proceeds from the sale of shares by the selling shareholder under this prospectus.

    We intend to use our net proceeds from this offering as follows:

      approximately ♦% for currently unidentified, potential acquisitions;
      approximately ♦% for capital expenditures at, and the expansion of, our Canadian operations;
      approximately ♦% for capital expenditures at, and the expansion of, our Chinese operations;
      approximately ♦% for capital expenditures at, and the expansion of, our operations in other Asian markets; and
      the remainder, if any, will be used for general corporate purposes, including working capital and operating expenses.

    Because the future of our business is difficult to predict, we may use the proceeds for purposes not listed above in response to working capital requirements or business opportunities that we do not now anticipate. Any such uses could reduce the proceeds available for the uses described above.

    The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have significant flexibility and discretion to apply the net proceeds from this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds from this offering differently than as described in this prospectus. This could affect our profitability and cause the prices of our common shares to decline. See “Risk Factors—Risks Related to Our Business”. Pending their use, we intend to hold our net proceeds in demand deposits or invest them in interest-bearing government securities.

    DIVIDEND POLICY

    We have not declared or paid any dividends in the past and have no plans to declare and pay dividends on our common shares for the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

    Our Board of Directors has discretion as to whether to declare and pay dividends to our shareholders. Even if our Board of Directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant.

    CAPITALIZATION

    The following table sets forth our capitalization as of February 28, 2010:

      on an actual basis; and
      on an adjusted basis to reflect the sale of ♦ common shares by us in this offering at a public offering price of $♦ per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us of $♦.

    You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Our consolidated financial statements have been prepared in accordance with Canadian GAAP. See Note 25 to our audited consolidated financial statements for the fiscal year ended August 31, 2009 and Note 19 to our unaudited interim consolidated financial statements for the six months ended February 28, 2010 for an explanation of the material differences between Canadian GAAP and U.S. GAAP affecting these financial statements.

    (In thousands of Canadian dollars)

	As of February 28, 2010
	Actual	Adjusted

Long-term debt	44	♦
Shareholders’ equity
Share capital	47,710	♦
Contributed surplus	5,140	♦
Warrants	63	♦
Treasury shares held	(3,274)	♦
Accumulated other comprehensive loss	(526)	♦
Deficit	(20,752)	♦
Total shareholders’ equity	28,361	♦
Total capitalization	28,405	♦

The adjusted information discussed above is illustrative only.

    DILUTION

    If you invest in our common shares, your interest will be diluted to the extent of the difference between the public offering price per common share and our net tangible book value per common share after this offering. Dilution results from the fact that the public offering price per share is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding shares.

    Under Canadian GAAP, our net tangible book value as of February 28, 2010 was approximately $7,123,000, or $0.10 per share ($♦ or $♦ per share under U.S. GAAP). Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per share from the public offering price per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

    Without taking into account any other changes in net tangible book value after February 28, 2010, other than giving effect to the sale of the common shares offered in this offering at the public offering price of $♦ per common share after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of February 28, 2010 would have been $♦ million, or $♦ per share. This represents an immediate increase in net tangible book value of $♦ per share to the existing shareholders and an immediate dilution in net tangible book value of $♦ per share to investors purchasing common shares in this offering. The following table illustrates such dilution:

Public offering price per share (net of expenses of the offering estimated at $♦)	$♦
Net tangible book value per share as of February 28, 2010	$0.10
Amount of dilution in net tangible book value per share to new investors in the offering (Canadian GAAP)	$♦
Amount of dilution in net tangible book value per share to new investors in the offering (U.S. GAAP)	$♦

    The following table summarizes, on a pro forma basis as of February 28, 2010, the differences between existing shareholders and the new investors with respect to the number of common shares purchased from us, the total consideration paid and the average price per common share paid, without deducting the underwriting discounts and commissions and estimated expenses payable by us in connection with this offering. The total number of shares does not include shares issuable upon the exercise of the underwriters’ option to purchase additional common shares.

	Common Shares Purchased		Total Consideration		Average Price Per Common Share
	Number	Percent	Amount	Percent
Existing shareholders (1)	♦	♦	♦	♦	♦
New investors (2)	♦	♦	♦	♦	♦
Total	♦	♦	♦	♦	♦
(1)	Including shares held by the selling shareholder.
(2)	Not including purchasers of shares from the selling shareholder.

    The pro forma information discussed above is illustrative only and does not take into consideration the exercise of outstanding options and warrants, including the underwriters’ warrants, or other terms of the offering.

    SELLING SHAREHOLDER

    The selling shareholder will be selling the common shares set forth below under this prospectus. These shares will be sold to the underwriters on a firm commitment basis. See “Underwriting” for more information. When we refer to the “Selling Shareholder” in this prospectus, we mean the person listed in the table below.

    The following table sets forth, as of July 13, 2010:

      the name of the Selling Shareholder for whom we are registering shares for resale to the public, the number of shares that the Selling Shareholder beneficially owned prior to the offering for resale of the shares under this prospectus, the number of shares that may be offered for resale for the account of the Selling Shareholder pursuant to this prospectus, and the number and percentage of shares to be beneficially owned by the Selling Shareholder after the offering of the resale shares.

    Except for notes (1) and (2), this table is prepared solely based on information supplied to us by the listed Selling Shareholder or other public documents filed with securities regulatory authorities, and assumes the sale of all of the shares offered by the Selling Shareholder.

	Shares Beneficially Owned Before the Offering		Number of Sharesto be Sold	Shares Beneficially Owned After theOffering
Name of Selling Shareholder	Number	Percent (1)		Number	Percent (2)
Shane Corporation S.àr.l. (3)	10,894,558(4)	15.7%	5,000,000	5,894,558	♦ %

(1)	Based on 69,226,011 common shares issued and outstanding as of July 13, 2010.
(2)	Based on ♦ common shares issued and outstanding after closing of the offering.
(3)
    Pursuant to CIBT’s ownership restructuring, Shane Corp. loaned US$5 million to CIBT and CIBT issued a debenture and share purchase warrants to Shane Corp. on April 24, 2007. The debenture of US$5 million was to be due on April 24, 2010. However, Shane Corp. exercised its 5,361,667 share purchase warrants effective December 10, 2007 resulting in an aggregate exercise price payable to CIBT of US$5 million. CIBT and Shane Corp. agreed that Shane Corp. would pay the US$5 million exercise price payable to CIBT by surrendering the US$5 million debenture to CIBT. The exercise of the share purchase warrants by Shane Corp. reduced our ownership in CIBT to 78.1%. After the issuance of these 5,361,667 CIBT shares to Shane Corp., we acquired all of these newly issued shares in CIBT from Shane Corp. in exchange for the issuance of 10 million of our common shares, thereby increasing our ownership in CIBT from 78.1% to 99.9%. The address for Shane Corp. is c/o Camden Partners Holdings, LLC, 500 East Pratt Street, Suite 1200, Baltimore, MD, 21202. Shane Corp. is wholly-owned by Shane GP. Shane GP’s partners are Camden Partners Strategic Fund III, L.P. and Camden Partners Strategic Fund III-A, L.P. (the “Camden Funds”). David Warnock, one of our directors, is a member of the Board of Managers of Shane Corp. and is a party to a written employment agreement with Camden Partners Holdings, LLC, a diversified investment management firm that provides management services to the Camden Funds and their general partners (“Camden Partners Holdings”). As a result of these relationships, David Warnock, Shane GP, Shane Corp. and the Camden Funds could be deemed to beneficially own the shares directly held by the others. Under this prospectus, we assume Shane Corp.’s beneficial ownership includes 100,000 of our common shares directly held by the Camden Funds.

(4)
    Shane Corp. directly holds 10,794,558 common shares. As a result of the relationships described in note (3) to this table, Shane Corp. may be deemed to beneficially own an additional 100,000 shares held directly by Camden Partners Strategic Fund III, L.P. (96,010 common shares) and Camden Partners Strategic Fund III-A, L.P. (3,990 common shares). All of the options granted to David Warnock as a director described in “Director and Officer Stock Option Grants” are excluded from the 10,894,558 common shares reported as being beneficially owned by Shane Corp.

    CORPORATE STRUCTURE

    We were organized on November 17, 1986 under the Business Corporations Act (British Columbia). Our common shares are listed for trading in the United States on the NYSE Amex and in Canada on the Toronto Stock Exchange, under the symbol “MBA”. Our common shares were listed for trading in Canada on the TSX Venture Exchange until May 26, 2010, when they were listed for trading on the Toronto Stock Exchange. Our fiscal year end is August 31. We changed our name from Capital Alliance Group Inc. on November 14, 2007.

    Our head office is located at Suite 1200 – 777 West Broadway, Vancouver, British Columbia, Canada V5Z 4J7. Our telephone number is 604-871-9909. Our website is www.cibt.net. The information contained on this and our other websites is not a part of this prospectus.

    We are a provider of educational services including business management degree programs, career-oriented diploma programs, and language training services to students through our infrastructure located primarily in Canada and China, as well as other countries around the world. We deliver western-style education to students from emerging Asian countries and Canada, providing our graduates with increased earnings potential working for multinational companies in their home countries or abroad. In addition, we recruit international students to enroll at our Canadian campuses and other locations around the world and provide them with an enhanced learning experience, western credentials and overseas employment experience.

    We operate our education programs and services business through the following subsidiaries:

1.	CIBT, which conducts operations primarily in China and in which we currently hold a 99.9% ownership interest;
2.	Sprott-Shaw, which operates primarily in Canada and with a presence in Asia and the Middle East, in which we acquired a 100% ownership interest on December 17, 2007; and
3.
    The KGIC Colleges, which are comprised of KGIC Business College (2010) Corp. and KGIC Language College (2010) Corp., our wholly-owned subsidiaries that operate primarily in Canada, and which were organized in connection with the acquisition of substantially all of the assets of KGIC on March 15, 2010.

    In addition, we hold a 51% interest in IRIX, a multimedia service and advertising agency located in Vancouver, British Columbia, Canada.

    The following table sets forth certain information relating to our subsidiaries:

Subsidiary	Date of Incorporation	Country of Incorporation	Percentage of Ownership	Principal Business
CIBT	February 9, 1994	British Columbia, Canada	99.9%	Provide education and training services primarily in China through our CIBT education centers, CIBT Beihai International College, CIBT Wyotech Automotive Institute and CIBT-BJUT School of Business
Sprott-Shaw	December 7, 2007	British Columbia, Canada	100%
    Holding company of Sprott-Shaw Community College, Sprott-Shaw Degree College and Sprott-Shaw International Language College and provider of education and training services primarily in Canada and parts of Asia, and Tourism Training Institute

KGIC Business College (2010) Corp.	February 22, 2010	British Columbia, Canada	100%	Provide business education and training services primarily in Canada
KGIC Language College (2010) Corp.	February 22, 2010	British Columbia, Canada	100%	Provide English language education and training services primarily in Canada
IRIX	October 5, 1994	British Columbia, Canada	51%	Provide graphic design, marketing and advertising services in Canada, Hong Kong, and the U.S.

    A chart of our organizational structure follows:

    BUSINESS

    Overview

    We are a provider of educational services including business management degree programs, career-oriented diploma programs, and language training services to students through our infrastructure located primarily in Canada and China, as well as other countries around the world. We deliver western-style education to students from emerging Asian countries and Canada, providing our graduates with increased earnings potential working for multinational companies in their home countries or abroad. In addition, we recruit international students to enroll at our Canadian campuses and other locations around the world and provide them with an enhanced learning experience, western credentials and overseas employment experience.

    Our goal is to become the leading provider of western-style education in China and Asia, and the largest importer of students to study in Canada.

    We deliver our education programs and training services in Canada, China and other countries by ways of:

(a)	Traditional Campus settings;
(b)	Mini-campuses, or Centers, located in urban & remote locations;
(c)

    Joint Program Schools (where we enter into arrangements with other educational institutions and organizations in China, Canada and other countries in order to share their facilities, resources and programs under a revenue sharing arrangement);

(d)

    International recruiting offices (which house our recruitment personnel and marketing agents in foreign countries, which personnel recruit international students and provide student services to support them); and

(e)	Corporate offices (where administrative functions take place).

    We operate our education programs and services business through three subsidiaries and industry brands, including: CIBT School of Business and Technology Corp. in China, Sprott-Shaw Degree College Corp. in Canada, and the KGIC Colleges (which includes KGIC Business College (2010) Corp. and KGIC Language College (2010) Corp.), both of which are also located in Canada. In addition, we also hold a 51% interest in IRIX, a multimedia services and advertising company located in Canada.

    For a breakdown of our physical locations, please see Table 1 below.

    Table 1:

			Joint	International
Subsidiary			Program	Recruiting	Corporate
Name	Campuses	Centers	Schools	Offices	Offices	Total
			Programs	International	Headquarters
	Full scale	Small scale	offered at	marketing and	and
	teaching	teaching	other academic	recruiting	administrative
	facility	facilities	institutions.	offices	offices
CIBT	5	5	14	0	3	27
Sprott-Shaw	18	6	2	0	1	27
KGIC Colleges	8	0	0	6	0	14
Total	31	11	16	6	4	68

    Our target students for our schools are recent high school graduates or adult persons working in urban centers. We believe that our core educational programs in business, hotel and tourism management, and healthcare represent large and growing markets with attractive employment opportunities.

    We are a fully integrated provider of educational programs and services. We offer a wide range of education programs and training courses, including: college preparation courses, English language training and certification courses, and diploma and degree programs in business, healthcare, hotel management, information technology, automotive technical training, and corporate executive training. We are the largest trainer of practical nurses in Canada and also offer these programs in other countries. In addition, we offer international MBA programs in China and bachelor’s of business administration programs in China and Canada. We create our own education programs and training services and also offer programs created by other institutions at our campuses and other locations. We seek to achieve continued growth in a manner that reinforces our reputation for providing high-quality career-oriented educational programs that advance the careers of our students. We teach our classes primarily in English and Chinese, and we have a strong track record for placing our students with multinational corporations in China and other countries.

    CIBT (China)

    Through our subsidiary, CIBT, we have been active in the Chinese market since 1995, and we believe that we are one of the oldest Sino-foreign educational services companies operating in China today. We have a relatively long history of offering high-quality MBA programs, and are now diversifying into the mass market in China with additional career-oriented programs in business, hotel and tourism management, information technologies, automotive training, and English and other studies that we are importing from our subsidiaries in Canada, and through various curriculum licensing agreements from third parties. Within China, we develop new campuses through a three step process. The first step is to enter into a collaborative agreement with an established post-secondary school or educational provider whereby we offer selected courses that are demand driven by the local market. The second step is to develop a CIBT center, which averages approximately 2,000 to 5,000 square feet of classroom space, through which we offer a more comprehensive course offering, using both on ground instructors as well as sophisticated video conferencing technology. The third step is to develop a full-scale campus such as our three campuses in Beijing and two campuses in Weifang, China. We believe that our three step collaborative partnering process reduces business risk and provides us with a better assessment of each market, and that our partnering strategy reduces capital costs for new campus expansions, provides us access to a large pool of existing students, and establishes relationships with domestic partners (including state-owned universities) that allow us to operate more effectively under China’s regulatory environment.

    We also provide 1+1 master’s degree programs in business and 2+2 bachelor’s degree programs in business to Chinese students, where a portion of their studies occur at a CIBT campus in China and the remainder in Canada or another English speaking country abroad.

    Sprott-Shaw

    In December 2007 we bought Sprott-Shaw Community College and Sprott-Shaw Degree College, which comprise our Sprott-Shaw subsidiary. Sprott-Shaw is one of the oldest and largest career colleges in Canada, with an operating history spanning 107 years. Sprott-Shaw provides a wide range of educational programs, including vocational training (primary diploma and certificate programs) in business, information technology, allied health, early childhood education, hotel and tourism, skilled trades, practical nursing, resident care attendant and international studies to both high school graduates and working adults in Canada. It also provides English language training to the large immigrant population (primarily of Asian descent) living in British Columbia, Canada. Its extensive library of career-oriented coursework is now being used by CIBT to offer vocational programs targeted towards the mass market in China, and for export to other countries in Asia. Sprott-Shaw is the largest trainer of practical nurses in Canada and has an affiliation with Far Eastern University in the Philippines to train resident care attendants who may ultimately find work in Canada or other countries.

    Sprott-Shaw is one of only a few for-profit colleges in Canada that is accredited to offer bachelor degrees by the Ministry of Education in British Columbia, Canada. We provide four-year bachelor degree programs in business to Canadian and international students through Sprott-Shaw Degree College in Canada. In addition, CIBT is now using this unique capability to attract additional students from China and other countries to study business programs at Sprott-Shaw’s facilities in Canada. We believe that Sprott-Shaw’s degree granting authority is a distinct competitive advantage for us in attracting students from China and other countries.

    In addition to China and Canada, Sprott-Shaw is currently teaching allied health care programs to students in the Philippines; resident care attendant and hotel management programs to students in Jamaica; and English language and allied healthcare programs to students in Vietnam.

    Prior to March 15, 2010, we operated a combined total of 54 locations (including 4 corporate offices) in Canada and China under the CIBT and Sprott-Shaw brands. We provided our education services through our own leased locations, as well as through collaborative agreements and arrangements with a number of other organizations and institutions in China, Canada and other countries.

    During the six months ended February 28, 2010, approximately 97% of our revenues were generated by our education programs and training services business through CIBT and Sprott-Shaw, with 19% earned by CIBT through its operations in China and 78% earned by Sprott-Shaw through its operations in Canada and abroad. The remaining 3% of our revenues was derived from our multimedia services and advertising business, IRIX.

    KGIC Colleges

    On March 15, 2010, we acquired from KGIC substantially all of the operating assets of KGIC pursuant to an asset purchase agreement dated March 15, 2010 among the KGIC Colleges and KGIC. The maximum purchase price was $9 million, consisting of $5 million payable in cash at closing (subject to a negative working capital adjustment) and a maximum of $4 million to be paid pursuant to an earn-out agreement if certain revenue and EBITDA milestones are achieved by the KGIC Colleges over the next three years. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Subsequent Transactions” for more information.

    Our KGIC subsidiary is one of the largest private English language training schools and business colleges in Canada, with eight campuses in British Columbia, Ontario and Nova Scotia, Canada and six international recruiting offices in China, Japan, Korea, Taiwan, Spain and Mexico. These international recruiting offices conduct market research for strategic planning purposes, develop and support their respective networks of independent recruiting agents in order to obtain student enrollments, they recruit directly for students, and also facilitate the implementation of joint programs with other institutions.

    KGIC provides a range of education programs and training courses in the areas of business management, hotel management, office management, and career training and publishing. It also provides a wide array of English language training courses including ESL, TOESL, public speaking and modern media, power-writing for journalism and publishing, interpretation and translation, and various forms of English language test preparation, among others. As of 2009, 72% of KGIC revenues were derived from English-related courses generally lasting four to twelve weeks, and 28% were from business and other programs generally lasting one year or less.

    Through KGIC Press, KGIC also focuses on curriculum development to better service the changing trends of English learning for international students of various age groups. In-house development of academic and supplementary materials allows KGIC to update its curriculum content and incorporate feedback from instructors periodically in order to cater to changing students’ needs. This has led to a more efficient and structured publishing process over the years. As a result of KGIC Press, KGIC Colleges also operate in the areas of curriculum publishing, custom-designing of program materials for various groups and institutions, graphic design, copy editing and printing for all departments of the KGIC Colleges and its affiliates.

    On closing of the KGIC acquisition, we added approximately 204 employees to our operations who were previously employees of KGIC. This complimented the 553 employees already employed by CIBT and Sprott-Shaw on that date. The initial positions, base salaries and benefits of these KGIC employees are comparable to the positions, salaries and benefits held by them immediately prior to closing. The President of the KGIC Colleges, Mr. Sung Sub Lim, and the Vice-President of the KGIC Colleges, Mr. Steve Sohn, have also joined our management team effective on closing of the transaction.

    Due to the recent acquisition of KGIC, we are developing a reorganization plan to streamline our Canadian operations by combining certain job functions, teaching facilities and program delivery processes, which may generate significant synergies for our business. In addition, we believe that we may be able to utilize KGIC’s well-established network of international recruiting offices to increase enrollments across our entire system of schools.

    We further believe that many of KGIC’s shorter-term English program students may desire to convert into some of the longer-term programs offered by Sprott-Shaw (including Sprott-Shaw’s four-year bachelor degree program in business administration and one year diploma programs) thereby increasing their overall tenure within our system, and generating enhanced revenues and cash flow for our entire company. Since the completion of the acquisition, a number of KGIC English language students have already enrolled in Sprott-Shaw’s diploma and degree programs.

    As KGIC was acquired on March 15, 2010, after the close of our most recent fiscal quarter, most of the figures presented in this prospectus do not include the revenues, net income or cash flow of KGIC, on either a historical or pro forma basis. We believe that KGIC taught approximately 5,400 students during the twelve months ended February 28, 2010 and had a total student population of 945 students as of February 28, 2010. In comparison, CIBT’s and Sprott-Shaw’s total combined student populations and annual starts were approximately 4,663 and 4,329, respectively, during the twelve months ending February 28, 2010. Had KGIC been included in the foregoing numbers, student populations and annual student starts would have been approximately 5,608 and 11,510 respectively. Accordingly, the KGIC acquisition has been, and is expected to be in the future, an important acquisition for us. For an explanation of student counts, see “Business – Explanation of Student Counts”.

    License Agreements

    In addition to offering our own programs, CIBT is also the exclusive licensee (with the ability to sublicense) for all of the proprietary hotel curriculum of AHLA-EI, for China and the Philippines. This license expires in December 2012. AHLA-EI is a well-respected program for hotel and tourism management in the United States. CIBT acquired these licenses as part of its acquisition of the Tourism Training Institute in 2008. CIBT uses these licenses to teach its own students, and has also sublicensed these rights to certain entities in China and other countries. These entities include corporate organizations, academic institutions and hotel and educational consulting companies. In addition, CIBT has the first right of refusal for the AHLA-EI exclusive licenses for the countries of Thailand and Vietnam.

    We are also the exclusive licensee in China for the Wyotech automotive technician curriculum which we license from Corinthian Colleges (NASDAQ: COCO) of the United States. This license expires in October 2015. Wyotech is one the oldest and largest providers of high-end automotive training technician schools in North America. We believe that relationships such as these with well known western-oriented industry brands provides us with a significant competitive advantage as we seek to grow our business in China, Asia and other countries.

    Additional Educational Programs and International Network

    In order to further our reputation as a differentiated educational institution that offers students a wide array of multinational educational offerings, we also offer 1+1 master’s and 2+2 bachelor’s degree programs which provide students the opportunity to take approximately half of their coursework at a CIBT facility in China and the second half at a foreign university with one of the offshore educational service providers with whom we have hosting agreements. Since there is a disparity between the English standards required by foreign post-secondary institutions and that of students in China, we also offer international university preparatory programs that consist of six to nine months of English training as well as freshman course work to ease their way into the respective participating university. For a full listing of these programs, please see “Business - Education Service Provider Locations”.

    We also have a global network of over 2,500 student recruiting agents in 42 countries. This student recruiting agent network expands our outreach for a greater inflow of international students. Our six overseas recruitment offices engage in the recruitment of, and provide student services for, incoming international students. The infrastructure and student recruiting agent connections created took years to establish, and we believe that it will, therefore, give us an edge when competing on the global market.

    Explanation of Student Counts

    Throughout this prospectus, we present information on student enrollments, and generally use two primary approaches to this issue: figures on total annual student starts and total student populations. A student start is defined as the total number of students who registered with and attended the school at any time during the fiscal year, while total student population is defined as the number of students currently registered at and attending a school on any specified date. We generally present information on student counts for CIBT based on total student populations, and for KGIC and Sprott-Shaw based on annual student starts.

    The reason for this difference in reporting mechanisms is that CIBT generally offers programs in excess of one year in length. As a result, it is relatively simple to understand enrollment trends by taking a snapshot of the number of students taking classes at any given time, so total student population numbers are more meaningful for CIBT. However, KGIC offers mostly short term programs (in the range of four to twelve weeks), and Sprott-Shaw offers mostly diploma courses lasting less than one year. Due to the shorter-term nature of enrollment periods for students at KGIC and Sprott-Shaw, and the resulting fluctuations in enrollment numbers at any given point in time due to seasonality and other factors, we believe that the number of annual student starts (or annual throughput) is the most meaningful measure of enrollment trends for these schools, and generally reports enrollment figures for KGIC and Sprott-Shaw on this basis. For more information on enrollment numbers and trends, please see “Business - Student Enrollments”.

    Market Opportunity in China

    We believe that the market for post-secondary education in China represents a large and growing opportunity. We believe that future growth in this market will be driven, in part, by an increasing number of job openings in occupations that require specialized training, and or bachelor’s or master’s degrees. We also believe that international students from China and other Asian countries are eager to earn accreditations from western-style institutions and programs, gain overseas working experience in Canada or the United States, and then return to China and earn a better living.

    China’s education industry is rapidly developing as a result of favorable demographic and consumption trends as well as increased attention to the development of private education in China. Due to the current fragmentation in this industry, we believe China’s education market presents substantial opportunities for the expansion of our business.

    According to the China Statistical Yearbook and Ministry of Education of China, China’s total education expenditures were approximately RMB1,450 billion ($223.14 billion) in 2008, a significant increase from approximately RMB385 billion ($69.07 billion) in 2000, representing a compound annual growth rate, or CAGR, of approximately 15.9%, since 2000.

    The growth in China’s education industry is also fueled by the historically low level of penetration of the education industry in China. Despite the size of China’s overall education industry, its infrastructure and resources lag that of other developed economies. In 2006, total education expenditures as a percentage of total GDP was 4.6% for China, as compared to 7.2% for the United States, 5.7% for the U.K. and 5.5% for Japan. Education expenditures represented approximately 4.7% of China’s GDP in 2007 and 4.8% in 2008. We believe that as China’s economy continues to grow and its increasingly affluent and sophisticated population demands more educational services similar to that provided in developed countries, China’s education industry will continue to grow at a rapid pace.

    The following table shows spending on education as a percentage of GDP for the countries listed in 2006:

    Source: China Statistical Yearbook 2009, OECD

    The following chart shows the growth in education funds expended in China between 2000 and 2008:

    Source: China Statistic Yearbook 2009

    Outlook for China’s Education Industry

    We believe that the education industry in China will continue to grow rapidly as a result of, among other things, a rapidly expanding economy, a growing population and the increasing urbanization of the country’s population, resulting in increasing demand for educational services.

    Population

    China’s population continues to grow. According to the China Population and Development Research Center, China’s population is expected to grow to approximately 1.38 billion people by the end of 2010 and to approximately 1.43 billion people by 2015. This represents an estimated CAGR of China’s population of approximately 0.62% between 2000 and 2015.

    Urbanization

    There has been a steady migration to urban areas in China. The strong growth of the Chinese economy has caused job-seekers to move to cities, increasing the population of urban areas from approximately 502.1 million, representing 39.1% of the total population in 2002, to 622.0 million, representing 46.6% of the population in 2009, for a CAGR of 2.7%. The following chart shows the urbanization trend of the population in China from 2002 to 2009.

(in Millions)	2002	2003	2004	2005	2006	2007	2008	2009
Urban Population	502.1	523.8	542.8	562.1	577.1	593.8	606.7	622.0
Total Population	1,284	1,292	1,299	1,307	1,314	1,321	1,328	1,334
Urban Population as Percentage of Total Population	39.1%	40.5%	41.8%	43.0%	43.9%	44.9%	45.7%	46.6%
    Source: China Statistical Yearbook 2009

    Increased Consumption

    Improvements in the standard of living in China is expected to increase the demand for educational products and services as consumption expenditures on education tends to be higher in urban areas than in rural areas. China’s overall consumer spending has been increasing in recent years. From 2002 to 2009, per capita consumption for the urban population in China increased from RMB6,030 ($1,145) to RMB12,265 ($2,052) in 2009, representing a CAGR of approximately 9.3%.

    Per capita education, culture and recreation service expenditures have been increasing for both the rural and urban populations in China, but at a faster rate for the urban population, and represented 12.1% of total annual consumption expenditures per capita in urban households in 2008, the third largest category after Food and Transportation and Communications. According to the China Statistic Yearbook, per capita education, culture and recreation service expenditures of the urban population increased from approximately RMB902 ($171) in 2002 to approximately RMB1,358 ($208) in 2008, representing a CAGR of approximately 6.0%.

    During 2002 to 2008, new enrollments in higher education in China increased from 3.2 million people to 6.1 million people, which represents a CAGR of 9.6%.

    Government fiscal spending and policy

    Chinese government spending on education comprised approximately 2.26% of China’s GDP as of 2006 vs. 5.90% of the U.S.’s GDP as of 2006 according to the United Nations Educational, Scientific and Cultural Organization Data Centre. Compared to the high growth rate of GDP, the proportion of government fiscal spending on education is still relatively low. In 2005, the amount the Chinese government spent on education was RMB397 billion ($58.78 billion) compared to RMB901 billion ($138 billion) in 2008, representing a CAGR of 23%. The Chinese government encourages private investment in the education industry. In addition, in order to support the central government’s policy of education development, provinces and cities in China are increasingly selling educational facilities to private buyers to effectively raise capital for other “social benefits”.

    Competitive Strengths

    We believe that the following competitive strengths have contributed to our success and differentiate us from our competitors:

    Recognized Private Education Brands in China and Canada. We believe that our “CIBT” brand is a well-recognized education brand in China and that our “Sprott-Shaw” and “KGIC” brands are well recognized education brands in Canada. Sprott-Shaw has been operating in Canada for over 100 years, while CIBT has been operating in China for over 16 years and KGIC has been operating in Canada for almost 14 years. The number of campuses and other locations operated by CIBT, Sprott-Shaw and KGIC has increased significantly over the past decade, as have student enrollments and program offerings by each of them. We started by offering courses in business English and computer applications in China in 1995, and then began offering MBA programs in Beijing in 1997. In 2000, the number of students in our educational programs system-wide was approximately 1,000. Since then, we have substantially expanded our educational program offerings and currently have a student population of over 2,500 in CIBT, total student starts of more than 4,300 students annually at Sprott-Shaw, and total student starts of more than 5,300 students annually at KGIC. For an explanation of student counts, see “Business – Explanation of Student Counts”.

    International Presence. We have a physical presence in both China and Canada, unlike many of our competitors which operate in either North America or Asia, but not in both. In addition, we also offer courses in the Philippines, Vietnam, and Jamaica, and we plan to offer courses in many additional countries in the future. We provide a western-style education to students in China and other Asian countries, as compared to certain of our competitors that provide a western-style education only in China, or local Chinese competitors which offer only Chinese-style education and only within China. In addition, the content of our programs can be localized for our students, with content that may be politically and culturally relevant within their local markets. Furthermore, our students are able to transfer their studies to other countries within our own network of campuses and centers, and to certain other institutions around the world with which we have entered into various arrangements. In order to gain an international experience, we also offer job placement assistance into multinational companies operating in Asia and elsewhere. We believe that this large international network is a significant competitive advantage for us and differentiates us from a number of our “China-only” peers.

    Substantial Knowledge of Our Customers and the Chinese Education Market. Through our sixteen-year operating history and efforts to develop comprehensive educational service offerings for Chinese students, we have acquired substantial knowledge of the Chinese education market and the needs of its consumers. As we have expanded our service offerings, we have been able to capitalize on our market knowledge to address additional areas in which we believe we can leverage our experience, processes and technology in order to meet the needs of various subsections of this market. We believe that we have created a strong reputation as a quality provider of education through our MBA offerings in the Chinese market, and we believe that this provides enhanced credibility as we now seek to diversify into new program offerings targeted towards the mass market in China. As a result, we have expanded our business to include, in addition to the MBA programs offered, additional vocational, English language, college preparation and career training programs through established post-secondary schools and education providers within the Chinese market, as well as through our own campuses in China, Canada and elsewhere. We believe that our relatively long history of operating in China and our strategy of partnering with existing Chinese (often state-owned) educational service providers is a competitive advantage in the Chinese market.

    Established Presence in Targeted, High Demand Disciplines. We have an established presence within our core disciplines of English language, business, hotel and tourism, and healthcare educational programs. We offer our students career-oriented, academically rigorous educational programs, supported by specialized courses within their selected disciplines which enable them to advance their career prospects within these sectors. We seek to leverage our historical presence in these disciplines with key branding relationships, such as our relationships with Beijing University of Technology and Weifang University (both of which are some of the largest state-owned universities in China), as well as AHLA-EI and Wyotech, (which are some of the highest-quality educational brands in the U.S.) in order to differentiate our reputation in the market place. We believe that our focused approach enables us to develop our academic reputation and brand identity within our core disciplines, recruit and retain quality faculty and staff members, and in this manner most effectively meet the educational and career objectives of our students.

    Innovative Marketing, Recruiting, and Retention Strategies. We have developed an integrated, innovative approach to student marketing, recruitment, and retention in order to reach our targeted students. We utilize seminar and event-based marketing, referrals, and traditional media and internet strategies, along with a wide network of international agents and recruiting offices, as well as employer relationships to reach our targeted students. We use our wide network of international campuses and programs to cross-sell between our various school groups in order to provide a differentiated product to our students, which product often includes international externships and travel. And we provide our enrollment counselors, who serve as our primary contacts with prospective students during the recruitment process, with career advancement opportunities that promote longevity and an entrepreneurial drive. We believe that our enrollment counselors help project a consistent message regarding our programs and increase the success rate of converting leads into new enrollments. We have implemented a detailed process for recruiting, enrolling, and retaining new students through which we proactively provide support to students at key milestones of their study in order to enhance the probability of student enrollment and retention. As a result of our strategy of partnering with existing educational institutions, we often have an existing pool of students to draw from for new campus expansions. In addition, we offer a number of English language training programs which are often shorter-term in nature, but which act as feeder programs to our campuses, providing students that we actively seek to convert into longer-term programs once their English studies are completed.

    Commitment to Offering Academically Rigorous, Career-Oriented Programs. We are committed to offering academically rigorous educational programs that are designed to help our students achieve their career objectives. Our programs are taught by highly qualified faculty. We continually review and assess our programs and faculty to ensure that our programs provide the knowledge and skills that lead to successful student outcomes. We provide extensive student support services, including administrative, library, student counseling, and career and technology support services, in order to help maximize the success of our students. In addition, prior to implementing any new program, we do extensive market research to ensure that jobs exist in the programs offered, both domestically and abroad.

    Diverse Program and Service Offerings. We offer a wide range of educational programs and training services to a varied student population with diverse academic and career development needs. Our offerings consist of various levels and types of courses for students in a variety of areas ranging from business to hotel management to allied health and social services. We currently have over 30 credential and accreditation programs available for enrollment at our campuses in China, Canada and other countries. Our program offerings are vertically integrated and provide students a path from English training to college preparation courses to career diploma programs to bachelor’s and master’s degrees. We believe that our ability to provide a continuum of higher level program offerings enables students to stay in our system longer and is a significant competitive advantage for us as it provides better economies of scale.

    Extensive Network of International Educational Institutions. We deliver our educational programs and training services through a network of campuses, joint programs and CIBT training centers operated by us in China, Canada and other countries. All of our campuses and training centers operate under our established brands. In addition, we have entered into numerous arrangements with organizations and institutions in China, Canada, Korea, Vietnam, Jamaica, Australia, New Zealand, Switzerland, the Netherlands, the Unites States, the United Kingdom, and other countries. The terms of these arrangements range from offering our own programs and services, to developing programs for these institutions, to allowing student exchanges within our own system of campuses. Through our 1+1 master’s, 2+2 bachelor’s and other joint programs, we facilitate student exchanges with other educational institutions located around the world. We have over 60 of these arrangements with over 50 organizations and institutions in 10 countries currently in place. This allows our students to complete their diploma or degree programs by taking a portion of their courses at a CIBT campus in China, and the rest at a foreign institution with which we have an established relationship. Many of these arrangements may also provide students with international externships which may lead to permanent employment abroad. We believe that we are one of the only schools in China that offers this type of multinational education potential to its students and consider this to be a significant competitive advantage for us.

    Successful Track Record. We established CIBT in 1994 to provide educational programs and services in China. Initially, we offered courses in business English and computer applications, and subsequently began offering our MBA programs to Chinese students. Since then, we have expanded to offer a wide range of educational programs and training services to a varied student population with diverse academic and career development needs in various countries and locations. We have demonstrated significant growth in our business, especially in recent years. Through strategic acquisitions as well as organic growth we have increased our network and business presence from three campuses in 1995 to 68 locations globally (see Table 1), and our total annual student enrollments have increased from approximately 1,100 students at the end of 2000 to a student population of over 2,500 in CIBT, more than 4,300 annual student starts at Sprott-Shaw, and over 5,400 annual student starts at KGIC. Our total revenues have increased from approximately $1 million for the fiscal year ended January 31, 2000 to approximately $44.5 million for the fiscal year ended August 31, 2009 (excluding KGIC), representing a CAGR of 46.3%. If KGIC had been included for the full year, our total revenues in 2009 would have been approximately $60.7 million, for a CAGR of 50.8%.

    Experienced Management Team. Our management team has an average of approximately 16 years of experience in the education industry. Our management team is familiar with the private education sector and relevant regulatory environments in China, Canada and other countries and continues to be actively involved in our strategic planning. In particular, our management team has an understanding of both Western and Eastern cultures and is able to direct our operations at a local level. Our management team also has significant experience in the capital markets and raising funds for our operations and expansion. We believe that our management team’s commitment to education and extensive experience in the private education industry, understanding of the regulatory environment in China, Canada and other countries, understanding of Western and Eastern cultures and ability to raise capital have enabled us to successfully manage our operations and growth, promote our brands and expand our business.

    Partnering Strategy. We employ a strategy of partnering with established educational entities and co-locating on their sites when we establish new campuses in China and Asia. By doing so, we believe that we reduce the start-up costs and risks associated with new campus expansions. Selected partners generally have a pool of existing students from which we may recruit our initial student base. In addition, these partners provide credibility to us in the local markets, and can often assist us in navigating the regulatory environment in such markets. We believe that in seeking to obtain approvals for higher levels of accreditation, including degree-granting status for campuses and programs, the Chinese authorities are more amenable to providing such approvals if we have partnered with a Chinese (especially government-owned) educational provider site host. Due to our long history of operating in China, and the cultural sensitivity of our senior management as to the most efficient methods of operating in China, we believe our acceptance of and our proven ability to consummate such partnering relationships is a key competitive advantage for us in the Chinese and Asian markets. In addition to China, we have most recently used this partnering approach to successfully enter the Philippines, Vietnam and Jamaica. And within China, we have successfully partnered with some of the largest and most well-known educational institutions in China, including Beijing University of Technology, Weifang University, and China Central Radio and Television University, the latter of which has 3.2 million students in its system and is generally regarded as the largest university in China.

    Our Strategy

    Our goal is to become the leading provider of western accredited private educational programs and training services to China and other targeted countries in Asia, and the largest importer of international students to study in Canada.

    We believe that our competitive strengths, including our established and recognized brands, diverse program and service offerings, extensive network, successful track record, experienced management team and partnering strategy, provide us with a significant competitive advantage and facilitates our continuing growth.

    We intend to achieve the above-mentioned goals by pursuing the following strategies:

    Acquire Other Educational Businesses. Over the past three years, we have significantly expanded our operations by acquiring Sprott-Shaw, Tourism Training Institute, Concordia College and KGIC. Our revenues have increased from approximately $9.3 million in fiscal 2007 to over $44.5 million in fiscal 2009 (excluding KGIC), and our assets have increased from approximately $19.9 million in fiscal 2007 to over $47.3 million in fiscal 2009 (excluding KGIC). We plan to acquire additional companies in the educational services industry in Asia, Canada and other countries that we believe have the potential to grow. We continually seek out and review potential acquisition targets. In particular, we plan to focus on expanding our presence in China and selected Asian countries as we believe that the Chinese markets are expanding rapidly, but remain fragmented, and that there are also many additional acquisition opportunities for low cost entry into certain emerging Asian countries.

    Establish New Campuses and Centers and Expand Our Extensive Network. We have established an extensive network of campuses across Asia and in Canada, as well as joint programs with other educational institutional institutions around the world. All of our campuses and training centers operate under our established brands. We have also entered into numerous arrangements with other educational institutions to provide our programs and services in China, Canada and other countries through collaborative agreements, including our 1+1 master’s and 2+2 bachelor’s degree programs. We plan to continue to expand our presence in China and Asia by opening new campuses and entering into additional arrangements with local institutions. In particular, we plan to focus on the Chinese markets as we believe they are expanding rapidly. We also plan to expand access to our Canadian campuses for students in Asia by entering into arrangements with additional institutions in Asia in order for their students to study at our campuses in Canada which we own, or at other colleges in Canada and other countries with which we have arrangements. Within China, we have built a network of campuses and centers, initially in key cities, and if regulatory approval is obtained, we plan to build additional centers and campuses across China. Our centers in China are branded under the CIBT name, and we believe that the opening of these centers will allow us to significantly enhance our brand recognition, increase access to potential students for various programs that we offer (including our bachelor degree programs in Canada and our MBA degrees in China) and enhance our profitability. We also are actively seeking to establish strategic relationships with additional universities to build and open additional CIBT centers in China and other countries.

    Expand Our Collaborative and Other Alliances. We plan to expand on our collaborative and other alliances and arrangements. Our relationships with university partners in China and elsewhere are structured as collaborative alliances. Under this structure, we establish a relationship with a university (or a commercial subsidiary of a university), which in turn provides facilities, services and support to CIBT’s degree and vocational programs. The collaborative alliances with our university partners are exclusive in nature, and we have a majority interest in each of these collaborative alliances. As an example of this, in October 2009, we entered into an arrangement with China Central Radio and Television University in October 2009. Pursuant to this arrangement, which is also structured as a collaborative alliance, we will develop programs incorporating course content from CIBT’s operations in China, Sprott-Shaw’s operations in Canada, and programs offered by AHLA-EI into China Central Radio and Television University’s programs. These programs will in turn be offered to a global audience through select CIBT and Sprott-Shaw locations in a number of countries, including Canada, the Philippines, South Korea, Jamaica and Vietnam. We believe that this is a significant milestone event for us as we believe that China Central Radio and Television University is the largest university in China, with over 3.2 million students currently. We also have arrangements with other educational service providers in China such as Beijing University of Technology and Weifang University, pursuant to which we offer courses prepared by both them and us at our campuses. In addition, we intend to expand our network of oversees educational service providers in order to continue growing our 1+1 master’s and 2+2 bachelor’s programs, thereby providing additional international educational opportunities to our growing base of Chinese students. We further believe that our solid reputation and extensive network within China may also be particularly attractive to international educational service providers who may wish to penetrate the Chinese markets but require the expertise of a well-experienced Chinese partner to do so, and we believe that this strategy may, in the future, become an additional opportunity of growth for us.

    Expand Our Education Programs and Training Services Offerings. We plan to continue to devote significant resources to enhancing our current program offerings and developing new high-quality programs and services that are responsive to evolving market needs. We plan to continue to replicate successful programs by taking the curriculum for an existing program at one campus and introducing it into other campuses across our network, as well as to other institutions with which we have entered into collaborative arrangements. We also plan to continue to evaluate new, high-growth areas of education that are in demand by students and employers and develop new programs and services in these areas. In this regard, we recently received approval to offer a Certified General Accountants program combined with a bachelor’s degree in accounting in Canada which will allow students to complete this combined program in four years rather than the six years usually required, and we plan to offer this program in China as well in the near future. Over the past several years, we have also significantly increased our program offerings in tourism and hotel management, English language training, allied health and college preparation courses. We are continually evaluating the marketplace to develop other such programs that have high job demands in order to advance the career potentials of our students. We also currently offer and plan to expand our educational program offerings through video conferencing by connecting North American and European instructors with students at our campuses in China in a live and real time video conference environment. Our new program offerings typically build on existing programs and incorporate additional specialized courses, which offer our students the opportunity to pursue programs that address their specific educational objectives while allowing us to expand our program offerings with only modest incremental investment.

    Expand Relationships with Private Sector Employers. We continually seek additional relationships with employers through which we can market our offerings to their employees. In this regard, we have historically teamed up with such well known multinational employers such as Boeing to offer programs tailored for their employees (enabling them to become part of our student base), and we are continually evaluating such additional opportunities with other companies and industries. We believe that our hotel and tourism programs may further compliment this employee/student model, and have entered into several training alliances with major hotel chains to provide training services for their employees and create internship and future employment opportunities for our hotel and tourism program graduates.

    Leverage Existing Licensing Arrangements and Pursue Others. We currently have two license agreements (AHLA-EI and Wyotech) and may pursue others. CIBT is currently the exclusive licensee in China and the Philippines for all of the hotel programs offered by AHLA-EI, and has the right of first refusal for Vietnam and Thailand. CIBT is also the exclusive licensee for the Wyotech automotive training curriculum in China. While we will continue to develop our own curriculum, we believe that this strategy of licensing marquee programs developed by others provides many benefits, including: (i) lower capital costs associated with new program development, (ii) increasing the stature of CIBT as a “quality provider” of Western education, and (iii) providing us with turnkey systems that include proprietary operating knowledge in addition to a developed curriculum.

    Leverage Synergies Among Our Schools to Expand Recruiting and Cross-Selling Efforts. KGIC operates eight campuses in British Columbia, Ontario and Nova Scotia, Canada. In addition, it has six international recruiting offices in China, Japan, Korea, Taiwan, Spain and Mexico, which provides it with a well organized agent network and offshore recruiting system. A large number of international students that study English abroad in English speaking countries also enter business diploma or degree programs in order to obtain additional training or to spend longer periods of time in an English speaking environment. As a result, we will seek to leverage KGIC’s established international recruiting infrastructure to attract more international students to Sprott-Shaw’s campuses in Canada, as well as recruiting KGIC and CIBT English-study students to enroll in Sprott-Shaw’s diploma and degree granting programs in Canada.

    Increase the Conversion of Shorter-Term Students into Longer-Term Students. As international students usually have a desire to extend their term of studies in Canada following completion of their ESL programs (which are generally shorter-term programs that typically last for less than one year), they become natural candidates for the longer-term programs such as the diploma and degree programs offered by CIBT, Sprott-Shaw, or through our international partner schools. Accordingly, it is a primary intention of ours to actively focus on converting these shorter-term language students into longer-term diploma and degree programs offered by Sprott-Shaw and CIBT in order to increase their tenure within our system of schools, and generate enhanced levels of revenue and EBITDA. We have historically experienced this type of longer-term “up-sell” of English language students within our Sprott-Shaw (and to a lesser extent) CIBT schools. However, with the recent acquisition of KGIC (the majority of whose enrollees are shorter-term English language students), we expect to intensify this effort, and also seek to acquire additional systems of English-language feeder schools whose students we can convert into longer-term diploma and degree programs.

    Leverage Our 1+1 And 2+2 Programs. We offer 1+1 and 2+2 international bachelor degree programs which provide students the opportunity to take approximately half of their coursework at a CIBT facility in China and the second half at a foreign university with one of our offshore educational service providers. While CIBT generally only receives tuition revenue with respect to that portion of a student’s tuition related to their time spent at one of CIBT’s Chinese campuses or centers, nevertheless, we intend to continue to aggressively market and attract students into our system for these 1+1 and 2+2 programs in order to receive the revenues generated from the first half of their training while continuing to enhance our reputation as a quality provider of Western-style education. While in the near term, we will continue to send our students in these programs to institutions in foreign countries that we do not own or control ourselves, over the longer-term it is our intention to continue trying to enroll these students into our Sprott-Shaw Degree College in Vancouver, Canada, and to potentially acquire additional degree granting schools in other English-speaking countries in order to capture a larger portion of this revenue stream through enrollments in foreign schools that are owned or controlled directly by CIBT.

    History and Development of Our Company

    Since September 2006, our major developments include:

    In September 2006, CIBT opened CIBT Wyotech Automotive Institute in Weifang City, China in order to deliver our automotive technical training program.

    In April 2007, CIBT signed a securities purchase agreement with Shane Corp. whereby Shane Corp. loaned CIBT US$5 million in exchange for CIBT issuing to Shane Corp. a debenture for US$5 million due on April 24, 2010 and warrants to acquire 5,361,667 common shares of CIBT. However, Shane Corp. exercised its 5,361,667 share purchase warrants effective December 10, 2007 pursuant to an agreement and plan of reorganization CIBT entered into with Shane Corp. resulting in an aggregate exercise price payable to CIBT of US$5 million. CIBT and Shane Corp. agreed that Shane Corp. would pay the US$5 million to CIBT by surrendering the US$5 million debenture.

    In July 2007, CIBT signed an agreement furthering its relationship with Beijing University of Technology, which resulted in the expansion to a third campus in Beijing to deliver our business and MBA degree programs.

    In August 2007, CIBT signed an agreement with Weifang Commercial School to provide automotive maintenance, hotel management and accounting programs to Weifang Commercial School.

    In November 2007, we completed a brokered private placement in Canada of 1,578,947 units for proceeds of $2,999,999 and a non-brokered private placement of 1,164,500 units for proceeds of $2,212,550, resulting in a total of 2,743,447 units at $1.90 per unit for total proceeds of $5,212,549. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one-half additional common share at a price of $2.25 per share for a period of two years from the date of issuance. For the brokered portion of the private placement, we paid $210,000 in fees and commissions. We paid a further commission of 236,842 agent’s warrants with an estimated fair value of $135,000 with each agent’s warrant entitling the agent to purchase one common share at a price of $1.90 per share in the first year and at a price of $2.25 per share in the second year.

    In December 2007, we acquired substantially all of the assets, including intellectual property and regulatory approvals, and assumed certain liabilities of Sprott-Shaw in Vancouver, British Columbia, Canada. Sprott-Shaw is our primary subsidiary and provides a wide range of vocational and career-oriented programs in Canada, and also offers bachelor degrees in business administration in Canada.

    In January 2008, we completed a private placement of 1,265,042 units at $1.90 per unit for total proceeds of $2,403,580. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one-half additional common share at a price of $2.25 per share for a period of two years from the date of issuance. We paid $19,950 in fees and commissions. In addition, we paid a further commission of 22,500 agent’s warrants with an estimated fair value of $18,675 with each agent’s warrant entitling the agent to purchase one common share at a price of $1.90 per share in the first year and at a price of $2.25 per share in the second year.

    In January 2008, CIBT signed an agreement to establish a CIBT center in China at the Jinhua Career & Technical College in Jinhua City, in the province of Zhejiang. The center was completed in May 2009 and delivers our hotel management and automotive maintenance programs.

    On April 11, 2008, our common shares were listed and began trading on the American Stock Exchange (now known as the NYSE Amex) under the new symbol “MBA”, and concurrently ceased trading on the OTC Bulletin Board. Our symbol on the TSX-Venture Exchange in Canada was also changed to “MBA” for consistency.

    In April 2008, we acquired certain assets and the deferred revenue of Tourism Training Institute (or “TTI”), an accredited education institution located in Vancouver, British Columbia, Canada with branch offices in Beijing, China. These acquired assets included, among other things, the exclusive license for all AHLA-EI programs in China. The operations of TTI were subsequently merged into Sprott-Shaw, who is now using these AHLA-EI licenses to train hotel students internationally.

    In June 2008, we renewed our agreement with AHLA-EI for all exclusive material distribution and teaching rights within China for our hotel management programs. In addition, the AHLA-EI license was also expanded to include the first right of refusal to offer these programs in Thailand and Vietnam.

    In June 2008, we changed our fiscal year end from June 30th to August 31st to coincide with the fiscal year end date commonly used in the education services industry.

    In June 2008, CIBT entered into a memorandum of understanding with Thompson Rivers University and Vancouver Community College to allow students completing a two-year business administration and computer sciences diploma program with CIBT in China to continue studies towards a baccalaureate degree at Thompson Rivers after successfully completing a nine to 12 month English upgrading and learning competency training program at Vancouver Community College. The first group of students commenced their studies at Vancouver Community College under this program in September 2008. Vancouver Community College has two campuses located in Vancouver, British Columbia, Canada. Thomson Rivers University has two campuses located in Kamloops and Williams Lake, British Columbia, Canada.

    In August 2008, we entered into an agreement to cooperate with Far Eastern University, one of the largest healthcare universities in the Philippines, to establish a Sprott-Shaw center within the facilities of the university’s Manila campus in order to offer our resident care attendant program (and we contemplate a future offering of our practical nursing program) to Philippine students in English.

    In September 2008, Sprott-Shaw acquired the business, by way of the acquisition of certain assets, including intellectual property rights and regulatory approvals, and assumption of certain obligations, of Concordia Career College and Modus International Language Institute, of Vancouver, British Columbia, Canada. Concordia and Modus are established career and English language training schools focusing on the Korean, Japanese and Latin American markets. We subsequently merged the students from Concordia and Modus into Sprott-Shaw, consolidated their operations under Sprott-Shaw and share their resources within our operations.

    In October 2008, the TSX-Venture Exchange in Canada accepted the filing of our notice of intention to conduct a normal course issuer bid to repurchase up to one million of our common shares, representing approximately 1.56% of our issued and outstanding share capital at the time. The normal course issuer bid remained open until October 8, 2009, and has now been completed. We launched the share repurchase program because our management was of the view that our stock was undervalued.

    In November 2008, we implemented a new master’s degree program in business management and finance in Beijing, China which allows students to pursue a western graduate degree by studying for one year in China followed by a second year at an overseas accredited university. This program is targeted at undergraduate students in China who do not qualify for entrance to graduate studies at Chinese universities because they have not met the rigorous admissions standards, which include passing a national entrance examination. Our “1 + 1 Master’s Degree” program is offered in China in conjunction with the Beijing University of Technology, with the overseas portion of the program to be completed in England at either London Metropolitan University or Bangor University. This program focuses on economics, business principles, communication skills, and academic English. Upon successful completion of the program, students will receive a master’s degree in business from the English university attended.

    In January 2009, our hotel and tourism division in China entered into nine new cooperative joint program agreements with educational institutions and companies in China. These agreements range in scope from providing professional certification, to course exchanges, and ongoing training contracts.

    In January 2009, Sprott-Shaw acquired the business, by way of the acquisition of certain assets, including intellectual property rights and regulatory approvals, and assumption of certain obligations, of Pan Pacific English College, an ESL, TESL and academic preparation college located in Victoria, Canada. We intend to consolidate the operations of Pan Pacific with Sprott-Shaw and share its resources within our operations.

    In January 2009, our hotel and tourism training division in China signed cooperative joint program agreements with four new partners, including a university in Fujian province, two hotel chains in Beijing and Shandong province, and an education consulting company in Guiyang province. The agreements range in scope from providing professional certification in AHLA-EI programs, to delivery of hotel management programs, flight attendant programs, and hospitality English training programs, to senior management training seminars.

    In March 2009, Sprott-Shaw entered into a memorandum of understanding with the Jamaican Ministry of Training and Social Security to offer hospitality and tourism training to Jamaican students through a combination of classroom studies at Sprott-Shaw’s campus in Kelowna, British Columbia, Canada, and online self-directed learning and industry practicum in Vancouver, British Columbia, Canada.

    In March 2009, Sprott-Shaw entered into a memorandum of understanding with Brown’s Town College of Jamaica and the Jamaican Ministry of Labor and Social Security to offer the curriculum for Sprott-Shaw’s resident care attendant and practical nursing training programs to students attending Brown’s Town College. These programs involve an academic portion to be completed in Jamaica and a practicum portion to be completed in Vancouver, British Columbia, Canada. Enrollment in these programs began in May 2009.

    In May 2009, Sprott-Shaw entered into an agreement with Far Eastern University in Manila, Philippines to offer courses in resident care attendant at a second university campus within Far Eastern University. In August 2008, we had previously entered into an agreement with Far Eastern University and established a Sprott-Shaw education Center at Far Eastern University that offers our resident care attendant program to students in English.

    In May 2009, CIBT continued its expansion efforts in southern China by completing its CIBT Centre at Jinhua Career and Technical College in Jinhua City which is located 300 kilometers south of Shanghai, in the province of Zhejiang, China. CIBT offers ESL programs at the Jinhua center currently, to be followed by hotel and tourism management programs shortly.

    In June 2009, CIBT entered into an agreement to establish a CIBT Education Center in Seoul, South Korea at National Cambridge College. After the CIBT Education Center is completed, it will offer CIBT’s International Foundation Program to students in Korea.

    In September 2009, we signed an agreement with a Canadian investment holdings company to license our brands CIBT School of Business and Sprott-Shaw Community College in Vietnam. In connection with this license, Sprott-Shaw entered into a memorandum of understanding with Thang Long University in Hanoi, Vietnam to develop programs aimed at preparing Vietnamese nursing graduates to work abroad by providing training that meets international nursing standards and developing their English language proficiency.

    In October 2009, we signed an agreement with China Central Radio and Television University in Beijing, China to develop programs incorporating course content from CIBT’s operations in China, Sprott-Shaw’s operations, and programs offered by AHLA-EI into China Central Radio and Television University’s programs. These programs will in turn be offered to a global audience through select CIBT and Sprott-Shaw locations in a number of countries, including Canada, the Philippines, South Korea, Jamaica and Vietnam.

    In October 2009, we negotiated a non-brokered private placement to raise $3,000,000 by the issuance of common shares at a price of $0.70 per share. Total proceeds of $3,308,700 were raised in the non-brokered private placement, an oversubscription of $308,700 from the original $3,000,000. The financing was undertaken with several purchasers, including institutional investors, in two tranches. Finders’ fees were payable in connection with a portion of the financing. On November 4, 2009, we closed the first tranche of this financing under which we raised $2,100,000 by the issuance of 3,000,000 common shares at a price of $0.70 per share and incurred a finders’ fee consisting of a cash commission of $105,000 and finder’s warrants, exercisable for one year, entitling the holder to purchase 210,000 common shares at a price of $0.70 per share. On November 24, 2009, we closed the second tranche under which we raised $1,208,700 by the issuance of 1,726,714 common shares at a price of $0.70 per share and incurred a finders’ fee consisting of a cash commission of $108,243.

    In November 2009, Sprott-Shaw signed a memorandum of understanding with Hanoi Tourism College in Hanoi, Vietnam that relates to a number of initiatives including delivery of Sprott-Shaw’s English language and hotel tourism management programs at Hanoi Tourism College, recruitment of qualified Vietnamese students by Hanoi Tourism College for enrollment at Sprott-Shaw campuses in Canada and CIBT campuses in China, and co-development of an internship program for the hotel tourism management program allowing students to intern with major hotels in Vietnam.

    In December 2009, we signed a term sheet agreement with a Canadian based investment holding company with an extensive business presence in India to license the brands of our subsidiaries, CIBT and Sprott-Shaw, in a number of selected states in India. The term sheet outlines the business terms, conditions and other milestones for the licensee to establish several businesses and vocational and language training schools in India and also allows for the licensee to offer selected programs at campuses in India, market the programs and recruit students from India to Canada, and establish credit transfer programs among India and other CIBT and Sprott-Shaw partner campuses worldwide. The term sheet will form the basis of a formal licensing agreement to be negotiated by the parties. There can be no assurance that a formal licensing agreement will be signed.

    In January 2010, we signed an agreement with AHLA-EI to acquire the master license to offer hotel management, travel tourism, and hospitality education programs in the Philippines. The master license is valid for five years and gives Sprott-Shaw the exclusive rights to teach, sub-distribute, test and certify AHLA-EI’s renowned educational programs and graduates in the Philippines. AHLA-EI's hotel program graduates are recognized by nearly all major hotel chains in over 60 countries worldwide. This exclusive status has been granted in addition to CIBT's master license rights for China.

    In March 2010, we acquired substantially all of the assets, including intellectual property and regulatory approvals, and assumed certain liabilities of KGIC.

    In April 2010, we entered into a memorandum of understanding with Meridian International Business and Arts College in the Philippines to deliver our English language training programs and university preparatory programs.

    In May 2010, our common shares were listed for trading on the Toronto Stock Exchange and, accordingly, ceased trading on the TSX Venture Exchange. We believe that companies listed on the Toronto Stock Exchange are more attractive to institutional investors than companies listed on the lower tier TSX Venture Exchange.

    Over the next twelve months, our plans are to:

      integrate the assets and personnel of KGIC into our operations, especially KGIC’s network of international recruiting offices and agents;

      integrate any other assets or businesses acquired into our operations;

      continue building a network of new CIBT centers in additional Asian cities, and further develop our current programs, campuses and CIBT center locations;

      increase revenues by increasing student enrollments at our campuses and CIBT center locations;

      continue to expand across China by potentially acquiring Chinese degree-granting institutions and/or other state-owned colleges in China and transform them into private business colleges;

      expand the presence of Sprott-Shaw and KGIC in the Philippines and establish additional locations in other parts of Asia, including Thailand, South Korea, Malaysia, Vietnam and India;

      enhance our product offerings by increasing our focus on the college preparation market and implementing a new program in Certified General Accountant combined with a Bachelor degree in Canada and Asia;

      increase the conversion rates of English language students at KGIC (and all of our other schools) into taking longer, potentially degree-granting, programs at Sprott-Shaw and other schools within in our system;

      continue to develop closer marketing and cross-selling relationships between Sprott-Shaw, CIBT and KGIC in order to encourage more Chinese and foreign students to come to Sprott-Shaw’s Canadian campuses to study;

      maintain strong relationships with our CIBT center and campus location facility and educational service providers, as well as with the Chinese authorities; and

      continue to promote our businesses and brands.

    We had cash and cash equivalents of approximately $12.0 million and working capital of approximately $4.7 million as of February 28, 2010 (excluding KGIC). We expect to continue to generate sufficient cash flows from operations to meet our operating requirements for fiscal 2010 and 2011. However, we estimate that we will need significant net additional financing of approximately $10 million to carry out our proposed expansion plans for fiscal 2010 and 2011. We plan to obtain the necessary funds from this offering, or other equity or debt financings, as required. However, there can be no assurance that we will be able to obtain the additional financing required, or any at all. If we are not able to obtain additional financing, we may be required to scale back our expansion plans or eliminate them altogether. There can be no assurance that we will achieve our plans, or any of them.

    Capital Expenditures

    Our capital expenditures since June 1, 2006 to the date of this prospectus (excluding KGIC) were $2,285,551, excluding acquisitions, and related primarily to the purchase of property and equipment and leasehold improvements. In addition, capital expenditures currently in progress relate to the same activities. In fiscal 2009, we expended a total of $753,097 to purchase property and equipment.

    Our Operations

    Our Colleges We offer our education programs and training services through the following colleges in China and Canada:

      CIBT Beihai International College, China (associate degree granted by a Chinese college)

      CIBT School of Business, China (business and vocational schools)

      CIBT Wyotech Automotive Institute, China (automotive, diesel and marine technician school)

      Weifang Commercial School, China (business college)

      Sprott-Shaw Degree College Corp, Canada (Bachelor degree college/university)

      Sprott-Shaw Community College, Canada (career and vocational college)

      Sprott-Shaw International Language College, Canada (ESL school)

      KGIC (2010) Language College, Canada (ESL and other English language school)

      KGIC (2010) Business College, Canada (hotel and business school)

    Please refer to Table 1 for a breakdown of our facilities.

    Our Campuses, Centers, Locations and Programs

    CIBT

    CIBT provides education programs and services in China through the facilities listed below:

			Joint	International
Subsidiary			Program	Recruiting	Corporate
Name	Campuses	Centers	Schools	Offices	Offices	Total
CIBT	5	5	14	0	3	27

    CIBT Campuses

    CIBT has five campuses as listed below. All campuses are run through facility rental/revenue sharing agreements.

    We do not own any of these campuses.

Campus	Location
Beijing University of Technology West Campus	Beijing, China
Beijing University of Technology East Campus	Beijing, China
Shuanglong CIBT Campus	Beijing, China
CIBT Beihai International College	Weifang, Shangdong province, China
CIBT Wyotech Automotive Institute	Weifang, Shangdong province, China

    CIBT Centers

    We also provide our programs and services in China at our CIBT mini-campus centers which are organized within an established local university or college through cooperation agreements between us and the respective university or college. The cooperating university or college leases its facilities to us, while we renovate classrooms and provide video conferencing equipment. Each of these CIBT centers are equipped with video conferencing equipment to enhance the learning experience of students by connecting North American and European instructors with Chinese students in a live and real time video conference environment. Using video conferencing technology, we plan to centralize our programs at our Beijing studio headquarters, and reduce the need for instructors to be present at the mini-campus locations.

    We currently operate five CIBT centers in China as described below.

    CIBT

Centers	CIBT Center Facility Provider	Location
Weifang CIBT Center, China	Weifang Commercial School	Weifang, Shangdong Province, China
Jinhua CIBT Center, China	Jinhua Career & Technical College	Jinhua, Zhejiang Province, China
Zhangzhou CIBT Center, China	Zhangzhou Normal University	Zhangzhou, Fujian Province, China
Weifang CIBT Center, China	Weifang Technician College	Weifang, Shangdong Province, China
Gangzhou CIBT Center, China	Gangzhou Naisi Hotel Management Co.	Gangzhou, Guangdong Province, China

    CIBT Joint Program Schools

    We have joint program schools at the 14 locations in China as listed below. The majority of these are related to our AHLA-EI hotel and tourism programs.

Joint Program Schools	Location
CIBT AHLA-EI Kunming Center	Kunming, Yunnan Province
CIBT AHLA-EI Joint Program Guizhou	Guizhou, Guizhou Province
CIBT AHLA-EI Joint Program at Beijing Hospitality Institute	Beijing
CIBT AHLA-EI Joint Program Chongqing	Chongqing, Sichuan Province
CIBT AHLA-EI Joint Program in Sichuan University-Suzhou	Suzhou, Zhejiang Province
CIBT AHLA-EI Joint Program Sichuan-Chengdu	Chengdu, Sichuan Province
CIBT Joint Program in Changsha	Changsha, Hunan Province
CIBT AHLA-EI Joint Program in Shengyang	Shenyang, Liaoning Province
CIBT AHLA-EI Joint Program in Sanya	Sanya, Hainan Province

Joint Program Schools	Location
CIBT AHLA-EI Joint Program in Shenzhen	Shenzhen, Guangdong Province
CIBT AHLA-EI Joint Program in Wuhan	Wuhan, Hubei Province
CIBT AHLA-EI Joint Program in Zhengzhou	Zhengzhou, Henan Province
CIBT AHLA-EI Joint Program in Shenzhen Fuyou	Shenzhen, Guangdong Province
CIBT AHLA-EI Joint Program Guangzhou	Guangzhou, Guangdong Province

    CIBT Corporate Offices

    We operate CIBT through three corporate offices, including our global corporate headquarters office in Vancouver, British Columbia, Canada, and the two branch/regional offices in China listed below.

Offices	Location
Global Corporate Headquarters Office	Vancouver, British Columbia, Canada
Beijing Office	Beijing, China
Weifang Office	Weifang, Shandong Province, China

    Sprott-Shaw

    Sprott-Shaw provides education programs and services in Canada, the Philippines, Jamaica and Korea through the facilities listed below.

			Joint	International
Subsidiary			Program	Recruiting	Corporate
Name	Campuses	Centers	Schools	Offices	Offices	Total
Sprott-Shaw	18	6	2	0	1	27

    Sprott-Shaw Campuses

    Sprott-Shaw provides its education programs and services in Canada at the 18 campuses listed below, all of which are leased.

Campus	Location
Abbotsford	Abbotsford, British Columbia, Canada
Burnaby	Burnaby, British Columbia, Canada
Courtenay	Courtenay, British Columbia, Canada
Duncan	Duncan, British Columbia, Canada
East Vancouver	East Vancouver, British Columbia, Canada
Kamloops	Kamloops, British Columbia, Canada
Kelowna	Kelowna, British Columbia, Canada
Maple Ridge	Maple Ridge, British Columbia, Canada
Nanaimo	Nanaimo, British Columbia, Canada
New Westminster	New Westminster, British Columbia, Canada
Penticton	Penticton, British Columbia, Canada

Campus	Location
Prince George	Prince George, British Columbia, Canada
Red Deer	Red Deer, British Columbia, Canada
Sprott-Shaw International Language College (Vancouver)	Vancouver, British Columbia, Canada
Surrey	Surrey, British Columbia, Canada
Vancouver (Downtown)	Vancouver, British Columbia, Canada
Vernon	Vernon, British Columbia, Canada
Victoria	Victoria, British Columbia, Canada

    Sprott-Shaw Centers

    Sprott-Shaw provides a number of its programs through mini-campuses (Sprott-Shaw centers) located primarily in foreign countries. As the number of our schools grows on a corporate-wide basis, it is our intention to provide Sprott-Shaw’s vocational (and potentially degree-granting) programs through collaborative alliances in many countries in Asia and potentially around the world. Currently we provide courses through one Sprott-Shaw center in Canada, three centers in the Philippines, and one center in each of Jamaica and South Korea.

Centers	Facility Provider	Location
SSCC Career Coaching Center, Canada	Sprott-Shaw Community College	Surrey, Canada
Quezon SSCC Center, Philippines	Far Eastern University	Quezon, Philippines
Manila SSCC Center, Philippines	Far Eastern University	Manila, Philippines
Silang SSCC Center, Philippines	Far Eastern University	Silang, Philippines
Brown’s Town SSCC Center, Jamaica	Brown’s Town Community College	Browns Town, St. Ann, Jamaica
Seoul, SSILC Center, South Korea	National Cambridge College	Seoul, South Korea

    Sprott-Shaw Joint Program Schools

Joint Program Schools	Location
Sprott-Shaw Vietnam Joint Program	Hanoi, Vietnam
Sprott-Shaw Jordan Joint Program	Amman, Jordan

    Sprott-Shaw Corporate Offices

    Sprott-Shaw is operated out of a single corporate office of approximately 8,000 square feet in Port Coquitlam, British Columbia, Canada, which is located approximately 20 miles from our head office in downtown Vancouver, British Columbia, Canada. In addition to providing corporate administrative services at the Port Coquitlam location, the facility also includes space through which Sprott-Shaw provides its construction trades and electrical programs to Sprott-Shaw students.

    KGIC Colleges

    KGIC provides education programs and services in Canada through the facilities listed below. KGIC was acquired on March 15, 2010 (after our last reporting date of February 28, 2010). Accordingly, the results of its operations have never been included in our consolidated financial statements. It is our intention to merge/integrate KGIC’s operations into those of Sprott-Shaw, and accordingly, we expect to present future operating results of KGIC as part of the financial statements of Sprott-Shaw. Nevertheless, KGIC’s operations and facilities are presented separately below to assist readers of this prospectus in understanding the underlying factors affecting KGIC’s operations.

				International
			Joint Program	Recruiting	Corporate
Subsidiary Name	Campuses	CIBT Centers	Schools	Offices	Offices	Total
KGIC Colleges	8	0	0	6	0	14

    KGIC Campuses

    KGIC provides its education programs and services in Canada at the 8 campuses listed below, all of which are leased.

	Size (Square
Campus	Feet)	Location
KGIC Vancouver Campus	21,000	Vancouver, British Columbia, Canada
KGIC Vancouver Business College Campus	14,071	Vancouver, British Columbia, Canada
KGIC & KGI Business College Victoria Campus	9,895	Victoria, British Columbia, Canada
KGIC Surrey Campus	9,000	Surrey, British Columbia, Canada
KGIC Toronto ESL Campus	12,435	Toronto, Ontario, Canada
KGIC Toronto Business Campus	8,610	Toronto, Ontario, Canada
KGIC Canada TESOL Campus	8,208	Vancouver, British Columbia, Canada
KGIC Halifax Campus	4,830	Halifax, Nova Scotia, Canada

    KGIC Centers

    KGIC does not operate any KGIC centers. It is currently contemplated that all educational services provided by KGIC currently or in the future will be conducted at either the existing KGIC campuses in Canada, or at Sprott-Shaw campuses and/or centers to be developed and operated by Sprott-Shaw in Canada or other countries.

    KGIC Joint Program Schools

    KGIC is primarily a stand-alone English language training school, and secondarily a stand-alone business and hotel and tourism college. As a result, it has no joint program schools.

    KGIC International Recruiting Offices

    KGIC operates international recruiting offices in the six countries listed below. Personnel in these international recruiting offices manage networks of international agents providing students for KGIC, and also recruit students directly for KGIC. They also assist in doing market research and evaluating the potential of establishing joint programs within their respective countries of operations. We intend to utilize this network of international recruiting offices and international agents in order to provide international students for not only KGIC, but also for enrollment into CIBT’s and Sprott-Shaw’s programs. In this regard, we believe that the addition of this strong international recruiting network may have a significant effect on future enrollments into our entire consolidated group of companies. All international recruiting offices listed below are located in leased facilities.

Recruiting Office	Location
KGIC International Office Mexico	Mexico City, Mexico
KGIC International Office China	Shanghai, China
KGIC International Office Japan	Tokyo, Japan
KGIC International Office Korea	Seoul, Korea
KGIC International Office Taiwan	Taipei, Taiwan

Recruiting Office	Location
KGIC International Office Spain	Valencia, Spain

    Educational Service Provider Locations

    In addition to the Sprott-Shaw and KGIC campuses that we own in Canada, we generally employ a partnering strategy for our other campuses, centers and joint program schools (and this includes all of our educational locations in China) in order to physically deliver our educational services to our students. Accordingly, we have entered into numerous arrangements with organizations and institutions in China, Canada, Korea, Vietnam, Jamaica, Australia, New Zealand, Switzerland, the Netherlands, the Unites States, the United Kingdom, and other countries, the terms of which range from offering our own programs and services, to delivering programs prepared by these institutions, to developing programs (and/or joint programs) for these institutions, and allowing student exchanges, through our 1+1 master’s, 2+2 bachelor’s and University College Prep programs, with other educational institutions located around the world.

    These institutions and the joint programs and arrangements that we have arranged with them serve as the primary basis for providing our 1+1 master’s and 2+2 bachelor’s degree programs, as well as many of our college preparation and hotel and tourism programs that we offer around the world (including in China). These do not include the Sprott-Shaw and KGIC campuses in Canada that we own directly (as we are essentially our own educational service provider site hosts there), but do include all of our CIBT and Sprott-Shaw centers, as well as joint program schools, as described above. These educational service provider locations primarily serve as the international component of many of the programs that we offer. Our revenue sharing models differ greatly among these many different programs and locations, and some of them result in no direct payments of tuition at all to CIBT (although we are beginning to enter into negotiations with some of these providers in order to obtain referral fees for students that we refer to them; however, the potential outcomes of such negotiations cannot be predicted at this time and should not be relied upon as a potential future source of revenues by any reader of this prospectus). Nevertheless, we believe that this broad international network is a significant competitive advantage for our company, and provides our students with unique multinational educational opportunities offered by us.

    While we do not own, lease or directly control many of these sites, it is our intention to continue expanding our network of international educational service provider locations as an accommodation to our students in order to facilitate their international educational desires, while also seeking to acquire additional offshore institutions in order to retain as large a percentage of student tuition payments as possible within institutions that we own or control directly (or with which we may negotiate referral fees in the future). Our acquisition of Sprott-Shaw was the first step in the process of owning our own destination offshore educational facilities, subsequent to which we have continued to expand our international network of third party institutions in order to provide the widest possible array of international educational offerings to our students.

    The chart listed below details the full array of our relationships with international educational service providers, as well as the countries in which we have agreements and the programs offered therein.

Academic Partners List
Country	Academic Partner	Types of Programs	Subsidiary
Australia	La Trobe University	2+2 Bachelor Degree Program	CIBT
	William Blue College	2+2 Bachelor Degree Program	CIBT
	La Trobe University	University Prep Program	CIBT
	University of New South Wales	University Prep Program	CIBT
	University of Wollongong	University Prep Program	CIBT
	University of South Australia	University Prep Program	CIBT
	Macquarie University	University Prep Program	CIBT
Canada	Thompson Rivers University`	2+2 Bachelor Degree Program	CIBT
	Sprott-Shaw Degree College	2+2 Bachelor Degree Program	CIBT
	York University	University Prep Program	CIBT
	Seneca College, Toronto	University Prep Program	KGIC
	Centennial College, Toronto	University Prep Program	KGIC
	Algonquin College, Ottawa	University Prep Program	KGIC
	Sheridan College, Oakville, Toronto	University Prep Program	KGIC
	University of PEI	University Prep Program	KGIC
	University of New Brunswick	University Prep Program	KGIC
	University of Victoria, BC	University Prep Program	KGIC
China	Weifang Commercial School	Business Program	CIBT
	Jinhua Career & Technical College	English Training, Business Program	CIBT
	Zhangzhou Normal University	English Training, Business Program	CIBT
	Weifang Technician College	English Training, Business Program	CIBT
	Beijing University of Technology	Business Program (MBA), 2+2 Bachelor’s Degree Program, 1+1 Master’s Degree Program	CIBT
	Weifang University	English Training, IT Programs, Automotive Training Programs, Corporate and Executive Training, Business English Training, Accounting Program	CIBT
	Kunming Youzi Training Centre	AHLA-EI Program	CIBT
	Guizhou China Tourism Corp.	AHLA-EI Program	CIBT
	Beijing Hospitality Institute	AHLA-EI Program	CIBT
	Chongqing Jinxiuqiancheng Education Consulting Company Ltd.	AHLA-EI Program	CIBT
	Sichuan University Suzhou Academy	AHLA-EI Program	CIBT
	Changsha Liyou Education Consulting Company Ltd.	AHLA-EI Program	CIBT

Academic Partners List
Country	Academic Partner	Types of Programs	Subsidiary

	Shenyang Bohiu Education Training Center	AHLA-EI Program	CIBT
	Sanya Tech Vocational College	AHLA-EI Program	CIBT
	Shenzhen Qijian International Hotel Training Institute	AHLA-EI Program	CIBT
	Wuhan Jinhe Hotel Management Company Ltd.	AHLA-EI Program	CIBT
	Zhengzhou Junyue Culture Media Company Ltd.	AHLA-EI Program	CIBT
	Shenzhen Fuyou International Education Investment Company Ltd.	AHLA-EI Program	CIBT
	CIBT Beijing School of Business	2+2 Business Program	Sprott-Shaw
Jordan	Canadian-Jordanian Institute	Business Programs	Sprott-Shaw
Malaysia	Help University College	2+2 Bachelor Degree Program	CIBT
Netherlands	Hanze University Cronigen	2+2 Bachelor Degree Program	CIBT
New Zealand	UNITECH Institute of Technology	2+2 Bachelor Degree Program	CIBT
Philippines	Maridian International Business & Arts College	2+2 Bachelor Degree Program	CIBT
	Far Eastern University	Allied Health Care, Hotel and Tourism Management	Sprott-Shaw
Switzerland	International Hotel Management School	2+2 Bachelor Degree Program	CIBT
U.K.	The University of Portsmouth	2+2 Bachelor Degree Program	CIBT
	London Hotel School	2+2 Bachelor Degree Program	CIBT
	University of Derby	2+2 Bachelor Degree Program	CIBT
	Lancaster University	University Prep Program	CIBT
	Bangor University	University Prep Program	CIBT
	University of Essex	University Prep Program	CIBT
	Swansea University	University Prep Program	CIBT
	Portsmouth University	University Prep Program	CIBT
U.S.	California State University, Sacramento	2+2 Bachelor Degree Program	CIBT
	Detroit University Mercy	2+2 Bachelor Degree Program	CIBT
	Johnson and Wales University	2+2 Bachelor Degree Program	CIBT
	Purdue University	University Prep Program	CIBT
	University of California	University Prep Program	CIBT
	Michigan State University	University Prep Program	CIBT
	Detroit University Mercy	University Prep Program	CIBT
	Kansas State University	University Prep Program	CIBT

Academic Partners List
Country	Academic Partner	Types of Programs	Subsidiary

	Patten University	Pre-Masters Program	CIBT
	City University	Pre-Masters Program, MBA	CIBT
	Northeastern State University Oklahoma	Pre-Masters Program	CIBT
	Wyotech Institute	Automotive Training Programs	CIBT
	National University, San Diego	University Prep Program	KGIC
	Antioch University	2+2 Business Program	Sprott-Shaw
	Lawrence Technological University	Pre-EMBA Program	Sprott-Shaw
	AHLA-EI (American Hotel and Lodging Association Educational Institute)	Hotel and Tourism Management	Sprott-Shaw

    Our Educational Programs

    We place great emphasis on the quality of our courses and learning materials, both in terms of substance and production quality to enhance course participants’ learning experience. Working together with our lecturers in each subject, we internally develop and produce the online lectures for all of our courses. We employ a variety of measures including substantive content review and content approval at various stages of the course development process by our experienced in-house personnel in order to create high-quality courses.

    CIBT

    CIBT offers accreditations and certifications in courses ranging from business to information technology and automotive technical training in China. It also offers a Corporate and Executive Training program and a Business English program to managers or senior officers working with domestic, foreign or international companies or government departments in China.

    Certain information relating to CIBT’s programs in China are set out below:

Name of Program	Duration of Program	Description
Business Program - MBA	Two years
    The MBA program, which consists of 15 courses, is designed to develop a solid foundation for making sound business decisions by providing training in general management principles, finance, marketing and project management.

Information Technology Program (IT program)	Three years	We offer IT diplomas in multimedia design, software engineering and applied service management. Our IT program consists of 20 courses.
Automotive Technical Training Programs (auto training programs)	From three months to three years
    Our auto training program is designed to teach students how to disassemble, inspect and assemble engines and accessories, cooling systems, transmissions and clutches, drive lines, and braking and suspension systems. Differing numbers of courses are provided depending on the duration of study. This program includes a short-term program (three months), a mid-term program (eighteen months) and a three-year program.

Corporate and Executive Training Program (CET program)	Three years
    The CET program aims to provide managers or senior officers with organizational and interpersonal skills that will allow them to work effectively with others and adapt to a culturally diverse business environment. Students will learn American management skills and modern business dynamics to develop their capacity to work under pressure and build leadership and coaching skills.

Name of Program	Duration of Program	Description
2+2 Program or 1+1 Program (Joint Program)	Two years or four years
    We offer two cooperative international bachelor degree programs, the 2+2 Program and the 1+1 Program. The 2+2 Program allows students to spend two years studying at our Shuanglong CIBT campus before completing the final two years at one of our overseas educational service providers’ campuses. The 1+1 Program allows students to study for one year at our Shuanglong CIBT campus and then spend the final year at one of our overseas educational service providers’ campuses.

English Program	From one month to four months
    Our English program is intended to assist students to develop listening and speaking skills and recognize and practice grammatical structures and sentence patterns. We offer two different schedules for this program, a one month intensive program, or a weekends-only program that is conducted over the course of four months.

English Teacher Program	Nine months
    We provide a program to English instructors with high-intermediate to advanced proficiency in English. The program focuses on topics inspired by current language teaching approaches, methods and practices and is designed to meet the changing needs and interests of students.

Business English Program	Three years	We offer a diploma program in business English. The business English program focuses on business conversation, business issues, presentation skills and business document writing.
Hotel Management Program	From one to three years
    Our hotel management program is designed to teach students all aspects of hotel management, including rooms, food and beverage, culinary, marketing and sales, conferences and catering. We offer general courses such as business communications and computer skills to ensure students meet industry demand regarding technical and interpersonal skills.

Accounting Program	Three years
    Our accounting program gives students the financial and planning information to solve management problems and provides the necessary skills to help students develop, improve, and implement operating procedures in a management accounting context.

Russian Program	One year	Our Russian program is intended to assist students to develop listening and speaking skills and learn about grammatical structure and sentence patterns.

    Sprott-Shaw

    Sprott-Shaw offers accreditations and certifications in courses ranging from business to health sciences, trades and applied technology, international studies and English primarily in Canada. Certain information relating to the programs provided by Sprott-Shaw in Canada are set forth below:

Name of Program	Duration of Program	Description
Business Program – BBA	Four years
    The Bachelor of Business Administration provides full coverage of the following functional areas of business: Accounting, Finance, Production, Marketing, Industrial Relations, Law and Human Resources Management. Additional concentrations in Marketing and Human Resources are also available.

Certified General Accountant Program	Four years
    The Certified General Accountant Program in combination with the Bachelor Degree in Accounting offered by us allows students to complete this combined accounting program in four years rather than the usual six years required to complete both programs.

Name of Program	Duration of Program	Description
Business Program – Diploma	12 to 45 weeks
    Programs offered within the Faculty of Business include: Administrative Assistant, Legal Secretary, Medical Office Assistant, Advanced Business Management & E-Commerce, Business Administration, Business Office Concepts, Marketing & Sales Essentials, Payroll Administrator, Professional Business Management, Tourism Hospitality Management and Flight Attendant.

Health Sciences & Social Development – Diploma	27 to 50 weeks
    The Faculty of Health Science & Social Development provides programs in: Community Support Worker (Assisted Living and Social Services), Early
    Childhood Education (Basic and Post-Basic), Pharmacy Technician, Practical Nursing, Resident Care Attendant and Spa Body Therapy.

Trades & Applied Technology – Diploma	26 weeks to 1 year	The Faculty of Trades & Applied Technology provides the following programs: Residential Construction Framing Technician, Construction Electrician – Level 1 and 2, and Electrical Apprentice Training.
International Studies	25 to 45 weeks	International Studies provide programs in International Hospitality Management, International Trade & Business Management, and International Trade Diploma.
Accelerated Programs	12 to 24 weeks
    Accelerated Programs include Business Management & E-Commerce, Business Administration, Legal Secretary, Medical Office Assistant, Pharmacy Technician, Professional Business Management, Tourism and Hospitality Management, and Payroll Administrator.

ESL Programs	4 to 52 weeks	ESL programs include English as a Second Language, Teaching ESL, Business English, Medical English, Power Speaking, and Teaching English to Children.

    KGIC

    KGIC offers the following programs in the areas of language training, career training and publishing:

Name of Program	Duration of Program	Description
Business Management Diploma and Certification Programs	3 to 25 weeks
    The Business Management Diploma and Certification Programs offer both experienced professionals and newcomers to business training in areas of business, including accounting, finance and marketing. Programs include field trips and expert industry guest speakers. There is also an opportunity for a practicum.

Hotel Management AHLA-EI Diploma and Certification Programs	8 to 36 weeks
    The Hotel Management Diploma and Certification Programs offers students training in hotel management, including rooms, food and beverage, and marketing and sales. The program uses world-recognized AHLA-EI curriculum taught by AHLA- EI accredited instructors. In addition to a diploma, students receive AHLA-EI certificates throughout the program for completion of modules. There is also an opportunity for a practicum.

International Office Management Diploma Program	12 to 16 weeks
    The International Office Management Diploma Program offers training in the use of office technology, office management skills, and communication skills. This program prepares students for the world of business, office administration, or small business management. The office management program is offered in three main course components: Office  Management, Business English, and Information Technology.

Name of Program	Duration of Program	Description
Interpreting and Translation Diploma Programs (ITDP)	8 weeks
    The Interpreting and Translation Diploma Programs offer training in interpreting and translating English, Korean and Japanese languages. The translation programs are taught by a team of native Canadian English speakers and qualified Korean and Japanese multi-lingual instructors. A bonus component includes one-on-one counseling to discuss individual progress and performance.

English Preparation for Interpreting and Translation Program	4 weeks
    English Preparation for Interpreting and Translation is a preparation program designed to prepare students for the advanced ITDP-Korean program and offers training in interpreting and translating English and Korean languages.

Power Speaking and Modern Media Program	4 to 8 weeks
    The Power Speaking and Modern Media (PMM) program offers training in public speaking and the media and are designed to improve communication skills while exploring the world of modern media. PMM uses current events, popular culture, movies and television to help students express themselves with confidence, ease and accuracy. This program also offers students the chance to develop professional presentation skills. Bonus component includes direct error correction, videotaping and feedback during role-plays and presentation exercises.

IELTS English Testing Program	4 to 12 weeks
    IELTS is the world's leading English test, used by organizations, government agencies, universities and colleges through-out the world. This program is designed to assist students in preparing for this test and to improve their overall English skills.

TOEFL Test of English as a Foreign Language	4 to 8 weeks	The Test of English as a Foreign Language is designed to assist students to prepare for the TOEFL test and provides exercises in grammar, listening, reading and composition. TOEFL also includes one-on-one after school counseling, and immediate feedback and error correction. Bonus component includes school placement counseling for students interested in attending university in North America.
First Certificate in English Cambridge Program	4 to 12 weeks
    The FCE Cambridge test preparation program is designed for students to practice listening and reading comprehension, writing, speaking, grammar, vocabulary and phrasal verbs and improve their general English skills through exam relevant content such as real English used in everyday work, study and leisure situations.

Advanced Business Management Diploma Program	52 weeks	The Advanced Business Management Diploma Program formally integrates a student's academic studies with paid or unpaid work experience in partner companies.
Advanced Hotel Management AHLA-EI Diploma Program	60 weeks
    The Advanced Hotel Management Diploma Program is a co-operative education option that includes all the components of the Hotel Management Diploma Program but also offers students an opportunity to gain experience in the work place.

English as a Second Language Program	Weekly intakes
    The English program is designed to help students improve in all skill areas including grammar, reading, writing, speaking, listening and pronunciation. With a unique flexible level structure, the KGIC system allows students to study at a level that directly corresponds to their ability in each skill area.

Power Writing and Journalism Program	8 weeks
    The Power Writing for Journalism and Publishing Program is designed to help upper, intermediate or advanced international students enhance and advance their writing skills. The course uses modern published media (including current newspapers, magazines and blogs) as templates to help students pursue their goal of fluent written English.

Business English Diploma Program	4 to 12 weeks
    The program is primarily a communications course targeting all students working in an English-speaking business environment. As a communications course, the program offers the traditional polishing of writing and speaking skills and focuses on business conversation, business issues and presentation skills.

    Our Lecturers

    Our business requires that we hire lecturers and instructors with knowledge of the subjects taught as part of the programs offered by us.

    Our course lecturers and instructors include academics from renowned higher education institutions in China and Canada and experienced practitioners within their respective fields. Our lecturers and instructors work with us to prepare the course content and lectures, while also serving as faculty members of various colleges and universities across China and Canada or working in their respective fields.

    To ensure the quality of our lecturers and instructors, we have established stringent selection and retention criteria and have implemented ongoing monitoring and evaluation procedures. We seek to engage lecturers and instructors who have a strong command of their respective subject areas and good communication skills. Our internal quality control personnel regularly monitor the teaching quality of each lecturer and instructor. We also collect feedback on the lecturers and instructors from our course participants on a regular basis. We provide ongoing training for lecturers and instructors and help them improve their online presentation skills based on this feedback.

    We pay our lecturers and instructors fees in either of two ways: the first and most common way is to pay them based on the number of hours of lectures or instruction they deliver, and the second and less common way is a course fee sharing arrangement primarily for some of our newer courses.

    Although our lecturers and instructors participate in the creation and development of the course materials, in almost all cases, we own all copyrights to our courses and course materials pursuant to contracts with our lecturers and instructors.

    Student Enrollments

    As at February 28, 2010, the number of student population in programs offered by CIBT was 2,536 and the number of annual student starts in programs offered by Sprott-Shaw was 4,329. A student start is defined as the number of students who registered with the school (and took classes) at any time during the fiscal year. Student population is defined as the total number of students currently registered (and taking classes) at the school on any specified date. We acquired Sprott-Shaw in December 2007 which resulted in a significantly higher number of students enrolled in our programs.

    65

    We acquired KGIC on March 15, 2010, which also significantly increased the number of students enrolled in our programs. With respect to KGIC, a large number of those students take English programs that can run anywhere from four to twelve weeks. Once their English program is finished and a new English student is enrolled, that new student will also count as a start, even though the total number of students actually taking classes at the time (i.e. total student population) has not increased. As a result, total student starts for a year for KGIC significantly exceeds the total student population at KGIC at any given time due to the relatively large percentage of KGIC students that are enrolled in shorter-term English programs. This is true to some extent at Sprott-Shaw as well, but not nearly at the same level as at KGIC. As a result, throughout this prospectus, we generally present total (annual) student starts figures for KGIC and Sprott-Shaw.

    In contrast, most of CIBT’s students are enrolled in courses that are one year (or longer) in length, so this phenomenon is not very pronounced at CIBT. Due to this anomaly, we generally report total student population figures (as opposed to total annual student start figures) for CIBT, but total annual student starts for KGIC and Sprott-Shaw. As a result, the reader must be careful to discern between mixing the two when evaluating enrollment figures presented using these two different types of enrollment reporting mechanisms.

    Presented below is a chart indicating total annual student starts, as well as total student population figures for each of our schools. Due to the higher proportion of shorter-term students at KGIC, the disparity between total annual student starts and total student populations is greater for KGIC than for the other two schools. Accordingly, it is our strategy going forward to encourage the conversion of more English language students at KGIC into taking longer-term (vocational and business) diploma and degree programs at Sprott-Shaw and potentially other schools that we own, which over time, due to the accumulation of these students into the total student population figures, should increase the total student population at KGIC, which we believe would increase our overall revenues and EBITDA on a consolidated basis.

	Total Annual Student Starts (2/28/2009 – 2/28/2010)	Total Student Populations As at 2/28/2010
CIBT	1,781	2,536
Sprott-Shaw	4,329	2,127
Sub-Total	4,329	4,663
KGIC (Pre-Acquisition)	5,400	945
Post-Acquisition Grand Total	11,510	5,608

    As at February 28, 2010, the number of student starts in programs offered by the KGIC Colleges had increased from approximately 1,800 in 2000 to approximately 5,400 in 2010, while the total student population had grown from 450 to 945 over this period.

    Tuition Fees

    CIBT

    Tuition fees for CIBT’s various programs in China are as follows:

Name of Program	Duration of Program	Tuition Fee (1) ($)
Business Program - MBA	Two years	6,800 per year for City University courses; 1,800 per year for Beijing University of Technology courses; program is in its teach-out phase
Information Technology Program (IT program)	Three years	1,800 per year
Automotive Technical Training Programs (auto training programs)	From three months to three years	Wyotech Institute (2) programs: 315 for three months program; 2,100 for eighteen month program; Weifang University program: 1,800 per year
Corporate and Executive Training Program (CET program)	Three years	1,800 per year
2+2 Program or 1+1 Program (Joint Program)	Two years or four years	5,500 per year for 2+2 Program; 3,800 per year for 1+1 Program (3)
English Program	From one month to four months	50 per month
English Teacher Program	Nine months	50 per month
Business English Program	Three years	1,800 per year
Hotel Management Program	From one to three years	From 80 per course to 4,100 per year
Accounting Program	Three years	1,800 per year
Russian Program	One year	4,100 per year

(1)	Tuition fees are shown on a gross basis in Canadian Dollars
(2)	Wyotech Institute is a subsidiary of Corinthian Colleges, Inc. (NASDAQ: COCO).
(3)
    We only receive payment of tuition for our 1+1 master’s and 2+2 bachelor’s degree programs for the periods of time that the students actually spend at a CIBT owned/operated institution. The portion of tuition revenue related to the time that the student spends overseas at the facilities of an educational service provider are retained by that educational service provider, and CIBT does not share in any of those revenues. However, CIBT is negotiating with some of its educational service providers to obtain a referral fee for students sent to these overseas institutions.

    Sprott-Shaw

    Tuition fees for Sprott-Shaw’s various programs in Canada are as follows:

Name of Program	Duration of Program	Approximate Tuition Fees
Business Program – BBA	Four years	$2,880 per semester for local students; $4,000 per semester for international students (less a 20% agency fee)
Certified General Accountant Program	Four years	$6,450 per semester for local students
Business Program – Diploma	12 to 45 weeks	$203/week
Health Sciences & Social Development – Diploma	27 to 50 weeks	$256/week

Name of Program	Duration of Program	Approximate Tuition Fees
Trades & Applied Technology – Diploma	26 weeks to 1 year	$280/week
International Studies	25 to 45 weeks	$203/week
Accelerated Programs	12 to 24 weeks	$203/week
ESL Programs	4 to 52 weeks	$800/week

    KGIC Colleges

    Tuition fees for the KGIC Colleges’ various programs in Canada are as follows:

Name of Program	Duration of Program	Approximate Tuition Fees
Business Management Diploma Programs	3 to 25 weeks	$1,000 for 3 weeks to $7,000 for 25 weeks
Hotel Management AHLA-EI Diploma Program	8 to 36 weeks	$2,860 for 8 weeks to $11,460 for 36 weeks
International Office Management Diploma Program	3 to 16 weeks	$940 for 3 weeks to $3,690 for 16 weeks
Interpreting and Translation Diploma Programs	8 weeks	$2,880
English Preparation for Interpreting and Translation Program	4 weeks	$1,500
Power Speaking and Modern Media Program	8 weeks	$2,800
IELTS English Testing Program	4 to 12 weeks	$1,260 for 4 weeks to $3,590 for 12 weeks
TOEFL Test of English as a Foreign Language	4 to 8 weeks	$1,320 for 4 weeks to $2,640 for 8 weeks
First Certificate in English Cambridge Program	4 to 12 weeks	$1,260 for 4 weeks to $3,590 for 12 weeks
Advanced Business Management Diploma Program	52 weeks	$7,000
Advanced Hotel Management AHLA-EI Diploma Program	60 weeks	$11,460
English as a Second Language Programs	4 to 73 weeks	41,260 for 4 weeks to $12,850 for 52 weeks
Power Writing and Journalism Program	8 weeks	$2,880
Power Speaking and Modern Media Program	4 to 8 weeks	$1,440 for 4 weeks to $2,880 for 8 weeks
Business English Diploma Programs	4 to 12 weeks	$1,500 for 4 weeks to $3,690 for 12 weeks

    Student Graduation and Employment

    We place a high priority on assisting our students in graduating from their programs of study and securing employment in their careers of choice. We believe that the employment of our students in their field of study is a key indicator of the success of our schools and the fulfillment of our educational mission. Our schools strive to share with each student the responsibility for the student’s long-term success. Our emphasis on providing personal support and assistance to our students is a hallmark of our educational model.

    Various of our campuses have career services departments whose primary responsibility is to assist our students in identifying employment opportunities in their chosen fields of study after graduation. Career services staff members provide our students with a variety of career development instruction, which addresses, among other things, the preparation of resumes and cover letters, interviewing skills, networking and other essential job-search tools, as well as ongoing career service resources, which are generally available to both current students and alumni. In addition to our career services personnel, we have many externship coordinators who help students obtain externships that prepare them to compete in the employment market.

    The retention rate at CIBT is consistently above 95% because there is a cultural element attached to education in China, which is why students rarely drop-out from post-secondary education. Sprott-Shaw’s retention rate is approximately 90%, as program lengths are relatively short (less than one year) and students are generally financially prepared for their course of studies and, therefore, generally do not have to drop-out due to financial difficulties. Due to the fact that KGIC’s programs are also short term in length (ESL programs can be as short as one month), students generally do not drop out from these programs and instead generally opt to finish the programs that they have enrolled in.

    Instructors

    The various CIBT schools employ both full time and part instructors to teach their classes, and these instructor levels are provided below.

	Full-time instructors	Part-time instructors	Total number of instructors
CIBT	23	100	123
Sprott-Shaw	93	104	197
KGIC	135	0	135
Total	251	204	455

    With respect to instructors, KGIC employs the highest percentage of full time instructors (100% versus 47% for Sprott-Shaw). We are in the process of converting the status of more KGIC instructors to part-time status and believes that this may significantly lower the cost structure of KGIC, and increase both KGIC’s as well as the consolidated CIBT school group’s overall profitability.

    Total Employees

    In addition to instructors, the schools each employ a number of people to provide administration, student counseling, placement, bursar and registrar functions, as well as marketing, admissions and enrollment, financial aid processing and other clerical, administrative, managerial and executive functions. Figures for these additional employees are presented below.

	Total Instructors	Administrative and Other Employees	Total Employees
CIBT	123	108	231
Sprott-Shaw	197	114	311
KGIC	135	69	204
Total	455	291	746

    In addition, our head office in Vancouver employs seven full-time personnel who oversee our operations and carry out strategic planning, corporate communications, marketing, financing, human resources and information technology functions.

    Marketing and Student Recruitment

    We believe prospective students are attracted to our schools due to our brand name, the quality of our programs, our relatively long operating history in the private education sector, our extensive international network and our ability to provide training which is relevant in obtaining jobs from multinational corporations and other employers in China and elsewhere. Our subsidiaries employ a variety of marketing and recruiting methods to attract students and increase enrollments. CIBT uses recruitment channels such as recruiting agents, direct recruitment from government colleges and student referrals. CIBT also relies on Internet and newspaper advertising. Sprott-Shaw’s student recruitments are generated through a combination of recruiting agents and student referrals and Sprott Shaw relies on traditional marketing methods including radio, television, newspaper and bill board advertising. KGIC primarily relies on recruiting efforts through a network of overseas recruiting agents and government sponsorship programs as well as student referrals. Some of these recruiting methods are described below.

    Recruiting Agents and Referrals. We use a wide network of educational recruiting agents who are engaged to actively promote our programs and recruit students. Historically, a large portion of our student enrollments have come from recruiting agents and word-of-mouth referrals. Our student enrollments have benefited and will continue to benefit by referrals from our extensive network of students and alumni and the successful academic and professional careers that many of them have achieved. The majority of our agents are non-exclusive to us and are paid a commission on a per-student basis. (U.S. readers should understand that in Canada and most foreign countries, recruiters are allowed to be compensated based on the numbers of students that they enroll, as no U.S. Title IV funding is involved for such students.) As a result, prohibitions on incentive compensation for student recruiters that exist in the United States do not apply to our operations and those of our subsidiaries. In addition, through the acquisition of KGIC, we now have six new international recruiting offices in China, Japan, Korea, Taiwan, Spain and Mexico which are staffed with in-house recruiters that manage the agent networks in their respective countries/territories and also perform direct recruiting activities. This is a significant new addition to our marketing capabilities and one which we believe may significantly increase the flow of international students to our campuses as KGIC is integrated into our network.

    Existing Student Pools at Partner Facilities. A cornerstone of our expansion strategy in China and Asia has been to partner with established education providers (often large Chinese state-owned universities) through collaborative agreements and to co-locate on their sites. In doing so, we obtain ready access to a large pool of existing students, many of whom may enroll in our courses in order to obtain a western-style education and have greater opportunities to obtain jobs with multinational corporations operating in China or abroad. Such employers typically pay higher wages than Chinese domestic companies.

    Job Placement and Externship Opportunities. A key value proposition for our students is that we maintain relationships among and have placed students with a large number of multinational companies and hotel chains as well as other employers. We actively recruit for jobs for our students, which most government-owned universities and many of our for-profit competitors in China do not. In addition, many of our programs include externships, often abroad, which can often lead to permanent employment with multinational employers and others. We believe that many of our students study with us because we provide job placement services and believe that this is also a key selling point for us.

    Distribution of Marketing Materials. We use “booths” and “information tables” to distribute informational brochures, posters and flyers at various on-campus events, educational expos and conferences, and college and employment fairs. We also conduct extensive free information sessions to introduce our programs to our target markets.

    High School Recruiting Programs. We actively recruit on high school campuses for our students. This includes presentations to groups of students at high schools, with individual follow-up phone calls to family homes when needed.

    Internet and Traditional Advertising. We advertise through our own websites and also on China’s and Canada’s leading portals. Our six international (KGIC) recruiting offices also advertise on the portals in their respective territories. We utilize a growing number of internet strategies, including the use of internet lead aggregators. We have been using internet advertising over the past two years and we expect this to be a larger portion of our advertising mix in the future. We currently also utilize a wide array of traditional media sources including national and regional newspapers, television, and radio. We also utilize bus signage and other transportation media, as well as other outdoor advertising displays.

    Cross-Selling. As we gain footholds in many different markets, we use our programs in one market as an opportunity to advertise our programs in other markets. With a variety of programs aimed at different groups, our goal is to create a brand name that permeates every stage of our potential students’ educational, career and life progression, from English for adults, to vocational and career training at the diploma to bachelor’s to master’s degree levels. In addition, a core element of our marketing strategy is highlighting our English language program’s role in enabling students to differentiate themselves for college entrance examinations and to better compete in a competitive education system and job market. We also use our English language programs to establish an initial relationship with students and then introduce them to longer-term studies overseas or enrollment in other longer-term courses and programs that we offer, which both increases their tenure with us and also enhances their skill levels for advancement in the international marketplace. We believe that our ability to both cross-sell our programs and campuses as we grow our system and our ability to “up-sell” our growing base of English language students into longer-term programs is a competitive advantage for us, and may significantly increase profits and EBITDA over the long term.

    Speeches and Seminars. Our management and our top instructors frequently give speeches at colleges, universities, and high schools and to student groups, parent groups and educational organizations. They also participate in educational seminars and workshops.

    Chinese Government Quota System. The Chinese government operates a national recruitment system, which matches students to colleges based on the results of yearly nationwide examinations and the preferences of students. Currently, CIBT Beihai International College is part of that system, and in 2009 alone, it received 572 student enrollments directly from the Chinese government quota system. Beihai’s ability to participate in this quota system is a direct result of our strategy to “partner” with existing state-owned universities in the Chinese marketplace. Over time, we believe that we may be able to acquire additional schools in China that may participate in the Chinese government quota system, which may provide an additional new stream of students for us in the future.

    Competition

    We face competition from providers of traditional education programs and training services, and expect to face increasing competition from existing competitors and new market entrants in the online education market, including the following:

•

    U.S. or Canadian-based for-profit post-secondary and ESL education companies that also offer educational services in Canada. Examples of our competitors include the Eminata Group, a Vancouver based corporation that operates a number of different colleges, including CDI College and Vancouver Career College. We also face competition from a number of independent ESL schools that offer similar courses in Canada.

•

    Chinese, U.S. or European-based for-profit post-secondary education companies that also offer western- style educational programs in China. Examples of our competitors include New Oriental Education and Technology Group, China Distance Education Holdings Ltd., China Education Alliance, Inc., ChinaCast Education Corp., and ChinaEdu Corp.

•

    For-profit post-secondary education companies offering Chinese language training and professional training programs. This segment consists of numerous small training companies operating schools with a few dozen to a few hundred students. This segment is the most significant competitor to our IT and Automotive Technical Training programs. Examples of our competition in this segment include Nllt School and Aptech School (IT program), and North China Auto School, Lan Xiang Career College, and DAZhong Auto School (automotive technical training programs).

•

    Not-for-profit post-secondary education companies that offer western-style educational programs. These are typically joint ventures established between U.S. or European universities and Chinese universities, and are generally offered in the larger cities. There are currently a large number of these arrangements in China, and they pose the biggest competitive threat to the business programs we offer. For instance, in Beijing, both Yangtze River Business School and China Agriculture University/Luton University of the United Kingdom provide business programs which are comparable to those offered by us.

•

    Not-for-profit post-secondary education companies that do not offer western-style educational programs. These are typically public schools run by the Chinese government. However, despite not offering programs based on the western education style, their programs are in high demand.

    We believe that the key competitive factors in our industry include the professional competence of our lecturers, price, quality, market recognition and brand name. Some of our present and future competitors may have longer operating histories, larger teams of professional staff and greater financial, technical, marketing and other resources. We may lose market share and our profitability may be materially and adversely affected, if we fail to compete effectively with our present and future competitors or to adjust effectively to changing market conditions and trends.

    Governmental Regulations and Approvals

    Our educational operations in China and Canada require approvals from various government authorities, including the following:

•
    Ministry of Education - The Ministry of Education in China is the government’s national agency that is responsible for approvals of all Chinese and foreign bachelor’s and master’s degree programs offered in China.

•
    Provincial Education Committees – A provincial committee provides provincial approvals to operate a campus or school in a Canadian province, as well as approvals for bachelor and master’s degree programs to be offered in the province.

•
    Municipal Education Bureaus – A municipal education bureau provides municipal approvals to operate a campus or school in a Canadian city, as well as approvals for certificate, bachelor or master degree programs to be offered in the city.

    Our educational services providers in other countries may also require differing levels of regulatory approvals.

    CIBT

    The Chinese government regulates the education services industry in China and the provision of our education services is subject to Chinese laws and regulations relating to the education services industry. This following sets forth a summary of the principal laws and regulations that affect our business activities in China.

    Education Law of the PRC

    On March 18, 1995, the National People’s Congress enacted the Education Law of the PRC, which governs all levels of the educational system in China, including pre-school, primary, secondary education and higher education. The legislation makes it compulsory for all children in the country to complete a minimum of nine years of schooling, up to middle school level. Primary and secondary school are free. The Education Law requires the government to formulate plans to develop the education system in China and to establish and operate schools and other educational institutions. In principle, under the Education Law, enterprises, social organizations and individuals are encouraged to operate schools and other types of educational organizations in accordance with Chinese laws and regulations; however, no organization or individual may establish or operate a school or any other educational institution with the sole purpose of earning a profit. However, private schools may be operated for “reasonable returns,” as described in more detail below.

    Regulations on Chinese-Foreign Cooperation in Operating Schools

    Chinese-foreign cooperation in operating schools or training programs is specifically governed by the Regulations on Operating Chinese-foreign Schools, promulgated by the State Council in 2003 in accordance with the Education Law, the Occupational Education Law and the Law for Promoting Private Education, and the Implementing Rules for the Regulations on Operating Chinese-foreign Schools, or the Implementing Rules, which were issued by the Ministry of Education in 2004.

    The Regulations on Operating Chinese-foreign Schools and its Implementing Rules encourage substantive cooperation between overseas educational organizations with relevant qualifications and experience in providing high-quality education and Chinese educational organizations to jointly operate various types of schools in China, with such cooperation in the areas of higher education and occupational education being encouraged. Chinese-foreign cooperative schools are not permitted, however, to engage in compulsory education and military, police, political and other kinds of education that are of a special nature in China.

    Approvals for Chinese-foreign Cooperation in Operating Schools are obtained from the relevant education authorities or the authorities that regulate labor and social welfare in China. We believe we have obtained all approvals for our Chinese-foreign cooperation institutes.

    Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors

    On August 8, 2006, six Chinese regulatory agencies, including the Chinese Securities Regulatory Commission, or CSRC, promulgated a rule entitled “Provisions regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors,” or the new M&A rule, to more effectively regulate foreign investment in Chinese domestic enterprises. The new M&A rule provides that the Ministry of Commerce must be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise and any of the following situations exists: (i) the transaction involves an important industry in China, (ii) the transaction may affect national “economic security,” or (iii) the Chinese domestic enterprise has a well-known trademark or historical Chinese trade name in China. Any merger or acquisition by foreign investors is subject to review and approval by the Ministry of Foreign Trade and Economic Cooperation or the authority in charge of such matters at the provincial level. The new M&A rule became effective on September 8, 2006 without retroactive effect. These regulations may have an adverse effect on our future acquisition plans in China.

    Chinese Tax Regulations

    On March 16, 2007, the National People’s Congress, which is the legislature of China, passed the Enterprise Income Tax Law (the “EIT Law”), which became effective on January 1, 2008. The EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises. There will be a transition period for the enterprises, whether foreign-invested or domestic, which currently receive preferential tax treatments granted by relevant tax authorities. Enterprises that are subject to an enterprise income tax rate lower than 25% may continue to enjoy the lower rate and gradually transfer to the new tax rate within five years after the effective date of the EIT Law. Enterprises that are currently entitled to exemptions or reductions from the standard income tax rate for a fixed term may continue to enjoy such treatment until the fixed term expires. Preferential tax treatments will continue to be granted to industries and projects that are strongly supported and encouraged by the state, and enterprises otherwise classified as “new and high technology enterprises strongly supported by the state” will be entitled to a 15% enterprise income tax rate. However, the EIT Law does not define this term. The EIT Law empowers the State Council to enact appropriate implementing rules and regulations. Based on the foregoing, CIBT’s tax rate is currently 25%.

    Furthermore, unlike the Income Tax Law for Enterprises with Foreign Investment and Foreign Enterprise currently in effect, which specifically exempts withholding tax on any dividends payable to non-Chinese investors, the EIT Law provides that an income tax rate of 20% will normally be applicable to dividends payable to non-Chinese investors which are derived from sources within China, although such income tax may be exempted or reduced by the State Counsel of the Chinese or pursuant to a tax treaty between China and the jurisdictions in which our non-Chinese shareholders reside. It is unclear whether any dividends payable to non-Chinese investors will be deemed to be derived from sources within China and be subject to Chinese income tax. If we are required under the EIT Law to withhold income tax on dividends payable to our non-Chinese shareholders, the value of your investment may be materially and adversely affected.

    Chinese Educational Approvals

    The following table describes approvals we have obtained for each of our campuses and for the programs offered at each campus in China. No government approvals are needed for our CIBT centers.

Campus	Location	Offered Programs in each campus	Approval Authority	Approval Date	Renewal Date
Shuanglong CIBT Campus	Beijing, China	2+2, 1+1, Business program – bachelor degree	Beijing Education Committee	December 19, 1999	Renewal not required (1)
		MBA	Ministry of Education	October 8, 2003	N/A (2)
Beijing University of Technology West Campus	Beijing, China	Business program – bachelor degree, 2+2, 1+1	Beijing Education Committee	December 29, 1999	Renewal not required (1)
Beijing University of Technology East Campus	Beijing, China	Russian Program	Approval not required	N/A	N/A
CIBT Beihai International College	Weifang, Shangdong province	IT program, Business English program, CET program, Auto training program	Shangdong Provincial Government	October 31, 2004	Renewal not required
CIBT Wyotech Automotive Institute	Weifang, Shangdong province	Auto training program	Shangdong Education Committee	December 14, 2006	Renewal not required

(1)	We do not need to renew the government issued approval, but we are required to obtain a new approval for each new educational service provider.
(2)	The program is being taught-out.

    We believe that we have applied for and received all necessary approvals to carry on our education business in China. While we believe that we have taken all steps necessary to maintain the approvals for our MBA programs in China, there is no assurance that we will be successful in renewing or maintaining these or any other approvals in the future. Failure to renew or maintain the MBA or other approvals may have a material adverse effect on our business, results of operations and financial condition due to reduced enrollment as a result of being unable to issue a Chinese recognized Masters degree or other accreditation. See “Risk Factors”.

    Sprott-Shaw and KGIC Colleges

    Sprott-Shaw and the KGIC Colleges have obtained approvals or accreditations for their programs from the following authorities:

•
    Private Career Training Institutions Agency (“PCTIA”): On November 22, 2004, the PCTIA succeeded the Private Post-Secondary Education Commission of BC (PPSEC) as the regulatory agency for private training institutions in the Province of British Columbia. The Agency is given its authority by the Province of British Columbia, Canada, Ministry of Advanced Education, under the Private Career Training Institutions Act, Regulations, and Bylaws. PCTIA has responsibility under the Private Career Training Institutions Act to: provide consumer protection to the students and prospective students of registered institutions; establish standards of quality that must be met by accredited institutions; and establish and manage the Student Training Completion Fund.

•	College of Licensed Practical Nurses of British Columbia (“CLPNBC”): The CLPNBC is responsible for regulating the profession of Licensed Practical Nurses in the public interest

•
    Ministry of Children and Families: The Ministry of Children and Families provides programs and services to ensure that healthy children and responsible families are living in safe, caring and inclusive communities.

•
    Industry Training Authority (“ITA”): The ITA is a provincial crown agency. It was established in 2004 and is responsible for managing BC’s industry training system to develop the skilled workforce needed to ensure the competitiveness and economic prosperity of our businesses and our province.

•
    Degree Quality Assessment Board (“DQAB”): The DQAB was appointed by the Minister of Advanced Education and Labour Market Development who established criteria, in consultation with the board, to be applied when a private or out-of-province public institution applies for consent to provide degree programs or use the word “university” in British Columbia. The same program review criteria apply to new degree programs proposed by British Columbia public post-secondary institutions.

•
    All vocational programs, over $1,000 and 40 hours of instruction are accredited under the PCTIA. Its Practical Nursing program is approved by the CLPNBC. The Early Childhood Education program is approved by the Ministry of Children and Families. The Trades Programs are approved by the ITA. All academic programs are approved by the DQAB and allowed under the Ministry of Advanced Education.

    We believe that we have applied for and received all necessary approvals to carry on our education business in Canada. While we believe that we have taken all steps necessary to maintain the approvals, there is no assurance that we will be successful in renewing or maintaining these or any other approvals in the future. Failure to renew or maintain approvals may have a material adverse effect on our business, results of operations and financial condition due to reduced enrollment as a result of being unable to issue a recognized accreditation. See “Risk Factors”.

    Seasonality

    Our business is seasonal in nature due to enrollment patterns and we receive the bulk of our cash flows at the beginning of each new school term. Our fourth quarter results tend generally to be relatively low as few students are enrolled in courses over the summer. Accordingly, our results in a given quarter may not be indicative of our results in any subsequent quarter or annually.

    Intellectual Property

    Our trademarks, copyrights, domain names, trade secrets and other intellectual property rights distinguish our services from those of our competitors and contribute to our ability to compete in our target markets. We rely on a combination of copyright and trademark law, trade secret protection and confidentiality agreements with our employees, lecturers, business partners and others, to protect our intellectual property rights. In addition, we require our employees to enter into agreements with us under which they acknowledge that all inventions, trade secrets, works of authorship, developments and other processes made by them during their employment are our property and they should assign the same to us if we so require.

    We, directly or through our subsidiaries, own the copyright to all of the contents of our websites, which include www.cibt.net, www.cibt.edu, www.cibt.ca, www.sprott-shaw.com, and www.kgic.ca. We also own the trademarks Sprott-Shaw, Sprott-Shaw Community College, Pitman Business College, Tourism Training Institute, Concordia Career College and Modus International Language Institute. To reduce replication and brand confusion, these brands are no longer in use: Pitman, Tourism Training Institute, Concordia Career College and Modus. Operations from these prior acquisitions were fully amalgamated into our Sprott-Shaw operation.

    In addition, we own the following intangible assets, among others, related to our education programs and training services business, directly or indirectly through our subsidiaries:

      licenses;
      affiliation agreements;
      recruiting agent agreements; and
      course curriculum.

    Our intellectual property is subject to risks of theft and other unauthorized use, and our ability to protect our intellectual property from unauthorized use is limited. In addition, we may be subject to claims that we have infringed the intellectual property rights of others. Our failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights or defend against third-party allegations of infringement may be costly and ineffective.

    Operations of IRIX

    We own a 51% interest in IRIX which was founded on October 5, 1994 under the laws of British Columbia, Canada. IRIX is a full service agency offering one-stop-shop multimedia and advertising services. It was originally a marketing and advertising provider to us. Our original intention was to purchase IRIX to reduce our marketing costs and transform IRIX into our marketing department. Over the years, IRIX developed its own customer base by providing media design services to a broad base of clienteles in Canada.

    Products and Services

    IRIX provides multimedia and advertising services in Canada, the U.S. and Hong Kong. Its client base includes businesses engaged in the banking, financial, insurance, securities, realty and e-marketing sectors. Some of IRIX’s services include:

      corporate identity development
      advertising campaigns
      television commercials
      printing services
      marketing support
      website development
      web application development
      internet advertising
      online marketing

    IRIX targets small-size businesses that are looking to promote themselves in the marketplace through marketing of a defined image. IRIX focuses its marketing efforts on targeting clients in the following industries:

      Real estate
      Banking and Financial Services
      Retail and Consumer Products
      Food and Beverage Products
      Manufacturing

    Markets

    IRIX conducts its operations in the U.S. (primarily in California), Canada (primarily in Vancouver, British Columbia) and Hong Kong and services financial institutions (in the U.S.), the real estate sector (in Canada) and goods providers, food and beverage manufacturers and government agencies (in Hong Kong). IRIX presently concentrates on marketing and offering products and services to Vancouver real estate businesses.

    There are risks and uncertainties inherent in the multimedia and advertising industry, which could adversely affect the financial condition of IRIX, including:

      Low barriers to entry. It is relatively easy and inexpensive for competitors to enter this industry, and IRIX may face a number of new competitors.
      Economic downturns. In the event of a downturn in the economy, expenditures on marketing products are often more likely to be reduced over other costs, which may adversely effect IRIX’s revenues.
      Customer demography. A large portion of IRIX’s customers are Asian. Should there be a downturn in the immigration environment in Vancouver, this could adversely effect IRIX’s revenues and curtail our growth.

    See “Risk Factors” for additional risks and uncertainties relating to the business of IRIX.

    Competition

    IRIX faces competition from a wide range of companies. The multimedia and advertising market consists of many competitors, from world-wide or nation-wide advertising companies or agencies, to self-employed web designers or programmers. Many of these competitors have substantially greater financial and other resources. Aggressive price competition from existing or future competitors could result in the need to reduce prices or increase spending and could result in a decrease in revenues and profitability of IRIX.

    Competitors for the Asian market in Vancouver currently include five to ten firms, including Grapheme/Koo, Cossette Communications Group, Chinese Agency (Canada) Ltd, and Hamasaki Wong. Other advertising and graphic firms, who compete in the real estate market, include Traction Creative Communications and Fleming Creative Group.

    Employees

    IRIX has a total of 11 employees working in its Vancouver office. IRIX has no staff members or office premises outside of Vancouver. All clients in Hong Kong and the U.S. are serviced by personnel in the Vancouver office.

    Office

    IRIX shares a leased office space in Vancouver with us, occupying 1,526 square feet at a cost of approximately $38,151 per year. IRIX does not own any real property.

    Intellectual Property

    IRIX owns the copyright to all of the contents of its website, www.irix-design.com.

    Property, Plant and Equipment

    We currently rent our principal corporate office at 777 West Broadway, Suite 1200, Vancouver, British Columbia, Canada, V5Z 4J7. The office is comprised of 3,526 square feet of office space for which we pay annual rent of approximately $88,152. Our rental agreement has a 60 month term from November 1, 2009 to October 31, 2014 pursuant to which we will pay annual rent of $88,152 for the first three years, increasing to $91,680 per year for the last two years. We currently use about 2,000 square feet of the available office space, and record rent expenses of approximately $50,001 per year. The remaining 1,526 square feet is used by IRIX. IRIX will pay approximately $38,151 in annual rent expenses for the first three years, increasing to $39,678 per year for the last two years, under our current rent agreement.

    Sprott-Shaw currently rents a corporate office at Suite 200, 1405 Broadway Street, Port Coquitlam, British Columbia, Canada, V3C 6L6. The office is comprised of 8,038 square feet of office space for which it pays annual rent of approximately $83,418. The rental agreement has an 82 month term from July 2009 to April 2016.

    KGIC currently rents a corporate office at Suite 450, 1188 West Georgia Street, Vancouver, British Columbia, Canada. The office is comprised of 8,200 square feet of office space for which it pays rent of approximately $25,700 per month. The rental agreement expires on June 30, 2012.

    We do not presently own any real property. The lease holdings of CIBT range in size from approximately 15,000 square feet to approximately 107,000 square feet. The lease holdings of Sprott-Shaw range in size from approximately 1,900 square feet to approximately 12,000 square feet. The lease holdings of KGIC range in size from approximately 4,800 square feet to approximately 21,000 square feet. The description of our business above provides information relating to these facilities.

    SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below has been derived from (i) our audited consolidated financial statements as at and for the twelve months ended August 31, 2009 and 2008, the two month transition period ended August 31, 2007, the twelve months ended June 30, 2007, the six month transition period ended June 30, 2006, and the twelve months ended December 31, 2005 and (ii) our unaudited interim consolidated financial statements for the six months ended February 28, 2010 and 2009. Our audited consolidated financial statements as at and for the six month transition period ended June 30, 2006 and the twelve months ended December 31, 2005 are not included in this prospectus, but have been filed with the SEC.

    Our (i) audited consolidated financial statements as at and for the twelve months ended August 31, 2009 and 2008, the two month transition period ended August 31, 2007 and the twelve months ended June 30, 2007 and (ii) our unaudited interim consolidated financial statements for the six months ended February 28, 2010 and 2009 are included in this prospectus and have been prepared in accordance with Canadian GAAP, and all dollar amounts set out in these financial statements are presented in Canadian dollars. Refer to Note 25 of our audited consolidated financial statements for the twelve months ended August 31, 2009 and 2008 and Note 19 of our unaudited interim consolidated financial statements included for the six months ended February 28, 2010 and 2009 in this prospectus for an explanation of the material differences between Canadian GAAP and U.S. GAAP applicable to the financial statements.

    The selected consolidated financial data presented below is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements and notes thereto, as well as the discussion and analysis set forth under “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

    We acquired Sprott-Shaw, our major subsidiary, in December 2007. Accordingly, the selected financial data set out below may not be comparable from period to period.

    On March 15, 2010, we acquired, through the KGIC Colleges, substantially all of the operating assets and assumed certain liabilities of KGIC, which operates in the education services business. The results of the KGIC Colleges have not been consolidated into the financial statements included in this prospectus given the recent acquisition. See “Business – Recent Developments” for more information.

    Canadian GAAP

	Twelve Months Ended August 31, 2009	Twelve Months Ended August 31, 2008	Two Months Ended August 31, 2007	Twelve Months Ended June 30, 2007	Six Months Ended June 30, 2006	Twelve Months Ended December 31, 2005	Six Months Ended February 28
Consolidated Income Statement Data							2010	2009
	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)
Revenues	44,550,958	31,161,279	1,166,769	9,303,448	2,930,688	5,076,097	22,542,252	20,387,268
Direct costs	16,234,348	12,067,789	547,266	4,587,634	1,706,189	2,656,482	7,575,745	7,778,716
Other expenses	27,568,935	22,558,040	1,152,735	5,839,938	2,058,324	4,016,190	14,082,170	12,653,250
Income (loss) from
operations	747,675	(3,464,550)	(533,232)	(1,124,124)	363,197	(716,018)	884,337	(44,698)
Other income (expenses)	30,676	(1,124,461)	(148,031)	1,729,392	9,349	17,319	(122,271)	511,947
Income (loss) before
income taxes	778,351	(4,589,071)	(681,263)	605,268	363,197	(358,771)	762,066	467,249
Income tax provision	(285,241)	(351,432)	(32,508)	(243,684)	-	-	1,573,387	(324,224)
Non-controlling interests	(477,103)	(109,155)	65,334	(58,294)	26,033	104,623	(300,137)	(70,168)
Net income(loss)	16,007	(5,049,678)	(648,437)	303,290	363,197	(358,771)	2,035,316	72,857
Basic and diluted earnings (loss) per share	0.00	(0.09)	(0.01)	0.01	0.01	(0.02)	0.03	0.00

    U.S. GAAP

	Twelve Months Ended August 31, 2009	Twelve Months Ended August 31, 2008	Two Months Ended August 31, 2007	Twelve Months Ended June 30, 2007	Six Months Ended June 30, 2006	Twelve Months Ended December 31, 2005	Six Months Ended February 28
Consolidated Income Statement Data							2010	2009
	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)
Revenues	44,550,958	31,161,279	1,166,769	9,303,448	2,930,688	5,076,097	22,542,252	20,387,268
Income (loss) from operations	747,675	(3,464,550)	(533,232)	(1,124,124)	(833,825)	(1,574,297)	884,337	(44,698)
Net income(loss)	(16,007)	(5,905,655)	(648,4371)	158	475,672	(1,372,750)	2,023,250	29,719
Basic and diluted earnings (loss) per share	0.00	(0.09)	(0.01)	(0.00)	0.01	(0.04)	0.03	0.00

    Canadian GAAP

	As at August 31, 2009	As at August 31, 2008	As at August 31, 2007	As at June 30, 2007	As at June 30, 2006	As at December 31, 2005	As at February 28, 2010
Consolidated Balance Sheet Data
	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)
Current assets	22,015,521	18,393,197	17,732,653	15,232,534	5,294,019	5,239,283	25,426,889
Current liabilities	21,431,137	18,217,681	5,058,432	2,685,972	2,663,570	3,819,019	20,737,535
Working capital	584,384	175,516	12,674,221	12,546,562	2,630,449	1,420,264	4,689,354
Other assets	25,362,430	25,424,368	6,594,395	6,072,375	2,505,045	1,988,312	27,206,996
Total assets	47,377,951	43,817,565	24,327,048	21,304,909	7,799,064	7,227,595	52,633,885
Capital lease obligations	291,220	176,143	65,370	68,513	88,065	11,094	302,721
Long-term debt	44,327	10,322	3,265,594	3,212,756	-	-	43,889
Non-controlling interests	1,198,606	1,345,065	1,043,996	653,982	937,413	1,006,103	1,212,681
Total liabilities and non-controlling interests	24,706,897	21,322,758	9,433,392	6,621,223	3,689,048	4,836,216	24,273,122
Share capital	44,350,606	44,350,606	26,861,878	26,851,807	17,977,570	18,633,526	47,709,836
Shareholders’ equity	22,671,054	22,494,807	14,893,656	14,683,686	4,110,016	2,391,379	28,360,763
Number of common shares outstanding	64,109,297	64,109,297	47,858,255	47,840,073	35,552,630	32,744,357	69,226,011

    U.S. GAAP

	As at August 31, 2009	As at August 31, 2008	As at August 31, 2007	As at June 30, 2007	As at June 30, 2006	As at December 31, 2005	As at February 28, 2010
Consolidated Balance Sheet Data
	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)
Total assets	47,377,951	43,817,565	24,327,048	21,511,074	25,288,939	21,009,169	52,633,885
Total liabilities and non-controlling interests	25,114,026	21,322,758	9,638,785	6,824,450	3,738,466	5,018,665	23,112,779
Share capital	44,350,606	44,350,606	26,861,878	26,851,807	17,977,570	18,633,526	47,709,836
Shareholders’ equity	22,263,925	22,494,807	14,688,263	14,686,624	21,550,473	15,990,504	29,521,106
Number of common shares outstanding	64,109,297	64,109,297	47,858,255	47,840,073	35,552,630	32,744,357	69,226,011

    We have not declared or paid any dividends on our common shares since our inception and we do not anticipate paying any dividends on our common shares in the foreseeable future.

    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

    You should read the following discussion and analysis in conjunction with (i) our audited consolidated financial statements as at and for the twelve months ended August 31, 2009 and 2008, the two month transition period ended August 31, 2007 and the twelve months ended June 30, 2007 and (ii) our unaudited interim consolidated financial statements for the six months ended February 28, 2010 and 2009, and the notes thereto included in this prospectus. Our consolidated financial statements have been prepared in accordance with Canadian GAAP and are presented in Canadian dollars. Refer to Note 25 of our audited consolidated financial statements and Note 19 of our unaudited interim consolidated financial statements included in this prospectus for an explanation of the material differences between Canadian GAAP and U.S. GAAP applicable to the financial statements.

    On September 1, 2008, we changed our reporting currency from U.S. dollars to Canadian dollars to match our functional currency.

    On June 26, 2008, we changed our fiscal year end from June 30 to August 31 to coincide with the year end of Sprott-Shaw, our major subsidiary, and the fiscal year end commonly used in the education industry. As a result, there was a two month stub period in July and August 2007, a discussion of which is included below.

    On March 15, 2010, we acquired, through the KGIC Colleges, substantially all of the operating assets and assumed certain liabilities of KGIC, which operates in the education services business. The results of the KGIC Colleges have not been consolidated into the financial statements included in this prospectus given the recent acquisition. See “Business – KGIC” for more information.

    The following discussion and analysis contains certain forward-looking statements relating to, among other things, our plan of operations going forward. Our actual results may differ materially from our expectations set out in these statements due to a number of factors, including the factors set out under “Risk Factors”. See “Forward-Looking Statements”.

    Overview

    We are a fully integrated provider of educational programs and services. We deliver western-style education to students from emerging Asian countries and Canada, providing our graduates with increased earning potential working for multinational companies in their home countries or abroad. Our target students for our schools are recent high school graduates or adult persons working in urban centers. In addition, we recruit international students to enroll at our Canadian campuses and other locations around the world and provide them with an enhanced learning experience, western credentials and overseas employment experience.

    We offer a wide range of education programs and training courses, including: college preparation courses, English language training and certification courses, and diploma and degree programs in business, healthcare, hotel management, information technology, automotive technical training, and corporate executive training. We are the largest trainer of practical nurses in Canada and also offer this program in other countries. In addition, we offer international MBA programs in China and bachelor’s of business administration programs in China and Canada. We create our own education programs and training services and also offer programs created by other institutions at our campuses and other locations. Our infrastructure is located primarily in Canada and China, as well as other countries around the world.

    Our goal is to become the leading provider of western-style education in China and Asia, and the largest recruiter of foreign students to study in Canada. We seek to achieve continued growth in a manner that reinforces our reputation for providing high-quality career-oriented educational programs that advance the careers of our students.

    As at August 31, 2009 and February 28, 2010, we operated our education programs and services business through two subsidiaries: CIBT in China and Sprott-Shaw in Canada. We also hold a 51% interest in IRIX, a multimedia service and advertising company located in Canada.

    The table below sets forth our selected consolidated financial information for the periods indicated.

    Canadian GAAP

	Twelve	Twelve		Twelve	Six Months Ended
	Months	Months	Two Months	Months	February 28
	Ended	Ended	Ended	Ended
	August 31,	August 31,	August 31,	June 30,
	2009	2008	2007	2007	2010	2009
Consolidated Income Statement Data	(C$)	(C$)	(C$)	(C$)	(C$)	(C$)
Revenues	44,550,958	31,161,279	1,166,769	9,303,448	22,542,252	20,387,268
Direct costs	16,234,348	12,067,789	547,266	4,587,634	7,575,745	7,778,716
Other expenses	27,568,935	22,558,040	1,152,735	5,839,938	14,082,170	12,653,250
Income (loss) from operations	747,675	(3,464,550)	(533,232)	(1,124,124)	884,337	(44,698)
Other income (expenses)	30,676	(1,124,521)	(148,031)	1,729,392	(122,271)	511,947
Income (loss) before income taxes	778,351	(4,589,071)	(681,263)	605,268	762,066	467,249
Income tax recovery (provision)	(285,241)	(351,452)	(32,508)	(243,684)	1,573,387	(324,224)
Non-controlling interests	(477,103)	(109,155)	65,334	(58,294)	(300,137)	(70,168)
Net income (loss)	16,007	(5,049,678)	(648,437)	303,290	2,035,316	72,857
Basic and diluted earnings (loss) per share	0.00	(0.09)	(0.01)	0.01	0.03	0.00

    Our revenues are defined as revenues net of refunds. Direct costs are comprised of: (a) partnership costs, teachers’ salaries and other teaching costs, textbook printing costs and sales tax for CIBT; (b) teachers’ salaries, other teaching costs and textbook printing costs for Sprott-Shaw; and (c) media acquisition cost for IRIX.

    For the twelve months ended August 31, 2009, we generated revenue of $44,550,958. Sprott-Shaw accounted for $33,659,924 or 76% of revenue, while CIBT accounted for $9,576,706 or 21% and IRIX accounted for $1,314,328 or 3% of revenue. By industry segment, our education business generated $43,236,630 of our revenue (equivalent to 97%), while our design business generated $1,314,328 (equivalent to 3%).

    For the six months ended February 28, 2010, we generated aggregate revenue of $22,542,252. Sprott-Shaw accounted for $17,607,023 or 78% of revenue, while CIBT accounted for $4,250,712 or 19% and IRIX accounted for $684,517 or 3% of revenue. By industry segment, our education business generated $21,857,735 of our revenue (equivalent to 97%), while our design business generated $684,517 (equivalent to 3%).

    Our net income was $16,007 for fiscal 2009. This compares to a net loss of $5,049,678 for the twelve months ended August 31, 2008.

    Our net income was $2,035,316 for the six months ended February 28, 2010. We recognized a future income tax recovery of $1,939,311 and recorded a future income tax provision of $234,689 for the six months ended February 28, 2010. Net future income tax recovery benefits recognized in the period amounted to $1,704,622. Without such benefits, our net income would have been $91,519. This compares to net income of $72,857 for the six months ended February 28, 2009 and net future tax recovery benefits of $3,405, or $69,452 excluding tax recovery benefits.

    We had cash of $10,337,128 as of August 31, 2009 compared to $10,932,737 as of August 31, 2008. Our working capital was $584,384 as at August 31, 2009, compared to $175,516 as at August 31, 2008.

    We had cash of $12,017,032 as of February 28, 2010 compared to $10,337,128 as of August 31, 2009. Our working capital was $4,689,354 as at February 28, 2010, compared to $584,384 as at August 31, 2009. The increase in cash was attributed to a private placement resulting in net proceeds of $3,297,430 from the issuance of 4,726,714 common shares to Canadian investors. These shares were subject to a four month hold period in Canada.

    As at August 31, 2009, we had total assets of $47,377,951 and an accumulated deficit of $22,506,813. This compares to total assets of $43,817,565 and an accumulated deficit of $21,874,220 as at August 31, 2008.

    As at February 28, 2010, we had total assets of $52,633,885 and an accumulated deficit of $20,751,605. This compares to total assets of $47,377,951 and an accumulated deficit of $22,506,813 as at August 31, 2009.

    As of August 31, 2009, we had 64,109,297 common shares issued and outstanding, and outstanding and unexercised options and warrants to purchase a total of 9,461,919 of our common shares.

    As of February 28, 2010, we had 69,226,011 common shares issued and outstanding, as well as unexercised options and warrants to purchase a total of 4,045,000 of our common shares.

    In the near future, our plans are to:

      integrate the assets and personnel of KGIC into our operations, especially its network of international agents and recruiting offices;

      integrate any other assets or businesses acquired into our operations;

      continue building a network of new CIBT center locations in additional Asian cities;

      further develop our current programs, campuses and CIBT center locations;

      increase revenues by increasing student enrollments at our campuses and CIBT center locations;

      continue our expansion across China by strategically reviewing Chinese degree-granting institutions as potential acquisition targets;

      acquire other state-owned colleges in China and transform them into private business colleges;

      expand the presence of Sprott-Shaw and KGIC in the Philippines and establish locations in other parts of Asia, including Thailand, South Korea, Malaysia, Vietnam and India;

      enhance our product offerings by increasing our focus on the college preparation market and introducing a new program to become a Certified General Accountant (CGA), a designation of professional accountants recognized in and with national associations in Canada, China, Hong Kong, Bermuda and the Caribbean, combined with a Bachelors degree in Canada and Asia;

      increase the conversion rates of English language students at KGIC and all of our schools into taking longer, potentially degree-granting programs at Sprott-Shaw and the rest of the schools in our system;

      continue to develop closer marketing relationships between Sprott-Shaw, CIBT and KGIC in order to encourage more Chinese and foreign students to come to Sprott-Shaw’s Canadian campuses to study;

      maintain strong relationships with the CIBT center and campus location facility and educational service providers, as well as the Chinese authorities; and

      continue to promote our businesses and brands.

    We had cash and cash equivalents of approximately $10.3 million and $12.0 million and working capital of approximately $0.6 million and $4.7 million as of August 31, 2009 and February 28, 2010, respectively. We estimate that we will need significant additional financing of approximately $10.5 million to carry out our near-term proposed expansion plans. We plan to obtain the necessary funds from this offering and other equity or debt financings, as required; however, there can be no assurance that we will obtain such financing. If we are not able to obtain such additional financing, we may be forced to scale back our expansion plans or eliminate them altogether. There can be no assurance that we will achieve our plans, or any of them.

    Our continued growth will depend on our ability to manage our current operations and carry out our long-term expansion plans. While we expect our expansion plan to generate revenue growth in the longer term, we expect to incur near-term losses.

    Operating Results

    Results of operations for the six months ended February 28, 2010 compared to the six months ended February 28, 2009

    The following table summarizes selected financial information for the six months ended February 28, 2010 and the six months ended February 28, 2009 on a relative basis (as a percentage of revenues).

	Six Months Ended	Percentage of	Six Months Ended	Percentage of
	February 28, 2010	Revenues	February 28, 2009	Revenues
	(C$)		(C$)
Revenues
– CIBT (education)	4,250,712	19%	5,528,266	27%
– Sprott-Shaw (education)	17,607,023	78%	14,058,605	69%
– IRIX (advertising)	684,517	3%	800,397	4%
Revenues – Consolidated	22,542,252	100%	20,387,268	100%
Direct costs	7,575,545	34%	7,778,716	38%
Revenues net of direct costs	14,966,507	66%	12,608,552	62%
General and administrative expenses	13,255,192	59%	11,394,000	56%
Amortization and stock based compensation	826,978	4%	1,259,250	6%
Income before income taxes	762,066	3%	467,249	2%
Income tax recovery (provision)	1,573,387	7%	(324,224)	(2%)
Non-controlling interests	(300,137)	(1%)	(70,168)	(1)
Net income	2,035,316	9%	72,857	(1)

    (1) Less than 1%.

    Consolidated

    We generated revenues of $22,542,252 for the six months ended February 28, 2010, an increase of $2,154,984 from revenues of $20,387,268 the six months ended February 28, 2009. Our net income increased by $1,962,459 to $2,035,316 for the six months ended February 28, 2010 from $72,857 for the same period in 2009.

    CIBT

    Revenues for CIBT during the six months ended February 28, 2010 were $4,250,712 compared to $5,528,266 for the six months ended February 28, 2009, a decrease of 23%. Revenues net of direct costs averaged a 52% margin during the six months ended February 28, 2010 compared to a 52% margin during the six months ended February 28, 2009. The CIBT student population was 2,536 as at February 28, 2010 compared to 2,844 as at February 28, 2009, a decrease of 10.83%. Revenue per student averaged $799 for the six months ended February 28, 2010 compared to an average of $997 per student for the six months ended February 28, 2009, a decrease of 20%. The global recession that started in 2008 had a negative impact on CIBT’s operations in terms of student enrollment in September 2009. CIBT has traditionally targeted the higher end of the education market in China such as overseas study and degree granting programs (relatively higher tuition fees for higher quality education). We believe that student enrollment dropped by 10% due to the teach out of certain of our MBA programs and to students not being able to afford the higher tuition fees that CIBT charges for these premium programs as student loan programs are rarely available in China.

    CIBT generated net income of $78,233 for the six month period ended February 28, 2010 compared to a net income of $898,396 for the six month period ended February 28, 2009, a decrease of $820,163 or 1,048%. The decrease in net income is attributed to the following: (i) a foreign exchange loss of $89,769 for the six months ended February 28, 2010 (as compared to an exchange gain of $395,257 for the six months ended February 28, 2009) resulting from an appreciation of the Canadian dollar against the RMB; (ii) the teach-out of certain of CIBT’s MBA programs during the six months ended February 28, 2009; and (iii) additional professional fees incurred for the six months ended February 28, 2009.

    Sprott-Shaw

    Revenues for Sprott-Shaw during the six months ended February 28, 2010 were $17,607,023 compared to $14,058,605 for the six months ended February 28, 2009, an increase of 25%. Revenues net of direct costs averaged a 70% margin during the six months ended February 28, 2010 compared to a 66% margin during the six months ended February 28, 2009. The Sprott-Shaw student population was 2,127 as at February 28, 2010 compared to 1,926 as at February 28, 2009, an increase of 15.1%. Revenue per student averaged $4,036 for the six months ended February 28, 2010 compared to an average of $3,698 per student for the six months ended February 28, 2009, an increase of 9.14%. The downturn in the economy since 2008 has benefitted Sprott-Shaw as Sprott-Shaw offers a broad range of courses and programs that may encourage a career change for some people if they find themselves unemployed and in need of an update/upgrade in job skill training. In Canada, government funded programs, such as Employment Insurance and Welfare, encourage the unemployed to seek new opportunities through Sprott-Shaw’s courses and programs, and accordingly have had a positive effect on Sprott-Shaw’s revenues and student population. Sprott-Shaw’s student population increased by 7% as compared to the student population for the six months ended February 28, 2009. We believe we have also attracted an increasing number of recent immigrants to Canada and international visa students, which also contributed to the increase in student enrollment at Sprott-Shaw.

    Sprott-Shaw generated a net income of $2,504,814 before inter-corporate interest and management fee charges of $1,724,175 for the six months ended February 28, 2010 compared to a net income of $1,013,544 before inter-corporate interest and management fee charges of $655,068 for the six months ended February 28, 2009.

    IRIX

    Revenues for IRIX during the six months ended February 28, 2010 were $684,517 compared to $800,397 for the six months ended February 28, 2009, a decrease of 14%. Revenue is defined as revenues net of discounts. The current economic slowdown has negatively affected IRIX’s advertising revenues significantly as businesses continue to reduce its advertising and marketing costs. Revenues net of direct costs averaged a 61% margin during the six months ended February 28, 2010 compared to a 54% margin during the six months ended February 28, 2009, which was due primarily to IRIX focusing on providing higher margin services to its smaller client base. Direct costs are defined as costs to acquire media or any work outsourced.

    IRIX generated a net income of $37,924 before inter-corporate fees of $13,619 for the six months ended February 28, 2010 compared to a net income of $68,565 before inter-corporate fees of $18,835 for the six months ended February 28, 2009.

    Corporate

    Our corporate operations do not generate revenues. Corporate provides management and administrative services to our operating subsidiaries. We generated net income of $1,152,149 for the six months ended February 28, 2010, compared to a net loss of $1,233,745 for the six months ended February 28, 2009. Expenses and other items impacting the corporate results of operations include general and administrative expenses, amortization, stock-based compensation granted to our employees, officers and directors, foreign exchange gains and losses and income tax recovery provisions, each of which is discussed in further detail below.

    General and Administrative Expenses

    The following selected general and administrative expenses are for the consolidated group on a relative basis (as a percentage of revenues).

	Six Months Ended	Percentage of	Six Months Ended	Percentage of
	February 28, 2010	Revenues	February 28, 2009	Revenues
	(C$)		(C$)
Revenues	22,542,252	100%	20,387,268	100%
Advertising	3,081,892	13%	2,387,790	12%
Consulting and management fees	615,019	3%	491,049	2%
Professional fees	1,193,757	5%	812,505	4%
Salaries and benefits	4,793,022	21%	4,087,333	20%
Total general and administrative expenses	13,255,192	59%	11,394,000	56%

    Advertising costs for the six months ended February 28, 2010 amounted to $3,081,892 compared to $2,387,790 for the six months ended February 28, 2009, an increase of $694,102 or 29%. Of the advertising costs incurred during the six months ended February 28, 2010, $2,696,168 was incurred by Sprott-Shaw’s operations ($2,173,744 incurred during the six months ended February 28, 2009, an increase of $522,424 or 24%). The balance of $385,724 was attributable to CIBT’s operations ($212,633 during the six months ended February 28, 2009, an increase of $173,091 or 81%). Sprott-Shaw uses expensive advertising media, such as television and radio, in its marketing campaigns. Television and radio advertisements cost more than print media, but are more effective media for Sprott-Shaw to maintain its market share and continue to build brand awareness.

    The $123,970 or 25% increase in consulting and management fees was related to increased corporate finance and business expansion activities.

    The $381,252 or 47% increase in professional fees was a result of accruals for business valuation fees and auditors’ fees for U.S. regulatory filings with respect to our annual report and a registration statement in the U.S.

    The $705,689 or 17% increase in salaries and benefits was attributed to the following operations: CIBT - $677,623 (compared to $859,824 in the prior period, a decrease of $182,201 or 21%); Sprott-Shaw - $3,540,805 (compared to $2,763,252 in the prior period, an increase of $777,553 or 28%); IRIX - $321,476 (compared to $336,331 in the prior period, a decrease of $14,855 or 4%); Corporate - $253,118 (compared to $127,926 in the prior period, an increase of $125,192 or 98%). The decrease in personnel cost in CIBT’s operations was a result of decreased compensation to sales personnel whose compensation is tied to revenues. The increase in personnel cost in Sprott-Shaw’s operations was due to bonuses and pay increases that were given to Sprott-Shaw campus directors for the strong revenue growth and high profit performance. The decrease in IRIX’s personnel costs was the result of downsizing in response to the current economic environment in which IRIX is operating. The increase in personnel cost in Corporate’s operations was due to increased staffing for administration of our integration plan for the operations of CIBT and Sprott-Shaw.

    Amortization

    Amortization of $332,012 for the six months ended February 28, 2010 decreased by $69,131 from $401,143 for the six months ended February 28, 2009. The decrease was due to a restatement of intangible assets subject to amortization. The following summarizes our amortization expense:

	Six Months Ended	Six Months Ended
	February 28, 2010	February 28, 2009
	(C$)	(C$)
Amortization of property and equipment	491,863	463,754
Amortization of intangible assets	162,845	394,321
TOTAL	654,708	858,075

    Stock-based Compensation

    Stock-based compensation totaled $172,270 for the six months ended February 28, 2010 compared to $401,175 for the six months ended February 28, 2009, a 57% decrease. Stock-based compensation is the compensation expense recognized in connection with stock options granted. The stock-based compensation expense for stock options granted is being recognized on a straight-line basis over the vesting period (ranging from 18 months to 48 months) of the underlying options. Stock-based compensation represents the estimated fair value of stock options granted and is a non-cash expense item.

    Foreign Exchange Gain and Loss

    The majority of the foreign exchange loss of $96,765 for the six months ended February 28, 2010 arises from the foreign currency translation of CIBT’s integrated foreign operations in China. During the six months ended February 28, 2009, the RMB was appreciating against the Canadian dollar and the foreign currency translation of CIBT’s integrated foreign operations in China resulted in a foreign exchange gain of $395,257. Since August 31, 2009, the Canadian dollar has appreciated against the RMB and the foreign currency translation of CIBT’s integrated foreign operations in China resulted in a foreign exchange loss of $89,769 for the six month period ended February 28, 2010.

    Income Tax Recovery

    During the six months ended February 28, 2010, we recorded a future income tax recovery of $1,939,311 relating to the recognition of the potential benefit of non-capital losses. Of this amount, $166,833 relates to current period non-capital losses of CIBT Education Group Inc. (Corporate) and $1,772,478 relates to prior period non-capital losses of CIBT Education Group Inc. (Corporate) against which valuation allowances had previously been provided. As a result of certain tax-planning strategies undertaken by us to utilize non-capital losses within our Canadian group of companies, our assessment as to the potential realization of these non-capital losses changed during the period which resulted in the recording of this future income tax recovery and a corresponding future income tax asset. The tax-planning strategy, that would be implemented to accelerate taxable amounts within our group of Canadian companies, is generally acceptable by the Canada Revenue Agency (CRA) and is the subject of a ruling request with the CRA’s Income Tax Rulings Directorate. It is our management’s view that a positive ruling will be received on the tax-planning strategy within the 2010 fiscal year.

    Results of operations for the twelve months ended August 31, 2009 compared to the twelve months ended August 31, 2008

    The following table summarizes selected financial information for the twelve months ended August 31, 2009 and the twelve months ended August 31, 2008 on a relative basis (as a percentage of revenues).

	Twelve Months Ended	Percentage of	Twelve Months Ended	Percentage of
	August 31, 2009	Revenues	August 31, 2008	Revenues
	(C$)		(C$)
Revenues
– CIBT (education)	9,576,706	21%	7,997,918	26%
– Sprott-Shaw (education)	33,659,024	76%	21,070,707	68%
– IRIX (advertising)	1,314,328	3%	1,961,205	6%
Revenues – Consolidated	44,550,958	100%	31,161,279	100%
Direct costs	16,234,348	36%	12,067,789	39%
Revenues net of direct costs	28,316,610	64%	19,093,490	61%
General and administrative expenses	25,351,076	57%	19,234,009	62%
Amortization and stock-based compensation expenses	2,217,859	5%	3,324,031	11%
Income (loss) before income taxes	778,351	2%	(4,589,071)	(15%)
Income tax provision	(285,241)	(1%)	(351,452)	(1%)
Non-controlling interests	(477,103)	(1%)	(109,155)	(2)
Net income (loss)	16,007	(1)	(5,049,678)	(16%)

    (1) Less than 1%.
    (2) Less than (1%).

    Consolidated

    We generated revenues of $44,550,958 for the twelve months ended August 31, 2009, an increase of $13,389,679 from revenues of $31,161,279 the twelve months ended August 31, 2009. Our net income was $16,007 for the twelve months ended August 31, 2009, compared to a net loss of $5,049,678 for the same period in 2008, an increase of $5,065,685.

    CIBT

    Revenues for CIBT during the twelve months ended August 31, 2009 were $9,576,706 compared to $7,997,918 for the twelve months ended August 31, 2008, an increase of 20%. Revenues net of direct costs averaged a 54% margin compared to a 53% margin during the twelve months ended August 31, 2008. The CIBT student population was 2,671 as at August 31, 2009 compared to 3,263 as at August 31, 2008, a decrease of 18%. Revenue per student averaged $3,365 for the twelve months ended August 31, 2009 compared to average revenue per student of $2,296 for the twelve months ended August 31, 2008, an increase of 47%. The increase of revenues was attributed to adverse economic conditions as those that have lost their jobs turned to further their education and either upgrade their skills or seek retraining. With the addition of the hotel and tourism training program, additional sources of revenue were created. The increase in revenues net of direct costs was attributed to the popularity of advanced programs with higher margins but typically with lower student count. We believe the decrease in student population was primarily due to marketing efforts to specifically attract students who would enroll in longer term programs as opposed to shorter term programs, as well as teach-outs of certain MBA programs we offered. The increase in revenue per student was due to more enrollments in advanced programs that produce more revenue.

    CIBT generated net income of $560,250 for the twelve months ended August 31, 2009 compared to net income of $172,720 for the twelve months ended August 31, 2008.

    Sprott-Shaw

    Synergies were generated from the exchange of market intelligence, exchange and recruitment of students between CIBT in China and Sprott-Shaw in Canada, and shared resources between the two subsidiaries.

    Revenues for Sprott-Shaw during the twelve months ended August 31, 2009 were $33,659,924 compared to $21,070,707 for the twelve months ended August 31, 2008, an increase of 60%. Revenues net of direct costs averaged a 67% margin during the twelve months ended August 31, 2009 compared to a 66% margin during the twelve months ended August 31, 2008. Revenues increased as a result of an increase in student population to 4,206 as at August 31, 2009 from 3,190 as at August 31, 2008, an increase of 32%, and due to the fact that our operating results for the twelve months ended August 31, 2008 only included eight months of operations for Sprott-Shaw, as Sprott-Shaw Community College was acquired on December 17, 2007. The increase in student population was due to the global economic downturn which resulted in companies laying-off workers and people seeking more education to retrain for a career in another industry.

    Revenue per student averaged $9,248 for the twelve months ended August 31, 2009 compared to an average of $9,636 for the twelve months ended August 31, 2008, a decrease of 4%. The decrease in average revenue per student was attributed to the popularity of lower cost programs.

    Sprott-Shaw generated a net income of $1,064,312 for the twelve months ended August 31, 2009 compared to a net loss of $246,182 for the twelve months ended August 31, 2008. The increase in net income was attributed to greater enrollment both domestically and internationally, low incremental cost with reasonable increase in class sizes, marginal cost controls and a decrease in amortization. Amortization decreased by $528,609 due to a restatement of intangible assets subject to amortization and resulted in an increase in net income of $528,609.

    IRIX

    Revenues for IRIX during the twelve months ended August 31, 2009 were $1,314,328 compared to $1,961,205 for the twelve months ended August 31, 2008, a decrease of 33%. The decrease was due to adverse economic conditions in its operating markets. Revenues net of direct costs averaged a 51% margin during the twelve months ended August 31, 2009 compared to a 43% margin for the twelve months ended August 31, 2008. IRIX’s higher margins are the result of its actively pursuing higher margin design services, such as creating print and television advertisements and designing websites, and a natural decrease in lower margin services for its clients, such as booking radio and television air time with media outlets.

    Corporate

    Our corporate operations generated a net loss of $1,557,774 for the twelve months ended August 31, 2009, compared to a net loss of $4,914,669 for the twelve months ended August 31, 2008. Expenses and other items impacting the corporate results of operations include general and administrative expenses, amortization and stock-based compensation granted to our employees, officers and directors, each of which is discussed in further detail below.

    General and Administrative Expenses

    The following selected general and administrative expenses are for the consolidated group on a relative basis (as a percentage of revenues).

	Twelve Months		Twelve Months
	Ended	Percentage of	Ended	Percentage of
	August 31, 2009	Revenues	August 31, 2008	Revenues
	(C$)		(C$)
Revenues	44,550,958	100%	31,161,279	100%
Advertising	5,699,158	13%	4,087,705	13%
Consulting and management fees	1,230,128	3%	1,632,939	5%
Office and general	3,395,149	8%	2,431,133	8%
Professional fees	1,544,022	3%	1,466,510	5%
Rent	3,019,407	7%	2,116,207	7%
Salaries and benefits	9,631,436	22%	6,517,877	21%
Total general and administrative	25,351,076	57%	19,234,009	62%
expenses

    Advertising costs increased by $1,611,453 or 39% from $5,699,158 for the twelve months ended August 31, 2009 to $4,087,705 for the twelve months ended August 31, 2008 as a result of increased marketing efforts by CIBT and Sprott-Shaw due to continued expansion overseas which required additional marketing. Of the advertising costs incurred, Sprott-Shaw accounted for $5,012,075 ($3,449,004 for the twelve months ended August 31, 2008) and CIBT accounted for the remainder of $685,385 ($639,042 for the twelve months ended August 31, 2008). Sprott-Shaw utilized television and radio, which costs more than print media, for its marketing campaigns. CIBT utilized print media and the internet for its marketing campaigns. The increase in Sprott-Shaw’s advertising costs was due to twelve months of operations for Sprott-Shaw for the twelve months ended August 31, 2009, while there were only eight months of operations for the twelve months ended August 31, 2008, as well as Sprott-Shaw’s increased marketing efforts, including use of television advertisements and signage on public transportation. Also, with its expansion into the Philippines, substantial advertising investments were made to create a larger footprint in these newly chartered markets.

    The $402,811 or 25% decrease in consulting and management fees was due to decreased use by corporate operations of consultants for corporate financing and communication activities. The types of consultants engaged by Sprott-Shaw and CIBT during the period included consultants with specialized knowledge and expertise in developing the various degree granting programs to be delivered by Sprott-Shaw, and consultants with specialized knowledge and expertise in developing course programs for CIBT.

    The $964,016 or 40% increase in office and general expenses was due to expenditures incurred by Sprott-Shaw’s operations. The office and general expenses for Sprott-Shaw and for CIBT each amounted to 3% of the revenues generated by the operations of each subsidiary. The increase is attributable to the fact that there were twelve months of operations for Sprott-Shaw for the twelve ended August 31, 2009, while there were only eight months of operations for Sprott-Shaw for the twelve months ended August 31, 2008. Calculated on a monthly basis, Sprott-Shaw’s office and general expenses were $156,670 per month for the twelve months ended August 31, 2009, a slight increase over the $149,072 per month for the twelve months ended August 31, 2008.

    The $77,512 or 5% increase in professional fees was due to professional fees incurred for listing on the American Stock Exchange which was a one-time event. We also incurred additional professional fees to comply with various regulatory requirements in the U.S., Canada and China, including compliance with section 404 of the Sarbanes-Oxley Act, valuations and goodwill determinations in connection with various acquisitions completed in 2008.

    The majority of the $903,200 or 43% increase in rent was due to the fact that there were twelve months of operations for Sprott-Shaw for the twelve months ended August 31, 2009, while there were only eight months of operations for Sprott-Shaw for the twelve months ended August 31, 2008. Calculated on a monthly basis, Sprott-Shaw’s monthly rent expense was $216,355 for the twelve months ended August 31, 2009 which was a slight decrease from $226,881 per month for the twelve months ended August 31, 2008.

    Of the $9,631,436 of salaries and benefits expenses incurred for the twelve months ended August 31, 2009, Sprott-Shaw accounted for $7,075,274 with $1,155,395 in year-end bonuses (compared to $1,931,163 with $213,953 in year-end bonuses for the twelve months ended August 31, 2008) and CIBT accounted for $1,544,804 with $297,813 in bonuses paid (compared to $1.901524 with $366,582 in bonuses for the twelve months ended August 31, 2008). As Sprott-Shaw’s revenues increased the pay out of bonuses increased accordingly. The increase in salaries and benefits attributable to CIBT are the result of transferring certain management team individuals from the corporate payroll because those individuals were stationed in China. CIBT anticipates substantial growth and has increased its staffing in preparation for growth in Asia.

    Amortization

    Amortization of $1,636,761 for the twelve months ended August 31, 2009 decreased by $224,414 from $1,861,175 for the twelve months ended August 31, 2008. The decrease was due to revision of the life for the amortization of finite life intangible assets that were purchased in the acquisition of Sprott-Shaw’s assets, the acquisition of Tourism Training Institute’s assets and our restructuring of ownership as described in Note 3(a) of the financial statements included herein. The life for the amortization of finite life intangible assets was increased from 5 to 15 years. Amortization is a non-cash expense and does not affect our cash flow.

    The following summarizes the amortization expense:

	Twelve Months Ended	Twelve Months Ended
	August 31, 2009	August 31, 2008
	(C$)	(C$)
Amortization of property and equipment	1,076,219	692,524
Amortization of intangible assets	560,542	1,168,651
TOTAL	1,636,761	1,861,175

    Stock-based Compensation

    Stock-based compensation totaled $581,098 for the twelve months ended August 31, 2009, and $1,462,856 for the twelve months ended August 31, 2008. The decrease in stock-based compensation was the result of a substantial decrease in the number of stock options granted during the twelve months ended August 31, 2009 and a reduction in compensation expense recognized for stock options granted in prior years as vesting of those stock options took place. The stock-based compensation expense from stock options granted is being recognized on a straight-line basis over the vesting period of the underlying options. Stock-based compensation represents the estimated fair value of stock options at the grant date and is a non-cash expense item.

    Results of operations for the twelve months ended August 31, 2008 compared to the twelve months ended June 30, 2007

    The following table presents selected financial information for the twelve months ended August 31, 2008 and the twelve months ended June 30, 2007 on a relative basis (as a percentage of revenues).

	Twelve Months Ended	Percentage of	Twelve Months Ended	Percentage of
	August 31, 2008	Revenues	June 30, 2007	Revenues
	(C$)		(C$)
Revenues
– CIBT (education)	7,997,918	26%	7,017,898	75%
– Sprott-Shaw (education)	21,070,707	68%	-	-
– IRIX (advertising)	1,961,205	6%	1,465,684	16%
– Corporate (consulting)	131,449	-	819,866	9%
Revenues – Consolidated	31,161,279	100%	9,303,448	100%
Direct costs	16,234,348	52%	4,587,634	65%
Revenues net of direct costs	19,093,490	61%	4,715,814	51%
General and administrative expenses	19,234,009	62%	5,336,459	57%
Amortization and stock-based compensation expenses	3,324,031	11%	503,479	5%
Income (loss) before income taxes	(4,589,071)	(15%)	605,268	7%
Income tax provision	(351,452)	(1%)	(243,684)	(3%)
Non-controlling interests	(109,155)	(1)	(58,294)	(1%)
Net income (loss)	(5,049,678)	(16%)	303,290	3%

    (1) Less than (1%).

    Consolidated

    We generated revenues of $31,161,279 for the twelve months ended August 31, 2008, an increase of $21,857,831 from revenues of $9,303,448 the twelve months ended June 30, 2007. We had a net loss of $5,049,678 for the twelve months ended August 31, 2008, compared to net income of $303,290 for the twelve months ended June 30, 2007, a decrease of $5,352,968.

    The acquisition of Sprott-Shaw in December 2007 significantly changed our revenue mix and cost structure as eight months of revenues and costs were included for fiscal 2008 while none was included for fiscal 2007. Sprott-Shaw has become a major contributor to our consolidated revenues.

    CIBT

    Revenues from our education business operated by CIBT during the twelve months ended August 31, 2008 were $7,997,918, compared to revenues for the twelve months ended June 30, 2007 of $7,017,898. The $980,020 or 14% increase in revenues was mainly due to a relatively stable number of students enrolled but a slight increase in average tuition revenue per student from $2,275 during the twelve months ended June 30, 2007 to $2,296 during the twelve months ended August 31, 2008. Revenues net of direct costs averaged a 53% margin during the twelve months ended August 31, 2008 due to more students taking more advanced programs with CIBT, which carry higher margins, as compared to a 46% margin during the twelve months ended June 30, 2007. The CIBT student population was 3,263 as at August 31, 2008 compared to 3,268 as at June 30, 2007, a negligible change in percentage.

    CIBT generated net income of $172,120 for the twelve months ended August 31, 2008 compared to a net income of $135,248 for the twelve months ended June 30, 2007.

    Sprott-Shaw

    Since the acquisition of Sprott-Shaw on December 17, 2007, Sprott-Shaw’s post-acquisition revenues (for eight months of fiscal 2008) of $21,070,707 were included in our consolidated financial statements for the twelve months ended August 31, 2008. None were included for fiscal 2007. Sprott-Shaw’s revenues net of direct costs averaged a 66% margin for the twelve months ended August 31, 2008, which is significantly higher than CIBT’s margin of 53%. Revenue per student averaged $9,000 for the period from December 17, 2007 to August 31, 2008, which is comparable to the revenue per student prior to the acquisition. After acquiring Sprott-Shaw, our enrollment level increased by 3,059 students to 6,479 in 2008 compared to 3,420 students in 2007. In addition, we have increased the proportion of international students attending Sprott-Shaw from 2% to 8%. International students generally pay a higher rate of tuition than domestic students.

    From December 17, 2007 to August 31, 2008, Sprott-Shaw generated a loss of $246,182, which included $1,422,150 of amortization relating to finite life intangible assets that were identified in the purchase price allocation in connection with the acquisition of Sprott-Shaw on December 17, 2007.

    July and August are slow periods for the education sector generally as a result of the traditional vacation period for students. Sprott-Shaw generates little or no revenue during these months, which comprise two of the eight months during which Sprott-Shaw has been our subsidiary and for which its earnings were consolidated in our financial statements for the year ended August 31, 2008.

    IRIX

    Revenues from our design and advertising business via IRIX for the twelve months ended August 31, 2008 were $1,961,205, compared to $1,465,684 for the twelve months ended June 30, 2007, an increase of 34%. Revenues net of direct costs averaged a 43% margin during the twelve months ended August 31, 2008 compared to a 44% margin for the twelve months ended June 30, 2007.

    IRIX incurred a net loss of $60,947 for the twelve months ended August 31, 2008 compared to a net loss of $32,523 for the year ended June 30, 2007.

    Corporate

    Our corporate operations generated a net loss of $4,914,669 for the twelve months ended August 31, 2008, compared to net income of $200,565 for the twelve months ended June 30, 2007. Expenses and other items impacting the corporate results of operations include consulting income, general and administrative expenses, amortization, stock-based compensation granted to our employees, officers and directors, gains and losses on the sale of marketable securities, impairment in value of marketable securities, a dilution gain on the restructuring of CIBT, and interest costs on long-term debt, each of which is discussed in further detail below.

    Consulting Income

    Revenues from our consulting services were $131,449 for the twelve months ended August 31, 2008 compared to $819,866 for the year ended June 30, 2007. Our consulting services consisted primarily of a 24-month management advisory services agreement with SE Global Equities Corp. (“SEG”), our former subsidiary, entered into during 2005 and a 12-month management advisory services agreement with Sun Media Investments Holding Ltd. entered into on November 15, 2006. From September 18, 2005 to December 31, 2007, we recognized the full value ($1,317,500) of the consulting income derived from these two management advisory services agreements.

    General and Administrative Expenses

    The following selected general and administrative expenses are for the consolidated group on a relative basis (as a percentage of revenues).

	Twelve Months		Twelve Months
	Ended	Percentage of	Ended	Percentage of
	August 31, 2008	Revenues	June 30, 2007	Revenues
	(C$)		(C$)
Revenues - Consolidated	31,161,279	100%	9,303,448	100%
Advertising	4,087,705	13%	410,251	4%
Consulting and management fees	1,632,939	5%	665,883	7%
Office and general	2,431,133	8%	1,115,075	12%
Professional fees	1,466,510	5%	736,078	8%
Rent	2,116,207	7%	230,609	2%
Salaries and benefits	6,517,877	21%	1,732,301	19%
Travel and promotion	478,006	2%	332,280	4%
Total general and administrative expenses	19,234,009	62%	5,336,459	57%

    Our total general and administrative expenses are $19,234,009 for the twelve months ended August 31, 2009. This is an increase of $13,897,550 or 260% from the twelve months ended June 30, 2007 when general and administrative expenses were $5,336,459. General and administrative expenses accounted for 62% of consolidated revenues in fiscal 2008 compared to 57% in fiscal 2007, before we acquired Sprott-Shaw.

    The increase in total general and administrative expenses of $13,897,550 from the twelve months ended June 30, 2007 to the twelve months ended August 31, 2008 was primarily due to increases in our day-to-day operating costs and marketing and promotion activities as a result of our expansion through our acquisitions of other educational businesses, including Sprott-Shaw.

    General and administrative expenses for CIBT accounted for only 16% of consolidated general and administrative expenses for the twelve months ended August 31, 2008, compared to 49% for the twelve months ended June 30, 2007. This decrease is due to our acquisition of Sprott-Shaw in December 2007, which accounted for 60% of consolidated general and administrative expenses for the twelve months ended August 31, 2008. IRIX accounted for 5% (twelve months ended June 30, 2007 – 12%) and our corporate office accounted for the remaining 19% (twelve months ended June 30, 2007 – 39%) of our total general and administrative expenses for the twelve months ended August 31, 2008.

    The substantial increase in advertising costs of $3,677,454 was the result of increased marketing efforts by CIBT and Sprott-Shaw to recruit students for the start of the September 2008 academic year. Sprott-Shaw accounted for a large share of the increase because of its relatively larger number of programs and because it utilizes television and radio advertising, which is comparatively more expensive than the print media and internet advertising used by CIBT. Sprott-Shaw’s use of television and radio media allows it to maintain its market share and continue to build brand awareness.

    The $967,056 or 145% increase in consulting and management fees was due to our corporate operation’s increased use of consultants for corporate financing and corporate communications activities. Consultants were engaged to assist in the areas of corporate financing, marketing and business expansion in the Asian market. Sprott-Shaw also engaged extra consultants to assist with developing its bachelor degree program, including the development of various degree granting programs to be offered by Sprott-Shaw.

    The $1,316,058 or 118% increase in office and general expenses was due to the increased level of our operations and our acquisition of Sprott-Shaw.

    The $730,432 or 99% increase in professional fees was due to our increased use of specialized experts in the fields of business valuation, taxation, internal controls, regulatory filings and SOX 404 compliance. We had a number of complex matters during the twelve months ended August 31, 2008 that required an unusually high use of these professionals in order to comply with various regulatory requirements in Canada, the U.S. and China.

    Our rent expense consisted entirely of payments to lease our corporate office and the various locations where our subsidiaries conduct their operations.

    The substantial increase in salaries and benefits of $4,785,576 2008 was mainly due to our acquisition of Sprott-Shaw’s operations, as well as year ended bonuses to Sprott-Shaw personnel in Canada and CIBT personnel in China. Year-end bonuses were paid during July and August of 2008.

    Travel costs increased by $145,726 from $332,280 to $478,006 or 44% as a result of increased travel for our promotional activities and business expansion activities.

    Amortization

    Amortization expense was $1,861,175 for the twelve months ended August 31, 2008 compared to $290,486 for the twelve months ended June 30, 2007, an increase of $1,570,689. The increase was due to the acquisition of new property and equipment during the twelve months ended August 31, 2008, the amortization of intangible assets we acquired through our acquisitions of Sprott-Shaw and Tourism Training Institute, the amortization of assets acquired in prior periods, and the amortization of finite life intangible assets that was recognized during the twelve months ended August 31, 2008 as part of our ownership restructuring transactions with Shane Corp.

    Amortization expense accounted for 6% of our total revenues for the twelve months ended August 31, 2008, compared to 3% for the twelve months ended June 30, 2007.

    Stock-based Compensation

    Stock-based compensation totaled $1,462,856 for the twelve months ended August 31, 2008 compared to $212,993 for the twelve months ended June 30, 2007, an increase of $1,249,863. The increase was the result of the compensation expense in connection with the stock options granted during the 2006, 2007 and 2008 calendar years being recognized and recorded in the twelve months ended August 31, 2008. The 2006 stock option grants accounted for $264,801, the 2007 stock option grants accounted for $959,727, and the 2008 stock option grants accounted for $238,328 of the $1,462,856 stock-based compensation expense recognized for the twelve months ended August 31, 2008.

    Stock-based compensation expense from the stock options granted is being recognized on a straight-line basis over the vesting period of the underlying options. Stock-based compensation represents the estimated fair value at the time of grant of the stock options and is a non-cash expense item.

    Gain (Loss) from Sale of Marketable Securities

    Besides revenues generated from our operations, we realized gains (losses) from the sale of our marketable securities. We had net investment losses in the amount of $11,906 for the twelve months ended August 31, 2008 compared to net investment gains of $1,669,619 for the twelve months ended June 30, 2007, from buying 240,000 NXMR shares (previously SEG) and reselling 195,000 of those shares in the public equity markets.

    Impairment in Value of Marketable Securities

    The market value of the NXMR shares as at August 31, 2008 was US$0.03 per share and had decreased by US$0.27 per share from a market value of US$0.30 per share as at June 30, 2007. Our management was of the opinion that the decline in market price was temporary, but as time elapsed and with the current equity market conditions, it became clear that the market price of NXMR would not increase in value. As such, our management has determined that the decline in market price was other-than-temporary and that there has been an impairment in value of the NXMR shares. There is accordingly a write-down of $1,364,246 recorded for the twelve months ended August 31, 2008 (twelvemonths ended June 30, 2007 – $nil).

    As of August 31, 2009, our 5,862,824 NXMR shares, representing approximately 7% of NextMart Inc. were valued at $147,655 on our books (August 31, 2008 – 5,862,824 common shares valued at $187,229).

    We held 5,862,824 common shares of NXMR as of August 31, 2008.

    Dilution Gain on Issuance of Subsidiary Shares

    We recorded a gain on dilution of $2,192,524 during the twelve months ended August 31, 2008 as a result of our restructuring of ownership of CIBT pursuant to the share purchase warrant exercise by Shane Corp., which resulted in a decrease in our ownership interest of CIBT to 78.1%. For the twelve months ended June 30, 2007 we recognized a gain on dilution of $145,366.

    Interest Costs on Long-Term Debt

    For the twelve months ended August 31, 2008, we recorded interest costs on our long-term debt obligations of $1,968,882 compared to $151,937 for the twelve months ended June 30, 2007. The interest costs for the twelve months ended August 31, 2008 included US$1,809,979 recognized as part of the settlement of a $5,000,000 loan to Shane Corp. through the exercise of 5,361,667 share purchase warrants in CIBT by Shane Corp.

    Results of operations for the two months ended August 31, 2007, compared to the two months ended August 31, 2006

    The following table presents selected financial information for the two months ended August 31, 2007 and the two months ended August 31, 2006 on a relative basis (as a percentage of revenues).

	Two Months Ended	Percentage of	Two Months Ended	Percentage of
	August 31, 2007	Revenues	August 31, 2006	Revenues
	(C$)		(C$)
Revenues
– CIBT (education)	625,203	54%	579,120	69%
– IRIX (advertising)	379,670	32%	167,354	20%
– Corporate (consulting)	161,896	14%	94,558	11%
Revenues – Consolidated	1,166,769	100%	841,032	100%
Direct costs	547,266	47%	378,144	45%
Revenues net of direct costs	619,503	53%	462,888	55%
General and administrative expenses	906,957	78%	706,443	84%
Amortization and stock-based compensation expenses	245,778	21%	71,395	8%
Income (loss) before income taxes	(681,263)	(58%)	872,041	104%
Income tax provision	(32,508)	(3%)	(38,196)	5%
Non-controlling interests	65,334	5%	(5,124)	0.6%
Net income (loss)	(648,437)	(56%)	828,721	98%

    Consolidated

    We generated revenues of $1,166,769 for the two months ended August 31, 2007, an increase of $325,737 from revenues of $841,032 the two months ended August 31, 2006. We had a net loss of $648,437 for the twelve two months ended August 31, 2007, compared to net income of $828,721 for the two months ended August 31, 2006, a decrease of $1,477,158.

    CIBT

    Revenues for CIBT during the two months ended August 31, 2007 were $625,203 compared to $579,120 for the two months ended August 31, 2006, an increase of 8%. The increase of revenues generated by our educational services business resulted from an increase in student enrollment and expansion of our operations in China. The increase in student enrollment resulted from the opening of new institutes and increases in new programs of study offered by the institutes. The number of students enrolled was 3,139 as at August 31, 2007 compared to 2,695 as at August 31, 2006. Revenues net of direct costs averaged a 48% margin during the two months ended August 31, 2007 compared to a 49% margin during the two months ended August 31, 2006. Revenues per student averaged $199 for the two months ended August 31, 2007 compared to average revenues per student of $215 for the two months ended August 31, 2006.

    CIBT generated a net loss of $331,172 for the two months ended August 31, 2007 compared to a net loss of $78,901 for the two months ended August 31, 2006.

    IRIX

    Revenues for IRIX during the two months ended August 31, 2007 were $379,670 compared to $167,354 for the two months ended August 31, 2006, an increase of 127%. The increase in revenues from our design and advertising business was primarily the result of increased business from real estate marketing projects and bank promotional campaigns. Revenues net of direct costs averaged a 42% margin during the two months ended August 31, 2007 compared to a 51% margin during the two months ended August 31, 2006.

    IRIX generated net income of $28,474 for the two months ended August 31, 2007 compared to a net loss of $37,567 for the two months ended August 31, 2006.

    Corporate

    Our corporate operations generated a net loss of $345,739 for the two months ended August 31, 2007, compared to net income of $945,189 for the two months ended August 31, 2006. Expenses and other items impacting the corporate results of operations include consulting income, general and administrative expenses, amortization, stock-based compensation granted to our employees, officers and directors, gains and losses on the sale of marketable securities, and an unrealized loss on our investment in shares of NextMart Inc., each of which is discussed in further detail below.

    Consulting Income

    Our consulting services consisted primarily of a 24-month management advisory services agreement with SEG, our former subsidiary, and a 12-month management advisory services agreement with NextMart Inc. (previously Sun New Media Inc., and formerly SEG).

    We received a one-time payment of 250,000 post consolidation common shares of NextMart Inc. (OTCBB: NXMR) with a fair value of $962,500 pursuant to the management advisory services agreement with NXMR. Pursuant to the management advisory services agreement with SEG, we received a one-time payment of 500,000 post consolidation common shares of NXMR with a fair value of $355,000. To August 31, 2007, we have recognized $1,193,597 of consulting income in connection with the two management advisory services agreements leaving $123,903 of unearned consulting fees.

    General and Administrative Expenses

    The following selected general and administrative expenses are for the consolidated group on a relative basis (as a percentage of revenues).

	Two Months Ended August 31, 2007	Percentage of Revenues	Two Months Ended August 31, 2006	Percentage of Revenues
	(C$)		(C$)
Revenues	1,166,769	100%	841,032	100%
Advertising	186,675	16%	65,846	85
Consulting and management fees	88,372	8%	140,228	17%
Office and general	198,700	17%	49,777	6%
Professional fees	15,190	1%	120,922	14%
Salaries and benefits	284,149	24%	236,340	28%
Total General and administrative expenses	906,957	78%	706,443	84%

    The $200,524 or 28% increase in total general and administrative expenses was mostly because of an increase in our day-to-day operating costs and marketing and promotion activities. Total general and administrative expenses for CIBT accounted for 59% and 42% of our total general and administrative expenses for the two months ended August 31, 2007 and August 31, 2006, respectively. Total general and administrative expenses for IRIX accounted for 14% and 16% of our total general and administrative expenses for the two months ended August 31, 2007 and August 31, 2006, respectively.

    Our advertising consisted mainly of print advertising and radio advertising in China for CIBT’s courses and programs. The increase of $120,829 in advertising costs was mainly due to increased marketing activities for CIBT’s programs and courses.

    The decrease in consulting and management fees was mostly due to our use of fewer external consultants during the two months ended August 31, 2007.

    Our office and general expenses consist of office maintenance, communication expenses (cellular, internet, fax and telephone), office supplies, courier and postage costs, and bank charges and interest. The $148,923 or 299% increase in office and general expenses was mainly the result of CIBT entering into two lease agreements during 2007 for educational campuses and centers in China and increases in our day-to-day administrative costs corresponding to increased business activities in our education sector, especially for our Beijing operations.

    Our professional fees consisted primarily of legal and auditing fees. The significant decrease in professional fees was because we extensively engaged professionals, in particular lawyers and accountants, in connection with the expansion of our operations in China during the two months ended August 31, 2006.

    The $47,809 or 20% increase in salaries and benefits was mainly due to CIBT's need to hire more employees to support the growth of our educational business in China, as well as IRIX's need for additional staff with specialized technical skills.

    Amortization

    Amortization expenses were $49,765 for the two months ended August 31, 2007 compared to $40,912 for the two months ended August 31, 2006. The $8,853 or 22% increase was because of an increase in purchase of amortizable assets. Amortization for both two-month periods consisted of amortization of our computers, software, furniture and leasehold improvements.

    Stock-based Compensation

    Stock-based compensation was $196,013 for the two months ended August 31, 2007 compared to $30,483 for the two months ended August 31, 2006. The $165,530 increase was mainly due to an increase in stock options granted to our management. Stock-based compensation represents the estimated fair value of stock options granted to our directors, employees and consultants and is a non-cash expense item.

    Gain (Loss) from Sale of Marketable Securities

    Besides revenues generated from our operations, we realized gains (losses) from the sale of our marketable securities. During the two months ended August 31, 2007, we realized losses of $41,648 on share transactions involving shares of NextMart Inc., which trade under the symbol of “NXMR”, in the public equity markets compared to a gain of $1,003,122 for the two months ended August 31, 2006. The NXMR shares were trading at relatively lower market prices during the two months ended August 31, 2007, and as such we chose to remain relatively inactive in the trading of our shareholdings and wait for higher market price levels before realizing further gains on our portfolio of NXMR shares.

    Unrealized Loss on Available-for-sale Investments

    At August 31, 2007, we held marketable securities of 5,907,824 common shares representing 7% of NextMart Inc. (previously Sun New Media Inc., and formerly our subsidiary SEG). Accordingly, the investment in NextMart Inc. subsequent to September 18, 2005 has been reported as marketable securities at the lower of cost and fair value. The quoted market value of these shares at August 31, 2007 was $1,772,347. For the two months ended August 31, 2007, we recorded an unrealized loss into other comprehensive income of $420,732.

    On July 21, 2005 we sold our subsidiary SEG to Sun Media Investments Holding Ltd. (“SMIH”) under a reverse merger agreement, pursuant to which we became a minority shareholder of SEG. SEG changed its name to NextMart Inc. on May 8, 2007.

    Significant Transactions Affecting Our Results

    Ownership Restructuring

    During the fiscal year ended June 30, 2007, we completed a restructuring of the ownership of CIBT in accordance with the terms of a CIBT US$5 million debenture and warrant financing as described below. The result was an increase in our ownership in CIBT from 76.1% to 99.8% (our ownership was subsequently increased to its present level of 99.9%) which was accomplished through the following series of transactions:

•	the settlement of advances from us to CIBT totaling $1,555,786 in exchange for 1,668,321 common shares of CIBT at approximately US$0.93 per share;
•	the acquisition of 1,548,678 common shares from treasury of CIBT at approximately US$0.93 per share for total cash consideration of $1,444,214; and
•
    the purchase of 3,813,935 previously issued common shares of CIBT from non-controlling shareholders of CIBT in exchange for the issuance of 4,853,113 of our common shares at a price of approximately US$0.83 per share.

    The increase of our ownership in CIBT from 76.1% to 99.8% (an increase of 23.7%) was accounted for using the purchase method. The proportionate fair value of the assets acquired and liabilities assumed as a result of our 23.7% increase in the ownership of CIBT, are as follows:

Assets and Liabilities Acquired	Proportionate Share Acquired (C$)
Cash and cash equivalents	1,009,236
Accounts receivable	294,736
Prepaids and other current assets	226,022
Property and equipment	247,481
Deferred costs and other	88,661
Intangible assets subject to amortization	161,856
Intangible assets not subject to amortization	3,572,000
Goodwill	1,664,644
Accounts payable	(357,783)
Deferred revenue	(497,302)
Due to related party	(471,676)
Future income tax liability	(910,500)
Non-controlling interest	(167,470)
Net assets acquired equal to purchase price	4,859,905

    During the twelve months ended August 31, 2008, we engaged a business valuation firm to determine the fair values of the assets acquired. The final purchase price allocation is reflected above. The final fair value estimates resulted in an increase in intangible assets subject to amortization of $70,000, an increase in intangible assets not subject to amortization of $3,572,000, a decrease in goodwill of $2,731,500, and an increase in future income tax liabilities of $910,500. The effects of the finalization of the purchase price allocation have been accounted for on a prospective basis.

    Debenture

    On April 24, 2007, we entered into a securities purchase agreement with Shane Corp., whereby Shane Corp. loaned US$5 million to CIBT and CIBT issued a debenture and share purchase warrants to Shane Corp. The debenture of US$5 million was to be due on April 24, 2010. However, Shane Corp. exercised its 5,361,667 share purchase warrants effective December 10, 2007 resulting in an aggregate exercise price payable to CIBT of US$5 million. CIBT and Shane Corp. agreed that Shane Corp. would pay the US$5 million exercise price payable to CIBT by surrendering the US$5 million debenture to CIBT. As a result of the debt being paid prior to maturity, $2,053,901 of interest cost on long-term debt settlement was charged to operations during the twelve months ended August 31, 2008.

    The issuance of 5,361,997 CIBT shares upon exercise of the share purchase warrants by Shane Corp. reduced our ownership in CIBT to 78.1%; accordingly, we recognized a gain on dilution of $2,192,524 during the period. This dilution gain resulted from the excess of the portion of the proceeds received on issuance of the shares by CIBT attributable to us over the net book value of our proportionate interest diluted in CIBT. The issuance of shares increased the proportionate interest of the non-controlling interest shareholders and decreased our proportionate interest.

    After the issuance of the CIBT shares to Shane Corp., we acquired all of these newly issues shares in CIBT from Shane Corp. in exchange for the issuance of 10 million of our common shares, thereby increasing our ownership in CIBT from 78.1% to 99.9%. Our increase in ownership in CIBT from 78.1% to 99.9% in this transaction has been accounted for using the purchase method. The proportionate values of the assets acquired and liabilities assumed as a result of our 21.8% increase in the ownership of CIBT are as follows:

Assets and Liabilities Acquired	Proportionate Share Acquired (C$)
Cash and cash equivalents	1,322,162
Accounts receivable	84,313
Prepaids and other current assets	363,889
Property and equipment	270,608
Deferred costs and other	100,119
Due from related parties	949,797
Intangible assets subject to amortization	246,352
Intangible assets not subject to amortization	3,147,000
Goodwill	985,205
Accounts payable	(451,922)
Deferred revenue	(617,923)
Future income tax liability	(830,000)
Non-controlling interest	(125,800)
Net assets acquired equal to purchase price	5,443,800

    In March 2009, the purchase price allocation for the acquisitions of CIBT shares on December 10, 2007 was finalized and did not result in significant differences from the preliminary purchase price allocation. However, as a result of more comprehensive valuation work, it was determined that the original purchase price allocation and related fair value assessments, as finalized, were materially misstated and were restated accordingly during the year ended August 31, 2009. The final purchase price allocation is reflected above. The final fair value estimates resulted in an increase in intangible assets subject to amortization of $140,000, an increase in intangible assets not subject to amortization of $1,422,000, a decrease in goodwill of $1,171,500, and an increase in future income tax liabilities of $390,500.

    Sprott-Shaw Acquisition

    Effective December 17, 2007, we acquired, through Sprott-Shaw, the primary assets and liabilities used in the operation of the Sprott-Shaw Community College group of schools, which allowed us to continue operating Sprott-Shaw’s business which consists of career and vocational schools, language training schools, and a baccalaureate degree granting college through 17 campuses in Western Canada, and locations in Vietnam, the Philippines and China.

    As consideration we paid an initial amount to the vendors of $6,385,446 and incurred transaction costs of $353,030. In addition, $1,000,000 was being held in escrow and for release on December 17, 2008, twelve months after the closing date of December 17, 2007, subject to:

(a)	the satisfaction of certain conditions; and

(b)	adjustments based on the final determination of the working capital acquired at the time of closing.

    Of the amount held in escrow, $526,190, being the final adjusted amount to be paid out of escrow, has been included in the purchase price. During the twelve months ended August 31, 2009 Sprott-Shaw and the vendors agreed to further adjustments to the purchase price and the final amount to be paid out of escrow subsequent to November 30, 2008. This resulted in the purchase price being reduced by $210,899 and a corresponding reduction in the amount of goodwill recorded in the original purchase price allocation.

    In addition, we agreed to pay a total of $2,159,000 of further consideration in the form of an earn-out which will be paid upon the achievement of the following milestones by Sprott-Shaw:

(a)
    up to $886,333 if the net income of Sprott-Shaw before EBITDA is equal to or exceeds $2,300,000 for the period from September 1, 2007 to August 29, 2008, such amount to be calculated according to a formula which is based upon the excess;

(b)
    up to a maximum of $886,333 if the EBITDA for Sprott-Shaw is equal to or exceeds $2,300,000 for the period from August 30, 2008 to August 28, 2009, such amount to be calculated according to a formula which is based upon the excess; and

(c)
    up to a maximum of $386,333 if the EBITDA for Sprott-Shaw is equal to or exceeds $2,300,000 for the period August 29, 2009 to August 27, 2010, such amount to be calculated according to a formula which is based upon the excess.

    For the period from August 30, 2008 to August 28, 2009, EBITDA was $4,840,311 and accordingly the additional purchase price payable of $886,333 has been accrued and recorded as an accrued liability as at August 31, 2009 resulting in a corresponding increase in the original amount of goodwill attributed to the business combination.

    The acquisition of Sprott-Shaw was accounted for using the purchase method with the fair value of the assets acquired and liabilities assumed being as follows:

Assets and Liabilities Acquired in Acquisition of Sprott-Shaw	Fair Value of Assets Acquired (C$)
Accounts receivable	5,453,877
Inventory	703,530
Prepaids and other current assets	380,965
Property and equipment	2,371,397
Intangible assets subject to amortization	3,275,000
Intangible assets not subject to amortization	5,982,000
Goodwill	3,161,203
Bank overdraft	(117,174)
Accounts payable and accrued liabilities	(2,157,135)
Deferred revenue	(10,177,278)
Long term debt and lease obligations	(1,017,542)
Due to related parties	(411,285)
Net assets acquired equal to purchase price	7,447,558

    In March 2009, the purchase price allocation for this acquisition was finalized, which did not result in significant changes to the preliminary purchase price allocation, with the exception of the amortization period of certain finite life intangible assets which was adjusted to fifteen years as opposed to five years. The change of amortization period was accounted for prospectively.

    As a result of more comprehensive valuation work, it was determined that the original purchase price allocation and related fair value assessments, as finalized, was materially misstated and was restated during the year ended August 31, 2009. The final purchase price allocation, as restated, is reflected above. The final fair value estimates resulted in a decrease in intangible assets subject to amortization of $1,883,000, an increase in intangible assets not subject to amortization of $1,613,000, an increase in goodwill of $286,620, and an increase in deferred revenue of $16,620.

    Restatement

    Our audited consolidated financial statements for the twelve month period ended August 31, 2008 have been restated to reflect the change in amounts allocated to certain acquired intangible assets, goodwill and deferred revenues resulting from our December 2007 business combinations involving CIBT and Sprott-Shaw as described in Notes 3 (a) and (b) to the August 31, 2009 consolidated financial statements. The August 31, 2008 purchase price allocations relating to these business combinations were amended. Our previously issued financial statements have been restated to give effect to these amendments as follows:

	August 31, 2008
	As Previously Reported	As Restated	Change
	(C$)	(C$)	(C$)
CIBT
Intangible assets subject to amortization	106,352	246,352	140,000
Intangible assets not subject to amortization	1,725,000	3,147,000	1,422,000
Goodwill	2,156,705	985,205	(1,171,500)
Future income tax liability	(439,500)	(830,000)	(390,500)
TOTAL	3,548,557	3,548,557	-
Sprott-Shaw
Intangible assets subject to amortization	5,158,000	3,275,000	(1,883,000)
Intangible assets not subject to amortization	4,369,000	5,982,,000	1,613,000
Goodwill	2,874,583	3,161,203	286,620
Future income tax liability	(10,160,658)	(10,177,278)	(16,620)
TOTAL	2,240,925	2,240,925	-

    This restatement had no significant impact on our prior period results of operations or shareholders’ equity. Accordingly, there has been no restatement of our statement of income (loss) and comprehensive income (loss), statement of accumulated other comprehensive income (loss), statement of deficit and statement of cash flows for the twelve month period ended August 31, 2008.

    Tourism Training Institute Asset Acquisition

    On April 30, 2008, we acquired the primary assets and liabilities used in the operation of Tourism Training Institute (“TTI”), which allowed us to continue operating TTI’s business consisting of developing and delivering tourism educational systems. TTI is an accredited education institution based in Vancouver, Canada with branch offices in Beijing, and has exclusive distribution rights in China and the Philippines under the licenses granted by AHLA-EI for AHLA-EI’s hotel and tourism curriculum. We paid $201,648 as consideration to the vendors and incurred transaction costs of $19,774.

    The acquisition of the TTI’s assets has been accounted for using the purchase method with the fair value of the assets acquired and liabilities assumed being as follows:

Assets and Liabilities Acquired in Tourism Training Institute Purchase	Fair Value of Assets Acquired (C$)
Accounts receivable	92,268
Property and equipment	24,000
Intangible assets subject to amortization	281,247
Deferred revenue	(176,093)
Net assets acquired equal to purchase price	221,422

    Subsequent to the period ended August 31, 2008, the purchase price allocation for the purchase of the assets of TTI on April 30, 2008 was finalized and did not result in significant differences from the preliminary purchase price allocation.

    TTI’s operations in Canada have been integrated with those of Sprott-Shaw and its operations in China have been integrated with CIBT’s operations.

    Concordia Career College/Modus International Acquisitions

    On September 4, 2008, we acquired the primary assets and liabilities used in the operation of Concordia Career College and Modus International Language Institute (collectively, “Concordia Career Group”) This acquisition enabled us to continue operating Concordia Group’s business consisting of career and English language schools with a special focus on the Korean, Japanese and Latin American markets.

    The operations of the Concordia Group have been integrated with Sprott-Shaw’s operations in Canada. As consideration we will pay a total of $150,000 to the vendors within 18 months after the close of the transaction if certain revenue and net profit targets are met by the Concordia Group within that time period.

    To date, certain of the targets have not been met and, accordingly, the $150,000 consideration is not payable. However, we are currently in discussions with the vendor about the possibility of paying a prorated amount of the original consideration which will be recorded if and when finalized between the parties.

    KGIC Acquisition

    On March 15, 2010, we acquired substantially all of the operating assets of KGIC, including all necessary approvals or consents from regulatory authorities required in connection with KGIC’s business, physical assets used in connection with KGIC’s business, intellectual property, student contracts and contracts of employment for teaching staff. We did not acquire other non-education assets of KGIC including most real estate holdings. We also assumed certain contractual obligations of KGIC related to the assets acquired, including accounts payable and obligations under certain contracts.

    Subject to certain adjustments and excluding fees and expenses, the purchase price for the acquisition was a maximum of $9 million, consisting of $5 million payable in cash, subject to a negative working capital adjustment, and an earn-out of $4 million. Our payments are as follows:

(a)	we paid $3,817,497 in cash at closing, after an adjustment for negative working capital based on the amount by which current liabilities exceeded current assets of KGIC at the time of closing;

(b)	we paid $700,000 in cash to be held in escrow, payable to KGIC in two installments of $350,000 each, payable as follows:

(i)	100 days after the closing date provided KGIC delivered certain financial statements to us on or before 20 business days after March 15, 2010; and

(ii)	after the delivery of audited financial statements of KGIC dated August 31, 2010 by KGIC to us,;

    KGIC has not delivered any of the above financial statements and the funds will be held in escrow until delivery occurs; and

(c)	we will pay a maximum of $4,000,000, which is referred to as the “earn out”, calculated as follows:

(i)	for the period March 13, 2010 to February 28, 2011, a maximum of $958,904.55 if revenue net of direct costs exceeds $16,109,588 and EBITDA exceeds $1,284,930;

(ii)	for the period March 13, 2010 to February 28, 2011, a maximum of $958,904.55 payable in shares of CIBT Education Group if revenue net of direct costs exceeds $16,109,588 and EBITDA exceeds $1,284,930;

(iii)	for the period March 1, 2011 to February 29, 2012, a maximum of $1,000,000 if revenue net of direct costs exceeds $18,200,000 and EBITDA exceeds $2,000,000; and

(iv)	for the period March 1, 2012 to February 28, 2013, a maximum of $1,000,000 if revenue net of direct costs exceeds $23,000,000 and EBITDA exceeds $3,450,000.

    Liquidity and Capital Resources

    Our operations have been financed through internal cash flows, debenture financing, and equity financing in the form of private placements, warrant exercises, and option exercises.

    The following table is a summary of selected financial information for the periods indicated:

	Audited		Unaudited
	As at August 31, 2009	As at August 31, 2008	As at February 28, 2010
Financial Position	(C$)	(C$)	(C$)
Cash and cash equivalents	10,337,128	10,932,737	12,017,032
Working capital	584,384	175,516	4,689,354
Total assets	47,377,951	43,817,565	52,633,885
Long-term liabilities	2,077,154	1,760,010	43,889
Non-controlling interest	1,198,606	1,345,067	1,212,681
Shareholders’ equity	22,671,054	22,494,807	28,360,763

    Our cash and cash equivalents as at February 28, 2010 totaled $12,017,032, an increase of $1,679,904 from $10,337,128 as at August 31, 2009. Cash and cash equivalents totaled $10,932,737 as at August 31, 2008. Our working capital was $584,384 as at August 31, 2009. We expect to continue to generate sufficient cash flows from operations to meet our operating requirements for fiscal 2010. For details of our short-term and long-term contractual obligations, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Tabular Disclosure of Contractual Obligations”.

    However, we estimate that we will need significant additional financing of approximately $10.5 million to carry out our proposed expansion plans for fiscal 2010, as described above. We plan to obtain the necessary funds from this offering and other equity or debt financings, as required. However, there can be no assurance that we will obtain the financing required, or any at all. If we are not able to obtain the necessary additional financing, we may be forced to scale back our expansion plans or eliminate them altogether. There can be no assurance that we will achieve our plans, or any of them.

    On October 27, 2009, we negotiated a non-brokered private placement to raise $3,000,000 by the issuance of our common shares at a price of $0.70 per share. The financing was undertaken with several purchasers, including institutional investors, in two tranches. Finders’ fees were payable in connection with a portion of the financing.

    On November 4, 2009, we closed the first tranche of the non-brokered private placement. Under the first tranche closing, we raised $2,100,000 by the issuance of 3,000,000 common shares at a price of $0.70 per share. We incurred a finders’ fee consisting of a cash commission of $105,000 and finder’s warrants, exercisable for one year, entitling the holder to purchase 210,000 common shares at a price of $0.70 per share under the first tranche closing.

    On November 24, 2009, we closed the second tranche of the non-brokered private placement conducted in Canada. We raised $1,208,700 by the issuance of 1,726,714 common shares at a price of $0.70 per share. We incurred a finders’ fee consisting of a cash commission of $108,243 under the second tranche closing. Total proceeds of $3,308,700 were raised in the non-brokered private placement.

    Operating Activities

    Operating activities generated cash of $2,329,895 during the year ended August 31, 2009, compared to cash used of $1,488,541 during the year ended August 31, 2008, primarily due to the acquisition of Sprott-Shaw in December 2007. An increase in accounts receivable used cash of $2,948,057 in 2009, compared to a decrease in accounts receivable providing cash of $1,403,791 in 2008. An increase in prepaid expenses used cash of $1,368,736 in 2009, compared to $687,680 in 2008. A decrease in deferred revenues and fees due to recognition of tuition fees provided cash of $2,875,843 in 2008, compared to an increase in the same using cash of $2,026,794 in 2008.

    Operating activities during the six months ended February 28, 2010 generated cash of $196,742, compared to $498,013 during the six months ended February 28, 2009, primarily due to the expansion of our operations. An increase in accounts receivable used cash of $1,601,956 during the six months ended February 28, 2010, compared to $850,790 during the six months ended February 28, 2009. A decrease in accounts payable and accrued liabilities used cash of $265,993 during the six months ended February 28, 2010, compared to $638,889 during the six months ended February 28, 2009. A decrease in deferred revenues and fees due to recognition of tuition fees provided cash of $607,566 during the six months ended February 28, 2009, compared to $412,254 during the six months ended February 28, 2009.

    Investing Activities

    Investing activities used cash of $1,969,054 during the year ended August 31, 2009, primarily as a result of purchases of property and equipment, net assets acquired from other companies and disposal of our controlling interest in Asia Interactive Media Inc. (formerly Black Gardenia Corp.) (“Asia Interactive”), a reporting company in the U.S. that files quarterly and annual reports with the SEC. Investing activities used cash of $8,539,114 during the year ended August 31, 2008, primarily due to the purchase of Sprott-Shaw.

    Investing activities used cash of $1,409,761 and $1,684,844 during the six months ended February 28, 2010 and 2009, respectively, primarily as a result of purchases of property and equipment and the acquisition of assets.

    Financing Activities

    Financing activities used cash of $943,879 during the year ended August 31, 2009, primarily in connection with our repurchase of shares and repayment of a loan. From time to time, we acquire our own common shares in the open market pursuant to a Canadian regulatory approved normal course issuer bid which we return to treasury. Financing activities provided cash of $5,962,673 during the year ended August 31, 2008, primarily from the proceeds of share issuances.

    Financing activities provided cash of $2,956,971 during the six months ended February 28, 2010, primarily from the proceeds of share issuances. Financing activities used cash of $653,563 during the six months ended February 28, 2009, primarily in connection with share repurchases by us and advances from related parties.

    Capital Resources

    We had cash of $12,017,032 and our working capital was $4,689,354 as of February 28, 2010. We expect to continue to generate sufficient cash flows from operations to meet our operating requirements for fiscal 2010 and 2011. We may seek to raise capital in the equity and debt markets to fund our expansion plans, as required.

    However, there can be no assurance that we will obtain the financing required, or any at all. In addition, Sprott-Shaw has a demand operating credit facility available in the amount of $1,500,000 with interest calculated at the prime rate plus 2%. As at February 28, 2010, the demand operating facility was not utilized.

    Critical Accounting Policies

    Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our audited consolidated financial statements for the twelve months ended August 31, 2009 included in this prospectus. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

    Goodwill and Intangible Assets

    Goodwill represents the excess of the purchase price over the amount assigned to the net assets acquired and assumed liabilities. Our goodwill arose primarily as a result of our acquisition of Sprott-Shaw and as a result of our acquisitions of non-controlling interests in our subsidiary, CIBT.

    Indefinite-lived intangible assets are recorded at fair value on their acquisition date and primarily include regulatory accreditations, a brand (including trademarks) and Chinese university partnership contracts as a result of the Sprott-Shaw and CIBT acquisitions. We assign indefinite lives to acquired brand (including trademarks), accreditations and Chinese university partnership contracts that we believe have the continued ability to generate cash flows indefinitely; have no legal, regulatory, contractual, economic or other factors limiting the useful life of the respective intangible asset; and when we intend to renew the respective trademarks (and maintain the brand), accreditations or Chinese university partnership contracts and renewal can be accomplished at little cost.

    Goodwill and indefinite-lived intangible assets are not amortized, but rather are tested for impairment at least annually, unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of the respective asset below its carrying amount. We perform our annual goodwill and indefinite lived intangible asset impairment tests, if applicable, as at August 31 for each of our reporting units.

    Finite lived intangible assets that are acquired in business combinations are recorded at fair value on their acquisition date and are amortized on a straight-line basis to reflect the economic useful life of the asset. Acquired finite lived intangible assets include curriculum access contracts, curriculum and foreign university cooperation agreements and are amortized straight-line over their useful lives, as set out below.

    The amortization period for each intangible asset subject to amortization is as follows:

Agreements and contracts – curriculum access:	3 – 5 years
Internally developed curriculum – acquired:	15 years
Foreign university cooperative agreements and others:	1 – 15 years

    Our Reporting Units:

    During 2009, there were no changes in the CIBT Reporting Unit or the related goodwill allocations.

    During 2009 changes to the Sprott-Shaw Reporting Unit and related goodwill allocations resulted from (i) Sprott-Shaw and the Sprott-Shaw business vendor agreeing to a decrease in the original purchase price of $210,899 and (ii) additional purchase price contingent consideration of $866,333 being earned and recorded. The result of these two adjustments was an increase in the Sprott-Shaw Reporting Unit goodwill of $655,434.

    During 2008, there were no changes to our Reporting Units, except that one new Reporting Unit was added, based on the acquisition of Sprott-Shaw on December 17, 2007.

    There were no changes to the CIBT Reporting Unit during 2008, except that during 2008 a non-controlling interest in this majority-owned subsidiary came into being (on December 10, 2007) and was subsequently reacquired by us.

    In addition, during 2008, we finalized the purchase price allocation related to the March 2007 CIBT reorganization transaction which resulted in a modification of the original estimated amount assigned to goodwill of the CIBT Reporting Unit.

    Our goodwill by Reporting Unit was as follows:

	February 28, 2010 (C$)	August 31, 2009 (C$)	August 31, 2008 (C$)
CIBT	$2,287,905	$2,287,905	$2,287,905
Sprott-Shaw	4,722,970	4,722,970	4,047,536
Total Goodwill	$7,010,875	$7,010,875	$6,335,441

    Carrying values of the indefinite life intangibles by Reporting Unit were as follows:

	February 28, 2010 (C$)	August 31, 2009 (C$)	August 31, 2008 (C$)
CIBT
Chinese University Agreements	$5,942,340	$5,942,340	$5,942,340
Sprott-Shaw
Sprott-Shaw Brand (including Trademarks and brands)	3,476,000	3,476,000	3,476,000
Accreditations and Registrations	2,506,000	2,506,000	2,506,000
Total for Sprott-Shaw	5,982,000	5,982,000	5,982,000
Total indefinite life intangible assets	$11,924,340	$11,924,340	$11,924,340

    Asset Impairment Testing

    Long-Lived Assets

    In accordance with SFAS No. 144, “Accounting of Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), we evaluate the carrying amount of our major long-lived assets, including property and equipment and finite-lived intangible assets, whenever changes in circumstances or events indicate that the value of such assets may not be fully recoverable. At August 31, 2009 we believe the carrying amounts of our long-lived assets are fully recoverable and no impairment exists.

    Goodwill and Indefinite-Lived Intangible Assets

    We apply the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), which requires that a two-step impairment test be performed on goodwill. In the first step, the fair value of the reporting unit is compared to the carrying value of its net assets (the “Step 1 Test”). If the fair value of the reporting unit exceeds the carrying value of the net assets of the reporting unit, goodwill is not impaired and no further testing is required. If the carrying value of the net assets of the reporting unit exceeds the fair value of the reporting unit, then a second step must be performed in order to determine the implied fair value of the goodwill and compare it to the carrying value of the goodwill (the “Step 2 Test”). An impairment loss is recognized to the extent the implied fair value of the goodwill is less than the carrying value of the goodwill.

    In assessing the fair value of our reporting units, we rely primarily on discounted cash flow analysis, which includes our estimates about the future cash flows of our reporting units that are based on assumptions consistent with our plans to manage the underlying businesses. Our analysis may also include using market-based valuation techniques.

    To assess the reasonableness of our fair value analysis, when appropriate, we evaluate our results against other measurement indicators, such as comparable company public trading values and values observed in private transactions, if available.

    On acquisition, we allocate the goodwill and related assets to our respective reporting units. Refer to Note 23 -Segmented Information of the audited financial statements included in this prospectus, for further discussion.

    The impairment test for indefinite-lived intangible assets involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. To determine the fair value of these intangible assets, we use various valuation methods, such as discounted cash flow analysis or the relief from royalty method.

    Goodwill and indefinite-lived intangible assets are tested annually for impairment unless events occur or circumstances change between annual tests that would more likely than not reduce the fair value of the respective asset below its carrying amount.

    Results of Goodwill Impairment Testing

    Sprott-Shaw Reporting Unit:

    A discounted cash flow analysis was used to estimate the fair value of the Sprott-Shaw Reporting Unit at August 31, 2009, based on the forecast for the most likely expected course of events for this operation.

    The range of rates used to discount the above-noted discretionary unlevered cash flows was between 21.4% and 23.4% (before the application of a 3.0% growth rate). This range incorporated the following inputs, using a buildup model with 0% debt and 100% equity in the weighted average cost of capital discount rates:

CDN Risk-free rate:	3.4%
CDN Equity risk premium:	6.0%
Size premium:	9.0%
Company / industry-specific adjustment:	3.0% to 5.0%

    Significant factors considered include the nature of the Sprott-Shaw business, which provides technical and vocational post-secondary diplomas and degree programs. This business, as is typical of many such educational / retraining businesses is expected to produce counter-cyclical results, such that in poor economic times for-profit post-secondary education performs well. Accordingly, the economic downturn that was in process at August 31, 2009 was expected to continue to bode well for the operations.

    The resulting fair value of equity, determined in this manner, was compared to the carrying value of the reporting unit’s equity to complete the Step 1 Test. As the fair value was found to exceed the carrying value, the test was determined to be passed, resulting in no requirement to proceed to the Step 2 Test.

    The projected growth rate for Sprott-Shaw would need to be greater than approximately negative 4.3% in order to generate a goodwill impairment. This is based on a midpoint discount rate of 22.4%.

    CIBT Reporting Unit:

    A discounted cash flow analysis was used to estimate the fair value of CIBT’s equity at August 31, 2009, based on the forecast for the most likely expected course of events for this operation.

    The midpoint discount rate used to discount the above-noted discretionary unlevered cash flows was 28.0%. This discount rate incorporated the following inputs, using a buildup model with 0% debt and 100% equity in the weighted average cost of capital discount rates:

CDN Risk-free rate:	3.4%
Equity risk premium:	6.0%
Country premium (China):	2.1%
Size premium:	9.0%
Company / industry-specific adjustment:	7.5%

    The long-run growth rate applied in the above-noted discounted cash flow was 8.0%, which appeared reasonable in light of various factors, including China’s forecast GDP growth rates and rates of increase in Chinese post-secondary education (as provided by the National Bureau of Statistics of China – the 2007 China Statistical Yearbook).

    In the preparation of this test we assumed that the exchange rates in effect at the Valuation Date would remain fixed at those rates in the future.

    The resulting fair value of equity, determined in this manner, was compared to the carrying value of the reporting unit’s equity to complete the Step 1 Test. As the fair value was found to exceed the carrying value, the test was determined to be passed, resulting in no requirement to proceed to the Step 2 Test.

    In order to avoid having a goodwill impairment charge, the terminal growth rate required in conjunction with the CIBT forecast had to be greater than approximately negative 6.0% using the midpoint discount rate of 28.0%.

    Revenue Recognition

    We recognize revenue when persuasive evidence of an arrangement exists, the risks and rewards of ownership pass to the purchaser, the selling price is fixed or determinable, and collectability is reasonably assured. IRIX recognizes revenue for service provided on a completed contract basis. Under the completed contract method, contract revenues billed and contract expenses incurred are deferred until the contract is substantially completed, delivery to the customer occurs and there is reasonable assurance of collection. If losses are expected on contracts before substantial completion, full provision is made for such losses. CIBT recognizes tuition fee revenue, net of discounts, on a straight-line basis over the period of instruction. Tuition fees paid in advance of course offerings, net of related discounts and direct costs incurred, are recorded as deferred revenue and recognized in revenue when earned. CIBT has entered into numerous educational delivery agreements with various educational service providers whereby a portion of the tuition fees, net of discounts, are paid to these educational service providers for the provision of facilities and/or teaching staff. For the majority of these revenue sharing arrangements CIBT is considered the primary obligor and accordingly records the tuition fee revenues on a gross basis and the portion paid to the educational service providers is included in direct educational costs. Sprott-Shaw recognizes tuition fee revenue on a straight-line basis over the terms of contracts when persuasive evidence of an arrangement exists, the price is fixed or determinable and collectability is reasonably assured. Tuition fees paid in advance of course offerings are recorded as deferred revenue and recognized in revenue when earned. We recognize revenues from our management advisory services agreements on a straight-line basis over the service period.

    Stock-based Compensation

    We grant stock options to certain directors, employees and consultants to acquire our common shares in accordance with the terms of our stock option plan. We have adopted the recommendations of The Canadian Institute of Chartered Accountants (CICA) Handbook, Section 3870, “Stock-based Compensation and Other Stock-based Payments”, whereby it expenses the estimated fair value of all stock-based compensation awards issued or modified on or after January 1, 2003 over the requisite service period. Fair values have been determined using the Black-Scholes option pricing model.

    The fair value of the stock-based compensation is determined by using the Black-Scholes option pricing model, with the following weighted average assumptions as to expected life, expected volatility, risk-free interest rates and expected dividend yield.

	Six Months Ended February 28, 2010	Twelve Months Ended August 31, 2009	Twelve Months Ended August 31, 2008	Two Months Ended August 31, 2007	Twelve Months Ended June 30, 2007
Weighted average assumptions
Expected life	N/A	3.00 years	2.75 years	N/A	5.00 years
Expected volatility	N/A	75.0%	44.9%	N/A	67.5%
Risk-free interest rate	N/A	1.38%	2.82%	N/A	4.65%
Dividend yield	N/A	0.00%	0.00%	N/A	0.00%
Weighted average grant date fair value per option	N/A	$0.25	$0.64	N/A	$0.92

    Income Taxes

    We follow the liability method of tax allocation. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and measured using the substantially enacted tax rates and laws in effect when the differences are expected to reverse. In the case of unused tax losses, income tax reductions, and certain items that have a tax basis but cannot be identified with an asset or liability on the balance sheet, the recognition of future income tax assets is determined by reference to the likely realization of future income tax reductions.

    We have operations and file income tax in several jurisdictions. The global nature of our operations and complexity of tax regulations requires interpretation of tax legislation, assessment of uncertainties and the application of judgment to estimate the amount and timing of estimated income taxes. Tax returns contain matters that could be subject to differing interpretations of applicable tax laws and regulations. The resolution of tax positions through negotiations with relevant tax authorities, or potentially through litigation, can take numerous years to complete. The final taxes paid are dependent upon many factors including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation and resolution of disputes arising from tax audits. The resolution of these uncertainties and the associated final taxes may result in adjustments to our tax assets and liabilities. In addition, we have carry-forward tax losses in certain taxing jurisdictions that are available to offset against future taxable income. However, we record a valuation allowance against our future income tax assets when we believe, based on all available evidence, that it is not “more likely than not” that all future assets will be realized. Management judgment is exercised in making this assessment.

    Foreign Currency Translation

    Our subsidiary, CIBT, operates primarily in China and maintains its accounting records in RMB. Our functional and reporting currency is the Canadian dollar. Our management has determined that certain of the operations of CIBT in China are considered to be integrated foreign operations, and accordingly our integrated foreign operations are translated using the temporal method. Our management has also determined that certain operations in China conducted by CIBT are considered to be self-sustaining foreign operations, and accordingly our self-sustaining foreign operations are translated using the current rate method. Our management continually evaluates whether any events or circumstances have caused there to be a change in the classification of CIBT's operations between integrated and foreign operations or self-sustaining foreign operations.

    Changes in Accounting Policies

    Effective September 1, 2008, we adopted four new CICA accounting standards: (a) Handbook Section 1535 “Capital Disclosures”; (b) Handbook Section 3862 “Financial Instruments – Disclosures”; (c) Handbook Section 3863 “Financial Instruments - Presentation”; and (d) Handbook Section 3031 “Inventories”. The main requirements of these new standards and the resulting financial statement impact are described below. Consistent with the requirements of the new accounting standards, we have not restated any prior period amounts as a result of adopting the accounting changes, except for presentation of unrealized foreign currency translation adjustments arising from self-sustaining foreign operations and translation of the functional currency to the reporting currency which are presented as part of other comprehensive income (loss) retroactively.

(a)	Capital Disclosures, Section 1535

    This standard establishes the basis for disclosing information, both qualitative and quantitative, to enable users of financial statements to evaluate an entity’s objectives, policies and processes for management of capital.

(b)	Financial Instruments – Disclosures, Section 3862

    The new disclosure requirements of Section 3862 are to enable users to evaluate the significance of financial instruments on financial position and performance, as well as the nature and extent of risks we are exposed to from financial instruments and how those risks are being managed.

(c)	Financial Instruments – Disclosures, Section 3863

    This standard carries forward, unchanged, and replaces the presentation requirements of Handbook Section 3861, “Financial Instruments – Disclosure and Presentation”.

(d)	Inventories, Section 3031

    Under this standard, which replaces Section 3030, “Inventories”, inventories are required to be measured at the “lower of cost and net realizable value”, which is different from the previous guidance of the “lower of cost and market”. The new section contains guidance on the determination of cost and also requires the reversal of any write-downs previously recognized. Certain minimum disclosures are required, including the accounting policies used, carrying amounts, amounts recognized as an expense, write-downs, and the amount of any reversal of any write-downs recognized as a reduction in expenses.

    The adoption of these new accounting standards did not impact the amounts reported in our financial statements.

    Canadian and U.S. GAAP differences

    We are maintaining our accounting records in accordance with general accepted accounting principles ("GAAP") in Canada, and reconciling to U.S. GAAP for financial reporting purposes. When reconciling the consolidated financial statements to U.S. GAAP, the following differences were included:

•
    Under Canadian GAAP marketable securities classified as available-for-sale financial instruments were accounted for differently prior to the adoption of CICA 3855 effective July 1, 2007. The carrying value, previously recognized realized and unrealized gains and losses and impairment loss are different under Canadian and U.S. GAAP.

•
    Under Canadian GAAP, gains and losses resulting from the dilutive effects of subsidiary share transactions and issuances are included in the determination of net income for the period. Under U.S. GAAP such gains and losses should be recorded as capital transactions when the likelihood of realization is uncertain.

    Future Accounting Standards

    In February 2008, the CICA issued Section 3064 “Goodwill and Intangible Assets” which replaces CICA Section 3062 “Goodwill and Other Intangible Assets” and CICA Section 3450 “Research and Development Costs”. The new Section establishes standards on the recognition, measurement, presentation and disclosure for goodwill and intangible assets subsequent to their initial recognition. This new standard is applicable to fiscal years beginning on or after January 1, 2009. We are in the process of evaluating the impact Section 3064 will have on our financial position and results of operations upon adoption.

    In December 2008, the CICA issued three new accounting standards:

(a)	Handbook Section 1582 “Business Combinations”

(b)	Handbook Section 1601 “Consolidated Financial Statements”

(c)	Handbook Section 1602 “Non-Controlling interest”

    These three new accounting standards replaced Section 1581 “Business Combinations” and Section 1600 “Consolidated Financial Statements”. CICA Handbook Section 1582 provides the Canadian equivalent to IFRS 3 –“Business Combinations” and CICA Handbook Sections 1601 and 1602 provide the Canadian equivalent to IAS 27 – “Consolidated and Separate Financial Statements”. CICA Handbook Section 1582 requires additional use of fair value measurements, recognition of additional assets and liabilities, and increased disclosure for the accounting of a business combination. The section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Entities adopting Section 1582 will also be required to adopt Sections 1601 and 1602. Section 1602 establishes standards for accounting for a non-controlling interest and will require the non-controlling interest to be presented as part of shareholders’ equity on the balance sheet. In addition the net earning will include 100% of the subsidiary’s results and will be allocated between the controlling interest and the non-controlling interest. These standards apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. We are in the process of evaluating the impact these standards will have on our financial position and results of operations upon adoption.

    Changes in Accounting Policies including Initial Adoption

    Accounting pronouncements adopted during the current period

    In September 2006, the FASB issued ASC 820-10, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820-10 is effective for fiscal years beginning after November 15, 2007 except as amended by FASB ASC 820-10-15 which is effective for fiscal years beginning after November 15, 2008. ASC 820-10-15 allows partial deferral of the effective date of ASC 820-10 relating to fair value measurements for non-financial assets and liabilities that are not measured at fair value on a recurring basis. ASC 820-10 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. As of September 1, 2008, we adopted ASC 820-10, except as it applies to the non-financial assets and non-financial liabilities subject to ASC 820-10-15. We adopted the remaining ASC 820-10 in the first quarter of fiscal 2010 and the adoption did not have a material impact on the consolidated financial statements and the accompanying notes.

    In December 2007, the FASB issued ASC 805-10 “Business Combinations” which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance is effective for the fiscal year beginning after December 15, 2008 and the adoption of this accounting pronouncement did not have a material impact on our financial position or results of operations.

    In December 15, 2007, the FASB issued Codification ASC 810-10 “Consolidation”, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. We adopted ASC 810-10 and the adoption did not have a material impact on our consolidated financial statements and the accompanying notes with the exception of the additional disclosure of net income attributable to the non-controlling interest.

    In April 2008, the FASB issued ASC 350-30, “General Intangible Assets Other Than Goodwill”. In determining the useful life of intangible assets, ASC 350-30 removes the requirement to consider whether an intangible asset can be renewed without substantial cost of material modifications to the existing terms and conditions and, instead, requires an entity to consider its own historical experience in renewing similar arrangements. ASC 350-30 also requires expanded disclosure related to the determination of intangible asset useful lives. ASC 350-30 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We adopted ASC 350-30 in the first quarter of fiscal 2010 and the adoption did not have a material impact on the consolidated financial statements and the accompanying notes.

    In May 2008, the FASB issued ASC 470-20, “Debt with Conversion and Other Options”. ASC 470-20 requires issuers of convertible debt instruments that may be settled in cash to separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in periods subsequent to adoption. Upon adoption of ASC 470-20, we will allocate a portion of the proceeds received from the issuance of convertible notes between a liability and equity component by determining the fair value of the liability component using our non-convertible debt borrowing rate. The difference between the proceeds of the notes and the fair value of the liability component will be recorded as a discount on the debt with a corresponding offset to paid-in-capital. The resulting discount will be accreted by recording additional non-cash interest expense over the expected life of the convertible notes using the effective interest rate method. The provisions of ASC 470-20 are to be applied retrospectively to all periods presented upon adoption and are effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We currently do not have any convertible debt instruments and, accordingly, the adoption of ASC 470-20 is not expected to have any impact on our financial position or results of operations.

    In April 2009, the FASB issued an update to ASC 825-10, which requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements, including significant assumptions used to estimate the fair value of financial instruments and changes in methods and significant assumptions, if any, during the period. The new guidance is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of ASC 825-10 did not have an impact on our financial position or results of operations as we did not elect the fair value option for any items not already carried and reported at fair value.

    In May 2009, the FASB issued ASC 855 related to subsequent events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Although there is new terminology, the guidance is based on the same principles as those that currently exist in the auditing standards. The standard is effective for interim or annual periods ending after June 15, 2009. The adoption of this amendment did not have a material impact on our financial position and results of operations.

    In June 2009, the FASB issued accounting standards related to its accounting standards codification of the hierarchy of generally accepted accounting principles. The new standard is the sole source of authoritative generally accepted accounting principles of the United States (“U.S. GAAP”). to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification superseded non-SEC accounting and reporting standards. All accounting literature that is not in the Codification, not issued by the SEC and not otherwise grandfathered is non-authoritative. The new standard became effective for our interim quarterly period beginning September 1, 2009. Applying the guidance in the accounting standards codification did not impact our financial position or results of operations. We have revised our references to post-Codification GAAP in our financial statements for the three and six month periods ended February 28, 2010.

    In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-06, which amends the guidance on fair value to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The new guidance is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on our financial position and results of operations.

    Impact of Foreign Currency Exchange Rate Fluctuations

    We conduct business primarily in Canada and China, as well as certain other countries. This gives rise to significant exposure to market risks from changes in foreign currency exchange rates, particularly the RMB. Currently, we do not use derivative instruments or other measures to reduce our exposure to foreign currency risk. In addition, we are exposed to restrictions on Chinese currency exchange, which may affect our ability to repatriate profits from China.

    Effective September 1, 2008, we changed our reporting currency from United States dollars to Canadian dollars with the Canadian dollar being our functional currency for all periods presented. We believe the Canadian dollar best reflects our most significant operations, being those of Sprott-Shaw, which are conducted primarily in Canadian dollars. We previously used the current rate method to translate all amounts presented to United States dollars. Under the current rate method, all assets and liabilities are translated to Canadian dollars using exchange rates in effect at the end of the reporting period; revenue, expenses and cash flows are translated at the average rate during the reporting period; and any associated gains and losses are recorded as cumulative translation adjustment in equity.

    Included in the operating results for all relevant periods are exchange gains and losses arising on foreign currency translation of integrated operations as follows:

	Six Months Ended February 28, 2010	Twelve Months Ended August 31, 2009	Twelve Months Ended August 31, 2008
Foreign exchange gains (losses)	($96,765)	$162,537)	$67,651)

    Uncertainties of Government Policies

    We are subject to government regulations in Canada and China, and there are uncertainties with respect to the Chinese legal system and economic and political policies in China. We manage all risk issues directly. Currently we are not aware of any contingent liabilities which involve us or any of our properties or subsidiaries.

    Canada

    The power to make laws is divided between the federal and provincial governments in Canada. As such, we are subject to changes in laws at the federal level and at the provincial level in the provinces in which we conduct our operations, including the province of British Columbia. Changes to the laws applicable to corporate entities will have an impact on our operations, though such changes may or may not be material.

    As an educational services industry participant, our customers are students. In Canada, domestic students rely heavily on financial assistance in the form of government funded student loans and student grants provided by the federal, provincial and territorial governments. The student loan system is governed at the federal level by the Canada Student Financial Assistance Act, and at the provincial or territorial level by the applicable statute and regulations enacted in each province or territory. The student loan and grant program is a modified direct loan system that requires students to complete and submit an application demonstrating financial need, which if approved, will only be paid directly to qualified education institutions, who are required in turn to maintain certain records on behalf of students and submit information directly to the applicable government body or designated service provider of the government, including proof of enrollment, proof of attendance, completion of a minimum number of training hours per week and proof of residency for provincially administered funding.

    As of June 28, 2010, approximately 65.8% of Sprott-Shaw's students received a form of government student financial assistance. For private educational institutions such as Sprott-Shaw, each campus or physical educational facility must be certified separately by completing and submitting a seperate application, following which the campus or physical education facility enters into a memorandum of understanding with StudentAid BC, a branch of the Ministry of Advanced Education and Labour Market Development of British Columbia (“the Ministry”) that administraters Canada student loans and Canada student grants on ebhalf of the Government of Canada on annual basis. A number of factors are considered in the certification process, including course descriptions, costs, duration, types of participants, type of certificates issued upon completion and lists of occupations for which training is given to students. Campuses must be re-certified after a change in ownership. Certifications are granted for a period of up to five years, subject to review by the granting authority. There is therefore no guarantee that our currently certified facilities will continue to be certified in the future. Additionally, the requirements to obtain certification may change, making it more difficult to become certified or limiting the number of certifications granted.

    Prior to applying for certification of a particular campus, the campus must be registered to operate private training institutions in the province of British Columbia and have its programs approved. The registration and approval process is overseen by Private Career Training Institutions Agency (of BC) (the “Agency”), the regulatory agency for private training institutions in the province of British Columbia authorized by the Ministry. Private educational institutions must be registered if they offer any programs that exceed $1,000 in tuition and 40 hours in duration. Registration occurs by way of an application process that generally takes between one to two months to complete and involves submitting materials and information to the Agency along with application fees. A site visit/inspection may also be required by the Agency on a case by case basis.

    All of Sprott-Shaw’s campuses are registered with the Ageny. The campuses were certified prior to the acquisition of Sprott-Shaw Community College in December 2007, and were re-certified following the acquisition. None of Sprott-Shaw's campuses have been denied their initial certification or lost their existence certification. Prior to the acquisition of KGIC on March 15, 2010, all of KGIC's campuses were registered with the Agency to operate private training institutions in British Columbia, but KGIC’s language schools do not qualify for certification or student loan assistance as the student loan and student grant programs are not applicable to language schools. The business college operated by KGIC was certified in British Columbia and Ontario, and was re-certified after the acquisition. The KGIC Colleges have been registered with the Agency and had their programs approved.

    There are a number of administrative requirements that each certified facility must abide by in order to maintain its certification for the student loan programs. Such administrative requirements pertain to student loan recipients only and include ensuring that minimum attendance levels are met, recording attendance, verifying proof of residency and notifying the government when enrollment ceases for any reason including graduation or voluntary termination. If a particular campus fails to comply with requirements, it may be subject to a review and may lose its certification, which would have an adverse impact on our ability to attract and retain students to any affected campus. Further, the loss of our ability to offer financial aid at any campus could have an adverse impact on our financial condition, results of operations and the value of your investment in us.

    Sprott-Shaw employs a Manager of Student Services and two other staff members whose responsibilities include the oversight of each campus’ compliance program with the administrative requirements to maintain their student loan accreditations. In addition, Sprott-Shaw’s head office and StudentAid BC each conduct semi-annual audits to verify that the campuses are in compliance.

    The administration of student loan and student grant programs, both federal and provincial, has changed a number of times since the program was implemented at the federal level in 1964. Any changes to the student loan and grant programs could impact the availability of financial assistance for our students, our enrollment levels and our revenues. Changes to the certification process could also affect our ability to have our current campuses or any newly acquired campuses or teaching facilities certified, which may also have an impact on our enrollment levels and our revenues.

    China

    China has not developed a fully integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. China’s system of laws and the enforcement of existing laws may not be as certain in implementation and interpretation as in the U.S. or Canada. The Chinese judiciary is relatively inexperienced in enforcing corporate and commercial law, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. If new laws and regulations governing the education business in China restrict foreign investment in the education system, we may not obtain or be able to renew our governmental approvals in the future, which may cause us to cease our education business in China. You may lose your entire investment.

    A judgment of a U.S. court predicated solely upon civil liabilities may not be enforceable in China by a Chinese court. China does not have treaties with the U.S. providing for the reciprocal recognition and enforcement of judgments of courts. You may not be able to enforce foreign judgments based on the U.S. laws against us or our assets. It may be difficult for you to bring an action against us or our assets, even if you believe that your rights have been infringed under the U.S. securities laws.

    In addition, there are capital controls in China and China still has many restrictions on the movement of money in and out of the country for anything except payments associated with exports and imports. At present, a company can repatriate up to 90 percent of profits from their China-based operations. A portion (at least 10 percent for “Wholly Owned Foreign Entities”), must be placed in a reserve account. This reserve is capped at 50 percent of our registered capital. To distribute the remainder, you must obtain a board resolution authorizing distribution and file an application with China’s State Administration of Taxation or “SAT” that includes an annual audit, tax receipts and other documents as required. SAT will then issue a Foreign Enterprise Income Tax Payment Certificate which will enable the bank to exchange RMB into the desired currency for remission of funds. There is uncertainty as to repatriating this money.

    Research and Development, Patents and Licenses, etc.

    We currently do not, nor have we in the past three years, engaged in any research and development activities.

    Trend Information

    Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events since the latest financial year that are reasonably likely to have a material adverse effect on our revenues, income, profitability, liquidity or capital resources, or that could cause the disclosed financial information to be not necessarily indicative of future operating results or financial condition.

    Off-balance Sheet Arrangements

    We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

    Tabular Disclosure of Contractual Obligations

    As at August 31, 2009, we had the following contractual obligations and commercial commitments:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-Term Debt Obligations(1)	$226,439	$182,112	$44,327	-	-
Capital Lease Obligations(2)	$389,451	$98,231	$240,215	$51,005	-
Operating Leases(3)	$4,465,954	$1,371,299	$2,828,610	$253,045	-
Deferred Revenues(4)	$15,010,112	$15,010,112	-	-	-
TOTAL	$20,091,956	$16,661,754	$3,123,152	$304,050	-

(1)	Long-term debt obligations relate to term loans and promissory notes.
(2)	Capital lease obligations relate to capitalized leased assets.
(3)	Operating leases relate to leased office and campus premises.
(4)	Deferred revenues relate to deferred tuition fees received and not recognized as revenues until programs and courses are delivered.

    As of August 31, 2009, the remaining principal balance relating to long-term debt was $44,326 (fiscal 2008 -$10,322) and the capital lease obligations totaled $291,220 (fiscal 2008 - $176,143). The current portion of capital lease obligations was $98,231 (fiscal 2008 - $58,543).

    As at February 28, 2010, we had the following contractual obligations and commercial commitments:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-Term Debt Obligations(1)	$72,729	$28,840	$43,889	-	-
Capital Lease Obligations(2)	$375,364	$72,643	$234,571	$68,150	-
Operating Leases(3)	$4,231,534	$1,243,761	$2,759,928	$227,845	-
Total Contractual Obligations	$4,679,627	$1,345,244	$3,038,388	$295,995	-

(1)	Long-term debt obligations relate to term loans and promissory notes.
(2)	Capital lease obligations relate to capitalized leased assets.
(3)	Operating leases relate to leased office and campus premises.

    Quantitative and Qualitative Disclosure About Market Risk

    We do not believe we are subject to any material market risks other than with respect to foreign currency exchange rates.

    The value of the RMB against the Canadian and U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the Canadian and U.S. dollar in the medium to long term. Moreover, it is possible that in the future Chinese authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

    We operate primarily in Canada and China and incur substantial operating costs which are payable in RMB, giving rise to exposure to market risks from changes in foreign currency rates. A one point strengthening of the RMB against the Canadian dollar would result in an approximate 14% decrease in net earnings attributable to our business units in China.

    Because a significant amount of our earnings and cash assets are denominated in Canadian dollars and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in Canadian dollars following this offering.

    Inflation

    In recent years, China has not experienced significant inflation, and therefore inflation has not had a significant impact on our business. According to the National Bureau of Statistics of China, the change in the Consumer Price Index in China was 1.5%, 4.8% and 5.9% in 2006, 2007 and 2008, respectively. Based on the upward change of the Consumer Price Index in late 2008, the Chinese government announced measures to restrict bank lending and investment in China in order to reduce inflationary pressures on China’s economy. Such measures adopted by the Chinese government may not be successful in reducing or slowing the rate of inflation in China, and sustained or increased inflation in China in the future may adversely affect our business and financial results.

    MANAGEMENT

    Officers:

    As of the date of this prospectus, the following persons are our senior officers:

Name	Age	Titles	Appointment Date
Toby Chu	48	President, Chief Executive Officer and Vice Chairman	May 11, 1994
Dennis Dan Huang	48	Corporate Secretary	June 28, 2010
		Chief Financial Officer	June 28, 2010
Dean Dupperon	53	President of Sprott-Shaw	December 17, 2007
Sung Sub Lim	45	President of the KGIC Colleges	March 7, 2010
Steve Sohn	49	Vice President of the KGIC Colleges	March 7, 2010

    Directors:

    The following table sets forth certain information relating to our directors as of the date of this prospectus:

Name	Age	Appointment or Election Date
Toby Chu 3, [4]	48	May 11, 1994
Tony David [2]	68	July 28, 1998
Troy Rice [1,3]	46	October 28, 2005
David Hsu 1, [2,4]	66	February 27, 2006
David Warnock 2, [4]	52	December 19, 2007
Shane Weir 1, [3]	55	December 12, 2008
David Kong [5]	63	July 1, 2010
(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our corporate governance committee
(4)	Member of executive committee
(5)
    David Kong was appointed as a director effective July 1, 2010, to fill the vacancy resulting from David Richardson’s departure on June 10, 2010. We intend to appoint Mr. Kong as a member of the audit committee.

    David Richardson was one of our directors until June 10, 2010, when he resigned due to time constraints and other personal reasons. Jack Brozman also resigned as a director for personal reasons on July 5, 2010. Mr. Kong was appointed to the Board of Directors effective July 1, 2010 and will replace Mr. Richardson on the corporate governance committee, compensation committee and executive committee of our Board of Directors and will become of a member of the audit committee.

    Senior Officers and Directors

    Toby Chu, Director, Vice Chairman, President and Chief Executive Officer

    Toby Chu has been a director, President and Chief Executive Officer of CIBT Education Group since 1994. Toby Chu is also a director, President and Chief Executive Officer of CIBT and a director of IRIX. In 1999, Mr. Chu founded SE Global Equities Corp., a former subsidiary of CIBT Education Group in the business of providing financial services and investment advice to private investors and companies. From 1995 to 1996 Toby Chu worked as a senior manager at Central Foods, Inc., a company in the business of food distribution. Mr. Chu has a diploma in business administration from Vancouver Community College in Vancouver, Canada.

    Dennis Dan Huang, Chief Financial Officer and Corporate Secretary

    Mr. Huang was appointed as our Chief Financial Officer and Secretary on June 28, 2010. He is also the Corporate Secretary of CIBT. Mr. Huang has been our Executive Vice President of Finance since December 2006. Prior to joining us, Mr. Huang was the President, Director, a Compliance Officer and an Investment Representative of StockTrade Securities Inc. (now First Trade Canada Capital Partners Inc.) from 2005 to 2006. From 2003 to 2004, Mr. Huang served as the Vice President and Chief Information Officer of ChinaEagle Network Inc., a company that provides information technology services to broker-dealers in China, and from 2000 to 2002, he served as General Manager for the Electronic Commerce Department of Guangdong Securities Inc., a broker-dealer in China. Mr. Huang is a designated Financial Management Advisor in Canada and a Senior Economist in Guangdong Province, China. He holds a Doctorate degree in Economics from Jinan University, located in Guangdong, China and a Bachelor of Science degree from Zhongshan University, also located in Guangdong, China.

    Dean Dupperon, President of Sprott-Shaw

    Mr. Dupperon has over 31 years experience in the education field, 21 of which have been in a management capacity. He has been the President of our subsidiary, Sprott-Shaw, since its acquisition in December 2007 and was appointed to this position upon the consummation of the Sprott-Shaw acquisition. Prior to our acquisition of Sprott-Shaw, Mr. Dupperon was the President of Sprott-Shaw Community College beginning in 1991. Mr. Dupperon has been involved in the successful growth of two colleges in Canada, including being part of CDI College’s growth from three campuses to 18 campuses within ten years by using innovative funding programs. Mr. Dupperon was also involved in Sprott-Shaw Community College’s growth from one school and 26 students to an organization of 20 Canadian locations with 3,500 students annually and three international licenses.

    Sung Sub Lim, President of the KGIC Colleges

    Mr. Lim is the President of each of the KGIC Colleges. He founded KGIC in 1996 and grew the business from one facility with seven classrooms to eight campuses, six overseas staff offices, a staff of 204 and enrollment of over 5,000 students annually. Mr. Lim successfully developed a global network of recruiting agents and education partners in 30 countries as part of KGIC’s growth strategy. Mr. Lim holds Bachelor of Arts degrees from Chung-Ang University and the Seoul Institute of the Arts in Korea.

    Steve Sohn, Vice President of the KGIC Colleges

    Mr. Sohn is the Vice President of each of the KGIC Colleges. He joined KGIC in the position of Senior Director in 2003 and was promoted to the position of Vice President, responsible for operations, programs and business development in 2005 and played a key role in the growth of KGIC’s operations. Prior to joining KGIC, Mr. Sohn served as the Director of Business Development for Canadian Education Bridge Inc., an education consulting firm that assists post-secondary institutions with developing customized group programs, from 2001 to 2003. Mr. Sohn oversaw a project to develop non-credit ESL and IT certificate programs for overseas university student groups for delivery at the University of Washington extension and the University of British Columbia continuing studies. Mr. Sohn holds a Bachelor of Commerce degree from the University of Alberta in Canada and a Master of Business Administration degree from Yonsei University in Korea.

    Tony Haskell David, Director

    Mr. David has been a director of CIBT Education Group since 1998. From 1979 to present Mr. David has been self employed as an oral maxillofacial surgeon. He is a member of the Canadian Association of Oral and Maxillofacial Surgeons, the BC Association of Oral and Maxillofacial Surgeons, and the College of Dental Surgeons. Mr. David has a Master of Science degree in Physiology from the University of Oregon, and a Doctorate in Dental Medicine from the Washington University School of Dental Medicine in St. Louis, Missouri.

    Troy Rice, Director

    Mr. Rice has been a director of CIBT Education Group since 2005. He is also a director of CIBT. From 2002 to 2005, Mr. Rice served as Senior Vice President of Business Development at Universal Technical Institute, Inc. (NYSE: UTI), an automotive repair education company. From 2001 to 2002 Mr. Rice was Vice President at Petsmart, Inc. (NASDAQ: PETM), a supplier of pet supplies and products, and from 1995 to 2001, he was a Senior Vice President of Comfort Systems U.S.A. (NYSE: FIX). Mr. Rice received his Bachelor’s degree in accounting from the University of Iowa in 1985 and his MBA from Arizona State University in 1992. Mr. Rice is also a CPA in the state of Arizona.

    David Hsu, Director

    Mr. Hsu has been a director of CIBT Education Group since 2006. He is also a director of CIBT. Currently Mr. Hsu is also a co-founder, director and president of MedicineNet, Inc., an internet business that provides medical information online, and has held these positions since 1996. Mr. Hsu was also one of the founders of Multi-Fineline Electronix, Inc., a NASDAQ-listed company (MFLX), and served as a director since its inception in 1984 to 2004. From 2000 to 2003, Mr. Hsu served as a director of i-Cable Inc. (NASDAQ: ICAB), a provider of telecommunication services in Hong Kong. From 1980 to 2004, Mr. Hsu served as an associate professor and clinical faculty member at the Medical School of the University of California. From 1977 to 2004, Mr. Hsu operated a private practice in gastroenterology in California. Mr. Hsu obtained a Medical Doctorate from the Medical School of the University of Hamburg, Germany in 1967 and MBA from Pepperdine University of Malibu, California in 1987.

    David Warnock, Director

    Mr. Warnock has been a director of CIBT Education Group Inc. since 2007. Currently he is a partner with Camden Partners Holdings, LLC, a diversified investment management firm with expertise in the for-profit education sector he co-founded in 1995. Mr. Warnock worked as an investment manager from 1983 to 1995 at T. Rowe Price Associates. Mr. Warnock graduated with a Bachelor of Arts Degree from the University of Delaware and a Masters of Science in Finance from the University of Wisconsin. Mr. Warnock is also certified as a Chartered Financial Analyst.

    Shane Weir, Director

    Mr. Weir has been a director of CIBT Education Group Inc. since 2008. Mr. Weir became a solicitor, barrister and notary public in Canada in 1978. He was admitted to the bars in England and Wales and in Hong Kong as a solicitor in 1992. He works as a solicitor at the law firm Weir & Associates in Hong Kong, a firm he organized in 1985. From 1989 to 1992, Mr. Weir was director of L&D Property Limited, a real estate brokerage firm in Hong Kong. He has lectured in both Canada and Hong Kong at the university level. Mr. Weir is also a registered investment advisor and is a director of Asia Pacific Investment Advisors Ltd., an investment management firm in Hong Kong, and e-Kong Group Limited, a company with operations in the telecommunications and technology industries in the United States, China, Hong Kong and Singapore.

    David Kong, Director

    Mr. Kong was appointed as a director of CIBT Education Group Inc. by the Board of Directors effective July 1, 2010 to replace David Richardson, who resigned as a director on June 10, 2010. Mr. Kong is a designated Chartered Account in Canada and a Certified Public Accountant in the United States. He has been a partner at Ernst & Young LLP since 2005, leading the Canadian offices’ China market practice that assists Canadian public companies doing business in China and Chinese public companies listed on stock exchanges in North America. Prior to joining Ernst & Young, Mr. Kong was a partner at Ellis Foster Chartered Accountants from 1981 until it merged with Ernst & Young in 2005. Mr. Kong received a Bachelor of Business Administration degree from National Cheng Chi University in Taiwan in 1971.

    Other Directorships Currently Held

    The following directors hold directorships in other public companies as set out below.

Name of Director	Other directorship	Company
David Warnock	Director	National American University Holdings, Inc.
New Horizons Worldwide Inc.
Nobel Learning Communities Inc.
Questar Assessment Inc.
Shane Weir	Director	Asia Pacific Investment Advisors Limited
e-Kong Group Limited

    Family Relationships

    Toby Chu and Alvin Chu (a director and officer of IRIX) are brothers. Other than this relationship, there are no family relationships among our officers or directors.

    Involvement in Certain Legal Proceedings

    None of our directors, executive officers, promoters, control persons or director nominees have been involved in any of the following events during the past five years:

      any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

      any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

      being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

      being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

    Arrangement or Understandings Concerning Directors or Senior Management

    Pursuant to a stockholders voting agreement dated December 10, 2007 between Tim Leong, Toby Chu, Concordia Financial Management Corp. (a company controlled by Toby Chu), Shane Corp. and us, Toby Chu, Tim Leong and Concordia agreed to vote their shares, for a period of 2 years after the date of the agreement, so as to elect as directors two individuals designated by Shane Corp., being David Warnock and Jack Brozman. Each of the parties disclaimed beneficial ownership of the shares referred to in the stockholders voting agreement, with the exclusion of the shares over which each party had sole dispositive power. The stockholders voting agreement has expired and will have no impact on future elections of directors to our Board of Directors.

    Executive Officer Compensation

    The following summary compensation table sets forth the total annual compensation paid or accrued by us to or for executive officers for the twelve months ended August 31, 2009.

    Summary Compensation Table

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation
	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Total
Name	(1)	(C$)	(C$)	(C$)	(C$)(2)	(C$)	(C$)	(C$)
Toby Chu (3)	2009	180,000	300,000	-	25,000	-	-	505,000
Dennis Dan Huang (4)	2009	69,000	-	-	-	-	-	69,000
Tim Leong (5)	2009	96,000	-	-	-	-	-	96,000
Dean Dupperon (6)	2009	400,000	257,000	-	-	-	-	657,000
Sung Sub Lim (7)	2009	-	-	-	-	-	-	-
Steve Sohn (8)	2009	-	-	-	-	-	-	-
(1)	“2009” denotes for the fiscal year 2009 from September 1, 2008 to August 31, 2009.
(2)

    The fair value of these options on the grant date has been calculated in accordance with Section 3870 of the Canadian Institute of Chartered Accountants Handbook (accounting fair value) using the Black-Scholes model. In 2009, options to purchase up to 100,000 common shares of CIBT Education Group Inc. were granted to Toby Chu and up to 10,000 common shares were granted to Concordia Financial Management Corp., a company controlled by Mr. Chu. These options are exercisable at a price of $0.51 per share until January 31, 2012.

(3)

    Toby Chu is the President, Chief Executive Officer and a director of CIBT Education Group and the Chief Executive Officer and a director of CIBT. Mr. Chu is also a director of Sprott-Shaw, as well as a director and the Secretary of IRIX.

(4)

    Dennis Dan Huang was appointed as the Chief Financial Officer and Corporate Secretary of CIBT Education Group and the former Chief Financial Officer and Corporate Secretary of CIBT on June 28, 2010 and will be paid compensation of $100,000. Compensation paid to Mr. Huang in fiscal 2009 as disclosed in the table is pursuant to his service as the Executive Vice President of Finance of CIBT Education Group, a position he has held since 2006.

(5)

    Tim Leong resigned as the Chief Financial Officer and Corporate Secretary of CIBT Education Group and the Chief Financial Officer and Corporate Secretary of CIBT on June 28, 2010. He served as our Chief Financial Officer from July 24, 1995 and our Corporate Secretary from May 24, 1996. Mr. Leong is now the VP of Finance and Accounting of CIBT Education Group.

(6)	Dean Dupperon is the President of Sprott-Shaw.
(7)

    Sung Sub Lim was appointed as the President of each of the KGIC Colleges on March 7, 2010 in connection with the acquisition of substantially all of the assets of KGIC on March 15, 2010. See “Business – Recent Developments” and “Management – Employment Agreements”.

(8)

    Steve Sohn was appointed as the Vice President of each of the KGIC Colleges on March 7, 2010 in connection with the acquisition of substantially all of the assets of KGIC on March 15, 2010. Mr. Sohn will be paid annual compensation of $102,000. See “Business – Recent Developments” and “Management – Employment Agreements”.

    Director Compensation

    The following summary compensation table sets forth the total annual compensation paid or accrued by us to or for our directors for the twelve months ended August 31, 2009.

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation
	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Total
Name	(1)	(C$)	(C$)	(C$)	(C$)(2)	(C$)	(C$)	(C$)
Troy Rice (3)	2009	11,779(11)	-	-	2,500	-	-	14,279
Tony David (4)	2009	11,779(11)	-	-	2,500	-	-	14,279
David Richardson (5)	2009	11,779(11)	-	-	2,500	-	-	14,279
David Warnock (6)	2009	11,779(11)	-	-	2,500	-	-	14,279
Jack Brozman (7)	2009	11,779(11)	-	-	2,500	-	-	14,279
Shane Weir (8)	2009	11,779(11)	-	-	12,500	-	-	24,279
David Hsu (9)	2009	11,779(11)	-	-	2,500	-	-	14,279
Prithep Sosothikul (10)	2009	-	-	-	-	-	-	-
Alfred Ng (10)	2009	-	-	-	-	-	-	-

(1)	“2009” denotes for the fiscal year 2009 from September 1, 2008 to August 31, 2009.
(2)

    The fair value of these options on the grant date has been calculated in accordance with Section 3870 of the Canadian Institute of Chartered Accountants Handbook (accounting fair value) using the Black-Scholes model. In 2009, options to purchase 10,000 common shares each were granted to our directors, Troy Rice, Tony David, David Warnock and David Hsu, as well as our former directors Jack Brozman and David Richardson. Shane Weir, also our director, received options to purchase 50,000 common shares. Options granted to directors expire on June 21, 2012 and are exercisable at a price of $0.51 per share.

(3)	Troy Rice is a director of CIBT Education Group and CIBT and was previously Chief Operating Officer of CIBT.
(4)	Tony David is a director of CIBT Education Group.
(5)	David Richardson was a director of CIBT Education Group until June 10, 2010.
(6)	David Warnock is a director of CIBT Education Group.
(7)	Jack Brozman was a director of CIBT Education Group until July 5, 2010.
(8)	Shane Weir is a director of CIBT Education Group.
(9)	David Hsu is a director and Chairman of CIBT Education Group and director of CIBT.
(10)	Prithep Sosothikul and Alfred Ng ceased to be directors on December 12, 2008.
(11)	Directors received compensation of US$10,000 for their services as directors in fiscal 2009 which was converted to Canadian dollars at the average rate of exchange for the period of US$1 = C$1.11779.

    Director and Officer Stock Option Grants

    On December 18, 2009, our shareholders approved a “rolling” stock option plan (the “Current Plan”) that complies with the polices of the TSX Venture Exchange whereby a maximum of 10% of our issued common shares, from time to time, may be reserved for issuance pursuant to the exercise of options. The Current Plan was approved by the TSX Venture Exchange on January 21, 2010 and by the NYSE Amex on February 8, 2010.

    Under the conditional approval to list our common shares for trading on the Toronto Stock Exchange, we provided the Toronto Stock Exchange with an undertaking that we will treat any references to the TSX Venture Exchange in the Current Plan as references to the Toronto Stock Exchange and that we will amend the Current Plan to more fully comply with the policies of the Toronto Stock Exchange at the next meeting of our shareholders. Our annual meetings of shareholders are generally held in December of each year and we anticipate our next meeting will be held in December 2010.

    The purpose of the Current Plan is to attract, retain and motivate management, directors, employees and other service providers by providing them with an opportunity, through share options, to acquire an interest in our share capital and benefit from our growth.

    The Current Plan provides that the terms of the options and the option price may be fixed by the directors subject to the price restrictions and other requirements of the TSX Venture Exchange and the NYSE Amex. The Current Plan also provides that no option may be granted to any person except upon the recommendation of our directors, and only our directors, officers, employees and consultants or those of our subsidiaries or affiliates may receive options. Options granted under the Current Plan may not be exercisable for a period longer than ten years and the exercise price must be paid in full upon exercise of the option.

    No single participant in the Current Plan may be granted options to purchase common shares equaling more than 5% of the then issued common shares of our share capital in any one 12-month period unless disinterested shareholder approval has been obtained (such approval has not been sought in the past). Options will not be granted if the exercise price thereof would result in the issuance of more than 2% of our issued common shares in any 12-month period to any one person, including our consultants or consultants of our subsidiaries or affiliates, and options will not be granted if the exercise thereof would result in the issuance of more than 2% of our issued common shares in any 12-month period to persons employed to provide investor relations activities. Subject to obtaining any required approval from the TSX Venture Exchange and the NYSE Amex, our directors may determine whether or not the options will be subject to a vesting period, the applicable period, as well as the method of vesting. Options granted to consultants performing investor relations activities must contain vesting provisions such that vesting occurs over at least 12-months with no more than one quarter of the options vesting in any three month period.

    As at July 13, 2010, the following number of stock options were held by our directors and officers:

	Number of common
	shares underlying		Exercise or base price
Name	options held	Grant Date	(C$/Share)	Expiration date
Toby Chu	200,000(1)	February 20, 2006	0.58	February 19, 2011
	100,000	June 22, 2007	1.53	June 21, 2012
	100,000(1)	June 22, 2007	1.53	June 21, 2012
	80,000	March 20, 2008	2.00	March 19, 2011
	10,000(1)	March 20, 2008	2.00	March 19, 2011
	100,000	January 22, 2009	0.51	January 21, 2012
	10,000(1)	May 3, 2010	0.80	May 2, 2013
Dennis Dan Huang (2)	50,000	June 22, 2007	1.53	June 21, 2012
	20,000	March 20, 2008	2.00	March 19, 2011
Tim Leong (2)	150,000	February 20, 2006	0.58	February 19, 2011
	50,000	June 22, 2007	1.53	June 21, 2012
	20,000	March 20, 2008	2.00	March 19, 2011
Dean Dupperon	50,000	March 20, 2008	2.00	March 19, 2011
Sung Sub Lim (3)	-	-	-	-
Steve Sohn (3)	-	-	-	-
Troy Rice	100,000	February 20, 2006	0.58	February 19, 2011
	100,000	June 22, 2007	1.53	June 21, 2012
	10,000	March 20, 2008	2.00	March 19, 2011
	10,000	January 22, 2009	0.51	January 21, 2012
	10,000	May 3, 2010	0.80	May 2, 2013
Tony David	25,000	February 20, 2006	0.58	February 19, 2011
	20,000	June 22, 2007	1.53	June 21, 2012
	10,000	March 20, 2008	2.00	March 19, 2011
	10,000	January 22, 2009	0.51	January 21, 2012
	10,000	May 3, 2010	0.80	May 2, 2013
David Richardson (4)	50,000	February 20, 2006	0.58	February 19, 2011
	100,000	June 22, 2007	1.53	June 21, 2012
	10,000	March 20, 2008	2.00	March 19, 2011
	10,000	January 22, 2009	0.51	January 21, 2012
	10,000	May 3, 2010	0.80	May 2, 2013
Prithep Sosothikul (5)	10,000	February 20, 2006	0.58	February 19, 2011
	10,000	June 22, 2007	1.53	June 21, 2012
	10,000	March 20, 2008	2.00	March 19, 2011
Alfred Ng (5)	25,000	February 20, 2006	0.58	February 19, 2011
	20,000	June 22, 2007	1.53	June 21, 2012
	10,000	March 20, 2008	2.00	March 19, 2011
David Hsu	100,000	February 20, 2006	0.58	February 19, 2011
	100,000	June 22, 2007	1.53	June 21, 2012
	10,000	March 20, 2008	2.00	March 19, 2011
	10,000	January 22, 2009	0.51	January 21, 2012
	10,000	May 3, 2010	0.80	May 2, 2013
David Warnock	50,000	March 20, 2008	2.00	March 19, 2011
	10,000	January 22, 2009	0.51	January 21, 2012
	10,000	May 3, 2010	0.80	May 2, 2013
Jack Brozman (6)	50,000	March 20, 2008	2.00	March 19, 2011
	10,000	January 22, 2009	0.51	January 21, 2012
	10,000	May 3, 2010	0.80	May 2, 2013
Shane Weir	50,000	January 22, 2009	0.51	January 21, 2012
	10,000	May 3, 2010	0.80	May 2, 2013

(1)	Held by Concordia Financial Management Corp., over which Mr. Chu exercises control.
(2)

    Mr. Huang became the Chief Financial Officer and Corporate Secretary of CIBT Education Group and of CIBT on June 28, 2010. Mr. Leong resigned from these positions on the same date and became the VP of Finance and Accounting of CIBT Education Group effective June 28, 2010.

(3)	Mr. Lim and Mr. Sohn became executive officers of each of the KGIC Colleges on March 7, 2010.
(4)	Mr. Richardson resigned as a director effective June 10, 2010.
(5)	Mr. Ng and Mr. Sosothikul ceased to be directors on December 12, 2008.
(6)	Mr. Brozman resigned as a director effective July 5, 2010.

    A copy of the Current Plan is filed as an exhibit to this registration statement.

    Employment Agreements

    The following description of the material terms of our employment agreements with our executive officers is not complete and is qualified in its entirety by reference to the agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part.

    The services of Toby Chu, our president, chief executive officer and vice-chairman of our Board of Directors, are provided pursuant to an employment agreement for an indefinite term. During the most recently completed financial year, Mr. Chu was paid approximately $15,000 per month ($180,000 annually) pursuant to his employment agreement. Mr. Chu’s compensation may be reviewed upon request by him or us not more than once every two years starting January 1, 2005. The employment agreement may be terminated by Mr. Chu upon providing 90 days notice to us. We may terminate the agreement upon providing six months notice or the immediate payment, in full, to Mr. Chu of all amounts due or accruing to Mr. Chu plus a severance payment calculated by multiplying his monthly salary by the number of years (including proportionate part of the year of termination) since the commencement of his employment with us. If Mr. Chu’s employment ceased in 2010, Mr. Chu would receive a $255,000 severance payment based on his current monthly salary of $15,000. The agreement includes a provision for termination by us without prior notice upon the occurrence of certain events.

    We do not have a written employment agreement with Dennis Dan Huang, our chief financial officer and Corporate Secretary. We have agreed with Mr. Huang to pay him approximately $100,000 annually as compensation for his services.

    The services of Dean Dupperon, President of Sprott-Shaw, are provided pursuant to an agreement between Mr. Dupperon and Sprott-Shaw for a term expiring on December 16, 2012. Under the agreement, Mr. Dupperon is entitled to an annual salary of $400,000, except that if EBITDA at Sprott-Shaw is less than $2 million in fiscal 2010 or fiscal 2011, Mr. Dupperon’s salary will be reduced to $320,000 annually. In addition, Mr. Dupperon is entitled to an annual bonus equal to 10% of EBITDA in excess of $2.6 million at Sprott-Shaw, as well as options to purchase up to 100,000 of our common shares. In fiscal 2009, we paid a cash bonus of $257,000 and granted 50,000 stock options to Mr. Dupperon. The agreement may be terminated immediately by us for just cause. Mr. Dupperon may terminate the agreement upon two weeks prior written notice. We may terminate the agreement at any time with or without cause, and if without cause must pay outstanding remuneration including salary, vacation pay, a pro-rated bonus and a lump sum termination payment equal to the greater of: (i) six months of salary ($200,000) plus the equivalent of six months of premium costs for benefits coverage; and (ii) the aggregate of remaining annual salary, the annual bonus (based on the average annual bonus received by Mr. Dupperon under the employment agreement prior to his termination) and the premium cost for Mr. Dupperon’s benefits coverage. The employment agreement with Mr. Dupperon was entered into pursuant to the Sprott-Shaw acquisition agreement.

    The services of Sung Sub Lim, President of the KGIC Colleges, are provided pursuant to an employment agreement dated March 7, 2010 for an indefinite period. Mr. Lim will be paid an annual salary of $150,000 and a bonus payable if a target level of revenues and EBITDA of the KGIC Colleges are met at the end of the second year of operations of the KGIC Colleges. The amount of the bonus will be determined by negotiation between the parties. Mr. Lim may terminate the agreement upon eight week’s prior written notice. KGIC Colleges may terminate the agreement any time after March 1, 2013 without cause by providing Mr. Lim with two months prior written notice or salary of $23,077 in lieu thereof at the discretion of the KGIC Colleges.

    Mr. Steve Sohn entered into an employment agreement with KGIC Colleges to act as Vice President of each effective March 7, 2010 for an indefinite period. Mr. Sohn will receive annual compensation of $102,000 and a bonus based on performance that will consider factors such as meeting or exceeding target revenue and target EBITDA of the KGIC Colleges. Mr. Sohn may terminate the agreement upon eight week’s prior written notice. The KGIC Colleges may terminate the agreement any time without cause by providing eight week’s prior written notice or salary of $15,692 in lieu thereof at the discretion of the KGIC Colleges.

    Practices of the Board of Directors

    Our Board of Directors is comprised of eight members, each of whom stands for re-election at the general meeting of shareholders which is held in each year. Directors are elected by a majority of the votes of our common shareholders present in person or represented by proxy at our annual meeting of shareholders and entitled to vote. Each director holds office until his or her term expires and his or her successor has been elected and qualified. Executive officers are appointed by and serve at the discretion of the Board of Directors.

    Our Board of Directors and its committees oversee the management of our affairs in a number of ways, including the following:

      reviewing and approving our overall business strategies and our annual business plan, our annual corporate budget and forecast, significant capital investments outside the approved budget, and succession planning;

      assessing management’s performance against approved business plans and industry standards;

      reviewing and approving continuous disclosure documents;

      ensuring the effective operation of the Board of Directors; and

      safeguarding shareholders’ equity interests through the optimum utilization of our capital resources.

    We have not entered into any service contracts with our directors that provide for benefits upon termination of employment.

    We have established four committees under the Board of Directors: the audit committee, the compensation committee, the corporate governance committee and the executive committee.

    Audit Committee

    We are required by the Business Corporations Act (British Columbia) to have an audit committee comprised of at least three directors, the majority of whom must not be our officers or employees or officers or employees of any of our affiliates. Pursuant to National Instrument 52-110 Audit Committees in Canada, we have adopted a written charter setting out the duties and responsibilities of our audit committee.

    The primary purpose of the audit committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of our financial reporting process. This includes oversight and review of the following:

      financial reporting and the accounting system,

      our systems of internal control over financial reporting, and the annual independent audit of our financial statements.

    In discharging its oversight role, the audit committee is empowered to investigate any matter brought to its attention with full access to all of our books, records, facilities and personnel and the power to retain outside counsel, auditors or other experts for this purpose. The Board of Directors and the audit committee are in place to represent our shareholders; accordingly, the outside auditor is ultimately accountable to the Board of Directors and the audit committee.

    The audit committee reviews the adequacy of its charter on an annual basis.

    Audit Committee Oversight

    At no time since the commencement of our most recently completed financial year was a recommendation of the audit committee to nominate or compensate an external auditor not adopted by the Board of Directors.

    Membership

    The members of the audit committee are as follows, with Troy Rice acting as chairman:

David Hsu	Independent[1]	Financially literate[1]
Troy Rice	Independent[1]	Financially literate[1]
Shane Weir	Independent[1]	Financially literate[1]
(1)	As defined in National Instrument 52-110 Audit Committees, which sets out the requirement governing audit committees in Canada.

    Our board of directors intends to appoint David Kong, who was appointed as one of our directors on July 1, 2010, to our audit commitee at the next meeting of the board of directors.

    Corporate Governance Committee

    The corporate governance committee assists the Board of Directors in fulfilling its oversight responsibilities relating to our governance and our relationship with senior management. The members of the corporate governance committee are Toby Chu, Troy Rice and Shane Weir. At its next meeting of the board of directors, our directors intend to appoint David Kong to the corporate governance committee. The committee’s role includes developing and monitoring the effectiveness of our system of corporate governance and is responsible for appropriate corporate governance and proper delineation of the roles, duties and responsibilities of management, the Board of Directors and its committees. The corporate governance committee is responsible for recommending to the Board of Directors a set of corporate governance principles and reviewing these principles.

    Compensation Committee

    The members of the compensation committee are Tony David, David Hsu and David Warnock. At its next meeting of the board of directors, our directors intend to appoint David Kong to the compensation committee. All compensation of our officers and members of our Board of Directors is approved by a majority of the independent directors. All of the compensation committee members are independent directors, except for David Hsu who, although he is a non-executive chairman of our Board of Directors, is not considered independent under Canadian securities laws because of his position as chairman, as provided in National Instrument 58-101 Disclosure of Corporation Governance Practices.

    The compensation committee is responsible for determining the compensation of our chief executive officer and other executive officers and does so with reference to for-profit education industry standards and our financial situation. The compensation committee also reviews and makes recommendations to the Board of Directors regarding our grant of stock options. The compensation committee has adopted a charter which sets out its duties and responsibilities.

    Executive Committee

    The executive committee was formed in order to provide for expeditious decision making by the Board of Directors. The members of the executive committee are Toby Chu (chairman), David Hsu and David Warnock. At its next meeting of the board of directors, our directors intend to appoint David Kong to the executive committee. This committee has the same authority as our full Board of Directors, except for the ability to appoint new directors.

    Employees

    As of July 13, 2010, we engaged a total of 757 full-time employees on a consolidated basis. The table below describes the number of full-time employees engaged by each of our subsidiaries and our corporate operations, as well as the number of employees by functional area.

	CIBT
	Education
	Group	CIBT	CIBT	IRIX	Sprott-	KGIC
	Vancouver	Vancouver	China	Vancouver	Shaw	Colleges	Total
Executive	4		2	2	5	13	26
Administrative	3				38	37	78
Management		2	25	1	24	15	67
Operations			72	8	47	4	131
Instructors			123		197	135	455
Total	7	2	222	11	311	204	757

    The number of full-time employees we engaged on a consolidated basis increased from 133 in fiscal 2007 to 308 in fiscal 2008 and 480 in fiscal 2009. The increase in employees from fiscal 2007 to the present time is primarily due to our acquisition of Sprott-Shaw in December 2007 and the acquisition of substantially all of the assets of KGIC on March 15, 2010.

    As of the date of this prospectus, we employed approximately 23 full-time and 100 part-time instructors in China, as well as 228 full-time and 104 part-time instructors in Canada.

    Share Ownership

    The following table sets forth the ownership information concerning the number of shares of common shares owned beneficially as of July 13, 2010 by: (i) each of our directors and officers; and (iii) all our directors and officers as a group. Unless otherwise indicated, the shareholders listed possess voting and investment powers with respect to the shares shown.

    As of July 13, 2010, there were 69,226,011 common shares issued and outstanding. The number of shares described below includes shares which the beneficial owner described has the right to acquire as specified in the notes below.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Jack Brozman	170,000 (1)	(2)
Toby Chu	4,895,747 (3)	7.1
Dean Dupperon	50,000 (4)	(2)
Tony David	939,842 (5)	1.4
Dennis Dan Huang	70,000 (6)	(2)

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
David Hsu	4,137,753 (7)	6.0
Tim Leong	908,863 (8)	1.3
Troy Rice	640,000 (9)	1.0
David Richardson	3,033,269 (10)	4.4
David Warnock	10,964,558 (11)(12)	15.8
Shane Weir	60,000 (13)	(2)
All Officers and Directors as a Group	25,870,032	37.4
(1)

    Jack Brozman was a director of CIBT Education Group until July 5, 2010. His security holdings include 100,000 common shares of CIBT Education Group; options to purchase 50,000 common shares of CIBT Education Group at an exercise price of C$2.00 per share until March 19, 2011; options to purchase 10,000 common shares of CIBT Education Group at an exercise price of C$0.51 per share until January 21, 2012; and options to purchase 10,000 common shares of CIBT Education Group at an exercise price of C$0.80 per share until May 2, 2013.

(2)	Less than 1%.
(3)

    Toby Chu is a director, Vice Chairman, President and Chief Executive Officer of us and CIBT and a director and secretary of IRIX. Mr. Chu’s direct holdings equal 313,400 common shares and options to purchase: (i) 80,000 common shares at an exercise price of C$2.00 per share until March 19, 2011; (ii) 100,000 common shares at an exercise price of C$1.53 per share until June 21, 2012; and (iii) 100,000 common shares at $0.51 per common share until January 21, 2012. The grant dates of these options were (a) June 22, 2007; (b) March 20, 2008; and (c) January 22, 2009. Toby Chu also has voting and investment control over Concordia Financial Management Corp., a company that holds 3,176,847 common shares of CIBT Education Group and options to purchase: 200,000 common shares at approximately C$0.58 per share until February 19, 2011; 10,000 common shares at C$2.00 per share until March 19, 2011; 100,000 common shares at C$1.53 per share until June 21, 2012; and 10,000 common shares at $0.80 per common share until May 2, 2013.

(4)	Dean Dupperon is President of Sprott-Shaw. He holds options to purchase 50,000 common shares at a price of $2.00 per share until March 19, 2011.
(5)

    Tony David is a director of CIBT Education Group. His shareholdings include 27,000 common shares in his name, 73,000 common shares jointly held by Tony David and his spouse, Ruth David, and options to purchase common shares of CIBT Education Group as follows: (a) 25,000 common shares at an exercise price of C$0.58 until February 19, 2011; (b) 10,000 common shares at an exercise price of C$2.00 per share until March 19, 2011; (c) 20,000 common shares until June 21, 2012 at an exercise price of C$1.53 per share; (d) 10,000 common shares at an exercise price of C$0.51 until January 21, 2012; and (e) 10,000 common shares at $0.80 per common share until May 2, 2013. Tony David also has voting and investment control over H Tony David Holdings Ltd., a company that holds 764,842 common shares of CIBT Education Group.

(6)

    Dennis Dan Huang was appointed as the Chief Financial Officer and Corporate Secretary of us and the Chief Financial Officer and Corporate Secretary of CIBT on June 28, 2010. Mr. Huang’s security holdings include options to purchase 50,000 common shares of CIBT Education Group at an exercise price of C$1.53 per share until June 21, 2012; and options to purchase 20,000 common shares of CIBT Education Group at an exercise price of C$2.00 per share until March 19, 2011.

(7)

    David Hsu is a director and Chairman of CIBT Education Group and CIBT. His shareholdings include 847,600 common shares in his own name; and (a) options to purchase 100,000 common shares at approximately C$0.58 per share until February 19, 2011; (b) options to purchase 10,000 common shares at C$2.00 per share until March 19, 2011; (c) options to purchase 100,000 common shares at C$1.53 per share until June 21, 2012; (d) options to purchase 10,000 common shares at C$0.51 per share until January 21, 2012; and (e) 10,000 common shares at $0.80 per common share until May 2, 2013. David Hsu also has voting and investment control over First International Management Ltd., a company that holds 200,000 common shares. Golden Field Company is a company controlled by David Hsu that holds 2,489,713 common shares. The rest of 370,440 common shares are held by Grande Dame Nevada LLC, a company controlled by David Hsu.

(8)

    Tim Leong was the Chief Financial Officer, Senior Vice President and Corporate Secretary of us and the Chief Financial Officer and Corporate Secretary of CIBT until his resignation on June 28, 2010. He was appointed as the VP of Finance and Accounting effective June 28, 2010. His shareholdings include 688,863 common shares and options to purchase: (a) 150,000 common shares at C$0.58 per share until February 19, 2011; (b) 20,000 common shares at C$2.00 per share until March 19, 2011; and (c) options to purchase 50,000 common shares at C$1.53 per share until June 21, 2012.

(9)

    Troy Rice is a director of CIBT Education Group. His shareholdings include 410,000 common shares of CIBT Education Group and options to purchase: (a) 100,000 common shares at C$0.58 per share until February 19, 2011; (b) 10,000 common shares at C$2.00 per share until March 19, 2011; (c) 100,000 common shares at C$1.53 per share until June 21, 2012; (d) 10,000 common shares at C$0.51 per share until January 21, 2012; and (e) 10,000 common shares at $0.80 per common share until May 2, 2013.

(10)

    David Richardson was a director of CIBT Education Group until his resignation on June 10, 2010. His shareholdings include 2,747,019 common shares of CIBT Education Group and options to purchase: (a) 50,000 common shares at C$0.58 per share until February 19, 2011; (b) 10,000 common shares at C$2.00 per share until March 19, 2011; (c) 10,000 common shares at C$0.51 per share until January 21, 2010; (d) 100,000 common shares at C$1.53 per share until June 21, 2012; and (e) 10,000 common shares at $0.80 per common share until May 2, 2013. David Richardson also has voting and investment control over Countryman Investments Ltd., which holds 106,250 common shares.

(11)	David Warnock is a director of CIBT Education Group. He holds options to purchase: (a) 50,000 common shares of CIBT Education Group, exercisable at C$2.00 per share until March 19, 2011; (b) options to purchase 10,000 common shares of CIBT Education Group, exercisable at C$0.51 per share until January 21, 2012; and (c) 10,000 common shares at $0.80 per common share until May 2, 2013. Mr. Warnock is a member of the Board of Managers of Shane Corp. and is a party to a written employment agreement with Camden Partners Holdings, LLC. Shane Corp. is wholly-owned by Shane GP. Shane GP’s partners are the Camden Funds. Shane Corp. holds 10,794,558 of our common shares. The Camden Funds collectively hold 100,000 of our common shares. Further details regarding Shane Corp. are provided in note (12) to this table.

(12)	Pursuant to CIBT’s ownership restructuring, Shane Corp., the Selling Shareholder under this prospectus, loaned US$5 million to CIBT and CIBT issued a debenture and share purchase warrants to Shane Corp. The debenture of US$5 million was to be due on April 24, 2010. However, Shane Corp. exercised its 5,361,667 share purchase warrants effective December 10, 2007 resulting in an aggregate exercise price payable to CIBT of US$5 million. CIBT and Shane Corp. agreed that Shane Corp. would pay the US$5 million exercise price payable to CIBT by surrendering the US$5 million debenture. The exercise of the share purchase warrants by Shane Corp. reduced our ownership in CIBT to 78.1%. After the issuance of the CIBT shares to Shane Corp., we acquired all of these newly issued shares in CIBT from Shane Corp. in exchange for the issuance of 10 million of our common shares, thereby increasing our ownership in CIBT from 78.1% to 99.9%. The address for Shane Corp. is c/o Camden Partners, 500 East Pratt Street, Suite 1200, Baltimore, MD, 21202.

(13)	Shane Weir was elected a director of CIBT Education Group on December 12, 2008. He holds options to purchase: (a) 50,000 common shares of CIBT Education Group, exercisable at C$0.51 per share until January 21, 2012; and (b) 10,000 common shares at $0.80 per common share until May 2, 2013.

    Statements as to securities beneficially owned by officers and directors, or as to securities over which they exercise control or direction, are based upon information obtained from such directors and from records available to us.

    Stock Option Plan

    On December 18, 2009, our shareholders approved the adoption of a new “rolling” stock option plan whereby a maximum of 10% of our issued common shares from time to time may be reserved for issuance pursuant to the exercise of options, with no vesting provisions. A “rolling” stock option plan must be approved by our shareholders on an annual basis in accordance with the requirements of the TSX Venture Exchange. Under the conditional approval to list our common shares for trading on the Toronto Stock Exchange, we provided the Toronto Stock Exchange with an undertaking that we will treat any references to the TSX Venture Exchange in our current stock option plan as references to the Toronto Stock Exchange and that we will amend our stock option plan to more fully comply with the policies of the Toronto Stock Exchange at the next meeting of our shareholders. Our annual meetings of shareholders are generally held in December of each year and we anticipate our next meeting will be held in December 2010.

    The material terms of our current stock option plan are as follows:

      the term of any options granted under the plan will be fixed by the Board of Directors at the time the options are granted, to a maximum term of ten years.

      the exercise price of any options granted under the plan is determined by the Board of Directors, in its sole discretion, but cannot be less than the closing trading price of our common shares at the time of grant of such options, less any discount permitted by regulatory authorities.

      unless otherwise imposed by the Board of Directors, no vesting requirement will apply to options granted under the plan, but a four month hold period, commencing from the date of grant of an option, applies to all shares issued upon exercise of an option only if the exercise price of the stock options is less than the trading price of our common shares at the time of exercise.

      all options granted under the plan are non-assignable and non-transferable.

      if an option holder ceases to be a director or ceases to be employed by CIBT Education Group or one of our subsidiaries, other than by reason of death, then any options held by that person shall expire no later than the 30th day following the date that the option holder ceases to be employed by CIBT Education Group or one our subsidiaries, subject to the terms and conditions set out in the plan.

    We intend to attract, retain and motivate our directors, officers, and employees through our stock option plan. The Current Plan complies with the policies of the TSX Venture Exchange. We have until our next meeting of shareholders to be held in December 2010 to amend our stock option plan to more fully comply with the requirements of the Toronto Stock Exchange. Until such amendment occurs, all references in the Current Plan to the TSX Venture Exchange will be treated as references to the Toronto Stock Exchange.

    Under the Current Plan, we are authorized to grant options to purchase up to 10% of the number of issued and outstanding common shares as of the award date of the options. This is in accordance with section 3.4 of TSX Venture Exchange Policy 4.4, which provides that the TSX Venture Exchange will not accept option plans reserving more than 10% of an issuer’s issued shares, including any outstanding stock options previously granted on an individual basis. Section 2.1 of Policy 4.4 specifies that the number of stock options granted to any one individual in a 12 month period must not exceed 5% of an issuer’s issued shares determined at the date of grant of the options, unless “disinterested shareholder approval”, defined as a majority of the votes cast by all shareholders at the shareholders’ meeting excluding persons entitled to receive stock options under our stock option plan and their associates, is obtained.

    As of July 13, 2010, we had 69,226,011 issued and outstanding common shares, which results in stock options to purchase a total of 6,922,601 common shares permitted under Policy 4.4. As of July 13, 2010, a total of 3,915,000 options to purchase common shares were granted under the stock option plan and 3,007,601 options were available to be granted.

    A summary of the plan details follows:

As of July 13, 2010
Number of Common Shares to
be Issued upon Exercise of	Weighted-Average Exercise Price	Number of Common Shares Remaining Available
Outstanding Options	of Outstanding Options (C$)	for Future Issuance under the Stock Option Plan
3,915,000	$1.23	3,007,601

    Under the stock option plan, options will be awarded to directors, officers, and employees at the discretion of the Board of Directors, taking into consideration their remuneration, length of service, nature and quality of work performed by them.

    In addition, TSX Venture Exchange Policy 4.4 provides that a listed company must obtain “disinterested shareholder approval” (determined in accordance with TSX Venture Exchange Policy 4.4) for:

      the reservation, for issuance under the stock options granted to insiders, of shares exceeding 10% of the listed company’s issued shares;

      the grant to insiders, within a 12 month period, of stock options exceeding 10% of the issued shares; and

      if the listed company becomes a Tier 1 Issuer, the issuance to any optionee, within a 12 month period, of options entitling the purchase of a number of shares exceeding 5% of the listed company’s issued shares.

    PRINCIPAL SHAREHOLDERS

    At July 13, 2010, there were 69,226,011 issued and outstanding common shares. To our knowledge, the only directors and officers owning, and only other persons owning, 5% or more of the outstanding shareholdings in us, directly or indirectly, or exercising control or direction over such shares (the “Major Shareholders”), are as provided in the table below (the “Table of Major Shareholders”).

		Amount and Nature of
Title of Class	Name of Beneficial Owner	Beneficial Ownership	Percent of Class (%)
Common shares	Toby Chu	4,895,747 (1)	7.1
Common shares	David Hsu	4,137,753 (2)	6.0
Common shares	MacKenzie Financial Corporation	6,119,650 (3)	8.8
Common shares	Shane Corp.	10,894,558 (4) (5)	15.7
(1)

    Toby Chu is a director, Vice Chairman, President and Chief Executive Officer of us and CIBT and a director and secretary of IRIX. Mr. Chu’s direct holdings equal 313,400 common shares and options to purchase: (i) 80,000 common shares at an exercise price of C$2.00 per share until March 19, 2011; and (ii) 100,000 common shares at $0.51 per common share until January 21, 2012. The grant dates of these options were (a) June 22, 2007; (b) March 20, 2008; and (c) January 22, 2009. Toby Chu also has voting and investment control over Concordia Financial Management Corp., a company that holds 3,176,847 common shares of CIBT Education Group and options to purchase: 200,000 common shares at approximately C$0.58 per share until February 19, 2011; 10,000 common shares at C$2.00 per share until March 19, 2011; 100,000 common shares at C$1.53 per share until June 21, 2012; and 10,000 common shares at $0.80 per common share until May 2, 2013.

(2)

    David Hsu is a director and Chairman of CIBT Education Group and CIBT. His shareholdings include 847,600 common shares in his own name; and (a) options to purchase 100,000 common shares at approximately C$0.58 per share until February 19, 2011; (b) options to purchase 10,000 common shares at C$2.00 per share until March 19, 2011; (c) options to purchase 100,000 common shares at C$1.53 per share until June 21, 2012; (d) options to purchase 10,000 common shares at C$0.51 per share until January 21, 2012; and (e) 10,000 common shares at $0.80 per common share until May 2, 2013. David Hsu also has voting and investment control over First International Management Ltd., a company that holds 200,000 common shares. Golden Field Company is a company controlled by David Hsu that holds 2,489,713 common shares. The rest of 370,440 common shares are held by Grande Dame Nevada LLC, a company controlled by David Hsu.

(3)	The shareholdings of Mackenzie Financial Corporation include 6,119,650 common shares of CIBT Education Group.
(4)

    Shane Corp. is the Selling Shareholder under this prospectus. Pursuant to CIBT’s ownership restructuring, Shane Corp. loaned US$5 million to CIBT and CIBT issued a debenture and share purchase warrants to Shane Corp. The debenture of US$5 million was to be due on April 24, 2010. However, Shane Corp. exercised its 5,361,667 share purchase warrants effective December 10, 2007 resulting in an aggregate exercise price payable to CIBT of US$5 million. CIBT and Shane Corp. agreed that Shane Corp. would pay the US$5 million exercise price payable to CIBT by surrendering the US$5 million debenture to CIBT. The exercise of the share purchase warrants by Shane Corp. reduced our ownership in CIBT to 78.1%. After the issuance of these 5,361,667 CIBT shares to Shane Corp., we acquired all of these newly issued shares in CIBT from Shane Corp. in exchange for the issuance of 10 million of our common shares, thereby increasing our ownership in CIBT from 78.1% to 99.9%. The address for Shane Corp. is c/o Camden Partners Holdings, LLC, 500 East Pratt Street, Suite 1200, Baltimore, MD, 21202. Shane Corp. is wholly-owned by Shane GP. Shane GP’s partners are the Camden Funds. David Warnock, one of our directors, is a member of the Board of Managers of Shane Corp. and is a party to a written employment agreement with Camden Partners Holdings, LLC, a diversified investment management firm that provides management services to the Camden Funds and their general partners. As a result of these relationships, David Warnock, Shane GP, Shane Corp. and the Camden Funds could be deemed to beneficially own the shares directly held by the others. Under this prospectus, we assume Shane Corp.’s beneficial ownership includes 100,000 of our common shares directly held by the Camden Funds.

(5)

    Shane Corp. directly holds 10,794,558 common shares. As a result of the relationships described in note (4) to this table, Shane Corp. may be deemed to beneficially own an additional 100,000 shares held directly by Camden Partners Strategic Fund III, L.P. (96,010 common shares) and Camden Partners Strategic Fund III-A, L.P. (3,990 common shares). All of the options granted to David Warnock as a director described in “Director and Officer Stock Option Grants” are excluded from the 10,894,558 common shares reported as being beneficially owned by Shane Corp.

    All of our common shares have identical voting rights. As of July 12, 2010, there were 84 holders of record of our common shares in total, including 26 U.S. holders, 39 Canadian holders and 19 holders in other countries. As of July 12, 2010, there were 69,226,011 of our common shares outstanding, including 16,834,272 common shares or 24.3% held by U.S. holders.

    None of our Major Shareholders have different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. We are not aware of any arrangement which might result in a change in control in the future. We are not directly or indirectly owned or controlled by another corporation or by any foreign government, or by any other natural or legal person, nor are there any arrangements which may result in a change of control of us.

    The Major Shareholders or former Major Shareholders disclosed in past Form 20-F filings, with significant changes in percentage of ownership held in our common shares during the past three years are as follows:

      Toby Chu’s ownership interest was 7.2% as of December 24, 2007, 5% as of March 13, 2009 and 5.7% as of July 13, 2010.

      David Hsu’s ownership interest was 9.4% as of December 24, 2007, 6% as of March 13, 2009 and 6.0% as of July 13, 2010.

      MacKenzie Financial Corporation’s ownership interest decreased from 12.4% as of December 3, 2007 to 8.8% as of February 25, 2010.

      Shane Corp.’s ownership interest was 16% as of March 13, 2009 and 15.8% as of July 13, 2010. Shane Corp. is the Selling Shareholder under this prospectus. See “Selling Shareholder” for more information.

      The ownership interest of David Richardson, our former director who resigned on June 10, 2010, decreased from 6.6% as of December 3, 2007, to 5% as of March 13, 2009 and to less than 5% as of July 13, 2010. As such, Mr. Richardson is no longer a Major Shareholder and his shareholdings are not disclosed in the Table of Major Shareholders above.

    RELATED PARTY TRANSACTIONS

    CIBT established a business venture, CIBT Beihai International College, with Weifang University, a stated owned university in 2004. Beihai College is a PRC government approved college which has been in operation since 2002. CIBT received a 60% interest in Beihai College from Weifang in consideration for funding Beihai College in the amount of $714,286 (RMB 5,000,000). In consideration for retaining a 40% interest in Beihai College, Weifang has transferred definite life intangible assets consisting of its existing programs and student enrollment to the newly named CIBT Beihai International Management School and has also agreed to provide exclusive use of the Beihai College facilities at no cost for a period of seven years (subsequently amended to 15 years).

    Effective July 1, 2007, the Chinese Government implemented a new cash management policy affecting Beihai College. The tuition fees collected by Beihai College are required to be remitted directly to the local treasury bureau of the Chinese Government as non-taxable administrative revenue when tuition fees are received, and the funds are held by the Chinese Government under the account of Weifang College. Weifang College can receive funds from the account by claiming expenditures under a pre-approved plan of budget submitted to the local treasury bureau. Beihai College then can claim funds for its operations from Weifang on an as-needed basis up to the amount of the tuition fees collected. As a Chinese-foreign cooperative joint venture school without legal person status, Beihai College is exempted from income tax and shall allocate 20% of its tuition income to a development fund used for program development purposes. CIBT, as foreign investor of Beihai College, shall pay 25% income tax on funds it claims from Weifang when it transfers such profit from Beihai College back to CIBT. As at February 28, 2010, Weifang owed $2,135,890 (August 31, 2009 – $2,008,503) to CIBT. In addition, as at February 28, 2010, CIBT owed $415,864 (August 31, 2009 – $790,546) to Weifang.

    As at February 28, 2010, $145,683 (August 31, 2009 - $0) was due to us from Dean Dupperon as a result of a carry-forward balance from the purchase of the net assets of Sprott-Shaw Community College on December 17, 2007. Also as at February 28, 2010, a balance of $348,004 (August 31, 2009 – $274,563) was owing to certain officers, employees, directors, relatives of directors, and private companies controlled by our officers and directors. The $348,004 balance is comprised of $73,269 due to Toby Chu as an accrued net bonus payable; $179,031 due to a non-controlling partner in one of the Sprott-Shaw campus operations that retained an interest in that campus after the sale of Sprott-Shaw and is entitled to receive 33% of the net operating income of Sprott-Shaw’s Surrey Campus; and, $95,704 due to Alvin Chu, the President of IRIX, as a result of advances of funds loaned to IRIX by Alvin Chu. Amounts due to related parties are non-interest bearing and have no fixed terms of repayment. Transactions with related parties are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

    Effective October 1, 2009 and December 31, 2009, we sold a total of 789,472 treasury shares acquired through the provisions of our normal course issuer bid to Toby Chu at $0.38 per share (market price) in consideration for the settlement of the $300,000 bonus owing to Toby Chu (refer to Note 9 of our of our audited consolidated financial statements included in this prospectus). Effective January 1, 2010, our compensation committee approved a bonus of $400,000 payable to Toby Chu in quarterly instalments of $100,000 per quarter. During the six month period ended February 28, 2010, we and our subsidiaries incurred $576,607 (2009 – $505,940) for management fees and salaries paid to certain directors and officers employed by us, CIBT, Sprott-Shaw and IRIX. From July 2007 to September 2007, we advanced approximately $436,890 to Toby Chu and Concordia Financial Management Corp., a company owned by Toby Chu. The advances were secured by collateral, in the form of shares owned by Toby Chu and Concordia Financial Management Corp., held by us until we received repayment in full. The full amount of the advances was repaid to us on November 5, 2007.

    On September 29, 2008, we received payment on an 8% convertible promissory note that was granted to Asia Interactive on February 9, 2007 and due on February 9, 2009. The principal amount of the loan was $150,000 and accrued interest totalled $19,233. The loan was granted to assist Asia Interactive with general and administrative expenses. In addition, effective September 29, 2008 and following repayment of the loan, members of our management team resigned from their positions as directors of Asia Interactive. Toby Chu and Tim Leong were appointed as directors and officers of Asia Interactive to protect our investment in Asia Interactive on January 15, 2007.

    Related party transactions are not pre-approved unless they are deemed to be extraordinary transactions, in which case they would be pre-approved by the Board of Directors and any interested director would abstain from voting on such matters.

    DESCRIPTION OF SHARE CAPITAL

    We have summarized below the material features of our capital stock. This summary is not a complete discussion of our organizational documents and other instruments that create the rights of our shareholders. We urge you to carefully read those documents and instruments. Please see “Where You Can Find Additional Information” for information on how to obtain copies of those documents and instruments.

    Our authorized capital stock consists of 150,000,000 shares without par value, of which 69,226,011 shares were issued and outstanding as of July 13, 2010.

    Common Shares

    Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Holders of common shares are entitled to receive dividends, if any, declared by our Board of Directors out of funds legally available for dividends. On a return of capital, assets available for distribution shall be distributed to holders of common shares on a pro rata basis. Holders of common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding common shares are issued as fully paid and non-assessable. Unissued common shares may be issued, allotted, sold or otherwise disposed of by our directors at the time, to persons (including our directors), in the manner, on the terms and conditions and for the issue price that the directors may determine. Issuances of our common shares are authorized by resolutions of our Board of Directors.

    We had 64,109,297 common shares issued and outstanding as of August 31, 2008 and August 31, 2009. As of July 13, 2010, we had 69,226,011 common shares issued and outstanding. The increase in our share capital from August 31, 2009 to July 13, 2010 is due to the non-brokered private placement conducted in Canada in November 2009 and the exercise of stock options by our officers, directors or employees. See “Recent Sales of Unregistered Securities”.

    Warrants

    As of July 13, 2010, there were warrants outstanding to purchase an aggregate of 210,000 common shares at an exercise price of $0.70 per share expiring November 2010. In addition, we have granted the underwriters’ warrants to acquire up to ♦ common shares exercisable at a price of $♦ per share until ♦. As of the date of this prospectus, all warrants, except warrants to purchase 210,000 common shares at an exercise price of $0.70 per share until November 2010, and the underwriters’ warrants, were exercised. The warrants will be adjusted upon the occurrence of certain corporate events that alter our capital structure, such as stock dividends or splits. The warrants are not callable or redeemable.

    Stock Options

    As of July 13, 2010, there were outstanding stock options to purchase a total of 3,915,000 common shares at exercise prices ranging from $0.51 to $2.00 expiring between February 2011 and May 2013. All outstanding stock options were granted pursuant to our stock option plan. As of the date of this prospectus, there are a total of 3,915,000 common shares issuable pursuant to the exercise of outstanding stock options at exercise prices ranging from $0.51 to $2.00 per common share, expiring on dates ranging from February 2011 to May 2013. The stock options will be adjusted upon the occurrence of certain corporate events that alter our capital structure, such as stock dividends or splits. The stock options are not assignable or transferrable.

    Key Provisions of our Notice of Articles, Articles and BCA

    We were recognized as a corporation by the Registrar of Companies for British Columbia under the Business Corporations Act (British Columbia) (“BCA”). Our incorporation number is BC317518.

    The following is a summary of certain key provisions of our notice of articles and articles and certain related sections of the BCA. This is only a summary and is not intended to be exhaustive. For further information please refer to the full version of our notice of articles and articles which are included as exhibits to the registration statement of which this prospectus is a part.

    Stated Objects or Purposes

    Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our articles of incorporation do not provide for any stated objects or purposes and do not impose any limitations on the ownership rights of our shareholders.

    General Meetings of Shareholders

    We must hold a general meeting of our shareholders at least once every calendar year at a time and place determined by our Board of Directors, provided that the meeting must not be held later than 15 months after the preceding annual general meeting. Pursuant to the BCA, a meeting of our shareholders may be held anywhere in British Columbia or outside of British Columbia if such a location is approved by ordinary resolution of our shareholders or by the Registrar of Companies in writing.

    Our directors may, at any time, call a meeting of our shareholders. Shareholders holding not less than five percent of our issued voting shares may also cause our directors to hold a general meeting in accordance with the BCA.

    Our Board of Directors may set a record date for a general meeting between 21 days and four months before the date of the general meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. If no record date is set, the record date is 5 pm on the day immediately preceding the date on which the notice is sent.

    The notice convening a general meeting, specifying the date, time, and location of the meeting, and, where a meeting is to consider special business, the general nature of the special business, must be given to shareholders not less than 21 days prior to the meeting. Shareholders entitled to notice of a meeting may waive or reduce the period of notice for such meeting. The accidental omission to send notice of any meeting of shareholders to, or the non-receipt of any notice by, any person entitled to notice does not invalidate any proceedings at that meeting.

    A quorum for our general meetings of shareholders is one person who is or represents by proxy, one or more shareholders holding in the aggregate at least 5% of the shares entitled to be voted at the meeting. If within half an hour from the time set for a general meeting, a quorum is not present, the meeting, if convened by requisition of shareholders, will be dissolved, but otherwise it will stand adjourned to the same day in the next week at the same time and place without any requirement to give notice of the adjourned general meeting to shareholders. If at such adjourned meeting a quorum is not present within half an hour from the time set for the meeting, the person or persons present and being, or representing by proxy, one or more shareholders entitled to attend and vote at the meeting constitute a quorum.

    Holders of our common shares are entitled to attend general meetings of shareholders. Our directors, our chief executive officer (if any), our president (if any), our chief financial officer (if any), our secretary (if any), our assistant secretary (if any), any of our lawyers, our auditor and any other persons invited by our directors may also attend at any general meeting of our shareholders but will not be counted in the quorum or be entitled to vote at the meeting unless such person is also a shareholder or proxyholder entitled to vote at the general meeting.

    Directors

    Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting.

    Directors’ Power to Determine the Compensation of Directors. Our articles provide that the remuneration of our directors, if any, may be determined by our directors or, if our directors so decide, by our shareholders. Such remuneration may be in addition to any salary or other remuneration paid to any of our officers or employees who are also directors.

    Our articles also provide that we must reimburse our directors for reasonable expenses they incur on our behalf and, if any director performs any professional or other services for us that in the opinion of our directors are outside the ordinary duties of a director, or if any director is otherwise specially occupied in or about our business, he or she may be paid a remuneration fixed by our directors, or, at the option of such a director, fixed by ordinary resolution of our shareholders. Such remuneration may be either in addition to, or in substitution for, any other remuneration that the director may be entitled to receive. Our Board of Directors, unless otherwise determined by ordinary resolution of our shareholders, may also pay a gratuity or pension or allowance on retirement to any director who has held any salaried office or place of profit with us or to his or her spouse or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension, or allowance.

    Power to Vote on Matters in Which a Director is Materially Interested. In accordance with the BCA, our articles provide, generally, that a director with a financial interest in a contract or transaction to which we are or propose to be a party is not entitled to vote on any directors’ resolution to approve that contract or transaction, unless all of our directors have a disclosable interest in that contract or transaction in which case any or all of those directors may vote on the resolution. A director having a disclosable interest who is present at the meeting of our directors at which the contract or transaction is considered for approval may be counted in the quorum at the meeting whether or not the director votes on any or all of the resolutions considered at the meeting.

    Under the BCA, a director does not hold a disclosable interest merely because:

      the contract or transaction is an arrangement by way of security granted by us for money loaned to, or obligations undertaken by, the director or a person in whom the director has a material interest, for our benefit or for the benefit of an affiliate of ours;

      the contract or transaction relates to an indemnity or insurance of officers and directors under the BCA;

      the contract or transaction relates to the remuneration of the director in that person’s capacity as director, officer, employee or agent of ours or an affiliate of ours;

      the contract or transaction relates to a loan to us, and the director or a person in whom the director has a material interest, is or is to be a guarantor of some or all of the loan; or

      the contract or transaction has been or will be made with or for the benefit of a corporation that is affiliated with us and the director is also a director or senior officer of that corporation or an affiliate of that corporation.

    Borrowing Powers Exercisable by the Board of Directors. Our articles provide that our directors may authorize us to:

      borrow money in such manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate;

      issue bonds, debentures, and other debt obligations either outright or as security for any liability or obligation of us or any other person and at such discounts or premiums and on such other terms as they consider appropriate;

      guarantee the repayment of money by any other person or the performance of any obligation of any other person; and

      mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of our present and future assets and undertaking.

    Retirement or Non-Retirement of Directors Under an Age Limit Requirement. Our notice of articles and articles do not impose any mandatory age-related retirement or non-retirement requirement for our directors.

    Number of Shares Required to be Owned by a Director. Our articles provide that a director is not required to hold a share in our capital stock as a qualification for his or her office.

    Action Necessary to Change the Rights of Holders of Our Shares

    Our shareholders can authorize the alteration of our notice of articles and articles to create or vary the special rights or restrictions attached to any of our shares by passing a special resolution. A special resolution means a resolution passed by: (a) a majority of not less than 2/3 of the votes cast by our shareholders who, being entitled to do so, vote in person or by proxy at a general meeting, or (b) a resolution consented to in writing by all of the shareholders holding shares that carry the right to vote at general meetings. Such a special resolution will not be effective until, in the case of an amendment to our notice of articles, a notice of alteration is filed with the Registrar of Companies and, in the case of an amendment to our articles, that resolution is deposited at our records office. However, a right or special right attached to any issued shares may not be prejudiced or interfered with unless the shareholders holding shares to which the right or special right is attached consent by a special separate resolution.

    Limitations on the Right to Own Securities

    Neither our notice of articles nor our articles provide for any limitations on the rights to own our securities. See also “Description of Share Capital — Exchange Controls”.

    Change of Control

    Neither our notice of articles nor our articles contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves us.

    Shareholder Ownership Disclosure

    Although U.S. and Canadian securities laws regarding shareholder ownership by certain persons require certain disclosure, our articles do not provide for any ownership threshold above which shareholder ownership must be disclosed.

    Dividends

    Subject to the BCA, our articles provide that directors may from time to time declare and authorize payment of any dividend deemed advisable by them. The BCA provides that our directors may not authorize the payment of dividends if such action would render us insolvent. Notwithstanding anything contained in our articles, the directors may from time to time capitalize any surplus and may from time to time issue, as fully paid, shares or any bonds, debentures or other securities of CIBT Education Group as a dividend representing the surplus or any part of the surplus.

    Right to Share in Surplus

    In the event of our liquidation, dissolution or winding-up or other distribution of our assets among our shareholders, the holders of our common shares are entitled to share pro rata in the distribution of the balance of our assets.

    Requirement to Change Number of Directors

    Under the BCA, our Board of Directors may appoint a maximum of up to one-third of the current number of directors set by the articles or the directors’ resolutions without obtaining shareholder approval. This provision makes it more difficult to increase the number of directors in an attempt to gain a majority of directors through the addition of more directors.

    Election and Removal of Directors

    All directors elected to our Board of Directors cease to hold office immediately before the election of directors at the annual meeting of shareholders and are eligible to be re-elected or re-appointed. Our articles of incorporation provide that directors may be removed: (i) upon the affirmative vote of the holders of at least 66 2/3% of our issued and outstanding voting stock; or (ii) by our Board of Directors for commission of a serious offence under Canadian criminal law (known as an “indictable offence”) or for ceasing to be qualified to act as a director. They also require advance written notice of any proposals by shareholders to remove a director. These provisions may discourage, delay or prevent the removal of incumbent directors and/or officers.

    Limited Actions by Shareholders

    The BCA provides that any action required or permitted to be taken by our shareholders must be done at an annual meeting or special meeting of shareholders or by the unanimous written consent of the shareholders. The articles require that a notice of any meeting of the shareholders be provided to the shareholders. The BCA provides that any business to be transacted at a special meeting of shareholders must be related to the purpose or purposes stated in the notice of the meeting.

    Auditor, Transfer Agent and Registrar

    Our auditors are Deloitte & Touche LLP, Chartered Accountants, 1055 Dunsmuir Street, Suite 2800, Vancouver, British Columbia V7X 1P4.

    The transfer agent and registrar for our common shares is Computershare Investor Services Inc. in Vancouver, British Columbia and Toronto, Ontario.

    Capital Market Listings

    Our common shares are listed for trading in the United States on the NYSE Amex and in Canada on the Toronto Stock Exchange under the symbol “MBA”. Our common shares were listed for trading on the TSX Venture Exchange in Canada until May 26, 2010, when they were listed for trading on the Toronto Stock Exchange.

    Material Contracts

    The table below provides a description of the material terms of our material contracts. This description of our material contracts is not complete and is qualified in its entirety by reference to the agreements which are filed as exhibits to the registration statement of which this prospectus forms a part.

Agreement(s)	Description
Employment Agreement and Extension Agreements with Toby Chu
    On January 1, 2003 we entered into a two year employment agreement with Toby Chu as President and Chief Executive Officer. The employment agreement includes non-compete provisions pursuant to which Mr. Chu has agreed not to engage in other business activities or serve as a director or officer of a company other entity in competition with us or our subsidiaries during his employment with us and for a period of 90 days after ceasing to serve in such capacities or be employed by us. Mr. Chu also agreed not to own or hold any securities resulting in an ownership interest in excess of 5% in any of our competitors whose securities are listed on a stock exchange or traded on an over the counter market.
    We extended the employment agreement with Toby Chu by separate agreement dated January 1, 2005. Mr. Chu’s employment is for an indefinite term. Provisions were added to allow for termination only if mutually acceptable to both parties, and to allow the parties to review the financial terms of the agreement no more than once every two years upon request by either party. On April 19, 2007, we extended the agreement with the same provisions except that Mr. Chu has the option to terminate the agreement upon provided a 90-day notice to us or we may terminate the agreement upon provided a six-month notice to Mr. Chu. The agreement includes a provision for termination by us without prior notice upon the occurrence of certain events.

CIBT Centre Agreement with Weifang University
    In May 2005, CIBT entered into an agreement with Weifang University to establish a CIBT Centre which began operating in August 2007. CIBT and Weifang University have also agreed to cooperate to provide joint educational programs, develop curriculum and course materials and train instructors.

Agreement to License Wyotech Automotive Technology Programs
    On October 24, 2005 CIBT entered into an agreement to license certain automotive technology programs from Titan Schools, Inc., dba Wyotech, to be provided in China. Wyotech is a provider of automotive certificate and diploma programs offered at its campuses in the United States. The license is for a period of ten years.

Campus Agreement with Beijing University of Technology	In July 2007, CIBT signed an agreement furthering its relationship with Beijing University of Technology, which resulted in the expansion to a fourth campus in Beijing.
Agreement with Weifang Commercial School	In August 2007, CIBT signed an agreement with Weifang Commercial School to provide automotive maintenance, hotel management and accounting programs to Weifang Commercial School.
Agreement and Plan of Reorganization with Shane Corp.
    On December 10, 2007 we and our subsidiary CIBT entered into an agreement and plan of reorganization with Shane Corp. in order to increase our ownership of CIBT. Under this agreement, we issued 10,000,000 common shares to Shane Corp. in exchange for 5,361,667 common shares in CIBT acquired by Shane Corp. upon the exercise of share purchase warrants. Following this, our total interest in CIBT was 99.9%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Reorganization” for further details.

Acquisition of Sprott-Shaw
    Effective December 17, 2007, we acquired the primary assets and liabilities used in the operation of Sprott-Shaw Community College through Sprott-Shaw, our newly incorporated wholly owned subsidiary. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further details.

Agreement(s)	Description
Employment Agreement with Dean Dupperon
    The services of Dean Dupperon, President of Sprott-Shaw, are provided pursuant to an employment agreement between Mr. Dupperon and Sprott-Shaw dated December 17, 2007 for a term expiring on December 16, 2012. Mr. Dupperon is entitled to an annual salary of $400,000, except that if EBITDA at Sprott-Shaw is less than $2 million in fiscal 2010 or fiscal 2011, Mr. Dupperon’s salary will be reduced to $320,000 annually. In addition, Mr. Dupperon is entitled to an annual bonus equal to 10% of EBITDA in excess of $2.6 million at Sprott-Shaw, as well as options to purchase up to 100,000 of our common shares. We may terminate the agreement immediately for just cause. Mr. Dupperon may terminate the agreement upon two weeks prior written notice. We may terminate the agreement at any time, subject to the payment of his remuneration and a lump sum termination payment. The employment agreement with Mr. Dupperon was entered into pursuant to the Sprott-Shaw acquisition agreement. The employment agreement contains non-competition and non-solicitation provisions. Mr. Dupperon agreed not to hold any interest or have any involvement in, directly or indirectly, any business that competes with the business of Sprott-Shaw in such locations that are within 100 kilometers of our locations of operations until the later of the fifth anniversary after the date of acquisition of Sprott-Shaw and three years after any termination of Mr. Dupperon’s employment with Sprott-Shaw.

CIBT Centre Agreement with Jinhua Career & Technical College	In January 2008 CIBT signed an agreement to establish a CIBT center in China at the Jinhua Career & Technical College in Jinhua City, China.
Acquisition of Tourism Training Institute
    On April 30, 2008, we acquired the primary assets and liabilities used in the operation of Tourism Training Institute, an accredited institution based in Vancouver, Canada with branch offices in Beijing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further details.

AHLA-EI License Agreement
    On May 1, 2008 we entered into an agreement with Global Education in Tourism Ltd. whereby we were assigned a license granted by AHLA-EI to use and market certain AHLA-EI products, courses, programs and services. The license agreement between Global Education in Tourism Ltd. was signed on April 16, 2007. The license expires on December 1, 2012.

Education Cooperation Agreement with Far Eastern University
    In May 2008, Sprott-Shaw entered into an agreement with Far Eastern University in Manila, Philippines to offer courses at a second university campus. In 2008, we had entered into an agreement with the Far Eastern University and established a CIBT Education Center at Far Eastern University that offers our resident care attendant and practical nursing programs to students in English.

Material Distribution and Teaching Rights Agreement between Tourism Training Institute and AHLA-EI
    In June 2008 Tourism Training Institute renewed an exclusive license agreement with AHLA-EI for sole marketing, material distribution and teaching rights of certain AHLA-EI products and products until December 1, 2012.

Memorandum of Understanding with Thompson Rivers University and Vancouver Community College
    In June 2008, CIBT entered into a memorandum of understanding with Thompson Rivers University and Vancouver Community College to allow students completing a two-year business administration and computer sciences diploma program with CIBT in China to continue studies towards a baccalaureate degree at Thompson Rivers after successfully completing a nine to 12 month English upgrading and learning competency training program at Vancouver Community College.

Acquisition of Concordia Career College Ltd.
    Effective September 4, 2008, we acquired certain assets used in the operation of Concordia Career College Ltd. through Sprott-Shaw, our newly incorporated wholly owned subsidiary. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further details.

Acquisition of Pan Pacific International College Inc.
    Effective December 12, 2008 we acquired certain property and assets, including intellectual property rights and regulatory approvals, and assumed certain obligations of Pan Pacific International College Inc., an English language college located in Victoria, Canada, targeting the Japanese and Latin American ESL student market.

Agreement(s)	Description
Memorandum of Understanding with the Jamaican Ministry of Training and Social Security
    On January 29, 2009 Sprott-Shaw entered into a memorandum of understanding with the Jamaican Ministry of Training and Social Security to offer hospitality and tourism training to Jamaican students through a combination of classroom studies at Sprott-Shaw’s campus in Kelowna, British Columbia, Canada, online self-directed learning and industry practicums in Vancouver, British Columbia, Canada.

Memorandum of Understanding with Brown’s Town College of Jamaica and the Jamaican Ministry of Labour and Social Security
    On February 16, 2009 Sprott-Shaw entered into a memorandum of understanding with Brown’s Town College of Jamaica and the Jamaican Ministry of Labour and Social Security to offer the curriculum for Sprott-Shaw’s resident care attendant and practical nursing training programs to students attending Brown’s Town College. These programs involve an academic portion to be completed in Jamaica and a practicum portion to be completed in Vancouver, British Columbia, Canada. Enrollment in the programs began in May 2009.

CIBT Centre Agreement in Korea
    On June 4 2009, CIBT entered into an agreement with Truenet Media Group Ltd. to establish a CIBT Education Center in Seoul, South Korea at National Cambridge College. After the CIBT Education Center is completed, it will offer CIBT’s International Foundation Program to students in Korea.

Memorandum of Understanding and Licensing Agreement with Thang Long University
    In September 2009, we signed an agreement with a Canadian investment holdings company to license our brands CIBT School of Business and Sprott-Shaw Community College in Vietnam. In connection with this license, Sprott-Shaw entered into a memorandum of understanding dated September 16, 2009 with Thang Long University in Hanoi, Vietnam to develop programs aimed at preparing Vietnamese nursing graduates to work abroad by providing training that meets international nursing standards and developing their English language proficiency.

Cooperation Agreement with China Central Radio and Television University
    On October 16, 2009 we signed an agreement with China Central Radio and Television University in Beijing, China to develop programs incorporating course content from CIBT’s operations in China, Sprott-Shaw’s operations, and programs offered by AHLA-EI into China Central Radio and Television University’s programs. These programs will in turn be offered to a global audience through select CIBT and Sprott-Shaw locations in a number of countries, including Canada, the Philippines, South Korea, Jamaica and Vietnam.

Memorandum of Understanding with Hanoi Tourism College
    On November 18, 2009 Sprott-Shaw signed a memorandum of understanding with Hanoi Tourism College in Hanoi, Vietnam that relates to a number of initiatives including delivery of Sprott-Shaw’s English language and hotel tourism management programs at Hanoi Tourism College, recruitment of qualified Vietnamese students by Hanoi Tourism College for enrollment at Sprott-Shaw campuses in Canada and CIBT campuses in China, and co-development of an internship program for the hotel tourism management program allowing students to intern with major hotels in Vietnam.

Employment Agreement with Sung Sub Lim
    Mr. Lim entered into an employment agreement with the KGIC Colleges to act as President of each for an indefinite period commencing on March 7, 2010. Mr. Lim will receive annual compensation of $150,000 and a bonus provided that a target level of revenues and EBITDA of the KGIC Colleges is met at the end of the second year of operations of the KGIC Colleges. The amount of the bonus will be determined by negotiation between the parties and is payable at the start of the third year of operation of the KGIC Colleges. The KGIC Colleges may terminate the agreement for cause at any time as set out in the agreement, or without cause any time after March 1, 2013 by providing Mr. Lim with two months prior written notice or salary in lieu thereof at the discretion of the KGIC Colleges. The employment agreement also includes non-solicitation and non-compete provisions. The non-compete provision extends to setting up a business in direct competition with us within a 50 mile radius of our campus locations in the primary countries in which we do business, or being employed or otherwise retained to recruit students by an agent that Mr. Sohn worked with during his employment with us.

Agreement(s)	Description
Employment Agreement with Steve Sohn
    Mr. Steve Sohn entered into an employment agreement with the KGIC Colleges to act as Vice President of each effective March 7, 2010 for an indefinite period. Mr. Sohn will receive annual compensation of $102,000 and a bonus based on performance that will consider factors such as meeting or exceeding target revenue and target EBITDA. Mr. Sohn may terminate the agreement upon eight week’s prior written notice. The KGIC Colleges may terminate the agreement any time without cause by providing eight week’s prior written notice or salary in lieu thereof at the discretion of the KGIC Colleges. Mr. Sohn also agreed not to compete with us during his employment and for a period of 18 months after ceasing to be an employee. The employment agreement also includes non-solicitation and non-compete provisions. The non-compete provision extends to setting up a business in direct competition with us within a 50 mile radius of our campus locations in the primary countries in which we do business, or being employed or otherwise retained to recruit students by an agent that Mr. Sohn worked with during his employment with us.

Acquisition of KGIC Language College (2010) Corp. and KGIC Business College (2010) Corp.
    On March 15, 2010 we completed the acquisition of certain assets and assumption of certain liabilities of KGIC pursuant to an asset purchase agreement among our newly incorporated subsidiaries, the KGIC Colleges, and KGIC. KGIC operates English language training schools internationally and in the provinces of British Columbia, Ontario and Nova Scotia, Canada. See “Business – KGIC Colleges” for further details.

Memorandum of Understanding with Meridian International Business and Arts College
    We entered into a Memorandum of Understanding with Meridian International Business and Arts College with an effective date of April 1, 2010 to deliver our English language training programs and university preparatory programs in the Philippines.

    Exchange Controls

    Limitations on the ability to acquire and hold our common shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition of Canada, or Commissioner, to review any acquisition of control over a significant interest in us. This legislation grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal if the Commissioner believes that it would, or would be likely to, substantially reduce or prevent competition in any market in Canada.

    This legislation also requires any person who intends to acquire our common shares to file a notification with the Canadian Competition Bureau if certain financial thresholds are exceeded, and that person would hold more than 20% of our common shares. If a person already owns 20% or more of our common shares, a notification must be filed when the acquisition would bring that person’s holdings to over 50%. Where a notification is required, the legislation prohibits completion of the acquisition until the expiration of a statutory waiting period, unless the Commissioner provides written notice that he or she does not intend to challenge the acquisition.

    There is no law, governmental decree or regulation in Canada that restricts the export or import of capital, or which would affect the remittance of dividends or other payments by us to non-resident holders of our common shares, other than withholding tax requirements.

    There is no limitation imposed by Canadian law or our notice of articles or articles on the right of non-residents to hold or vote our common shares, other than those imposed by the Investment Canada Act (Canada), or Investment Act.

    The Investment Act requires each individual, government or agency thereof, corporation, partnership, trust or joint venture that is not a “Canadian” as defined in the Investment Act, referred to in this discussion as a “non-Canadian” who commences a new business activity in Canada or acquires control of an existing Canadian business, where the establishment or acquisition of control is not a reviewable transaction, to file a notification with Industry Canada. The Investment Act generally prohibits the implementation of a reviewable transaction by a non-Canadian unless after review the minister responsible for the Investment Act is satisfied that the investment is likely to be of net benefit to Canada. Whether or not an investment is reviewable, the Investment Act also provides for a review of investments that the Minister responsible for the Investment Act, after consultation with the Minister of Public Safety and Emergency Procedures, considers could be injurious to Canadian national security. An investment in our common shares by a non-Canadian would be reviewable under the Investment Act if it were an investment to acquire control of us and the value of our assets were $5 million or more. The Investment Act provides for special review thresholds for World Trade Organization, or WTO, member country investors, including United States investors. Under the Investment Act, an investment in our common shares by a non-Canadian who is a “WTO investor” (as defined in the Investment Act) would be reviewable only if it were an investment to acquire control of us and the value of our assets was equal to or greater than a specified amount, which increases in stages. The specified amount is $299 million in 2010. The threshold amount is subject to an annual adjustment on January 1st on the basis of a prescribed formula in the Investment Act to reflect inflation and real growth within Canada. Pursuant to amendments to the Investment Act that have received royal assent but have not yet been implemented, the threshold amount will be increased to $600 million and then raised to $1 billion over a four year period, and adjusted annually thereafter.

    The acquisition of a majority of the voting interests of an entity or of a majority of the undivided ownership interests in the voting shares of an entity that is a corporation is deemed to be acquisition of control of that entity. The acquisition of less than a majority but one-third or more of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is presumed to be acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquiror through the ownership of voting shares. The acquisition of less than one-third of the voting shares of a corporation or of an equivalent undivided ownership interest in the voting shares of the corporation is deemed not to be acquisition of control of that corporation. Certain transactions in relation to our common shares would be exempt from review from the Investment Act, including:

      acquisition of our common shares by a person in the ordinary course of that person’s business as a trader or dealer in securities;
      acquisition or control of us in connection with the realization of security granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Act; and
      acquisition or control of us by reason of an amalgamation, merger, consolidation or corporate reorganization following which the ultimate direct or indirect control in fact of us, through the ownership of voting interests, remains unchanged.

    SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have ♦ common shares outstanding or ♦ common shares if the underwriter’s over-allotment option is exercised in full. The ♦ common shares sold in this offering, or ♦ common shares if the underwriter’s over-allotment option is exercised in full, will be freely transferable in the United States without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any common shares purchased by one of our “affiliates,” which will be subject to the resale limitations of Rule 144 under the Securities Act.

    After the consummation of this offering, certain of our existing shareholders will continue to own ♦ common shares which were acquired in private transactions not involving a public offering and these shares are therefore treated as “restricted securities” for purposes of Rule 144. The restricted securities held by certain of these existing shareholders, our officers and directors will be subject to the underwriters’♦-day lock-up agreement. Restricted securities may not be resold except in compliance with the registration requirements of the Securities Act or under an exemption from those registration requirements, such as the exemptions provided by Rule 144, Regulation S and other exemptions under the Securities Act.

    In general, under Rule 144 as currently in effect, as our Company has been subject to public company reporting requirements for at least 90 days, a person (other than an affiliate of ours) who owns our common shares that were acquired from us or from an affiliate of ours at least six months prior to the proposed sale would be entitled to freely sell such shares, subject to the lock-up agreements described above and assuming we are current in our reporting obligations under the Exchange Act.

    In general, under Rule 144, any affiliate of ours who owns restricted shares that were acquired from us or another affiliate at least six months prior to the proposed sale, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding common shares, and (ii) an amount equal to the average weekly reported volume of trading in our common shares on the NYSE Amex during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC. Sales in reliance on Rule 144 are also subject to other requirements regarding the manner of sale, notice and availability of current public information about us.

    As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that same issuer.

    The shares held by certain of our existing shareholders, officers and directors will be subject to the underwriters' ♦ -day lock-up agreement. Under the lock-up agreement, these persons have agreed during the period beginning from the date of this prospectus and continuing to and including the date ♦ days after the date of this prospectus, not to offer, sell, contract to sell or otherwise dispose of any of our common shares or which are convertible or exchangeable into our common shares, without the prior written consent of the underwriters. These agreements do not apply to transfers to immediate family or donees who receive such securities as bona fide gifts; provided that such transferees agree to substantially the same transfer restrictions on the securities they receive.

    As a result of these lock-up agreements and the rules under the Securities Act, the restricted shares will be available for sale in the public market, subject to certain volume and other restrictions, as mentioned above, as of the date of this prospectus and described in the table below.

Days After the Date of this Prospectus	Number of Shares Eligible for Sales	Comment
Date of prospectus	♦	Shares not locked up and eligible for sale freely or under Rule 144
♦ days after date of prospectus	♦	Lock-up released

    No prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of our common shares prevailing from time to time. Nevertheless, sales of substantial amounts of our common shares in the public market, or the perception that those sales may occur, could adversely affect prevailing market prices for our common shares.

    TAXATION

    Canadian Federal Income Tax Consequences

    The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder of our common shares who, for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and the Convention between Canada and the United States of America with Respect to Taxes on Income and on Capital (the “Convention”) and at all relevant times, is resident in the United States and was not and is not resident in Canada, deals at arm’s length and is not affiliated with us, holds our common shares as capital property, does not use or hold and is not deemed to use or hold our common shares in or in the course of carrying on business in Canada and is not a non-resident insurer and who otherwise qualifies for the full benefit of the Convention (a “United States Holder”).

    This summary is based on the current provisions of the Convention, the Canadian Tax Act and the regulations thereunder, all specific proposals to amend the Canadian Tax Act and the regulations announced by the Minister of Finance (Canada) prior to the date hereof and our understanding of the administrative practices published in writing by the Canada Revenue Agency prior to the date hereof. On September 21, 2007, the Minister of Finance (Canada) and the United States Secretary of the Treasury signed the fifth protocol to the Convention (the “Protocol”) which includes amendments to many of the provisions of the Convention, including significant amendments to the limitation on benefits provision and treatment of fiscally transparent entities such as some United States limited liability companies. The Protocol was ratified by the United States government in December 2008 (it was ratified by the Canadian government in 2007) and came into force in 2010. United States Holders are urged to consult their own tax advisors to determine the impact of the Protocol and their entitlement to relief under the Convention based on their particular circumstances. This summary does not take into account or anticipate any other changes in the governing law, whether by judicial, governmental or legislative decision or action, nor does it take into account the tax legislation or considerations of any province, territory or non-Canadian (including U.S.) jurisdiction, which legislation or considerations may differ significantly from those described herein.

    For the purposes of the Canadian Tax Act, the Canadian tax results of a United States Holder are to be determined using Canadian currency based on the relevant exchange rate applicable thereto.

    This summary is of a general nature only and is not intended to be, and should not be interpreted as legal or tax advice to any prospective purchaser or holder of our common shares and no representation with respect to the Canadian federal income tax consequences to any such prospective purchaser is made. Accordingly, prospective purchasers and holders of our common shares should consult their own tax advisors with respect to their individual circumstances.

    Dividends

    Generally, dividends paid by Canadian corporations to non-resident shareholders are subject to a withholding tax of 25% of the gross amount of such dividends. Pursuant to the Convention, the withholding tax rate on the gross amount of dividends paid to United States Holders may be reduced to 15% or, in the case of a United States Holder that is a U.S. corporation which beneficially owns at least 10% of the voting stock of the Canadian corporation paying the dividends, to 5% of the gross amount of such dividends.

    Under the Convention, dividends paid to certain religious, scientific, charitable and other similar tax-exempt organizations and certain organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian non-resident withholding tax, including any withholding tax levied in respect of dividends received on our common shares.

    Disposition of Common Shares

    In general, a United States Holder will not be subject to Canadian income tax on capital gains arising on the disposition of our common shares, unless such shares are “taxable Canadian property” within the meaning of the Canada Tax Act and no relief is afforded under the Convention. Generally, CIBT Education Group shares would be taxable Canadian property of a United States Holder if at any time during the sixty month period immediately preceding a disposition by the United States Holder of such shares, not less than 25% of the issued shares of any class or series of a class of shares of CIBT Education Group belonged to the United States Holder, to persons with whom the United States Holder did not deal at arm’s length (within the meaning of the Canadian Tax Act), or to the United States Holder and persons with whom the non-resident did not deal at arm’s length (within the meaning of the Canadian Tax Act). Even if our common shares are “taxable Canadian property” under the Canada Tax Act, under the Convention, a capital gain realized by a United States Holder will not be subject to Canadian tax unless the value of our common shares is derived principally from real property (as defined in the Convention) situated in Canada. CIBT Education Group does not believe the value of its shares is derived principally from real property situated in Canada.

    U.S. Federal Income Tax Consequences

    The following is a summary of the anticipated material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares.

    This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the acquisition, ownership, and disposition of common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder is encouraged to consult his own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of common shares.

    Scope of this Disclosure

    Authorities

    This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the Internal Revenue Service (“IRS”), published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

    U.S. Holders

    For purposes of this summary, a “U.S. Holder” is a beneficial owner of common shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

    Non-U.S. Holders

    For purposes of this summary, a “non-U.S. Holder” is a beneficial owner of our common shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common shares to non-U.S. Holders. Accordingly, a non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any tax treaties) of the acquisition, ownership, and disposition of our common shares.

    U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

    This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own our common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired our common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold our common shares other than as a capital asset within the meaning of Section 1221 of the Code; (i) U.S. expatriates or former long-term residents of the U.S.; or (j) U.S. Holders that own, directly, indirectly, or by attribution, 10% or more, by voting power or value, of the outstanding shares of CIBT Education Group. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of our common shares.

    If an entity that is classified as a partnership (or “pass-through” entity) for U.S. federal income tax purposes holds our common shares, the U.S. federal income tax consequences to such partnership (or “pass-through” entity) and the partners of such partnership (or owners of such “pass-through” entity) generally will depend on the activities of the partnership (or “pass-through” entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (or owners of “pass-through” entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common shares.

    Tax Consequences Other than U.S. Federal Income Tax Consequences Not Addressed

    This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of our common shares. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition, ownership, and disposition of our common shares.

    U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares

    Distributions on Common Shares

    General Taxation of Distributions

    A U.S. Holder that receives a distribution, including a constructive distribution, with respect to our common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any foreign income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” generated by us. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in our common shares and, (b) thereafter, as gain from the sale or exchange of such common shares. (See more detailed discussion at “Disposition of Common Shares” below). Dividends paid on our common shares generally will not be eligible for the “dividends received deduction.”

    Reduced Tax Rates for Certain Dividends

    For taxable years beginning before January 1, 2011, a dividend we pay to a shareholder will generally be taxed at the preferential tax rates applicable to long-term capital gains if (a) we are a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) certain holding period requirements are met.

    A company generally will be a “qualified foreign corporation” under Section 1(h)(11) of the Code (a “QFC”) if (a) the company is incorporated in a possession of the U.S., (b) the company is eligible for the benefits of the Canada-U.S. Tax Convention, or (c) its common shares are readily tradable on an established securities market in the U.S. However, even if the company satisfies one or more of such requirements, the company will not be treated as a QFC if the company is a “passive foreign investment company” (as defined below and which we refer to as a “PFIC”) for the taxable year during which the company pays a dividend or for the preceding taxable year.

    As discussed below, CIBT Education Group believes that it qualified as a PFIC for the taxable year ended December 31, 2008, and based on current business plans and financial projections, we anticipate that we may qualify as a PFIC for subsequent taxable years. (See more detailed discussion at “Additional Rules that May Apply to U.S. Holders—Passive Foreign Investment Company” below).

    If we are not a PFIC, but a U.S. Holder otherwise fails to qualify for the preferential tax rate applicable to dividends discussed above, a dividend paid by us to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the dividend rules.

    Distributions Paid in Foreign Currency

    The amount of a distribution paid in foreign currency to a U.S. Holder whose “functional currency” is the U.S. dollar generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

    Disposition of Common Shares

    A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of our common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in our common shares sold or otherwise disposed of. Subject to the PFIC rules discussed below, any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if our common shares are held for more than one year. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of our common shares generally will be treated as “U.S. source” for purposes of applying the U.S. foreign tax credit rules, unless such gains are resourced as “foreign source” under an applicable income tax treaty, and an election is filed under the Code. (See more detailed discussion at “Foreign Tax Credit” below).

    Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

    Additional Taxes After 2012

    For taxable years beginning after December 31, 2012, certain U.S. holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8 percent Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, our common shares, subject to certain limitations and exceptions. U.S. holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our common shares.

    Foreign Tax Credit

    A U.S. Holder who pays (whether directly or through withholding) foreign income tax with respect to dividends paid on our common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such foreign income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

    Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us will generally constitute “foreign source” income and will generally be categorized as “passive income.” The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

    Information Reporting; Backup Withholding Tax for Certain Payments

    Under U.S. federal income tax laws and regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. Penalties for failure to file certain of these information returns are substantial. U.S. Holders of common shares should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, any mark-to-market or QEF election (each as defined below).

    Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from certain sales or other taxable dispositions of, our common shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

    Additional Rules that May Apply to U.S. Holders

    If we are a “controlled foreign corporation” under Section 957 of the Code (a “CFC”) or a PFIC , the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of our common shares.

    Passive Foreign Investment Company

    A company will generally be a PFIC under Section 1297 of the Code if, for a taxable year, (a) 75% or more of the gross income of the company for such taxable year is passive income or (b) 50% or more of the assets held by the company either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax basis of such assets, if the company is not regularly traded on a public exchange or other market approved by the Secretary of the Treasury and either is a “controlled foreign corporation” or makes an election). “Gross income” generally means all revenues less cost of goods sold. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. However, for transactions entered into after December 31, 2004, gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

    For purposes of the PFIC income test and asset test described above, if a company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the company from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

    In addition, if the company is a PFIC and owns shares of another foreign corporation that also is a PFIC (a “Subsidiary PFIC”), under certain indirect ownership rules, a disposition of the shares of such other foreign corporation or a distribution received from such other foreign corporation generally will be treated as an indirect disposition by a U.S. Holder or an indirect distribution received by a U.S. Holder, subject to the rules of Section 1291 of the Code discussed below. To the extent that gain recognized on the actual disposition by a U.S. Holder of the common shares or income recognized by a U.S. Holder on an actual distribution received on the common shares was previously subject to U.S. federal income tax under these indirect ownership rules, such amount generally should not be subject to U.S. federal income tax.

    We believe that we qualified as a PFIC for the taxable year ended December 31, 2008, and based on current business plans and financial projections, we anticipate that we may qualify as a PFIC for subsequent taxable years. The determination of whether we will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether we will be a PFIC for our current taxable year depends on our assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, there can be no assurance that the IRS will not challenge our determination concerning our PFIC status. Our management has made a determination that we are not a PFIC for the taxable year ended December 31, 2009.

    Default PFIC Rules Under Section 1291 of the Code

    If a company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of our common shares will depend on whether such U.S. Holder makes an election to treat the company and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”). A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

    A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of our common shares and (b) any excess distribution paid on our common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for our common shares, if shorter).

    Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of our common shares, and any excess distribution paid on our common shares, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for our common shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder’s holding period for our common shares (other than years prior to the first taxable year of the company beginning after December 31, 1986 for which the company was not a PFIC) will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year. A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder’s holding period for our common shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year.

    If the company is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds our common shares, the company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the company ceases to be a PFIC in one or more subsequent years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if our common shares were sold on the last day of the last taxable year for which the company was a PFIC.

    QEF Election

    A U.S. Holder that makes a QEF Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, a U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the company and each Subsidiary PFIC, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of the company and each Subsidiary PFIC, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which the company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the company. However, a U.S. Holder that makes a QEF Election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

    A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the company to the extent that such distribution represents “earnings and profits” of the company that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in our common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of our common shares.

    The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for our common shares in which the company was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such first year in respect of the company and each Subsidiary PFIC, if any. However, if the company was a PFIC in a prior year, then in addition to filing the QEF Election documents, a U.S. Holder must elect to recognize (a) gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if our common shares were sold on the qualification date or (b) if the company was also a CFC, such U.S. Holder’s pro rata share of the post-1986 “earnings and profits” of the company as of the qualification date. The “qualification date” is the first day of the first taxable year in which the company was a QEF with respect to such U.S. Holder. The election to recognize such gain or “earnings and profits” can only be made if such U.S. Holder’s holding period for our common shares includes the qualification date. By electing to recognize such gain or “earnings and profits,” such U.S. Holder will be deemed to have made a timely QEF Election. In addition, under very limited circumstances, a U.S. Holder may make a retroactive QEF Election if such U.S. Holder failed to file the QEF Election documents in a timely manner.

    A QEF Election will apply to the taxable year for which such QEF Election is made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, the company ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which the company is not a PFIC. Accordingly, if the company becomes a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which the company qualifies as a PFIC. In addition, the QEF Election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder’s direct and indirect interest in our common shares. Accordingly, if such U.S. Holder reacquires an interest in the company, such U.S. Holder will be subject to the QEF rules described above for each taxable year in which the company is a PFIC.

    Mark-to-Market Election

    A U.S. Holder may make a Mark-to-Market Election only if our common shares are marketable stock. Our common shares generally will be “marketable stock” if our common shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks.

    A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder’s holding period for our common shares and such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, our common shares.

    A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which the company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of our common shares as of the close of such taxable year over (b) such U.S. Holder’s tax basis in our common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in our common shares over (ii) the fair market value of our common shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years.

    A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in our common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of our common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

    A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless our common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a Mark-to-Market Election.

    Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to our common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that such U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above.

    Other PFIC Rules

    Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of our common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which our common shares are transferred.

    Certain additional adverse rules will apply with respect to a U.S. Holder if the company is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses our common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of our common shares.

    Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC.

    The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common shares.

    UNDERWRITING

    Subject to the terms and conditions in the underwriting agreement, dated ♦, 2010, by and among us, Shane Corp. (for certain provisions), Maxim Group LLC and Barrington Research Associates, Inc., who are acting as the representatives of the underwriters of this offering, each underwriter named below has severally agreed to purchase from us and the selling shareholder, on a firm commitment basis, the aggregate number of common shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Maxim Group LLC	♦
Barrington Research Associates, Inc.	♦
Total	♦

    The underwriting agreement provides for the purchase of a specific number of shares by each of the underwriters. The underwriters’ obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares.

    The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters, as well as the accuracy of representations and warranties by the selling shareholder about its ownership of shares offered for sale as part of this offering.

    The shares should be ready for delivery on or about ♦, 2010 against payment in immediately available funds. The underwriters may reject all or part of any order.

    Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents.

    The addresses of the representatives of the underwriters are: Maxim Group LLC, 405 Lexington Avenue, New York, NY 10010 and Barrington Research Associates, Inc., 161 N. Clark Street, Suite 2950, Chicago, IL 60601.

    Commissions and Discounts

    The following table provides information regarding the amount of the discount to be paid to the underwriters:

	Per Share		Total
	No Over-Allotment	Full Over-Allotment	No Over-Allotment	Full Over-Allotment
Public offering price	♦	♦	♦	♦
Underwriting discount (1)	♦	♦	♦	♦
Proceeds, before expenses, to us (2)	♦	♦	♦	♦

(1)	Does not include a corporate finance fee in the amount of 1% of the gross proceeds, or $0.05 per share payable to the underwriters.
(2)	We estimate that the total other expenses (excluding the underwriters’ discount and corporate finance fee of 1% of the gross proceeds of the offering) will be approximately $♦.

    We have agreed to sell up to ♦ common shares to the underwriters at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus and the selling shareholder has agreed to sell up to 5,000,000 common shares to the underwriters at the public offering price less the underwriting discount set forth on the cover page of this prospectus, assuming no exercise of the over-allotment option, and up to ♦ shares, assuming the underwriters exercise the over-allotment option in full. The underwriting agreement also provides that Maxim Group LLC and Barrington Research Associates, Inc., as the representatives of the underwriters, will be paid a corporate finance fee equal to 1% of the gross proceeds from the sale of the common shares offered by this prospectus.

    Pricing of Securities

    The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities dealers at such price less a concession of $u per share. The underwriters may also allow, and such dealers may re-allow, a concession not in excess of $u per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

    The public offering price of our common shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the common shares included:

      the information in this prospectus and otherwise available to the underwriters;
      the history and the prospects for the industry in which we compete;
      the ability of our management;
      the prospects for our future earnings;
      the present state of our development and our current financial condition;
      the general condition of the economy and the securities markets in the United States at the time of this offering;
      the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
      other factors as were deemed relevant.

    We cannot be sure that the public offering price will correspond to the price at which our common shares will trade in the public market following this offering or that an active trading market for our common shares will develop and continue after this offering.

    Over-allotment Option

    We have granted the underwriters an over-allotment option. This option, which is exercisable for up to forty-five (45) days after the date of this prospectus, permits the underwriters to purchase a maximum ofu additional common shares from us at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. If this option is exercised in full, the total price to the public will be $u. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter’s initial amount reflected in the table above.

    Representatives’ Warrant

    We have also agreed to issue to the representatives, for $100, a common share purchase warrant to purchase a number of common shares equal to an aggregate of five (5%) percent of the shares sold in the offering. The warrant will have an exercise price equal to 110% of the offering price of the shares sold in this offering. The warrants are exercisable commencing on the effective date of the registration statement related to this offering, and will be exercisable for a period of five (5) years therefrom. The warrant is not redeemable by us, allows for “cashless” exercise and will contain provisions to adjust the price and number of shares issuable to prevent dilution. The warrant also provides for unlimited “piggyback” registration rights at our expense with respect to the underlying common shares during the five (5) year period following the effective date. Pursuant to the rules of the Financial Industry Regulatory, Inc., or FINRA (formerly the NASD), and in particular Rule 5110(g), the warrant (and underlying shares) issued to the representatives may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days immediately following the date of delivery and payment for the shares offered; provided, however, that the warrant (and underlying shares) may be transferred to employees, officers, directors or partners of the representatives and managers or members of the underwriting syndicate as long as the warrants (and underlying shares) remain subject to the six (6) month lockup.

    Lock-Ups

    The representatives of the underwriters are currently negotiating with us the terms of lock up agreements it will require existing shareholders to execute prior to the consummation of the offering.

    The representatives have no present intention to waive or shorten the lock-up period; however, the terms of the lockup agreements may be waived at their discretion. In determining whether to waive the terms of the lock-up agreements, the representatives may base their decision on their assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

    Other Terms

    We agreed that, upon successful completion of this offering, for a period of twelve (12) months from the closing of this offering, we will grant Maxim Group LLC and Barrington Research Associates, Inc. the right of first refusal to act as co-lead managers and joint book runners for any and all public and private equity or debt offerings undertaken by us.

    The underwriting agreement provides for indemnification between the underwriters and us against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

    A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

    The underwriters have informed us that they do not expect to confirm sales of shares of ordinary shares offered by this prospectus to accounts over which they exercise discretionary authority.

    Stabilization

    Until the distribution of the common shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our common shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares, so long as stabilizing bids do not exceed a specified maximum.

•
    Over-allotment involves sales by the underwriters of common shares in excess of the number of common shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common shares over-allotted by the underwriters is not greater than the number of common shares that they may purchase in the over-allotment option. In a naked short position, the number of common shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing our common shares in the open market.

•
    Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more common shares than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market.

•
    A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
    Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the common shares originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

    These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market.

    Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common shares. These transactions may occur on the NYSE Amex or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

    Other Relationships

    Certain of the underwriters and their respective affiliates may in the future perform various financial advisory, investment banking or other services for us or our affiliates, for which they will receive customary fees and expenses. As of the date of this prospectus no such arrangement has been entered into.

    Foreign Regulatory Restrictions on Purchase of Shares

    We have not taken any action to permit a public offering of the common shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common shares and the distribution of the prospectus outside the United States.

    Canada. The shares sold in this offering have not been and will not be qualified for distribution under applicable Canadian securities laws. Shares may be offered to residents of Canada pursuant to exemptions from the prospectus requirements of such laws.

    Italy. This offering of the shares has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the common shares or distribution of copies of this prospectus or any other document relating to the common shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

    Germany. The offering of the shares is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz), as amended, and any other applicable German law. No application has been made under German law to publicly market the common shares in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

    France. The shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the common shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations. “Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

    Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or the offeror’s designated distributors in connection with the offer described therein. The shares are only offered to those persons and/or entities directly solicited by the offeror or the offeror’s designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

    United Kingdom. In the United Kingdom, the shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

    Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997 as amended. This prospectus has not been approved or disapproved by, or registered with, neither the Oslo Stock Exchange nor the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to other Norwegian potential investors than the addressees without our prior consent.

    Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005 as amended from time to time or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by or filed with the Danish Financial Supervisory Authority or any other public authorities in Denmark. The offering of shares will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

    Sweden. Neither this prospectus nor the shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

    Israel. The shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered. Any resale, directly or indirectly, to the public of the shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

    European Economic Area

    In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date) an offer of securities to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that have been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities maybe offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

    Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

    For the purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

    Resales of Purchased Shares in Canada

    Common shares purchased under this prospectus will be subject to limitations on resale in Canada. Unless permitted under Canadian securities legislation, the holder of such common shares must not trade the securities in Canada before the date that is 4 months and one day after the distribution date.

    In addition, (i) the trade must not be a control distribution, (ii) no unusual effort can be made to prepare the market or create demand for the common shares to be sold, (iii) no extraordinary commission or consideration can be paid to a person or company in respect of the trade, and (iv) if the seller is an insider or officer of our Company, the person has no reasonable grounds to believe that we are in default of securities legislation.

    Purchasers of common shares under this prospectus hereby represent and acknowledge that:

(i)	no securities commission or similar regulatory authority in Canada has reviewed or passed upon the securities offered hereby;

(ii)	there is no government or other insurance covering the securities;

(iii)	there are risks associated with the purchase of the securities;

(iv)
    there are restrictions on the purchaser’s ability to resell the securities in Canada and it is the purchaser’s responsibility to determine those restrictions and to comply with such restrictions before reselling the securities; and

(v)
    certain protections, rights and remedies provided by Canadian securities legislation, including statutory rights of rescission and damages, will not be available to the purchaser in Canada as the sale of the common shares to the purchaser is made under applicable securities rules in Canada and pursuant to an exemption from Canadian prospectus requirements.

    EXPENSES RELATING TO THIS OFFERING

    Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution. With the exception of the SEC registration fee, all amounts are estimates.

SEC Registration Fee	US$♦
Printing Expenses	♦
Legal Fees and Expenses	♦
Accounting Fees and Expenses	♦
Amex Fee	♦
FINRA Fee	♦
Transfer Agent Fees	♦
Miscellaneous	♦
Total	US$♦

    The above expenses will be paid by us.

    LEGAL MATTERS

    The validity of the securities offered in this prospectus is being passed upon for us by Clark Wilson LLP, special counsel for CIBT Education Group. Ellenoff Grossman & Schole LLP, New York, New York is acting as counsel to the underwriters in this offering.

    EXPERTS

    The 2009 consolidated financial statements of CIBT Education Group Inc. and the retrospective adjustments to the financial statements for the twelve month period ended August 31, 2008, the two month period ended August 31, 2007 and the twelve month period ended June 30, 2007 included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein, which report (1) expresses an unqualified opinion on the 2009 financial statements, (2) expresses an unqualified opinion on the retrospective adjustments to the financial statements for the twelve month period ended August 31, 2008, the two month period ended August 31, 2007 and the twelve month period ended June 30, 2007, and (3) includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America reporting differences relating to changes in accounting principles. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The 2007 and 2006 combined financial statements of Sprott-Shaw Community College Group included in this prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of CIBT Education Group Inc. as at and for the twelve month period ended August 31, 2008, the two month period ended August 31, 2007, and the twelve month period ended June 30, 2007 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing herein, and are included in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

    CHANGE IN CERTIFYING ACCOUNTANTS

    Ernst & Young LLP served as our independent auditor for the financial statements as at December 31, 2008, and for the twelve month period ended August 31, 2008, the two month period ended August 31, 2007 and the twelve month period ended June 30, 2007. We dismissed Ernst & Young LLP as our independent auditor on July 27, 2009. Our decision to dismiss Ernst & Young LLP was approved by our Board of Directors and was not due to any disagreement between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

    In August 2009, our Board of Directors engaged Deloitte & Touche LLP in Vancouver, British Columbia, Canada, an independent registered public accounting firm, to serve as our independent auditor for our financial statements as at and for the fiscal year ending August 31, 2009.

    We filed letters on EDGAR on August 24, 2009 from Ernst & Young LLP and Deloitte & Touche LLP confirming the above described resignation and appointment.

    The principal accountant’s report on our financial statements for each of the past two years did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

    WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed a registration statement on Form F-1 with the SEC in connection with this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions.

    We also file annual and other reports and other information with the SEC. You may read and copy any report or document we file, and the registration statement, including the exhibits, at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

    Quotations for the prices of our common shares currently appear on the NYSE Amex and Toronto Stock Exchange.

    As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file annual reports on Form 20-F with the SEC, which include a review of operations and annual audited consolidated financial statements prepared in conformity with Canadian GAAP, and we will furnish to the SEC all notices of shareholders’ meeting and other reports and communications that are made generally available to our shareholders.

FINANCIAL STATEMENTS
Page
CIBT EDUCATION GROUP INC.
Independent Auditors’ Report of Deloitte & Touche LLP, Independent Registered Chartered Accountants dated February 26, 2010	F-1
Independent Auditors’ Report of Ernst & Young LLP, Chartered Accountants dated November 14, 2008, except as to Note 25, which is as of March 6, 2009 and Notes 1 and 8, which are as of February 23, 2010	F-3
Consolidated Balance Sheets as of August 31, 2009 and 2008	F-5
Consolidated Statements of Accumulated Other Comprehensive Loss for the twelve months ended August 31, 2009 and 2008, the two months ended August 31, 2007 and the twelve months ended June 30, 2007	F-6
Consolidated Statements of Deficit for the twelve months ended August 31, 2009 and 2008, the two months ended August 31, 2007 and the twelve months ended June 30, 2007	F-8
Consolidated Statements of Cash Flows for the twelve months ended August 31, 2009 and 2008, the two months ended August 31, 2007 and the twelve months ended June 30, 2007	F-9
Notes to Consolidated Financial Statements	F-10
Consolidated Balance Sheets as of February 28, 2010 and August 31, 2009	F-55
Interim Consolidated Statements of Income (Loss) and Comprehensive Income (Loss) for the three and six months ended February 28, 2009 and 2010	F-56
Interim Consolidated Statements of Accumulated Other Comprehensive Loss for the three and six months ended February 28, 2009 and 2010	F-57
Interim Consolidated Statements of Deficit for the three and six months ended February 28, 2009 and 2010	F-58
Interim Consolidated Statements of Cash Flows for the three and six months ended February 28, 2009 and 2010	F-59
Notes to Interim Consolidated Financial Statements for the three and six months ended February 28, 2009 and 2010	F-60
SPROTT-SHAW
Independent Auditors’ Report of Deloitte & Touche LLP, Independent Registered Chartered Accountants dated November 23, 2007, except as to Notes 7 and 8, which are dated as of June 10, 2010	F-83
Combined Statements of Earnings and Partners’ Capital and Retained Earnings (Deficit) for the years ended August 31, 2007 and 2006	F-84
Combined Statements of Cash Flows for the years ended August 31, 2007 and 2006	F-85
Notes to Combined Financial Statements	F-86

    Report of Independent Registered Chartered Accountants

    To the Shareholders of CIBT Education Group Inc.

    We have audited the consolidated balance sheet of CIBT Education Group Inc. (the “Company”) as at August 31, 2009 and the consolidated statements of income (loss) and comprehensive income (loss), accumulated other comprehensive loss, deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2009 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

    The consolidated financial statements of the Company as at and for the twelve-month period ended August 31, 2008, two-month period ended August 31, 2007 and twelve-month period ended June 30, 2007, prior to adjustments for changes to amounts allocated to intangible assets and goodwill acquired in purchase business combinations as disclosed in Note 8, the change in reporting currency as disclosed in Note 1, and the adoption of the amendments to FASB Accounting Standards Codification 810, Consolidation as disclosed in Note 25, were audited by other auditors whose report dated November 14, 2008 expressed an unqualified opinion on those statements. We have audited the adjustments to the financial statements as at and for the twelve-month period ended August 31, 2008, two-month period ended August 31, 2007 and twelve-month period ended June 30, 2007 as disclosed in Note 8, Note 1 and Note 25, and in our opinion, such adjustments, in all material respects, are appropriate and have been properly applied.

    The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

    On December 2, 2009, we reported separately to the shareholders of the Company on our audit conducted in accordance with Canadian generally accepted auditing standards, on financial statements for the same period, prepared in accordance with Canadian generally accepted accounting principles.

    (Signed) Deloitte & Touche LLP

    Independent Registered Chartered Accountants
    Vancouver, Canada
    February 26, 2010 (except as to Note 25, which is as of July 12, 2010)

    Comments by Independent Registered Chartered Accountants on Canada-United States of America reporting differences

    The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s financial statements, such as the change described in Note 2 to the consolidated financial statements. Although we conducted our audit in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the shareholders dated February 26, 2010 is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

    (Signed) Deloitte & Touche LLP

    Independent Registered Chartered Accountants Vancouver, Canada
    February 26, 2010

    Report of Independent Auditors

    To the Shareholders of

    CIBT Education Group Inc.

    We have audited the consolidated balance sheet of CIBT Education Group Inc. (the “Company”) as at August 31, 2008, and the consolidated statements of income (loss) and comprehensive income (loss), accumulated other comprehensive loss, deficit, and cash flows for the twelve-month period ended August 31, 2008, the two-month period ended August 31, 2007, and the twelve-month ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2008 and the results of its operations and its cash flows for the twelve-month period ended August 31, 2008, the two-month period ended August 31, 2007, and the twelve-month ended June 30, 2007 in conformity with Canadian generally accepted accounting principles.

    As discussed in Note 8, the Company has restated its consolidated financial statements as at August 31, 2008 to correct the errors in its purchase price allocation.

Vancouver, Canada,	(Signed) Ernst & Young LLP
November 14, 2008, except as to Note 25	Chartered Accountants
which is as of March 6, 2009 and Notes 1 and 8,
which are as of February 23, 2010

    CIBT EDUCATION GROUP INC.

    CONSOLIDATED FINANCIAL STATEMENTS
    (Expressed in Canadian Dollars unless otherwise stated)

    AUGUST 31, 2009

    CONSOLIDATED BALANCE SHEETS

    CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

    CONSOLIDATED STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE LOSS

    CONSOLIDATED STATEMENTS OF DEFICIT

    CONSOLIDATED STATEMENTS OF CASH FLOWS

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    CIBT EDUCATION GROUP INC.
    CONSOLIDATED BALANCE SHEETS

	August 31, 2009	August 31, 2008
		As Restated – Note 8
ASSETS

CURRENT
Cash	$10,337,128	$10,932,737
Accounts receivable (Note 4)	7,571,016	4,622,959
Marketable securities (Note 5)	147,655	187,229
Prepaid expenses and other assets (Note 6)	3,481,744	2,052,400
Inventory	477,978	597,872

	22,015,521	18,393,197
PROPERTYAND EQUIPMENT, net (Note 7)	3,738,812	3,802,706
INTANGIBLE ASSETS (Notes 3(a) and 3(b) and Note 9)	14,410,019	14,967,377
GOODWILL (Notes 3(a) and 3(b) and Note 9)	7,010,875	6,335,441
CURRICULUM DEVELOPMENT COSTS AND OTHER ASSETS	202,724	318,844

	$47,377,951	$43,817,565

LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Note 10)	$5,384,767	$4,793,616
Income taxes payable	481,352	433,419
Deferred educational revenue	15,010,112	12,033,086
Capital lease obligations (Note 7)	98,231	58,543
Long-term debt – current portion (Note 11)	182,112	583,106
Due to related parties (Note 22)	274,563	315,911

	21,431,137	18,217,681

FUTURE INCOME TAX LIABILITIES (Note 16)	1,741,607	1,573,545

CAPITAL LEASE OBLIGATIONS (Note 7)	291,220	176,143

LONG-TERM DEBT (Note 11)	44,327	10,322

	23,508,291	19,977,691

NON-CONTROLLING INTERESTS (Note 3(a))	1,198,606	1,345,067

SHAREHOLDERS’ EQUITY

SHARE CAPITAL (Note 12)	44,350,606	44,350,606

CONTRIBUTED SURPLUS (Note 13)	4,944,877	4,363,779

WARRANTS (Note 12)	648,600	-

TREASURY SHARES HELD (Note 14)	(4,325,491)	(3,948,460)

ACCUMULATED OTHER COMPREHENSIVE LOSS	(440,725)	(396,898)

DEFICIT	(22,506,813)	(21,874,220)

	22,671,054	22,494,807

	$47,377,951	$43,817,565

    COMMITMENTS AND CONTINGENCIES (Note 17)
    SUBSEQUENT EVENTS (Note 24)

    Approved on behalf of the Board:

“Toby Chu”	“Jack Brozman”
Director	Director

    The accompanying notes are an integral part of these consolidated financial statements.

    CIBT EDUCATION GROUP INC.
    CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

	12 Months	12 Months	2 Months	12 Months
	Ended	Ended	Ended	Ended
	August 31,	August 31,	August 31,	June 30,
	2009	2008	2007	2007

REVENUES
Educational	$43,236,630	$29,068,625	$625,203	$7,017,898
Design and advertising	1,314,328	1,961,205	379,670	1,465,684
Consulting	-	131,449	161,896	819,866

	44,550,958	31,161,279	1,166,769	9,303,448

DIRECT COSTS
Educational	15,595,946	10,943,776	327,192	3,766,905
Design and advertising	638,402	1,124,013	220,074	820,729

	16,234,348	12,067,789	547,266	4,587,634

OTHER EXPENSES
General and administrative (Note 20)	25,351,076	19,234,009	906,957	5,336,459
Amortization	1,636,761	1,861,175	49,765	290,486
Stock-based compensation	581,098	1,462,856	196,013	212,993

	27,568,935	22,558,040	1,152,735	5,839,938

	747,675	(3,464,550)	(533,232)	(1,124,124)

INTEREST INCOME	72,255	206,048	58,331	222,689
LOSS ON DISPOSAL OF ASSETS	-	(5,599)	-	(9,551)
GAIN (LOSS) ON MARKETABLE SECURITIES (Note 5)	-	(11,906)	(41,648)	1,669,619
IMPAIRMENT IN VALUE OF MARKETABLE SECURITIES (Note 5)	-	(1,364,246)	-	-
DILUTION GAIN ON SUBSIDIARY SHARE ISSUANCES (Note 3(a))	-	2,192,524	-	145,366
INTEREST ON LONG-TERM DEBT	(41,579)	(172,460)	(79,695)	(146,794)
INTEREST COSTS ON LONG-TERM DEBT (Note 11)	-	(1,968,882)	(85,019)	(151,937)

INCOME (LOSS) BEFORE INCOME TAXES	778,351	(4,589,071)	(681,263)	605,268

INCOME TAX PROVISION (Note 16)
Current income tax provision	(116,415)	(321,705)	(32,508)	(243,684)
Future income tax provision	(168,826)	(29,747)	-	-

	(285,241)	(351,452)	(32,508)	(243,684)

INCOME (LOSS) AFTER INCOME TAXES	493,110	(4,940,523)	(713,771)	361,584

NON-CONTROLLING INTERESTS	(477,103)	(109,155)	65,334	(58,294)

NET INCOME (LOSS)	$16,007	$(5,049,678)	$(648,437)	$303,290

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.00	$(0.09)	$(0.01)	$0.01

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$16,007	$(5,049,678)	$(648,437)	$303,290
Realized, unrealized and market adjustments	(43,827)	59,765	(224,217)	(70,496)

Comprehensive income (loss)	$(27,820)	$(4,989,913)	$(872,654)	$232,794

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	61,258,923	57,673,648	46,398,046	38,362,727
Diluted	61,292,967	57,673,648	46,398,046	40,858,787

    The accompanying notes are an integral part of these consolidated financial statements.

    CIBT EDUCATION GROUP INC.
    CONSOLIDATED STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE LOSS

	12 Months	12 Months	2 Months	12 Months
	Ended	Ended	Ended	Ended
	August 31,	August 31,	August 31,	June 30,
	2009	2008	2007	2007

ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of period	$(396,898)	$(250,497)	$(232,446)	$(161,950)
Cumulative adjustment from adoption of CICA Handbook Section 3855 (Note 5)	-	-	206,166	-

Adjusted balance, beginning of period	(396,898)	(250,497)	(26,280)	(161,950)
Amounts realized in connection with dilution gain	-	(80,075)	-	-
Unrealized translation adjustments	(4,253)	170,185	(39,996)	(70,496)
Decrease in fair value of marketable securities	(39,574)	(236,511)	(184,221)	-

Balance, end of period	$(440,725)	$(396,898)	$(250,497)	$(232,446)

Ending balance of accumulated other comprehensive loss comprised of:
Unrealized translation adjustments	$(440,725)	$(396,898)	$(487,008)	$(232,446)
Unrealized marketable securities gains	-	-	236,511	-

Balance, end of period	$(440,725)	$(396,898)	$(250,497)	$(232,446)

    The accompanying notes are an integral part of these consolidated financial statements.

    CIBT EDUCATION GROUP INC.
    CONSOLIDATED STATEMENTS OF DEFICIT

	12 Months	12 Months	2 Months	12 Months
	Ended	Ended	Ended	Ended
	August 31,	August 31,	August 31,	June 30,
	2009	2008	2007	2007

DEFICIT, BEGINNING OF PERIOD	$(21,874,220)	$(16,824,542)	$(16,176,105)	$(16,479,395)

NET INCOME (LOSS)	16,007	(5,049,678)	(648,437)	303,290

CHARGES ON SHARE PURCHASE WARRANT EXTENSION (Note 12)	(648,600)	-	-	-

DEFICIT, END OF PERIOD	$(22,506,813)	$(21,874,220)	$(16,824,542)	$(16,176,105)

    The accompanying notes are an integral part of these consolidated financial statements.

    CIBT EDUCATION GROUP INC.
    CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 Months	12 Months	2 Months	12 Months
	Ended	Ended	Ended	Ended
	August 31,	August 31,	August 31,	June 30,
	2009	2008	2007	2007

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net income (loss)	$16,007	$(5,049,678)	$(648,437)	$303,290
Adjusted for items not involving cash:
- loss (gain) from sale of marketable securities	-	11,906	41,648	(1,669,619)
- amortization of deferred consulting revenue	-	(131,449)	(161,896)	(819,866)
- amortization of property, equipment and intangible assets	1,636,761	1,861,175	49,765	290,486
- accrued and unearned interest	-	(52,511)	(37,277)	80,253
- stock-based compensation	581,098	1,462,856	196,013	212,993
- interest costs on debt settlement	-	1,968,882	85,019	151,937
- unrealized foreign exchange loss	-	(147,465)	5,096	(122,757)
- amortization of deferred curriculum costs	41,816	(5,194)	15,173	23,500
- dilution gain on subsidiary share issuances	-	(2,192,524)	-	(145,366)
- impairment of marketable securities	-	1,364,246	-	-
- future income tax provision	168,826	29,747	-	-
- non-controlling interests	477,103	109,155	(65,334)	58,294
Net changes in non-cash working capital items (Note 21)	(591,716)	(717,687)	2,187,412	707,685

NET CASH FROM (USED IN) OPERATING ACTIVITIES	2,329,895	(1,488,541)	1,667,182	(929,170)

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Purchases of property and equipment	(753,097)	(763,650)	(100,978)	(404,718)
Acquisition of net assets of business entities	(675,434)	(7,786,154)	-	-
Curriculum development costs	(138,543)	(4,679)	(8,491)	(41,254)
Disposal of controlling interest in AIMI, net of cash received (Note 3(f))	(401,980)	-	-	-
Net cash from (used in) marketable securities transactions	-	15,369	(70,291)	1,934,501
Acquisition of CIBT shares from NCI	-	-	-	(24,000)
Funds from promissory note payment	-	-	-	325,414

NET CASH FROM (USED IN) INVESTING ACTIVITIES	(1,969,054)	(8,539,114)	(179,760)	1,789,943

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of shares	-	8,641,943	10,546	3,942,703
Proceeds from shares issued to non-controlling interests in AIMI	-	122,207	449,430	132,349
Treasury share transactions	(377,031)	(2,751,369)	669,899	(1,061,111)
Advances to related parties	(82,919)	283,699	(408,146)	13,471
Non-controlling interest draws	(60,000)	(60,000)	-	-
Lease obligation repayments	(56,939)	(92,236)	(3,143)	(19,552)
Repayment of loan	(366,990)	(181,571)	-	1,108,700
Loan proceeds received by CIBT	-	-	-	5,612,000
Deferred finance fees	-	-	-	(1,101,064)

NET CASH FROM (USED IN) FINANCING ACTIVITIES	(943,879)	5,962,673	718,586	8,627,496

FOREIGN EXCHANGE EFFECTS ON CASH	(12,571)	430,726	(69,384)	(132,160)

NET (DECREASE) INCREASE IN CASH	(595,609)	(3,634,256)	2,136,624	9,356,109

CASH, BEGINNING OF PERIOD	10,932,737	14,566,993	12,430,369	3,074,260

CASH, END OF PERIOD	$10,337,128	$10,932,737	$14,566,993	$12,430,369

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$49,237	$221,180	$116,972	$57,009
Income taxes paid	$31,198	$183,214	$-	$-

    The accompanying notes are an integral part of these consolidated financial statements.

CIBT EDUCATION GROUP INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

    CIBT Education Group Inc. (the “Company”) is an educational, investment, and marketing organization headquartered in Vancouver, British Columbia, Canada. The Company’s current business operations include education and media communications. The Company currently has three principal business units/segments, being CIBT School of Business & Technology Corp. (“CIBT”), Sprott-Shaw Degree College Corp. (“SSDC”), and IRIX Design Group Inc. (“IRIX”) (Note 3). The Company’s education business is conducted through CIBT and its subsidiaries in Asia, and through SSDC in Canada. CIBT’s educational operations are based in Asia, and SSDC’s educational operations are based in Canada. The Company operates its media communications business through IRIX and its subsidiaries. IRIX is based in Canada with representatives in Hong Kong and the United States. On November 14, 2007, the Company changed its name from Capital Alliance Group Inc. to CIBT Education Group Inc.

    On June 26, 2008, the Company changed its fiscal year end from June 30th to August 31st to coincide with the year end of SSDC, the Company's major subsidiary, and to coincide with the fiscal year end date commonly used in the education industry.

    Effective September 1, 2008, the Company changed its reporting currency from United States dollars to Canadian dollars. The Company’s functional currency is the Canadian dollar. All dollar amounts in these financial statements are expressed in Canadian dollars unless otherwise stated. Refer to Note 2 (foreign currency translation).

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

    Basis of preparation
    These financial statements are expressed in Canadian dollars and have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), and include the assets, liabilities and operations of the Company and its wholly-owned subsidiaries. Canadian GAAP differs in certain aspects from United States of America generally accepted accounting principles (“US GAAP”) as described in Note 25.

    Use of estimates
    The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the valuation of acquired property and equipment, intangible assets and goodwill, useful lives for amortization of assets and liabilities including intangible assets, deferred costs and revenues, determination of fair value for stock-based transactions, and recoverability of long-lived assets. Financial results as determined by actual events could differ from those estimates.

    Principles of consolidation
    The consolidated financial statements include the financial statements of the Company, all its majority-owned subsidiaries and the variable interest entity in which the Company is deemed to be the primary beneficiary. All significant intercompany transactions and balances have been eliminated on consolidation. Through August 31, 2008, the Company consolidated the accounts of Asia Interactive Media Inc., a variable interest entity in which the Company was deemed to be the primary beneficiary. During the year ended August 31, 2009, the Company recorded the disposal of this variable interest entity (refer to Note 3 (f)).

    Foreign currency translation
    The CIBT subsidiaries in China maintain their accounting records in Chinese RMB. The functional currency of the parent company and other entities in Canada is Canadian dollars and the Company’s reporting currency is Canadian dollars. The Company’s integrated foreign operations are translated using the temporal method. Under this method, foreign denominated monetary assets and liabilities are translated into their Canadian dollar equivalents using foreign exchange rates that prevailed at the balance sheet date; non-monetary items are translated at historical exchange rates, except for items carried at market value, which are translated at the rate of exchange on effect at the balance sheet date; revenues and expenses are translated at average rates of exchange during the period; and exchange gains or losses arising on foreign currency translation are included in the determination of operating results for the period. The Company’s self-sustaining foreign operations are translated using the current rate method. Under this method, foreign denominated assets and liabilities are translated into their Canadian dollar equivalents using foreign exchange rates that prevailed at the balance sheet date; revenues and expense items are translated at the rates which approximate those in effect on the date of the transactions; and the resulting gains and losses from translation are accumulated in other comprehensive income (loss). An appropriate portion of the exchange gains and losses accumulated in other comprehensive income (loss) will be included in the determination of operating results for the period when there is a reduction in the net investment in the self sustaining operation.

CIBT EDUCATION GROUP INC.	Page 2
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont’d)

    Foreign currency translation (cont’d)
    The Company follows the temporal method of accounting for the translation of foreign currency into Canadian dollars. Foreign currency denominated monetary assets and liabilities are translated at the rate of exchange in effect at the balance sheet date. Revenue and expense items in foreign currencies are translated at the rate of exchange in effect when the transactions occur. Exchange gains and losses recognized on foreign currency transactions and the translation of foreign currency balances at the balance sheet date are included in the determination of income (loss) for the period. Effective September 1, 2008, the Company changed its reporting currency from United States dollars to Canadian dollars with the Canadian dollar being its functional currency for all periods presented. The Company believes that Canadian dollars best reflect its most significant operations, being those of SSDC, which are conducted primarily in Canadian dollars. In accordance with Canadian generally accepted accounting principles, the Company previously used the current rate method to translate all amounts presented to United States dollars. Under the current rate method, all assets and liabilities were translated from Canadian dollar functional currency to United States dollars using exchange rates in effect at the end of the reporting period; revenue, expenses and cash flows are translated at the average rate during the reporting period; and any associated gains and losses are recorded as cumulative translation adjustment in equity. As at August 31, 2008, using United States dollars as the reporting currency, the Company had a cumulative translation loss of US$9,726; whereas, using Canadian dollars as the reporting currency, the Company had a cumulative translation loss of $396,898.

    Cash equivalents
    The Company considers only those investments that are highly liquid, readily convertible to cash with original maturities of three months or less at date of purchase as cash equivalents.

    Marketable securities
    Marketable securities consist of common shares of NextMart Inc. (previously Sun New Media Inc.) (“NextMart”), whose common shares are traded in the public equity markets. For all periods presented, the Company’s interest in NextMart does not represent a position of control or significant influence. To June 30, 2007, the investment in NextMart was accounted for at the lower of cost and market value. To June 30, 2007, the market value of the NextMart shares owned by the Company has exceeded their carrying value and, accordingly, no impairment provisions have been recorded. Effective July 1, 2007, the Company adopted the provisions of Handbook Section 3855 – Financial Instruments - Recognition and Measurement whereby the Company’s accounting for its investment in NextMart has changed as described in more detail in Changes in Accounting Policies (b) and Note 5 below.

    Inventory
    Inventories, which primarily consists of printed books and other education materials, are valued at the lower of cost and net realizable value, with cost being determined on a weighted average basis.

    Property and equipment
    Property and equipment are recorded at cost. Amortization is provided over the estimated useful lives of assets as follows: Leasehold improvements - straight-line over the lesser of 5 years and remaining lease term; Furniture and equipment - 20% declining balance; Computer equipment - 20% declining balance; Computer software - straight-line over 2 years. The carrying value of property and equipment is reviewed for impairment whenever changes in events or circumstances indicate the recoverable value may be less than the carrying amount. Determination of whether impairment of property and equipment has occurred is based on undiscounted future net cash flows expected to be recovered from specific assets or groups of assets through use or future disposition. Impairment charges, when indicated, are charged to operations in the reporting period in which determination of impairment is made by management. The impairment charge is calculated by the excess of the carrying value over its fair value, with fair value being determined using a discounted cash flow analysis.

    Curriculum development costs
    The Company capitalizes direct costs incurred in developing programs and curriculums for new courses. These costs are amortized to direct educational cost on a straight-line basis over the expected life of the course (ranging from 12 months to 48 months) upon commencement of the new courses. Costs relating to the ongoing development and maintenance of existing courses are expensed as incurred.

    Deferred finance fees
    CIBT capitalizes direct fees incurred in connection with proposed private debt financings. Finance fees are offset against the proceeds of the financing and amortized using the effective interest method. Previously capitalized amounts are charged to operations if the financing is not completed.

CIBT EDUCATION GROUP INC.	Page 3
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont’d)

    Intangible assets
    The Company’s finite life and indefinite life intangible assets are recorded at their cost which, for intangible assets acquired in business combinations, represents the acquisition date fair value. Indefinite life intangible assets, which include accreditations, brand and trade names, and Chinese university partnership contracts are not subject to amortization and are tested for impairment annually or when indicated by changes in events or circumstances. An impairment of an indefinite life intangible asset is recorded when, and to the extent that, the carrying value of an indefinite life intangible asset exceeds the fair value of the related indefinite life intangible asset with fair values of the indefinite life intangible assets being determined pursuant to generally accepted valuation methodologies. Finite life intangible assets, which include curriculum access contracts, acquired internally developed curriculum, and foreign university cooperating agreements are amortized over periods ranging from one to fifteen years on a straight-line basis, being their estimated useful lives. Finite life intangible assets are tested for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable through future undiscounted net cash flows from the use or disposal of the related finite life intangible asset. The amortization period for each intangible asset subject to amortization is as follows:

Agreements and contracts – curriculum access:	3 – 5 years
Internally developed curriculum – acquired:	15 years
Foreign university cooperative agreements and others:	1 – 15 years

    Goodwill
    Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the identifiable assets acquired, less liabilities assumed, based on their fair values. Goodwill is allocated as of the date of the business combination to the Company’s reporting units that are expected to benefit from the synergies of the business combination. When the net of the amounts assigned to identifiable net assets exceeds the cost of the purchase (“negative goodwill”), the excess is eliminated, to the extent possible, by a pro-rata allocation to certain non-current assets, with the balance presented as extraordinary gain. Goodwill is not amortized and is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Impairment is assessed through a comparison of the carrying amount of the reporting unit with its fair value. When the fair value of a reporting unit is less than its carrying amount, goodwill of the reporting unit is considered to be impaired. Any impairment of goodwill is expensed in the period of impairment.

    Revenue recognition
    The Company recognizes revenue when persuasive evidence of an arrangement exists, the risks and rewards of ownership pass to the purchaser, the selling price is fixed or determinable, and collectability is reasonably assured. IRIX recognizes revenue for service provided on a completed contract basis. Once the services commence, there are no refund of the contracted fees. Under the completed contract method, contract revenues billed and contract expenses incurred are deferred until the contract is substantially completed, delivery to the customer occurs and there is reasonable assurance of collection. If losses are expected on contracts before substantial completion, full provision is made for such losses. CIBT recognizes tuition fee revenue, net of discounts, on a straight-line basis over the period of instruction. Tuition fees paid in advance of course offerings, net of related discounts and direct costs incurred, are recorded as deferred revenue and recognized in revenue when earned. CIBT refunds tuition fees as follows: (i) if between seven days before and seven days after a program starts then 100% of the tuition fees are refunded, (ii) if more than seven days but less than thirty days after a program starts then 50% of the tuition fees are refunded, and (iii) if more than thirty days after a program starts then 0% of the tuition fees are refunded. CIBT has entered into numerous educational delivery agreements with various educational service providers whereby a portion of the tuition fees, net of discounts, are paid to these educational service providers for the provision of facilities and/or teaching staff. For the majority of these revenue sharing arrangements CIBT is considered the primary obligor and accordingly records the tuition fee revenues on a gross basis and the portion paid to the educational service providers is included in direct educational costs. SSDC recognizes tuition fee revenue on a straight-line basis over the terms of contracts when persuasive evidence of an arrangement exists, the price is fixed or determinable and collectability is reasonably assured. Tuition fees paid in advance of course offerings are recorded as deferred revenue and recognized in revenue when earned. SSDC refunds tuition fees as follows: (i) if between one day and thirty days before a program starts then 80% to 90% of the tuition fees are refunded, (ii) if a program starts but less than 10% of the program is delivered then 70% of the tuition fees are refunded, (iii) if a program starts with more than 10% but less than 30% of program delivery then 50% of the tuition fees are refunded, (iv) if a program starts and more than 30% of the program is delivered then 0% of the tuition fees are refunded. The Company recognizes revenues from its management advisory services agreements on a straight-line basis over the service period.

CIBT EDUCATION GROUP INC.	Page 4
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont’d)

    Stock-based compensation
    The Company grants stock options to certain directors, employees and consultants to acquire shares in the common stock of the Company in accordance with the terms of the Company’s stock option plan. The Company has adopted the recommendations of The Canadian Institute of Chartered Accountants (CICA) Handbook, Section 3870, “Stock-based Compensation and Other Stock-based Payments”, whereby it expenses the estimated fair value of all stock-based compensation awards issued or modified on or after January 1, 2003 over the requisite service period. Fair values have been determined using the Black-Scholes option pricing model.

    Income taxes
    The Company follows the liability method of tax allocation. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and measured using the substantially enacted tax rates and laws in effect when the differences are expected to reverse. In the case of unused tax losses, income tax reductions, and certain items that have a tax basis but cannot be identified with an asset or liability on the balance sheet, the recognition of future income tax assets is determined by reference to the likely realization of future income tax reductions.

    Earnings (loss) per share
    The Company follows the treasury stock method for determining earnings (loss) per share. This method assumes that proceeds received from in-the-money stock options and share purchase warrants are used to repurchase common shares at the average prevailing market rate during the reporting period. Basic earnings (loss) per share figures have been calculated using the weighted monthly average number of shares outstanding during the respective periods.

    Comprehensive Income
    Comprehensive income includes both net earnings and other comprehensive income. Other comprehensive income includes holding gains and losses on available-for-sale investments, gains and losses on certain derivative financial instruments and foreign currency gains and losses relating to translation of self-sustaining foreign operations and translation from functional currency to reporting currency, all of which are not included in the calculation of net earnings until realized. As a result of adopting this standard, effective July 1, 2007 the Company (i) recorded an increase in accumulated other comprehensive income and marketable securities of $420,732 representing the excess of the fair value of the marketable securities over the carrying value, and (ii) reclassified to accumulated other comprehensive income amounts previously reported as cumulative translation adjustments. Information pertaining to comprehensive income items is presented in the Company’s Statements of Income (Loss) and Comprehensive Income (Loss).

    Financial Instruments
    The following is a summary of the classes of financial instruments included in the Company’s consolidated balance sheet as well as their designation by the Company under the new accounting standards:

Balance sheet item	Designation

Cash	Held-for-trading (i)
Short-term investments	Held-for-trading (i)
Accounts receivable	Loans and receivables
Accounts payable and accrued liabilities	Other liabilities
Short-term loans	Other liabilities

(i)	Upon adoption of these new standards, the Company designated its cash, term deposits and short-term investments as held-for- trading, which are measured at fair value.

CIBT EDUCATION GROUP INC.	Page 5
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont’d)

    Financial Instruments (cont’d)
    All financial instruments are measured on the balance sheet at fair value except for loans and receivables and other financial liabilities which are measured at amortized cost. Subsequent measurement and changes in fair value for held-for-trading financial assets are recognized in net income (loss) for the period. All financial instruments are classified into one of the following five categories: held-for-trading, held to maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities. Initial and subsequent measurement and recognition of changes in the value of financial instruments, which is dependent on their initial classification, is summarized as follows:

      Held-to-maturity investments, loans and receivables, and other financial liabilities are initially measured at fair value and subsequently measured at amortized cost. All premiums or discounts are amortized into operations using the effective interest method.

      Available-for-sale financial assets are measured at fair value, with unrealized holding gains and losses recorded in other comprehensive income until the asset is realized or otherwise impaired, at which time realized gains, losses and impairment charges will be recorded in operations.

      Held-for-trading financial instruments are measured at fair value. All realized and unrealized gains and losses resulting from changes in their fair value are included in operations in the period in which they arise.

    The Company accounts for transaction costs directly attributable to the acquisition or issue of a financial asset or financial liability as follows:

      For financial assets or liabilities classified as held for trading, all transaction costs are immediately charge to operations.

      For all other financial assets or liabilities, all transactions costs are added to the carrying amount on initial classification. Subsequently, as per the carrying value of the related financial asset or liability, amounts are subject to either effective interest amortization or fair market value adjustments. All derivative financial instruments are classified as held-for- trading financial instruments and are measured at fair value, even when they are part of a hedging relationship. All gains and losses resulting from changes in their fair value are included in operations in the period in which they arise. Except as described in Note 5, the adoption of this new standard did not have a significant effect on the consolidated financial statements of the Company as of July 1, 2007. Refer to Note 15 for further information on the classification and measurement of the Company’s financial assets and financial liabilities.

    Accounting Changes
    Effective July 1, 2007, the Company adopted revised CICA Handbook Section 1506 “Accounting Changes”, which requires that: (a) a voluntary change in accounting principles can be made if, and only if, the changes result in more reliable and relevant information, (b) changes in accounting policies are accompanied with disclosures of prior period amounts and justification for the change, and (c) for changes in estimates, the nature and amount of the change should be disclosed. There has been no impact resulting from the adoption of this standard as the Company has not made any voluntary changes in accounting principles since the adoption of the revised standard.

    Changes in accounting policies
    Effective September 1, 2008, the Company adopted four new CICA accounting standards: (a) Handbook Section 1535 “Capital Disclosures”; (b) Handbook Section 3862 “Financial Instruments – Disclosures”; (c) Handbook Section 3863 “Financial Instruments - Presentation”; and (d) Handbook Section 3031 “Inventories”. The main requirements of these new standards and the resulting financial statement impact are described below. Consistent with the requirements of the new accounting standards, the Company has not restated any prior period amounts as a result of adopting the accounting changes, except for presentation of unrealized foreign currency translation adjustments arising from self-sustaining foreign operations and translation of the functional currency to the reporting currency which are presented as part of other comprehensive income (loss) retroactively.

(a)	Capital Disclosures, Section 1535

    This standard establishes the basis for disclosing information, both qualitative and quantitative, to enable users of financial statements to evaluate an entity’s objectives, policies and processes for management of capital.

(b)	Financial Instruments – Disclosures, Section 3862

    The new disclosure requirement of Section 3862 are to enable users to evaluate the significance of financial instruments on financial position and performance, as well as the nature and extent of risks the Company is exposed to from financial instruments and how those risks are being managed.

CIBT EDUCATION GROUP INC.	Page 6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES (cont’d)

    Changes in accounting policies (cont’d)

(c)	Financial Instruments – Disclosures, Section 3863
This standard carries forward, unchanged, and replaces the presentation requirements of Handbook Section 3861, “Financial Instruments – Disclosure and Presentation”.

(d)	Inventories, Section 3031

    Under this standard, which replaces Section 3030, “Inventories”, inventories are required to be measured at the “lower of cost and net realizable value”, which is different from the previous guidance of the “lower of cost and market”. The new section contains guidance on the determination of cost and also requires the reversal of any write-downs previously recognized. Certain minimum disclosures are required, including the accounting policies used, carrying amounts, amounts recognized as an expense, write-downs, and the amount of any reversal of any write-downs recognized as a reduction in expenses.

    The adoption of these new accounting standards did not impact the amounts reported in the Company’s financial statements.

    Future accounting standards
    Recent Accounting Pronouncements
    In February 2008, the CICA issued Section 3064 “Goodwill and Intangible Assets” which replace CICA Section 3062 “Goodwill and Other Intangible Assets” and CICA Section 3450 “Research and Development Costs”. The new Section establishes standards on the recognition, measurement, presentation and disclosure for goodwill and intangible assets subsequent to their initial recognition. This new standard is applicable to fiscal years beginning on or after January 1, 2009. The Company is in the process of evaluating the impact Section 3064 will have on the Company’s financial position and results of operations upon adoption.

NOTE 3 – SUBSIDIARIES

a)	CIBT School of Business & Technology Corp.

    CIBT was incorporated on February 9, 1994 and is in the business of developing and operating academic, technical and career training schools in China. The results of CIBT include the accounts of CIBT and its wholly-owned subsidiaries, CIBT School of Business, a company incorporated in Beijing, China, CIBT (HK) Limited, a company incorporated in Hong Kong on October 1, 1997, formed solely for the purpose of conducting the Company’s financial transactions in China, and its 60% interest in Weifang University Beihai College (“Beihai College”) as described below.

    In March 2007, the Company completed a restructuring of the ownership of CIBT in accordance with the terms of the CIBT US$5 million debenture and warrant financing as described in Note 11. The result was an increase in the Company’s ownership in CIBT from 76.1% to 99.8% which was accomplished through the following series of transactions:

(a)	the settlement of advances from the Company to CIBT totalling US$1,555,786 in exchange for 1,668,321 common shares of CIBT at approximately US$0.93 per share;
(b)	the acquisition of 1,548,678 common shares from treasury of CIBT at approximately US$0.93 per share for total cash consideration of US$1,444,214; and
(c)

    the purchase of 3,813,935 previously issued common shares of CIBT from non-controlling shareholders of CIBT in exchange for the issuance of 4,853,113 common shares of the Company at a price of $1.00 per share.

CIBT EDUCATION GROUP INC.	Page 7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 3 – SUBSIDIARIES (cont’d)

a)	CIBT School of Business & Technology Corp. (cont’d)

    The increase of the Company’s ownership in CIBT from 76.1% to 99.8% (an increase of 23.7%) has been accounted for using the purchase method. The proportionate fair value of the assets acquired and liabilities assumed as a result of the Company’s 23.7% increase in the ownership of CIBT are as follows:

Proportionate Share Acquired

Cash and cash equivalents	$1,009,236
Accounts receivable	294,736
Prepaids and other current assets	226,022
Property and equipment	247,481
Deferred costs and other	88,661
Intangible assets subject to amortization	161,856
Intangible assets not subject to amortization	3,572,000
Goodwill	1,664,644
Accounts payable	(357,783)
Deferred revenue	(497,302)
Due to related parties	(471,676)
Future income tax liabilities	(910,500)
Non-controlling interest	(167,470)

Net assets acquired equal to purchase price	$4,859,905

Purchase price comprised of:
4,853,113 shares issued at $1.00 per share	$4,853,113
Non-controlling interest share of the Company equity contributions in (a) and (b) above	6,792

Total purchase price	$4,859,905

    Goodwill has been allocated to the CIBT business segment. In connection with the balance of goodwill acquired, a total of $NIL will be deductible for tax purposes.

    During the twelve month period ended August 31, 2008, the Company underwent additional restructuring of the ownership of CIBT in accordance with the terms of the CIBT US$5 million debenture and warrant financing as described in Note 11. Effective December 10 2007, Shane Corporation SARL (“Shane”), completed the exercise of its share purchase warrants for 5,361,667 common shares of CIBT reducing the Company’s ownership in CIBT to 78.1%. On December 10, 2007, the Company acquired these newly issued shares of CIBT from Shane through the issuance of 10,000,000 of the Company’s common shares. Shane decided to exercise the CIBT warrants without a prior agreement by the Company to purchase these warrant shares back. The result of this second transaction was an increase in the Company’s ownership in CIBT from 78.1% to 99.9%.

    These transactions are summarized as follows:

(a)

    CIBT issued 5,361,667 of its common shares on the exercise of 5,361,667 warrants for total proceeds of US$5,000,000. The decrease in the Company’s ownership percentage resulted in a gain on dilution of $2,192,524 being recorded during the three month period ended December 31, 2007;

(b)

    The Company acquired these newly issued CIBT shares in exchange for 10,000,000 of the Company’s common shares, which were measured at $5,443,800 being the fair value of the net assets acquired. The fair value of the net assets acquired was determined to be more reliably measurable than the fair value of the shares issued.

    The dilution gain of $2,192,524 resulted from the excess of the portion of the proceeds received on issuance of the shares by CIBT attributable to the Company over the net book value of the Company’s proportionate interest diluted in CIBT. The issue of shares by CIBT increased the proportionate interest of the non-controlling interest shareholders and decreased the proportionate interest of the Company.

    In the event that the Company’s common shares remain listed on the TSX Venture Exchange or the NYSE Alternext US (previously named as the American Stock Exchange), and the daily reported market price per share of the Company’s common shares is equal to or greater than $3.00 per share for nine consecutive months during the two calendar year period beginning on the original date of issuance of the Company’s common shares, then Shane will forfeit to the Company for no consideration a total of 966,667 common shares of the Company.

CIBT EDUCATION GROUP INC.	Page 8
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 3 – SUBSIDIARIES (cont’d)

a)	CIBT School of Business & Technology Corp. (cont’d)

    The increase of the Company’s ownership in CIBT from 78.1% to 99.9% in transaction (b) above (an increase of 21.8%) has been accounted for using the purchase method. The proportionate fair value of the assets acquired and liabilities assumed as a result of the Company’s 21.8% increase in the ownership of CIBT, as restated (refer to Note 8), are as follows:

Proportionate Share Acquired

Cash and cash equivalents	$1,322,162
Accounts receivable	84,313
Prepaids and other current assets	363,889
Property and equipment	270,608
Deferred costs and other	100,119
Due from related parties	949,797
Intangible assets subject to amortization	246,352
Intangible assets not subject to amortization	3,147,000
Goodwill	985,205
Accounts payable	(451,922)
Deferred revenue	(617,923)
Future income tax liability	(830,000)
Non-controlling interest	(125,800)

Net assets acquired equal to purchase price	$5,443,800

Purchase price comprised of:
10,000,000 shares issued, measured at fair value of net assets acquired	$5,443,800

Total purchase price	$5,443,800

    The goodwill has been allocated to the CIBT business segment. In connection with the balance of goodwill acquired, a total of $NIL will be deductible for tax purposes.

    Establishment of Beihai College
    By agreement dated August 11, 2004 (the “Weifang Agreement”), CIBT established a business venture and received a 60% interest in Beihai College from Weifang University (“Weifang”) in consideration for a funding commitment to Beihai College of $714,286 (5,000,000 RMB) of which $357,143 (2,500,000 RMB) was paid on closing and the balance of $357,143 (2,500,000 RMB) was paid during 2005. Beihai College is a People’s Republic of China (“PRC”) government approved college which has been in operation since 2002. In consideration for retaining a 40% interest in Beihai College, Weifang has transferred definite life intangible assets consisting of its existing programs and student enrolments to the newly named CIBT Beihai International Management School and has also agreed to provide exclusive use of the Beihai College facilities at no cost for a period of seven years (subsequently amended to 15 years). The Company has recorded definite life intangibles assets subject to amortization on a straight-line basis over seven years (15 years commencing in 2006).

    Effective July 1, 2007, the Chinese Government implemented a new cash management policy affecting Beihai College. The tuition fees of Beihai College are required to be directly remitted to the local Chinese Government when tuition fees are received, and the funds are held by the Chinese Government under the account of Weifang. Beihai College can receive funds for its operations from Weifang on an as-needed basis up to the amount of the tuition fees collected. Refer to Note 6 and Note 22.

CIBT EDUCATION GROUP INC.	Page 9
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 3 – SUBSIDIARIES (cont’d)

b)	Sprott-Shaw Degree College Corp.

    Effective December 17, 2007, the Company acquired, through SSDC (a newly incorporated wholly owned subsidiary of the Company), the primary assets and liabilities used in the operation of the Sprott-Shaw Community College group of schools (the “SSCC Assets”). The SSCC Assets will enable the Company to continue to operate the SSCC business which consists of career and vocational schools, language training schools, and a baccalaureate degree granting college through 17 campuses in Western Canada. The business also has locations in Vietnam, the Philippines, Jordan and China.

    As consideration, the Company has paid an initial amount to the vendors of $6,385,446 and incurred transaction costs of $353,030. In addition, $1,000,000 is being held in escrow which will be released 12 months after the closing date (December 17, 2007), subject to:

(a)	the satisfaction of certain conditions; and
(b)	adjustments based on the final determination of the working capital acquired at the time of closing.

    Of the amount held in escrow, $526,190 (August 31, 2008 – $709,082), being the final adjusted amount to be paid out of escrow, has been included in the purchase price. During the current period, SSDC and the vendors agreed to further adjustments to the purchase price and the final amount to be paid out of escrow subsequent to November 30, 2008. The result was a reduction of the purchase price of $210,899 which resulted in a corresponding reduction in the amount of goodwill recorded in the original purchase price allocation.

    In addition, the Company has agreed to pay a total of $2,159,000 of further consideration which will be paid upon the achievement of the following milestones by the newly acquired business (the “SSCC Business”):

(a)

    up to $886,333 if the net income of the SSCC Business before interest, taxes, depreciation and amortization is equal to or exceeds $2,300,000 for the period September 1, 2007 to August 29, 2008, such amount to be calculated according to a formula which is based upon the excess;

(b)

    up to a maximum of $886,333 if the EBITDA for the SSCC Business is equal to or exceeds $2,300,000 for the period August 30, 2008 to August 28, 2009, such amount to be calculated according to a formula which is based upon the excess; and

(c)

    up to a maximum of $386,333 if the EBITDA for the SSCC Business is equal to or exceeds $2,300,000 for the period August 29, 2009 to August 27, 2010, such amount to be calculated according to a formula which is based upon the excess.

    For the period from August 30, 2008 to August 28, 2009, EBITDA was $4,840,311 and, accordingly additional purchase price payable of $886,333 has been accrued and recorded as an accrued liability as at August 31, 2009, resulting in a corresponding increase in the original amount of goodwill attributed to the business combination. The additional consideration will be reduced if the EBITDA is less than $2,300,000 for the first two fiscal years following closing.

CIBT EDUCATION GROUP INC.	Page 10
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 3 – SUBSIDIARIES (cont’d)

b)	Sprott-Shaw Degree College Corp. (cont’d)

    The acquisition of the SSCC Assets has been accounted for using the purchase method with the fair value of the assets acquired and liabilities assumed on the acquisition date, as restated (refer to Note 8), being as follows:

Fair Value of Assets Acquired
Accounts receivable	$5,453,877
Inventory	703,530
Prepaids and other current assets	380,965
Property and equipment	2,371,397
Intangible assets subject to amortization	3,275,000
Intangible assets not subject to amortization	5,982,000
Goodwill	3,161,203
Bank overdraft	(117,174)
Accounts payable and accrued liabilities	(2,157,135)
Deferred revenue	(10,177,278)
Long term debt and lease obligations	(1,017,542)
Due to related parties	(411,285)

Net assets acquired equal to purchase price	$7,447,558

Purchase price comprised of:
Cash	$7,094,528
Acquisition costs	353,030

Total purchase price	$7,447,558

    The goodwill has been allocated to the SSDC business segment. In connection with the balance of goodwill acquired, a total of $2,155,937 will be deductible for tax purposes.

c)	Tourism Training Institute

    On April 30, 2008, the Company acquired the primary assets and liabilities used in the operation of Tourism Training Institute (“TTI” and the “TTI Assets”). The TTI Assets will enable the Company to continue to operate the TTI business which consists of developing and delivering tourism educational systems. TTI is an accredited education institution based in Vancouver with branch offices in Beijing, and has exclusive distribution rights under the Educational Institute of the American Hotel and Lodging Association Licenses. As consideration, the Company paid $201,648 to the vendors and incurred transaction costs of $19,774.

    The acquisition of the TTI Assets has been accounted for using the purchase method with the fair value of the assets acquired and liabilities assumed being as follows:

Fair Value of Assets Acquired

Accounts receivable	$92,268
Property and equipment	24,000
Intangible assets subject to amortization	281,247
Deferred revenue	(176,093)

Net assets acquired equal to purchase price	$221,422

Purchase price comprised of:
Cash	$201,648
Acquisition costs	19,774

Total purchase price	$221,422

CIBT EDUCATION GROUP INC.	Page 11
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 3 – SUBSIDIARIES (cont’d)

c)	Tourism Training Institute (cont’d)

    The purchase price allocation for this acquisition has been finalized which did not result in significant changes to the preliminary purchase price allocation.

    TTI’s Canadian operations have been integrated with SSDC’s operations in Canada, and TTI’s China operations have been integrated with CIBT’s operations in Beijing.

d)	Concordia Career College / Modus International Language Institute

    On September 4, 2008, the Company acquired the primary assets and liabilities used in the operation of Concordia Career College and Modus International Language Institute (collectively “Concordia Group” and the “Concordia Group Assets”). The Concordia Group Assets will enable the Company to continue to operate the Concordia Group business which consists of career and English language schools with a special focus on the Korean, Japanese and Latin American markets. The Concordia Group is based in Vancouver, with Concordia Career College being a registered member of the Private Career Training Institutions Agency and Modus International Language Institute being a registered member of the Canadian Education Centre Network.

    The operations of the Concordia Group have been integrated with SSDC’s operations in Canada. As consideration, the Company will pay a total of $150,000 to the vendors within 18 months after the close of the transaction if certain gross revenue and net profit targets are met by the Concordia Group within the 18 month period. To date, certain of the targets have not been met and, accordingly, the $150,000 consideration is not payable. However, the Company is currently in discussions with the vendor about the possibility of paying a prorated amount of the original consideration which will be recorded if and when finalized between the parties.

e)	IRIX Design Group Inc.

    IRIX, a private British Columbia, Canada corporation engaged in full service multi-media and advertising agency services in Canada, USA and Hong Kong. The operations of IRIX include the accounts of its wholly-owned subsidiaries, IRIX Design Group Inc., a California corporation, and IRIX Design (Hong Kong) Company Limited, a Hong Kong company.

f)	Asia Interactive Media Inc.

    On February 9, 2007, the Company loaned to Asia Interactive Media Inc. (“AIMI”), a US reporting company, US$150,000 in exchange for an 8% convertible promissory note due February 9, 2009. The loan is to be used by AIMI for general and administrative purposes. At any time before February 9, 2009, the Company has the right to convert all or a portion of the loan principal amount of the promissory note into common shares of AIMI at a conversion price of US$0.01 per share. As at February 9, 2007, AIMI had 5,000,000 common shares outstanding and the Company’s loan can be converted into 15,000,000 common shares of AIMI, representing a then 75% interest.

    During the period from February 9, 2007 to December 31, 2007, AIMI received subscriptions of US$648,300 towards the issuance of a total of 1,634,491 common shares at prices ranging from US$0.22 per share to US$0.50 per share. These shares have diluted the Company’s potential ownership interest in AIMI to 69%. In addition, concurrent with the loan being advanced, certain members of the Company’s management team and Board of Directors became members of AIMI’s Board of Directors.

    The Company has identified AIMI as a variable interest entity (“VIE”) as AIMI does not have sufficient equity at risk to finance its activities without subordinated financial support. The Company has determined that it is the primary beneficiary of AIMI as the Company is exposed to a majority of the expected losses from AIMI’s activities or is entitled to receive a majority of the AIMI’s residual returns or both. Accordingly, for the period February 9, 2007 to June 30, 2007 and the 2008 fiscal period, the Company’s financial position and results of operations includes that of AIMI offset by a non-controlling interest in the increase in net assets of AIMI.

CIBT EDUCATION GROUP INC.	Page 12
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 3 – SUBSIDIARIES (cont’d)

f)	Asia Interactive Media Inc. (cont’d)

    On September 29, 2008, AIMI repaid the US$150,000 loan plus accrued interest of US$19,233 to the Company. In addition, members of the Company’s management team and Board of Directors resigned from AIMI’s Board of Directors on September 29, 2008. Accordingly, effective September 29, 2008, the Company ceased to consolidate AIMI and the results of operations and cash flows for all periods presented have been presented on a discontinued operations basis. For the period from September 1, 2008 to September 29, 2008 the results of operations of AIMI was $NIL and the gain (loss) resulting from the disposal of AIMI was $NIL.

    As of September 29, 2008, the assets and liabilities of AIMI disposed of were as follows:

Cash	$581,114
Other assets	177,909
Accounts payable and accrued liabilities	(39,352)
Due to related parties	(18,429)
Loan payable to CIBT Education Group Inc.	(179,134)
Non-controlling interests	(522,108)
$-

NOTE 4 – ACCOUNTS RECEIVABLE

    Accounts receivable consisted of the following at August 31, 2009 and 2008:

	August 31, 2009	August 31, 2008

Trade receivables	$7,999,851	$5,527,214
Less: allowance for bad debts	(428,835)	(904,255)

	$7,571,016	$4,622,959

NOTE 5 – MARKETABLE SECURITIES

    At August 31, 2009, marketable securities consist of 5,862,824 common shares representing approximately 7% of NextMart Inc. (previously Sun New Media Inc., and formerly SEG) (“NextMart”). The investment in NextMart for the period from September 18, 2005 to June 30, 2007 has been recorded as marketable securities at the lower of cost and market value with realized gains and losses being included in the determination of net income (loss) for the period.

    Effective July 1, 2007, the Company adopted the provisions of CICA Handbook Section 3855, Financial Instruments –Recognition and Measurement, whereby the Company’s investment in NextMart commenced being recorded at market value. On adoption of Section 3855, the Company classified its investment in NextMart as available for sale, whereby realized gains and losses are included in the determination of net income (loss) for the period and unrealized holding gains and losses are charged to other comprehensive income (loss) and included in the determination of comprehensive income (loss) for the period. During the two month period ended August 31, 2007, the Company recorded an unrealized loss into other comprehensive income of $420,732 resulting from the adoption of Section 3855. As at August 31, 2008, the Company recorded a loss in connection with the impairment of the carrying value of the shares available for sale of $1,364,246.

CIBT EDUCATION GROUP INC.	Page 13
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 5 – MARKETABLE SECURITIES (cont’d)

    During the year ended August 31, 2009, the Company recorded a mark to market adjustment in the Canadian dollar equivalent carrying value of the investment in NextMart totaling $39,574 which was recorded as a charge to other comprehensive income.

    The components of the Company’s investment in NextMart and the market price of the NextMart shares are as follows:

	August 31, 2009		August 31, 2008

	Number of Shares	Carrying Value	Number of Shares	Carrying Value

Trading securities	45,000	$1,133	45,000	$1,437
Available-for-sale securities	5,817,824	146,522	5,817,824	185,792

	5,862,824	$147,655	5,862,824	$187,229

Market price	US$0.02 per share	US$0.03 per share

NOTE 6 – PREPAID EXPENSES AND OTHER ASSETS

    Prepaid expenses and other current assets consisted of the following at August 31, 2009 and 2008:

	August 31, 2009	August 31, 2008

Prepaid expenses and deposits	$1,830,775	$559,804
Tuition fees held by Weifang University (Note 3(a))	1,263,118	1,492,596
Tuition fees held by Far Eastern University	159,851	-
Cash held in trust by lawyer	228,000	-

	$3,481,744	$2,052,400

NOTE 7 – PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at August 31, 2009 and 2008:

	August 31, 2009	August 31, 2008

Furniture and equipment	$3,753,930	$3,182,656
Leasehold improvements	2,593,965	2,410,751
Equipment under capital lease	548,287	336,583

	6,896,182	5,929,990

Accumulated amortization - furniture and equipment	(1,858,534)	(1,314,827)
Accumulated amortization - leasehold improvements	(1,132,401)	(723,165)
Accumulated amortization - equipment under capital lease	(166,435)	(89,292)

	(3,157,370)	(2,127,284)

	$3,738,812	$3,802,706

    During the fiscal year ended August 31, 2009, the Company recorded amortization of property and equipment totalling $1,076,219 (twelve months ended August 31, 2008 - $692,524 and two months ended August 31, 2007 - $42,857).

CIBT EDUCATION GROUP INC.	Page 14
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 7 – PROPERTY AND EQUIPMENT (cont’d)

    IRIX acquired certain of its equipment by way of capital leases. These leases have expiry dates ending between January 12, 2011 and December 1, 2013. The equipment is amortized as follows: $109,431 on a straight-line basis over 60 months to a residual buy out amount of $33,539, and $21,300 using a declining balance rate of 20% to a residual buy out amount of $2. Included in amortization expense for the current period is $19,012 (twelve months ended August 31, 2008 - $19,165 and two months ended August 31, 2007 - $3,194) relating to equipment under capital leases. Included in accumulated amortization as at August 31, 2009 is $60,353 (2008 – $41,341) relating to equipment under capital leases.

    SSDC acquired certain of its equipment by way of capital leases. These leases have expiry dates ending between April 30, 2012 and May 1, 2014. The equipment is amortized as follows: $417,556 using a declining balance rate of 20% to a residual buy out amount ranging from $1,500 to estimated fair market value of the equipment at the end of the lease. Included in amortization expense for the current period is $58,131 relating to equipment under capital leases. Included in accumulated amortization as at August 31, 2009 is $106,082 (twelve months ended August 31, 2008 - $47,951 and two months ended August 31, 2007 - $NIL) relating to equipment under capital leases.

    The future minimum payments required in connection with the capital leases are as follows:

For the years ending August 31,	2010	$137,685
	2011	144,537
	2012	88,706
	2013	59,173
	2014	53,541

		483,642
Less: amount representing interest		(94,191)

		389,451
Less: current portion		(98,231)

		$291,220

CIBT EDUCATION GROUP INC.	Page 15
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 8 – RESTATEMENT

    The consolidated financial statements of the Company for the fiscal period ended August 31, 2008 have been restated to reflect the change in amounts allocated to certain acquired intangible assets, goodwill and deferred revenues resulting from the Company’s December 2007 business combinations involving CIBT and SSDC as described in Notes 3 (a) and (b). The August 31, 2008 purchase price allocations relating to these business combinations were amended. The Company’s previously issued financial statements have been restated to give effect to these amendments as follows:

		August 31, 2008
	As Previously Reported	As Restated	Change

CIBT
Intangible assets subject to amortization	$106,352	$246,352	$140,000
Intangible assets not subject to amortization	1,725,000	3,147,000	1,422,000
Goodwill	2,156,705	985,205	(1,171,500)
Future income tax liability	(439,500)	(830,000)	(390,500)

	$3,548,557	$3,548,557	$-

		August 31, 2008
	As Previously Reported	As Restated	Change

SSDC
Intangible assets subject to amortization	$5,158,000	$3,275,000	$(1,883,000)
Intangible assets not subject to amortization	4,369,000	5,982,000	1,613,000
Goodwill	2,874,583	3,161,203	286,620
Deferred revenue	(10,160,658)	(10,177,278)	(16,620)

	$2,240,925	$2,240,925	$-

CIBT EDUCATION GROUP INC.	Page 16
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 9 – INTANGIBLE ASSETS AND GOODWILL

    Intangible assets and goodwill are as follows:

		August 31, 2009
Amounts restated (refer to Note 8)	Cost	Accumulated Amortization	Carrying Value

Intangible assets subject to amortization

Beginning balance	$4,264,064	$(1,221,027)	$3,043,037

Additions during the current year	-	(560,542)	(560,542)
Foreign exchange adjustments	59,524	(56,340)	3,184

Ending balance	$4,323,588	$(1,837,909)	$2,485,679

Intangible assets not subject to amortization

Beginning balance			$11,924,340

Additions during the current year			-

Ending balance			$11,924,340

Total intangible assets			$14,410,019

Goodwill

Beginning balance			$6,335,441

Additions during the current year			675,434

Ending balance			$7,010,875

		August 31, 2008

Amounts restated (refer to Note 8)	Cost	Accumulated Amortization	Carrying Value

Intangible assets subject to amortization

Beginning balance	$539,755	$(99,361)	$440,394

Additions during the current period	3,737,792	(1,175,559)	2,562,233
Disposals during the current period	(15,223)	5,075	(10,148)
Foreign exchange adjustments	1,740	48,818	50,558

Ending balance	$4,264,064	$(1,221,027)	$3,043,037

Intangible assets not subject to amortization

Beginning balance			$3,572,000

Additions during the current period			9,129,000
Disposals during the current period			(776,660)

Ending balance			$11,924,340

Total intangible assets			$14,967,377

Goodwill

Beginning balance			$4,396,144

Additions during the current period			2,301,241
Disposals during the current period			(361,944)

Ending balance			$6,335,441

CIBT EDUCATION GROUP INC.	Page 17
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

    NOTE 9 – INTANGIBLE ASSETS AND GOODWILL (cont’d)

		August 31, 2009
Amounts restated (refer to Note 8)	Cost	Accumulated Amortization	Carrying Value

Intangible assets subject to amortization

Agreements and contracts – curriculum access	$348,333	$(126,338)	$221,995
Internally developed curriculum – acquired	2,052,000	(228,000)	1,824,000
Foreign university cooperative agreements and others	1,923,255	(1,483,571)	439,684

	$4,323,588	$(1,837,909)	$2,485,679

Intangible assets not subject to amortization

Accreditations and registrations			$2,506,000
Brand and trade names			3,476,000
Chinese university agreements and contracts			5,942,340

			$11,924,340

Total intangible assets			$14,410,019

		August 31, 2008
Amounts restated (refer to Note 8)	Cost	Accumulated Amortization	Carrying Value

Intangible assets subject to amortization

Agreements and contracts – curriculum access	$348,333	$(41,567)	$306,766
Internally developed curriculum – acquired	2,052,000	(91,200)	1,960,800
Foreign university cooperative agreements and others	1,863,731	(1,088,260)	775,471

	$4,264,064	$(1,221,027)	$3,043,037
Intangible assets not subject to amortization

Accreditations and registrations			$2,506,000
Brand and trade names			3,476,000
Chinese university agreements and contracts			5,942,340

			$11,924,340

Total intangible assets			$14,967,377

NOTE 10 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities consisted of the following at August 31, 2009 and 2008:

	August 31, 2009	August 31, 2008

Trade accounts payable	$2,346,716	$2,455,648
Payroll and related liabilities	1,164,802	924,305
SSDC purchase price payable	886,333	886,333
Tuition fees and grants payable	804,380	78,438
Others	182,536	448,892

	$5,384,767	$4,793,616

CIBT EDUCATION GROUP INC.	Page 18
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 11 – LONG-TERM DEBT

    On April 25, 2007, CIBT completed a US$5 million debenture (due three years from issuance with interest at a rate of 8% per annum payable quarterly) and warrant financing with Shane, an affiliate of Camden Partners Holdings LLC, a US based private equity firm with expertise in the for-profit education sector. Shane advanced to CIBT US$5 million in exchange for a debenture issued by CIBT and common share purchase warrants to purchase 5,361,667 common shares of CIBT at a price of approximately US$0.93 per share. CIBT paid fees in connection with the placement of this financing totalling US$500,000 plus 268,083 common share purchase warrants with similar terms and conditions to the financing warrants. CIBT paid additional costs in connection with this financing totalling US$545,600.

    The Company classified the above debenture and related warrants into its component parts being a financial liability and equity instrument. The total proceeds and financing costs were allocated to their component parts on a relative -fair value basis. The fair value of the debt without the detachable warrants was estimated based on an estimated interest rate of 15% debt with comparable terms and risk profile. The fair value of the financing warrants and the placement agent warrants was estimated using the Black-Scholes option pricing model using the following assumptions: expected life of 2 years; risk free interest rate of 4.12%; expected dividend yield of 0% and an expected volatility of 50%. Based on the above fair value determinations and the estimate of the fair value of the placement agent warrants, the amount of the proceeds and costs allocated to the debt component and equity component (contributed surplus) at the issuance are as follows:

Amount allocated to:	Contributed Surplus			Debt		Total

Proceeds received	US$	1,300,146	US$	3,699,854	US$	5,000,000
Finance fees paid (including agent warrants)		(216,342)		(829,258)		(1,045,600)

Carrying value at issuance	US$	1,083,804	US$	2,870,596	US$	3,954,400

    Over the period from issuance to maturity of the debt, the carrying value of the debt, net of finance costs, will be accreted to the face amount of US$5,000,000 using the effective interest method. Further, in the event that CIBT pays the debt out prior to maturity, any unamortized amount will be immediately charged to operations. Under the effective interest method, the effective rate of interest is 31%.

    Effective December 10, 2007, as described in Note 3(a), Shane exercised their 5,361,667 share purchase warrants for proceeds to CIBT of US$5,000,000. CIBT and Shane agreed that, as consideration in connection with the warrant exercise, Shane would settle the US$5,000,000 owed to CIBT under the debenture agreement. Also during the period, CIBT paid all interest owing to Shane totalling US$280,096. The continuity of the debt carrying value since inception is as follows:

Carrying value at issuance	US$	2,870,596
Accretion of fair value interest and accrued finance costs		162,309

Balance at June 30, 2007		3,032,905
Accretion of fair value interest and accrued finance costs		437,212
Interest payments		(280,096)

Balance at December 10, 2007 before repayment		3,190,021
Interest costs on debt settlement		1,809,979
		5,000,000
Less: repayment		(5,000,000)

Balance at August 31, 2008 and 2009	US$	-

CIBT EDUCATION GROUP INC.	Page 19
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 11 – LONG-TERM DEBT (cont’d)

    The carrying value of debt in SSDC is as follows:

Demand term instalment loan, payable in monthly instalments of $30,000 plus interest at the prime rate plus 0.35%	$175,000
Promissory note payable at $460 per month including interest at 8.5% per annum, unsecured, due October 2013	41,117
Promissory note payable at $505 per month including interest at 8% per annum, unsecured, due June 2011	10,322
226,439
Less: current portion	(182,112)
Balance at August 31, 2009	$44,327

    In addition, SSDC has a demand operating credit facility available in the amount of $1,500,000 with interest calculated at the prime rate plus 0.20%. As at August 31, 2009, the demand operating facility was not utilized.

    The demand operating credit facility and the demand term instalment loan is secured as follows:

      a first priority security interest in the assets of SSDC
      assignment of fire and perils insurance on the property of SSDC postponement of claims from the Company on advances to SSDC

    The debt covenants, calculated using SSDC’s financial statements, of the demand term instalment loan are as follows:

      the senior debt to earnings before interest, taxes, depreciation and amortization not to exceed 1.75 to 1.0 at any time the adjusted fixed charge coverage ratio is not less than 1.15 to 1.0 at any time

    The adjusted fixed charge coverage ratio is defined in accordance with the agreement between SSDC and the banking facility.

    Principal repayments due over the next five years based on scheduled repayment amounts are as follows:

For the years ending August 31,	2010	$182,112
	2011	7,603
	2012	2,492
	2013	2,712
	2014	31,520
		$226,439

CIBT EDUCATION GROUP INC.	Page 20
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 12 – SHARE CAPITAL

    Authorized share capital consists of 100,000,000 common shares without par value.

	Number	Value
Issued and outstanding

Balance at June 30, 2006	35,552,630	$20,136,676

- for cash by exercise of options at $0.30 per share	50,000	15,000
- for cash by exercise of options at $0.35 per share	100,000	35,000
- for cash by exercise of options at $0.50 per share	175,000	87,500
- for cash by exercise of options at $0.80 per share	50,000	40,000
- for cash by exercise of warrants at $0.58 per share	1,036,000	4,502,498
- for cash by exercise of warrants at $0.80 per share	20,000	4,853,113
- for private placement at $0.75 per share	6,003,330	(177,175)
- fees and commissions for private placement	-	600,880
- for acquisition of CIBT common shares at $1.00 per share	4,853,113	16,000
- contributed surplus reallocated on exercise of stock options	-	96,500
Balance at June 30, 2007	47,840,073	30,205,992
- for cash by exercise of warrants at $0.58 per share	18,182	10,546
Balance at August 31, 2007	47,858,255	30,216,538

- for cash by exercise of options at $0.30 per share	330,000	99,000
- for cash by exercise of options at $0.50 per share	145,000	72,500
- for cash by exercise of options at $0.58 per share	100,000	58,000
- for cash by exercise of options at $1.53 per share	50,000	76,500
- for cash by exercise of warrants at $0.58 per share	1,559,092	904,273
- for cash by exercise of warrants at $0.75 per share	25,100	18,825
- for cash by exercise of warrants at $0.80 per share	33,333	26,666
- for private placement at $1.90 per share	4,008,489	7,616,129
- fees and commissions for private placement	-	(229,950)
- for acquisition of CIBT common shares (Note 3(a))	10,000,000	5,443,800
- fair value of agent’s warrants for private placement	-	(153,675)
- contributed surplus reallocated on exercise of stock options	-	202,000
- trustee shares for un-exchanged shares	28	-
Balance at August 31, 2008 and 2009	64,109,297	$44,350,606

    On November 27, 2007, the Company completed a brokered private placement (1,578,947 units – $2,999,999) and non-brokered private placement (1,164,500 units – $2,212,550) for a total of 2,743,447 units at $1.90 per unit for total proceeds of $5,212,549. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one-half additional common share of the Company at a price of $2.25 per share for a period of two years from the date of issuance. For the brokered portion of the private placement, the Company paid $210,000 in fees and commissions. The Company applied the residual approach and allocated the total proceeds of $5,002,549 to the common shares and $NIL to investor warrants. In addition, the Company paid a further commission of 236,842 agent’s warrants with an estimated fair value of $135,000 with each agent’s warrant entitling the agent to purchase one common share of the Company at a price of $1.90 per share in the first year and at a price of $2.25 per share in the second year.

    On January 7, 2008, the Company completed a private placement of 1,265,042 units at $1.90 per unit for total proceeds of $2,403,580. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one-half additional common share of the Company at a price of $2.25 per share for a period of two years from the date of issuance. The Company paid $19,950 in fees and commissions. The Company applied the residual approach and allocated the total proceeds of $2,383,630 to the common shares and $NIL to investor warrants. In addition, the Company paid a further commission of 22,500 agent’s warrants with an estimated fair value of $18,675 with each agent’s warrant entitling the agent to purchase one common share of the Company at a price of $1.90 per share in the first year and at a price of $2.25 per share in the second year.

CIBT EDUCATION GROUP INC.	Page 21
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 12 – SHARE CAPITAL (cont’d)

    The fair value of the agent’s warrants at the issue date was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of two years; risk-free interest rate of 3.64%; expected dividend yield of 0% and an expected volatility of 42.8%.

    Share purchase warrants

    The Company has 5,211,919 share purchase warrants outstanding exercisable at prices ranging from $0.80 per share to $2.25 per share exercisable for periods ending from November 27, 2009 to February 13, 2010.

    During the year ended August 31, 2009, the Company extended the term of certain warrants originally set to expire February 13, 2009 by one year. The fair value of this warrant extension was estimated to be $648,600. The Company originally accounted for the estimated fair value of these investor warrants using the residual approach which resulted in the related private placement unit proceeds being allocated entirely to the common shares. The fair value of this warrant extension was determined to be a cost of equity and was recorded as warrants in shareholders’ equity with a corresponding charge to deficit.

    The Company’s share purchase warrant activity is summarized as follows:

	Number of Warrants	Weighted Average Exercise Price ($)	Weighted Average Remaining Life
Balance, June 30, 2006	2,613,273	0.58	1.77 years
- warrants issued	3,325,232	0.80
- warrants expired
- warrants exercised	(1,056,000)	0.58
Balance, June 30, 2007	4,792,505	0.73	1.34 years
- warrants issued	2,263,587	2.21
- warrants exercised	(1,635,707)	0.59
Balance, August 31, 2008	5,420,385	1.39	0.80 years
- warrants expired	(208,466)	0.75
Balance, August 31, 2009	5,211,919	1.43	0.38 years

    Details of warrants outstanding and exercisable as at August 31, 2009 are as follows:

Number of Warrants	Exercise Price	Expiry Date	Remaining Contractual Life

2,948,332	$0.80	February 13, 2010	0.45 years
236,842	$1.90	November 27, 2009	0.24 years
1,371,724	$2.25	November 27, 2009	0.24 years
22,500	$1.90	January 7, 2010	0.35 years
632,521	$2.25	January 7, 2010	0.35 years
5,211,919

    Stock options
    The Company has stock options outstanding to certain employees, officers and directors providing the right to purchase up to 4,250,000 shares at prices ranging from $0.50 per share to $2.00 per share exercisable for periods ending from December 15, 2009 to January 21, 2012.

CIBT EDUCATION GROUP INC.	Page 22
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 12 – SHARE CAPITAL (cont’d)

    Stock options (cont’d)

    The Company has in place a rolling stock option plan (the “Plan”) whereby a maximum of 10% of the issued and outstanding shares of the Company, from time to time, may be reserved for issuance pursuant to the exercise of options. The material terms of the Plan are as follows:

•	The term of any options granted under the Plan is fixed by the board of directors at the time the options are granted, to a maximum term of five years.
•
    The exercise price of any options granted under the Plan is determined by the board of directors, but shall not be less than the last closing price on the TSX Venture Exchange of the Company’s common shares preceding the grant of such options, less any permitted discount.

•
    Unless otherwise imposed by the board of directors, no vesting requirement applies to options granted under the Plan but a four month hold period, commencing from the date of grant of an option, applies to all shares issued upon exercise of an option.

•	All options granted under the Plan are non-assignable and non-transferable.
•
    If an option holder ceases to hold a position with the Company in which the option holder would be eligible to be granted an option (other than by reason of death), then the option granted shall expire on the 30th day following the date that the option holder ceases to hold any such position.

    The Company’s stock option activity is summarized as follows:

	Number of Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Life

Balance, June 30, 2006	3,250,000	0.55	3.61 years
- options granted during the year	1,500,000	1.53
- options forfeited, expired and cancelled during the year	(185,000)	0.53
- options exercised during the year	(375,000)	0.47
Balance, June 30, 2007	4,190,000	0.91	3.56 years
- options granted during the year	970,000	1.92
- options exercised during the year	(625,000)	0.49
Balance, August 31, 2008	4,535,000	1.18	2.57 years
- options granted during the year	210,000	0.51
- options expired during the year	(495,000)	1.00
Balance, August 31, 2009	4,250,000	1.17	1.87 years

    Details of options outstanding as at August 31, 2009 are as follows:

Number of Options Outstanding	Number of Options Exercisable	Exercise Price	Expiry Date	Remaining Contractual Life

415,000	415,000	$0.50	December 15, 2009	0.29 years
1,325,000	210,000	$0.58	February 19, 2011	1.47 years
100,000	993,750	$1.70	March 19, 2011	1.55 years
750,000	1,450,000	$2.00	March 19, 2011	1.55 years
210,000	100,000	$0.51	January 21, 2012	2.39 years
1,450,000	300,000	$1.53	June 21, 2012	2.81 years
4,250,000	3,468,750
$1.17 Average Price	$1.12 Average Price

CIBT EDUCATION GROUP INC.	Page 23
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

    NOTE 12 – SHARE CAPITAL (cont’d)

    Stock-based compensation
    On June 22, 2007, 1,500,000 stock options were granted to employees, officers, directors and consultants of the Company at a price of $1.53 per share, exercisable for a term of five years subject to vesting at a rate of 30% after 6 months of grant, 40% after 12 months of grant and the final 30% after 18 months of grant. The fair value of these options at the date of grant totalling $1,380,000 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of five years; risk-free interest rate of 4.65%; expected dividend yield of 0% and an expected volatility of 67.5%. The estimated fair value of the options granted to employees, officers and directors is recorded as compensation expensed on a straight-line basis over the vesting period of the underlying options.

    On October 1, 2007, 120,000 stock options were granted to consultants of the Company at a price of $1.62 per share, exercisable for a term of one year. These options vest at a rate of 25% at the end of each of 3, 6, 9 and 12 months from the date of grant. On March 20, 2008, 850,000 stock options were granted to employees, officers, directors and consultants of the Company at prices ranging from $1.70 per share to $2.00 per share, exercisable for a term of three years. Of these options, 100,000 vest immediately and 750,000 vest at a rate of 20% at the end of each of 12, 15, 18, 21 and 24 months from the date of grant. The fair value of these options at the date of grant totalling $564,500 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of three years; risk-free interest rate of 2.65%; expected dividend yield of 0% and an expected volatility of 44.1%. The estimated fair value of the options granted to employees, officers and directors will be recorded as compensation expensed on a straight-line basis over the vesting period of the underlying options.

    On January 22, 2009, 210,000 stock options were granted to employees, officers and directors of the Company at a price of $0.51 per share, vested and exercisable immediately. The fair value of these options at the date of grant totalling $52,500 was estimated using the Black-Scholes option pricing model with the following assumptions: expected life of three years; risk-free interest rate of 1.38%; expected dividend yield of 0% and an expected volatility of 75.0%. The estimated fair value of options granted to employees, officers and directors is recorded on the grant date.

    The stock-based compensation expenses are summarized as follows:

	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007

2006 stock option grant	$63,989	$264,801	$38,675	$192,845
2007 stock option grant	221,666	959,727	157,338	20,148
2008 stock option grant	242,943	238,328	-	-
2009 stock option grant	52,500	-	-	-
	$581,098	$1,462,856	$196,013	$212,993

CIBT EDUCATION GROUP INC.	Page 24
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 13 – CONTRIBUTED SURPLUS

    Details of changes in the Company’s contributed surplus balance are as follows:

Balance, June 30, 2006	$945,691

Stock compensation on vesting of stock options	212,993
Surplus from sale of treasury shares	170,308
Fair value of warrants from debenture and warrant financing (Note 11)	1,216,178
Allocated to share capital on exercise of options	(96,500)

Balance, June 30, 2007	2,448,670

Stock compensation on vesting of stock options	1,658,869
Surplus from sale of treasury shares	304,565
Fair value of agent’s warrants for private placement	153,675
Allocated to share capital on exercise of options	(202,000)

Balance, August 31, 2008	4,363,779

Stock compensation on vesting of stock options	581,098

Balance, August 31, 2009	$4,944,877

NOTE 14 – TREASURY SHARES

    In accordance with TSX Venture Exchange approval and the provisions of a normal course issuer bid, the Company from time to time acquires its own common shares into treasury. As at August 31, 2009, 3,146,496 common shares with an accumulated cost of $4,325,491 have been recorded as treasury shares held. On March 24, 2008, the Company renewed its TSX normal course issuer bid allowing for the repurchase of a total of 1.5 million common shares of the Company. The Company purchased up to the allowable limit of 1.5 million common shares on September 11, 2008. On October 9, 2008, the Company renewed its TSX normal course issuer bid allowing for the repurchase of a total of one million common shares of the Company. The TSX normal course issuer bid will expire on October 8, 2009.

    Details of changes in the Company’s treasury shares balance are as follows:

	Number	Value
Balance, June 30, 2006	645,000	$331,006
Purchases of treasury shares	1,362,196	1,541,111
Carrying value of treasury shares sold during the period	(600,000)	(309,692)
Balance, June 30, 2007	1,407,196	1,562,425
Purchases of treasury shares	1,843,500	3,369,470
Carrying value of treasury shares sold during the period	(800,000)	(983,435)
Balance, August 31, 2008	2,450,696	3,948,460
Purchases of treasury shares	695,800	377,031
Balance, August 31, 2009	3,146,496	$4,325,491

CIBT EDUCATION GROUP INC.	Page 25
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 15 – FINANCIAL INSTRUMENTS

    In accordance with current accounting standards, the Company initially measures all of its financial assets and financial liabilities at fair value and classifies them into categories with ongoing measurement as follows:

      Held-to-maturity investments measured at amortized cost using effective interest method;
      Available-for-sale assets measured at fair value;
      Assets and liabilities held-for-trading measured at fair value;
      Loans and receivables measured at amortized cost using effective interest method; and
      Other financial liabilities measured at amortized cost using effective interest method.

    The carrying values and classifications of the Company’s financial assets and liabilities as at August 31, 2009 are as follows:

	Held-for- Trading	Available- for-Sale	Loans and Receivables	Other Financial Liabilities	Total

Financial Assets
Cash	$10,337,128	$-	$-	$-	$10,337,128
Accounts receivable	-	-	7,571,016	-	7,571,016
Marketable securities	1,133	146,522	-	-	147,655
Other assets	-	-	-	-	-
	$10,338,261	$146,522	$7,571,016	$-	$18,055,799

Financial Liabilities
Accounts payable and accrued liabilities	$-	$-	$-	$5,384,767	$5,384,767
Long-term debt	-	-	-	226,439	226,439
Due to related parties	-	-	-	274,563	274,563
	$-	$-	$-	$5,885,769	$5,885,769

    The fair value of financial instruments represents the amounts that would have been received from or paid to counterparties to settle these instruments. The fair value of the Company’s financial instruments included in current assets and liabilities, which include cash and cash equivalents, accounts receivable and accounts payable were estimated to approximate their carrying values due to the immediate or short-term maturity and normal trade terms of these instruments. The fair value of the Company’s marketable securities is based on quoted prices in an active market. The fair value of the long term debt approximates the book value since the interest rate is based on a floating rate. It is impractical to determine the fair value of the amounts due to related parties with sufficient reliability due to the nature of the financial instruments, the absence of secondary markets and the significant cost of obtaining outside appraisals.

CIBT EDUCATION GROUP INC.	Page 26
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 16 – INCOME TAXES

    The Company’s operations are subject to income taxes primarily in Canada and China. The applicable statutory income tax rate in China is 25 % and the statutory rate applicable to the Company in Canada is 30.17% (2008 – 32.62%).

    The following table is a reconciliation of income tax expense at the Canadian income tax rate and the amount of reported income tax expense in the Statements of Income (Loss).

	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007

Income (loss) before taxes	$778,351	$(4,589,071)	$(681,263)	$605,268
Statutory Canadian income tax rate	30.17%	32.37%	34.12%	34.12%
Income tax expense (recovery) at statutory rate	234,828	(1,485,482)	(232,447)	206,517
Effect of differences in foreign tax rates	(37,166)	(184,187)	2,758	(1,052)
Expired non-capital loss carry-forwards	927,069	428,410	-	352,294
Non-deductible expenses (income), net	49,954	569,465	102,136	27,005
Differences between current year rate and rates used to measure future income taxes	9,644	276,212	33,480	-
Changes in corporate tax rates	170,313	216,159	20,546	32,832
Tax effect of dilution gain included in dilution gain	-	196,702	-	-
Differences in prior period tax returns as filed	(213,282)	237	(52,656)	(51,705)
Other taxes	19,263	17,780	32,508	-
Change in valuation allowance	(871,472)	325,010	127,337	(188,131)
Other	(3,910)	(8,853)	(1,154)	(134,076)
Income tax provision	$285,241	$351,452	$32,508	$243,684

    The following table shows future income taxes resulting from temporary differences between the carrying amounts of assets and liabilities for accounting purposes and the amount used for tax purposes, as well as tax loss carry-forwards.

	As at August 31, 2009	As at August 31, 2008
		As Restated – Note 8
Future income tax assets
Canada
Non-capital loss carry-forwards	$2,406,007	$2,815,534
Share issuance costs	122,738	209,552
Investments	440,826	450,091
Property and equipment	10,044	23,887
China
Non-capital loss carry-forwards	133,856	104,059
Property and equipment	23,204	21,003
Total future income tax assets before valuation allowance	3,136,675	3,624,126
Less: valuation allowance	(2,632,105)	(3,503,577)
	504,570	120,549
Future income tax liabilities
Canada
Property and equipment	(19,376)	(6,217)
Intangible assets	(627,974)	(57,197)
China
Property and equipment	(104,322)	(97,255)
Intangible assets	(1,494,505)	(1,533,425)
	(2,246,177)	(1,694,094)
Net future income tax liabilities	$(1,741,607)	$(1,573,545)

CIBT EDUCATION GROUP INC.	Page 27
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

    NOTE 16 – INCOME TAXES (cont’d)

    The following table details the movement in the valuation allowance.

	August 31, 2009	August 31, 2008

Beginning balance	$3,503,577	$3,051,230
Current period tax losses and temporary differences	98,240	1,005,576
Expired tax losses during the period	(927,069)	(428,410)
Impact of change in statutory rates on opening balance	(170,313)	(236,705)
Differences in prior period tax returns as filed	118,747	104,388
Other	8,923	7,498
	(871,472)	452,347
Ending balance	$2,632,105	$3,503,577

    The Company has non-capital losses available to offset future taxable income which are detailed in the following table together with the year of expiry.

Year of Expiry	China	Canada	Total

2012	$36,032	$-	$36,032
2013	140,310	1,396,409	1,536,719
2014	359,083	928,481	1,287,564
2025	-	587,698	587,698
2026	-	856,335	856,335
2027	-	2,985,352	2,985,352
2028	-	2,554,479	2,554,479
2029	-	262,241	262,241
	$535,425	$9,570,995	$10,106,420

NOTE 17 – COMMITMENTS AND CONTINGENCIES

    CIBT entered into a lease agreement on behalf of the Company for the Company’s corporate office space in Vancouver, B.C., as renewed, for a 60 month term (from November 1, 2009 to October 31, 2014). Under the renewed lease agreement the minimum annual rate for the term of the lease is $88,152 for the first three years and $91,680 for the final two years plus taxes and operating costs.

    The Company has estimated future minimum lease payments under this operating lease as follows:

For the years ending August 31,	2010	$85,212
	2011	88,150
	2012	88,150
	2013	91,088
	2014	91,676
		$444,276

    During 2007, CIBT’s subsidiaries in China entered into various lease agreements in Beijing and Weifang. CIBT has estimated future minimum lease payments under these operating leases as follows:

For the years ending August 31,	2010	$129,663
	2011	125,277
		$254,940

CIBT EDUCATION GROUP INC.	Page 28
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 17 – COMMITMENTS AND CONTINGENCIES (cont’d)

    SSDC is committed to payments consisting of office and campus premises rental and operating leases for equipment. SSDC has estimated future minimum lease payments under these operating leases as follows:

For the years ending August 31,	2010	$1,156,424
	2011	1,148,229
	2012	917,611
	2013	380,105
	2014	161,369
		$3,763,738

NOTE 18 – RISK MANAGEMENT

    The Company is engaged primarily in operations in the PRC and, accordingly, is exposed to political and economic risks associated with investing in the PRC as well as related industry risks. The Company manages all risk issues directly. The Company is engaged primarily in service related industries and manages related industry risk issues directly. The Company generates revenues from multiple sources and from a broad customer/client base and, accordingly, is not exposed to significant credit concentration risk. The Company is not exposed to significant interest rate risk.

    The Company conducts business in Canada, the United States, China and Hong Kong giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments or other measures to reduce its exposure to foreign currency risk. In addition, the Company is exposed to Chinese currency fluctuations and restrictions on Chinese currency exchange, which may affect the Company’s ability to repatriate profits from China.

    Exchange rate risk
    The Company operates in Canada and China and incurs substantial operating costs which are payable in U.S. dollars and Chinese RMB, giving rise to exposure to market risks from changes in foreign currency rates. A one point strengthening of the Chinese RMB against the Canadian dollar would result in an approximate 14% decrease in net earnings attributable to the business units in China.

    Credit risk
    The financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash is on deposit at major financial institutions. Management is of the opinion that credit risk with respect to accounts receivable is limited due to the ongoing evaluations of its debts and the monitoring of their financial condition to ensure collections and to minimize losses. Accounts receivable as at August 31, 2009 is reported net of allowance for bad debts of $428,835 (August 31, 2008 – $904,255). The carrying amount of the assets included on the balance sheet represents the maximum credit exposure.

    Interest rate risk
    The Company is exposed to interest rate risk on its cash and cash equivalents which earn interest at market rates, and is exposed to interest rate risk on its demand term instalment loan. A one point increase in the prime rate of interest would add approximately $5,500 of interest cost per annum to the demand term instalment loan.

    Liquidity risk
    The Company is exposed to liquidity risk in that the Company will not have sufficient cash resources to meet its financial obligations as they come due in the normal course of business. The Company manages its liquidity risk by monitoring its operating requirements and using its demand operating credit facility to ensure financial resources are available. Management prepares budgets and cash forecasts to ensure that the Company has sufficient funds to fulfill its financial obligations.

CIBT EDUCATION GROUP INC.	Page 29
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 18 – RISK MANAGEMENT (cont’d)

    Liquidity risk (cont’d)
    The following table summarizes the obligations of the Company’s financial liabilities, including service obligations with respect to deferred revenues, and operating commitments as at August 31, 2009:

			2009			2008
	Less than 1 year	1 – 3 years	4- 5 years	Greater than 5 years	Total	Total

Accounts payable and accrued liabilities	$5,384,767	$-	$-	$-	$5,384,767	$4,793,616
Income taxes payable	481,352	-	-	-	481,352	433,419
Deferred revenues	15,010,112	-	-	-	15,010,112	12,033,086
Capital leases	98,231	240,215	51,005	-	389,451	234,686
Long-term debt	182,112	44,327	-	-	226,439	593,428
Operating leases	1,371,299	2,838,610	253,045	-	4,462,954	4,096,596
	$22,527,873	$3,123,152	$304,050	$-	$25,955,075	$22,184,831

NOTE 19 – CAPITAL DISCLOSURES

    The Company’s objectives in managing capital are to ensure sufficient liquidity to conduct its strategy of organic growth in conjunction with strategic acquisitions, and to utilize capital to provide an appropriate return on investment to its shareholders. The Company’s overall capital strategy remains unchanged from the prior periods.

    The capital structure of the Company consists of shareholders’ equity, short-term debt and long-term debt. The Company manages and adjusts its capital structure in light of economic conditions and the risk characteristics of the underlying assets. The Company monitors its capital using various financial ratios and non-financial performance indicators. The Company’s primary uses of capital are to finance working capital requirements, capital expenditures and acquisitions. The Company must comply, and is currently in compliance, with certain financial ratio requirements in connection with the short-term debt and long-term debt.

NOTE 20 – GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses are comprised of the following:

	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007

Advertising	$5,699,158	$4,087,705	$186,675	$410,251
Bank charges and interest	198,838	158,625	2,371	11,553
Consulting and management fees	1,230,128	1,632,939	88,372	665,883
Directors insurance	79,074	58,927	-	-
Investor relations	49,892	120,998	32,375	102,429
Office and general	3,395,149	2,431,133	198,700	1,115,075
Professional fees	1,544,022	1,466,510	15,190	736,078
Regulatory fees	58,149	165,082	-	-
Rent	3,019,407	2,116,207	55,222	230,609
Salaries and benefits	9,631,436	6,517,877	284,149	1,732,301
Travel and promotion	445,823	478,006	43,903	332,280
	$25,351,076	$19,234,009	$906,957	$5,336,459

CIBT EDUCATION GROUP INC.	Page 30
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 21 – NET CHANGES IN NON-CASH WORKING CAPITAL ITEMS

    Net changes in non-cash working capital items are comprised of the following:

	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007

Accounts receivable	$(2,944,714)	$1,403,791	$223,068	$332,825
Prepaid expenses	(1,368,736)	(687,680)	(534,919)	(98,552)
Inventory	119,894	105,658	-	-
Accounts payable and accrued liabilities	666,307	536,520	(484,384)	197,797
Income taxes payable	30,669	3,499	167,801	243,685
Deferred revenues and fees	2,875,843	(2,026,794)	2,895,846	29,796
Other assets	29,021	(52,681)	(80,000)	2,134
	$(591,716)	$(717,687)	$2,187,412	$707,685

NOTE 22 – RELATED PARTY TRANSACTIONS

    In 2004, CIBT established a business venture with Weifang University and received a 60% interest in Beihai College from Weifang in consideration for funding Beihai College in the amount of $714,286 (5,000,000 RMB). Beihai College is a PRC government approved college which has been in operation since 2002. In consideration for retaining a 40% interest in Beihai College, Weifang has transferred definite life intangible assets consisting of its existing programs and student enrolments to the newly named CIBT Beihai International Management School and has also agreed to provide exclusive use of the Beihai College facilities at no cost for a period of seven years (subsequently amended to 15 years).

    Effective July 1, 2007, the Chinese Government implemented a new cash management policy affecting Beihai College. The tuition fees of Beihai College are required to be directly remitted to the local Chinese Government when tuition fees are received, and the funds are held by the Chinese Government under the account of Weifang. Beihai College can receive funds for its operations from Weifang on an as-needed basis up to the amount of the tuition fees collected. As at August 31, 2009, Weifang owed $2,008,503 (August 31, 2008 – $2,284,501) to CIBT. In addition, as at August 31, 2009, CIBT owed $790,546 (August 31, 2008 – $1,173,474) to Weifang.

    As at August 31, 2009, a balance of $274,563 (August 31, 2008 – $315,911 and August 31, 2007 - $48,927) was owing to certain officers, employees, directors, relatives of directors, and private companies controlled by officers and directors of the Company. Included in the amounts due to related parties is $179,031 (August 31, 2008 – $233,323) due to a non-controlling partner in one of the SSDC campus operations. Amounts due to related parties are non-interest bearing and have no fixed terms of repayment. Transactions with related parties are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

    During the year ended August 31, 2009, the Company and its subsidiaries incurred $1,538,411 (2008 – $1,338,627) for management fees and salaries paid to certain directors and officers employed by the Company, CIBT, SSDC and IRIX. A bonus of $300,000 is payable to the CEO of the Company in quarterly instalments of $75,000 per quarter. In addition, a bonus of $224,031 is payable to the President of SSDC.

CIBT EDUCATION GROUP INC.	Page 31
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 23 – SEGMENTED INFORMATION

    The Company’s primary industry and geographic segments are in China where CIBT operates technical and career training schools, and in Canada where SSDC operates technical and career training schools and IRIX conducts web design and advertising services. The Company’s corporate operations are also in Canada. Transactions between CIBT, SSDC, IRIX and the Company (Corporate) are reported as inter-segment transactions, and are eliminated on consolidation. Inter-segment transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

    Industry and Geographic Segments

	12 Months Ended August 31, 2009					12 Months Ended August 31, 2008 As restated – Note 8
	CIBT	SSDC	IRIX	Corporate		CIBT	SSDC	IRIX	Corporate
	(China)	(Canada)	(Canada)	(Canada)	Consolidated	(China)	(Canada)	(Canada)	(Canada)	Consolidated

Revenues
Educational – CIBT	$9,576,706	$-	$-	$-	$9,576,706	$7,997,918	$-	$-	$-	$7,997,918
Educational – SSDC	-	33,659,924	-	-	33,659,924	-	21,070,707	-	-	21,070,707
Design and advertising	-	-	1,314,328	-	1,314,328	-	-	1,961,205	-	1,961,205
Consulting income	-	-	-	-	-	-	-	-	131,449	131,449
	$9,576,706	$33,659,924	$1,314,328	$-	$44,550,958	7,997,918	21,070,707	1,961,205	131,449	31,161,279

Revenues, net of direct costs	$5,201,160	$22,439,524	$675,926	$-	$28,316,610	$4,255,096	$13,869,753	$837,192	$131,449	$19,093,490
Other expenses and items:
Amortization	(651,813)	(893,541)	(29,484)	(61,923)	(1,636,761)	(384,744)	(1,422,150)	(32,029)	(22,252)	(1,861,175)
General and administrative	(4,037,187)	(17,333,591)	(770,652)	(3,209,646)	(25,351,076)	(3,004,330)	(11,629,666)	(931,059)	(3,668,954)	(19,234,009)
Stock-based compensation	-	-	-	(581,098)	(581,098)				(1,462,856)	(1,462,856)
Interest on long-term debt	-	(41,579)	-	-	(41,579)	(113,799)	(44,395)	-	(14,266)	(172,460)
Interest costs on debt settlement	-	-	-	-	-	-	-	-	(1,968,882)	(1,968,882)
Gain on subsidiary share transactions	-	-	-	-	-	-	-	-	2,192,524	2,192,524
Gain (loss) on marketable securities	-	-	-	-	-	-	-	-	(11,906)	(11,906)
Impairment of marketable securities	-	-	-	-	-	-	-	-	(1,364,246)	(1,364,246)
Loss on disposal of assets	-	-	-	-	-	(5,599)	-	-	-	(5,599)
Non-controlling interests	(1,856)	(474,808)	-	(439)	(477,103)	(93,052)	(94,935)	-	78,832	(109,155)
Other income	45,831	-	9	26,415	72,255	105,922	143	(385)	100,368	206,048
Income tax recovery (provision), net	4,115	(289,356)	-	-	(285,241)	(351,452)	-	-	-	(351,452)
Inter-segment transactions	-	(2,342,337)	73,420	2,268,917	-	(235,922)	(924,932)	65,334	1,095,520	-
Net income (loss)	$560,250	$1,064,312	$(50,781)	$(1,557,774)	$16,007	$172,120	$(246,182)	$(60,947)	$(4,914,669)	$(5,049,678)
Total assets	$16,643,989	$29,861,938	$217,610	$654,414	$47,377,951	$18,071,965	$23,106,186	$400,316	$2,239,098	$43,817,565
Property and equipment	$1,287,078	$2,343,921	$101,175	$6,638	$3,738,812	$1,393,275	$2,275,272	$125,862	$8,297	$3,802,706
Intangible assets As Restated (Note 8)	$6,325,324	$7,883,800	$-	$200,895	$14,410,019	$6,515,885	$8,190,333	$-	$261,159	$14,967,377
Goodwill As Restated (Note 8)	$2,287,905	$4,722,970	$-	$-	$7,010,875	$2,287,905	$4,047,536	$-	$-	$6,335,441
Capital expenditures	$304,347	$443,953	$4,797	$-	$753,097	$581,475	$170,095	$12,080	$-	$763,650

CIBT EDUCATION GROUP INC.	Page 32
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 23 – SEGMENTED INFORMATION (cont’d)

    Industry and Geographic Segments (cont’d)

	2 Months Ended August 31, 2007					12 Months Ended June, 2007

	CIBT	SSDC	IRIX	Corporate		CIBT	SSDC	IRIX	Corporate
	(China)	(Canada)	(Canada)	(Canada)	Consolidated	(China)	(Canada)	(Canada)	(Canada)	Consolidated

Revenues
Educational - CIBT	$625,203	$-	$-	$-	$625,203	$7,017,898	$-	$-	$-	$7,017,898
Educational - SSDC	-	-	-	-	-	-	-	-	-	-
Design - IRIX	-	-	379,670	-	379,670	-	-	1,465,684	-	1,465,684
Consulting income	-	-	-	161,896	161,896	-	-	-	819,866	819,866
	$625,203	$-	$379,670	$161,896	$1,166,769	$7,017,898	$-	$1,465,684	$819,866	$9,303,448

Revenues, net of direct costs	$298,011	$-	$159,596	$161,896	$619,503	$3,250,993	$-	$644,955	$819,866	$4,715,814

Other expenses and other items:
Amortization	(44,537)	-	(4,867)	(361)	(49,765)	(251,065)	-	(36,716)	(2,705)	(290,486)
General and administrative	(535,243)	-	(126,640)	(245,074)	(906,957)	(2,618,150)	-	(663,784)	(2,054,525)	(5,336,459)
Stock-based compensation	-	-	-	(196,013)	(196,013)		-	-	(212,993)	(212,993)
Interest on long-term debt	(79,695)	-	-	-	(79,695)	(89,787)	-	-	(57,007)	(146,794)
Interest costs on debt settlement	-	-	-	(85,019)	(85,019)	-	-	-	-
Finance fees - amortization	-	-	-	-	-	-	-	-	(151,937)	(151,937)
Gain on subsidiary share transactions	-	-	-	-	-	-	-	-
Gain (loss) on marketable securities	-	-	-	(41,648)	(41,648)	-	-	-	1,669,619	1,669,619
Impairment of marketable securities	-	-	-	-	-	-	-	-	-	-
Loss on disposal of assets	-	-	-	-	-	(9,551)	-	-	-	(9,551)
Dilution gain (loss)	-	-	-	-	-		-	-	145,366	145,366
Non-controlling interests	11,038	-	-	54,296	65,334	250	-	-	(58,544)	(58,294)
Other income	51,762	-	385	6,184	58,331	96,242	-	23,022	103,425	222,689
Income tax recovery (provision), net	(32,508)	-	-	-	(32,508)	(243,684)	-	-	-	(243,684)
Inter-segment transactions	-	-	-	-	-	-	-	-	-	-
Net income (loss)	$(331,172)	$-	$28,474	$(345,739)	$(648,437)	$135,248	$-	$(32,523)	$200,565	$303,290
Total assets	$18,279,904	$-	$474,317	$5,572,827	$24,327,048	$16,348,683	$-	$665,196	$4,076,463	$21,090,342
Property and equipment	$1,063,134	$-	$124,698	$10,461	$1,198,293	$992,385	$-	$129,378	$10,822	$1,132,584
Intangible assets	$387,140	$-	$-	$-	$387,140	$370,394	$-	$-	$-	$370,394
Goodwill	$4,396,144	$-	$-	$-	$4,396,144	$4,396,144	$-	$-	$-	$4,396,144
Capital expenditures	$100,978	$-	$-	$-	$100,978	$404,718	$-	$-	$-	$404,718

CIBT EDUCATION GROUP INC.	Page 33
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 24 – SUBSEQUENT EVENTS

    On October 1, 2009, $225,000 of the $300,000 bonus owing to the CEO of the Company was paid. The CEO of the Company used the $225,000 bonus payment to purchase 592,104 common shares of the Company from the Company’s treasury account. The common shares in the treasury account were accumulated through the TSX normal course issuer bid.

    On October 27, 2009, the Company negotiated a non-brokered private placement to raise $3,000,000 by the issuance of common shares of the Company at a price of $0.70 per share. The financing will be undertaken with several purchasers, including institutional investors, in two tranches. Finders’ fees will be payable in connection with a portion of the financing.

    On November 4, 2009, the Company closed the first tranche of the non-brokered private placement. Under the first tranche closing, the Company raised $2,100,000 by the issuance of 3,000,000 common shares at a price of $0.70 per share. The Company incurred a finders’ fee consisting of a cash commission of $105,000 and finder’s warrants, exercisable for one year, entitling the holder to purchase 210,000 common shares at a price of $0.70 per share under the first tranche closing.

    On November 18, 2009, the Company entered into a joint engagement letter with two U.S. based investment firms (the “Underwriters”) recording the intention of the parties to raise US$15,000,000 from accredited and institutional investors by way of a registered offering of common shares of the Company. In accordance with U.S. securities laws, the registered offering can only be made by way of a prospectus, and it is anticipated that the prospectus will be filed with the applicable securities regulators in early 2010. The proceeds will be used to finance future acquisitions and working capital. The exact terms of the financing are subject to negotiation between the Company and the Underwriters, and acceptance by regulatory bodies.

    On November 24, 2009, the Company closed the second tranche of the non-brokered private placement. Under the second tranche closing, the Company raised $1,208,700 by the issuance of 1,726,714 common shares at a price of $0.70 per share. The Company incurred a finders’ fee consisting of a cash commission of $108,243 under the second tranche closing. Total proceeds of $3,308,700 were raised in the non-brokered private placement, an oversubscription of $308,700 from the original $3,000,000 announced on October 27, 2009.

    On December 15, 2009, the Company issued 390,000 common shares on the exercise of stock options at $0.50 per share for total proceeds of $195,000.

    On December 18, 2009, the Company entered into a letter of intent with KGIC Education Group (“KGIC”), based in Vancouver, B.C., Canada, to acquire all of the assets of KGIC. The parties will conduct legal and accounting due diligence reviews while the formal purchase agreement is being prepared. Subject to satisfactory results of the due diligence, the acquisition is scheduled for closing in early 2010. KGIC is one of the largest private English language training schools and business colleges in Canada, with seven campuses in Canada, as well as training centres and branch offices in China, Brazil, Japan, Korea, Taiwan and Mexico.

    As at August 31, 2009, the Company had 5,211,919 warrants outstanding, as disclosed in Note 12. None of these warrants were exercised subsequent to August 31, 2009 and as at February 13, 2010 these warrants had fully expired.

CIBT EDUCATION GROUP INC.	Page 34
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differs in certain respects from United States generally accepted accounting principles (“US GAAP”). There are no significant differences between Canadian GAAP and US GAAP affecting the Company’s consolidated financial statements.

Consolidated Balance Sheets	August 31, 2009	August 31, 2008
		As restated – Note 8

Total assets under Canadian and US GAAP	$47,377,951	$43,817,565
Total liabilities under Canadian and US GAAP	$23,508,291	$19,977,691
Non-controlling interest under Canadian GAAP	1,198,606	1,345,067
(d) Non-controlling interest in subsidiaries	(1,198,606)	(1,345,067)
Non-controlling interest under US GAAP	-	-
Total shareholders' equity under Canadian GAAP	22,671,054	22,494,807
(d) Non-controlling interest in subsidiaries	1,198,606	1,345,067
Total shareholders’ equity under US GAAP	23,869,660	23,839,874
Total liabilities and shareholders' equity under Canadian and US GAAP	$47,377,951	$43,817,565

Consolidated Statements of Operations	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007

Net income (loss) under Canadian GAAP	$16,007	$(5,049,678)	$(648,437)	$303,290
(a) Marketable securities - realized gains and losses	-	-	-	(157,766)
(a) Marketable securities - impairment in value	-	1,336,547	-	-
(b) Changes in ownership of subsidiary company	-	(2,192,524)	-	(145,366)
Net income (loss) under US GAAP	$16,007	$(5,905,655)	$(648,437)	$158
Basic and diluted income (loss) per share under US GAAP	0.00	(0.10)	(0.01)	0.00

CIBT EDUCATION GROUP INC.	Page 35
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007
Consolidated Statements of Cash Flows

Net cash provided by (used in) operating activities under Canadian and US GAAP	$2,329,895	$(1,488,541)	$1,667,185	$(929,170)
Net cash (used in) provided by investing activities under Canadian and US GAAP	$(1,969,054)	$(8,539,114)	$(179,760)	$1,789,943
(d) Acquisition of CIBT shares from NCI	-	-	-	24,000
(d) Disposal of controlling interest in AIMI, net of cash received	401,980	-	-	-
Net cash (used in) provided by investing activities under US GAAP	$(1,567,074)	$(8,539,114)	$(179,760)	$1,813,943
Net cash (used in) provided by financing activities under Canadian and US GAAP	$(943,879)	$5,962,673	$718,586	$8,627,496
(d) Acquisition of CIBT shares from NCI	-	-	-	(24,000)
(d) Disposal of controlling interest in AIMI, net of cash received	(401,980)	-	-	-
Net cash (used in) provided by financing activities under US GAAP	$(1,345,859)	$5,962,673	$718,586	$8,609,496
Effect of exchange rate changes under Canadian and US GAAP	$(12,571)	$430,726	$(69,384)	$(132,160)

	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007
Comprehensive income (loss) under US GAAP

Net income (loss) under US GAAP	$16,007	$(5,905,655)	$(648,437)	$158
(a) Marketable securities - unrealized holding gains and losses	(39,574)	(1,573,058)	30,346	(17,125,944)
(c) Foreign currency translation adjustments under Canadian GAAP	(4,253)	90,110	(254,562)	(70,496)

Comprehensive loss under US GAAP	$(27,820)	$(7,388,603)	$(872,653)	$(17,196,282)

CIBT EDUCATION GROUP INC.	Page 36
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007

Direct costs – Canadian GAAP	$16,234,348	$12,067,789	$547,266	$4,587,634
Amortization for the period	1,636,761	1,861,175	49,765	290,486

Direct costs – US GAAP	$17,871,109	$13,928,964	$597,031	$4,878,120

    (a) Marketable Securities

    For June 30, 2007, under Canadian GAAP, in accordance with the provisions of the CICA Handbook Section 3050, “Investments”, the Company accounts for investments in equity securities over which it does not exercise control or significant influence at the lower of cost or market. Gains and losses realized on sales are included in the determination of net income (loss) for the period with the cost of securities sold being determined on an average cost basis.

    Effective July 1, 2007, under Canadian GAAP, the Company has adopted the provisions of CICA Handbook, Section 3855, “Financial Instruments – Recognition and Measurement”. In accordance with Section 3855, the Company initially designated its investments in equity securities over which it does not exercise control or significant influence (the “NextMart” shares) as available-for-sale financial assets which are measured at fair value, with unrealized gains and losses recorded in other comprehensive income until the asset is sold, at which time all gains and losses will be recorded in earnings. Any declines in the fair value of available-for-sale financial assets that are other than temporary are included in the determination of net income (loss) for the period. During the two months ended August 31, 2007 and the twelve months ended August 31, 2008, the Company acquired additional NextMart shares, some of which were also sold during the period. The shares resulting from these transactions were classified as trading securities with all trading gains and losses and unrealized holding gains and losses included in the determination of net income (loss) for the period.

    Under US GAAP, the Company accounts for its investments in equity securities over which it does not exercise control or significant influence in accordance with the provisions of the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 115 “Accounting for Certain Investments in Debt or Equity Securities”. The applicable guidance of SFAS No. 115 is summarized as follows:

•
    Equity securities are subject to an initial classification between securities that are held to maturity (no intention to be sold prior to maturity), securities held for trading (bought with the intent to sell in the near future with the intent of realizing trading gains), and available-for-sale securities (those securities not classified as either held to maturity or held for trading).

•
    Notwithstanding the above classification, securities that are subject to restrictions (regulatory or contractual) that are not expected to be removed within one year, are not subject to the accounting provisions of SFAS No. 115. These securities are carried at cost (subject to write-down for other than temporary impairments in value) until released from the restrictions and thus subject to SFAS No. 115.

•	Trading securities are carried at fair market value with all trading gains and losses and unrealized holding gains and losses included in the determination of net income for the period.
•
    Available-for-sale securities are carried at fair market value with all realized gains and losses included in the determination of net income (loss) for the period. Unrealized holding gains and losses are included in accumulated other comprehensive income, a separate component of shareholders’ equity, and are included in the determination of comprehensive income (loss) for the period.

•
    Securities reclassified from restricted to available-for-sale give rise to unrealized holding gains or losses on reclassification and securities reclassified from available-for-sale to trading give rise to realized holding gains or losses on reclassification.

CIBT EDUCATION GROUP INC.	Page 37
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (a) Marketable Securities (cont’d)

    Subsequent to June 30, 2007, the previous differences between Canadian GAAP and US GAAP have been substantially eliminated such that the marketable security carrying value as at August 31, 2008 and 2009 is the same under Canadian and US GAAP. However, as at June 30, 2007 the carrying value of marketable securities and previously recognized realized and unrealized gains and losses were different between Canadian GAAP and US GAAP which resulted in a difference in the amount of impairment loss required to be recognized during the twelve month period ended August 31, 2008 under Canadian and US GAAP. The difference in impairment loss resulted in a gain of 1,336,547 and is included in the reconciliation of Net income (loss) under Canadian GAAP to Net loss under US GAAP.

    (b) Changes of Ownership of Subsidiaries

    In accordance with the provisions of the CICA Handbook, section 1600, “Consolidated Financial Statements”, gains and losses resulting from the dilutive effects of subsidiary share transactions and issuances are included in the determination of net income for the period under Canadian GAAP. Under US GAAP and in accordance with the provisions of SEC Staff Accounting Bulletin Topic 5:H “Accounting for Sales of Stock by a Subsidiary”, such gains and losses should be recorded as capital transactions when they are considered part of broader corporate reorganization and when the likelihood of realization is uncertain. Accordingly, the Company has recorded the subsidiary share transactions, where realization is uncertain, as capital transactions under US GAAP.

    (c) Comprehensive Income (Loss)

    Under US GAAP, the FASB has issued SFAS No. 130, “Reporting Comprehensive Income”, which requires that an enterprise report, by significant components and as a single total, the change in its net assets during the period from non-owner sources. Under US GAAP, the significant components of the Company’s comprehensive income (loss) for the periods are (i) net income (loss) for the period as determined under US GAAP, (ii) unrealized holding gains and losses on its available-for-sale securities (net of estimated future income tax effect), and (iii) foreign currency translation adjustments resulting from the translation of self-sustaining foreign operations using the current rate method in accordance with Canadian GAAP. Commencing July 1, 2007, the Company has adopted CICA 1530 – “Comprehensive income” which requires the presentation of a statement of comprehensive income and its components. Comprehensive income includes both net earnings and other comprehensive income. Other comprehensive income includes holding gains and losses on available-for-sale investments, gains and losses on certain derivative financial instruments and foreign currency gains and losses relating to self-sustaining foreign operations, all of which are not included in the calculation of net earnings until realized.

CIBT EDUCATION GROUP INC.	Page 38
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (d) Non-Controlling Interest

    Effective September 1, 2009, the Company has adopted the amendments to FASB Accounting Standards Codification 810-10-45-16, Noncontrolling Interest in a Subsidiary”. This topic requires that non-controlling interests be presented in the equity section, but separate from the company’s equity. ASC 810 also requires that the net income to be reported include amounts attributable to both the parent and the non-controlling interest.

	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007
Net income (loss) attributable to:
Non-controlling interest	$477,103	$109,155	$(65,334)	$58,294
Owners of the parent	16,007	(5,905,655)	(648,437)	158
Net income (loss)	$493,110	$(5,796,500)	$(713,771)	$58,452
Other comprehensive income (loss) attributable to:
Non-controlling interests	$18,538	$68,447	$5,460	$(10,585)
Owners of the parent	(43,821)	(1,483,092)	(223,758)	(17,201,778)
Other comprehensive income (loss)	$(25,283)	$(1,414,645)	$(218,298)	$(17,212,363)
Comprehensive income (loss) attributable to:
Non-controlling interest	$495,641	$177,602	$(59,874)	$47,709
Owners of the parent	(27,814)	(7,388,747)	(872,195)	(17,201,620)
Comprehensive income (loss)	$467,827	$(7,211,145)	$(932,069)	$(17,153,911)

    (e) Accounting for Share Purchase Warrants

    Under Canadian GAAP, the Company accounts for unit private placement issuances containing both common shares and share purchase warrants using the residual method whereby the Company records the net proceeds received into common shares with no amount allocated to contributed surplus. The effect if any, of reconciling potential differences in accounting for unit private placement issuances between Canadian GAAP and US GAAP has not been included in this reconciliation as it would have no impact on reported total assets, total liabilities, net shareholders’ equity, net income (loss) or cash flows for any period presented. Under US GAAP, the Company would be required to apportion the unit private placement proceeds on a relative fair value basis between the common shares and warrants issued. Please refer to Note 12 for share purchase warrant activity and the details of the warrants outstanding and exercisable as at August 31, 2009.

    The fair value of the 2,263,587 warrants issued in 2008 and the 3,235,232 warrants issued in 2007 amounted to approximately $1,150,000 and $878,000, respectively, and was computed using the Black-Scholes option-pricing model on the respective grant dates.

    (f) Stock-Based Compensation

    In December 2004, the FASB issued SFAS No. 123(R), “Accounting for Stock-Based Compensation”. SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) was adopted by the Company using the modified prospective transition method beginning January 1, 2006. The Company estimated a nil forfeiture rate by considering the historical employee turnover rates and expectations about the future, and will subsequently adjust compensation cost for differences between expectations and actual experience.

CIBT EDUCATION GROUP INC.	Page 39
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (f) Stock-Based Compensation (cont’d)

    There is no income tax benefit recognized in the income statement for share-based compensation arrangements as stock based compensation is not deductible for Canadian tax purposes.

    The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model using the assumptions noted in Note 12 and as follows. Volatility is determined using the average weekly trading prices for periods prior to measurement approximating the estimated life of the option. Expected dividends are estimated to be zero based on historical experience and expectations of future dividends to be paid. The life of an option is estimated to equal the term of the option. Finally, the risk free rate used in the Black-Scholes option pricing model is based on the Bank of Canada bond yield rate as this most closely approximates the Company’s risk free rate of borrowing.

	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007

Stock option aggregate intrinsic value	$67,400	$1,959,950	$3,113,000	$2,694,000

Weighted average grant-date fair value of options granted	$52,500	$624,500	$-	$1,380,000

Total intrinsic value of options exercised	$-	$1,007,800	$-	$266,000

Total cash received from options exercised	$-	$306,000	$-	$177,500

    A summary of the status of the Company’s nonvested stock options is summarized as follows:

Nonvested Stock Options	Options	Weighted Average Grant Date Fair Value per Option ($)

Nonvested at June 30, 2007	2,568,750	0.92

Nonvested at August 31, 2007	2,568,750	0.92
Granted	970,000	0.64
Vested	(1,661,250)	0.83

Nonvested at August 31, 2008	1,877,500	0.64
Granted	210,000	0.25
Vested	(1,306,250)	0.59

Nonvested at August 31, 2009	781,250	0.25

    As of August 31, 2009, there was $187,751 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 0.52 years. The total fair value of shares vested during the twelve months ended August 31, 2009, twelve months ended August 31, 2008, two months ended August 31, 2007, and twelve months ended June 30, 2007 was $676,388, $3,458,213, $NIL, and $352,688, respectively.

CIBT EDUCATION GROUP INC.	Page 40
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (g) Loss Per Common Share

    The following is a reconciliation from basic loss per common share to diluted loss per common share:

	12 Months Ended August 31, 2009	12 Months Ended August 31, 2008	2 Months Ended August 31, 2007	12 Months Ended June 30, 2007

Net income (loss) attributable to common stockholders	$16,007	$(5,905,655)	$(648,437)	$158

Fully diluted net income (loss) attributable to common stockholders	$16,007	$(5,905,655)	$(648,437)	$158

Weighted average common shares basic	$61,258,923	$57,673,648	$46,398,046	$38,362,727

Effect of dilutive stock options and warrants	34,044	-	-	2,496,060

Weighted average common shares diluted	$61,292,967	$57,673,648	$46,398,046	$40,858,787

Basic and diluted income (loss) per common share	0.00	(0.10)	(0.01)	0.00

    For the twelve months ended August 31, 2009, twelve months ended August 31, 2008, two months ended August 31, 2007, and the twelve months ended June 30, 2007 4,215,956, 4,535,000, 4,190,000, and 3,241,718 options are not included in the determination of diluted EPS. These options have a weighted average exercise price of $1.18, $1.18, $0.91, and $ 1.02 respectively; and a weighted average remaining life of 1.89, 2.57, 3.40, and 3.92 years respectively. These securities could potentially dilute basic EPS in the future however they were not included in the computation of diluted EPS because to do so would have been anti dilutive for the periods presented.

    For the twelve months ended August 31, 2009, twelve months ended August 31, 2008, two months ended August 31, 2007, and the twelve months ended June 30, 2007 5,211,919, 5,420,385, 4,774,323, and 3,416,260 warrants were not included in the determination of diluted EPS. These warrants have a weighted average exercise price of $1.43, $1.39, $0.73, and $0.76 respectively; and a weighted average remaining life of 0.38, 0.80, 1.18, and 1.49 years respectively. These securities could potentially dilute basic EPS in the future however they were not included in the computation of diluted EPS because to do so would have been anti dilutive for the periods presented.

    Transactions occurring after August 31, 2009 that would have changed the number of common shares or potential common shares outstanding if the transaction had occurred before the end of the period are as follows:

    4,726,714 common shares issued through a private placement for $0.70 per share.
    390,000 common shares issued through the exercise of stock options at $0.50 per share.
    210,000 broker share purchase warrants at $0.70 per share.

CIBT EDUCATION GROUP INC.	Page 41
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (h) Income Taxes

    Under Canadian GAAP, the Company identified and accrued for certain tax filing positions in China which at August 31, 2009, were reflected in income taxes payable in the amount of $409,356 in the consolidated financial statements. On July 1, 2007, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (“FIN 48”). Upon adoption, the Company has determined that the cumulative effect adjustment was $NIL. As required by FIN 48, which clarifies FASB Statement No. 109, “Accounting for Income Taxes”, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. For the periods presented there are no material measurement differences between Canadian GAAP and US GAAP related to the accounting for income taxes.

    The following additional disclosures related to income taxes are required under US GAAP.

    As required under US GAAP, disclosure of the beginning and ending amount of unrecognized tax benefits is as follows:

	For the period from September 1, 2008 to August 31, 2009	For the period from September 1, 2007 to August 31, 2008	For the period from July 1, 2007 to August 31, 2007	For the period from July 1, 2006 to June 30, 2007

Balance, beginning of period	$293,181	$165,528	$163,363	$17,259
Additions based on tax positions related to the current period	214,925	99,541	-	152,497
Additions for tax positions of prior periods	-	-	-	-
Reductions for tax positions of prior periods	(98,463)	-	-	-
Settlements	-	-	-	-
Effect of foreign currency movements	(287)	28,112	2,165	(6,393)
Balance, end of period	$409,356	$293,181	$165,528	$163,363

    As at August 31, 2009, $264,000 of the $409,356 of unrecognized tax benefit will, if ultimately recognized, impact the Company’s effective tax rate.

    The Company records accruals for interest and penalties related to unrecognized tax benefits in income tax expense.

    A continuity of interest and penalties recorded in the consolidated financial statements is as follows:

	For the period from September 1, 2008 to August 31, 2009	For the period from September 1, 2007 to August 31, 2008	For the period from July 1, 2007 to August 31, 2007	For the period from July 1, 2006 to June 30, 2007

Balance, beginning of period	$52,214	$-	$-	$-
Accrual for interest and penalties during the period	67,279	47,073	-	-
Effect of foreign currency movements	(3,256)	5,141	-	-
Balance, end of period	$116,237	$52,214	$-	$-

    As of August 31, 2009, the Company’s tax years from 2003 to 2009 remain open to audit in various taxing jurisdictions.

CIBT EDUCATION GROUP INC.	Page 42
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (i) Intangible Assets

    The weighted average amortization period for intangibles subject to amortization is as follows: Agreements and contracts –curriculum access – 3.1 years; Internally developed curriculum – acquired – 13.3 years; Foreign university cooperative agreements and others – 0.5 years.

    Amortization expenses that will be incurred over the next five years for intangible assets that are subject to amortization are as follows:

For the years ending August 31,	2010	$320,759
	2011	259,338
	2012	233,304
	2013	193,143
	2014	173,040
		$1,179,584

    (j) Goodwill

    In June 2001, the FASB issued SFAS No. 141, “Goodwill and Other Intangible Assets”. SFAS 141 requires disclosure of goodwill by reportable segment. The Company’s goodwill by reportable segment is as follows:

	CIBT	SSDC
	(China)	(Canada)	Consolidated

Balance as at June 30, 2007	$4,396,144	$-	$4,396,144
Additions / Reclassifications	(1,746,295)	4,047,536	2,301,241
Disposals	(361,944)	-	(361,944)

Balance as at August 31, 2008	2,287,905	4,047,536	6,335,441
Additions / Reclassifications	-	675,434	675,434

Balance as at August 31, 2009	$2,287,905	$4,722,970	$7,010,875

    (k) Recent Accounting Pronouncements – US GAAP

    Accounting pronouncements adopted during the current period
    In April 2009, the FASB issued new accounting standards on recognition and presentation of other-than-temporary impairments. This amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments in the financial statements. The most significant change is a revision to the amount of other-than-temporary loss of a debt security recorded in earnings. The new standard is effective for interim and annual reporting periods ending after June 15, 2009. The adoption of this standard did not have a material effect on the Company’s financial statements.

    In April 2009, the FASB issued new accounting standards on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This new standard provides additional guidance for estimating fair value in accordance with the accounting standard on fair value measurements, when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. This FSP emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The new standard is effective for interim and annual reporting periods ending after June 15, 2009, and is applied prospectively. The adoption of this standard did not have a material effect on the Company’s financial statements.

CIBT EDUCATION GROUP INC.	Page 43
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (k) Recent Accounting Pronouncements – US GAAP (cont’d)

    Accounting pronouncements adopted during the current period (cont’d)
    In May 2009, the FASB issued new accounting standards on subsequent events that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, it provides (1) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (2) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and (3) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The new standard is effective for interim or annual periods ending after June 15, 2009. The adoption of this standard did not have a material effect on the Company’s financial statements.

    Future accounting pronouncements not adopted in the current period
    In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 except as amended by FASB Staff Position (“FSP”) SFAS 157-2 which is effective for fiscal years beginning after November 15, 2008. FSP SFAS 157-2 allows partial deferral of the effective date of SFAS 157 relating to fair value measurements for non-financial assets and liabilities that are not measured at fair value on a recurring basis. SFAS 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. As of September 1, 2008, the Company adopted SFAS 157, except as it applies to the non-financial assets and non-financial liabilities subject to FSP SFAS 157-2. The Company will adopt the remaining SFAS 157 in the first quarter of fiscal 2010 and does not expect the adoption to have a material impact on the consolidated financial statements and the accompanying notes.

    In December 2007, the FASB issued SFAS 141 (Revised) “Business Combinations” which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The Company is currently evaluating the impact SFAS 141 (Revised) will have on the Company’s financial position or results of operations upon adoption.

    In December 15, 2007, the FASB issued SFAS No. 160 “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”. SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The Company is in the process of evaluating the impact SFAS 160 will have on the Company’s financial position and results of operations upon adoption.

    In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). In determining the useful life of intangible assets, FSP FAS 142-3 removes the requirement to consider whether an intangible asset can be renewed without substantial cost of material modifications to the existing terms and conditions and, instead, requires an entity to consider its own historical experience in renewing similar arrangements. FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives. FSP FAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is in the process of evaluating the impact FSP FAS 142-3 will have on the Company’s financial position and results of operations upon adoption.

CIBT EDUCATION GROUP INC.	Page 44
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2009

NOTE 25 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (k) Recent Accounting Pronouncements – US GAAP (cont’d)

    Future accounting pronouncements not adopted in the current period (cont’d)
    In May 2008, the FASB issued FSP Accounting Principles Board Opinion No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP 14-1”). FSP 14-1 requires issuers of convertible debt instruments that may be settled in cash to separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in periods subsequent to adoption. Upon adoption of FSP 14-1, the Company will allocate a portion of the proceeds received from the issuance of convertible notes between a liability and equity component by determining the fair value of the liability component using the Company’s non-convertible debt borrowing rate. The difference between the proceeds of the notes and the fair value of the liability component will be recorded as a discount on the debt with a corresponding offset to paid-in-capital. The resulting discount will be accreted by recording additional non-cash interest expense over the expected life of the convertible notes using the effective interest rate method. The provisions of FSP 14-1 are to be applied retrospectively to all periods presented upon adoption and are effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company currently does not have any convertible debt instruments and, accordingly, the adoption of FSP 14-1 is not expected to have any impact on the Company’s financial position or results of operations.

    In June 2009, the FASB issued new accounting standards related to its accounting standards codification of the hierarchy of generally accepted accounting principles. The new standard is the sole source of authoritative generally accepted accounting principles of the United States (“U.S. GAAP”) to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification superseded non-SEC accounting and reporting standards. All accounting literature that is not in the Codification, not issued by the SEC and not otherwise grandfathered is non-authoritative. The new standard is effective for the Company’s interim quarterly period beginning September 1, 2009. The adoption is not expected to have an impact on the Company’s financial position or results of operations.

    CIBT EDUCATION GROUP INC.

    INTERIM CONSOLIDATED FINANCIAL STATEMENTS

    FEBRUARY 28, 2010

    UNAUDITED

    CONSOLIDATED BALANCE SHEETS

    INTERIM CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

    INTERIM CONSOLIDATED STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE LOSS

    INTERIM CONSOLIDATED STATEMENTS OF DEFICIT

    INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

    NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

CIBT EDUCATION GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28, 2010	August 31, 2009

ASSETS
CURRENT
Cash	$12,017,032	$10,337,128
Accounts receivable (Note 3)	9,169,076	7,571,016
Marketable securities	147,655	147,655
Prepaid expenses and other assets	3,526,962	3,481,744
Inventory	566,164	477,978
	25,426,889	22,015,521
PROPERTYAND EQUIPMENT, net (Note 5)	3,650,673	3,738,812
INTANGIBLE ASSETS (Note 6)	14,227,178	14,410,019
GOODWILL (Note 6)	7,010,875	7,010,875
DEFERRED FINANCE FEES	151,918	-
FUTURE INCOME TAX ASSETS (Note 11)	1,939,311	-
CURRICULUM DEVELOPMENT COSTS AND OTHER ASSETS	227,041	202,724
	$52,633,885	$47,377,951
LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Note 4)	$4,287,146	$5,384,767
Income taxes payable	624,748	481,352
Deferred educational revenue	15,521,837	15,010,112
Capital lease obligations – current portion	72,643	98,231
Long-term debt – current portion	28,840	182,112
Due to related parties (Note 14)	202,321	274,563
	20,737,535	21,431,137
FUTURE INCOME TAX LIABILITIES (Note 11)	1,976,296	1,741,607
CAPITAL LEASE OBLIGATIONS	302,721	291,220
LONG-TERM DEBT	43,889	44,327
	23,060,441	23,508,291
NON-CONTROLLING INTERESTS	1,212,681	1,198,606
SHAREHOLDERS’ EQUITY
SHARE CAPITAL (Note 7)	47,709,836	44,350,606
CONTRIBUTED SURPLUS (Note 8)	5,139,680	4,944,877
WARRANTS (Note 7)	63,000	648,600
TREASURY SHARES HELD (Note 9)	(3,273,790)	(4,325,491)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(526,358)	(440,725)
DEFICIT	(20,751,605)	(22,506,813)
	28,360,763	22,671,054
	$52,633,885	$47,377,951

    SUBSEQUENT EVENT (Note 18)

    Approved on behalf of the Board:

“Toby Chu”	“Jack Brozman”
Director	Director

    The accompanying notes are an integral part of these consolidated financial statements

CIBT EDUCATION GROUP INC.
INTERIM CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009
REVENUES
Educational	$10,466,098	$9,584,772	$21,857,735	$19,586,871
Design and advertising	390,294	281,587	684,517	800,397
Consulting	-	-	-	-
	10,856,392	9,866,359	22,542,252	20,387,268
DIRECT COSTS
Educational	3,574,001	3,510,090	7,308,190	7,412,098
Design and advertising	161,322	110,163	267,555	366,618
	3,735,323	3,620,253	7,575,745	7,778,716
OTHER EXPENSES
General and administrative (Note 15)	6,605,115	5,665,292	13,255,192	11,394,000
Amortization	332,012	401,143	654,708	858,075
Stock-based compensation	70,164	184,220	172,270	401,175
	7,007,291	6,250,655	14,082,170	12,653,250
	113,778	(4,549)	884,337	(44,698)
INTEREST INCOME	4,746	16,343	8,079	62,527
FOREIGN EXCHANGE (LOSS) GAIN	(14,813)	90,249	(96,765)	470,639
INTEREST ON LONG-TERM DEBT	(10,624)	(10,073)	(24,510)	(21,219)
LOSS ON DISPOSAL OF ASSETS	-	-	(9,075)	-
INCOME BEFORE INCOME TAXES	93,087	91,970	762,066	467,249
INCOME TAX RECOVERY (PROVISION) (Note 11)
Current income tax provision	(41,624)	(218,196)	(131,235)	(327,629)
Future income tax recovery	1,866,030	1,702	1,704,622	3,405
	1,824,406	(216,494)	1,573,387	(324,224)
INCOME (LOSS) AFTER INCOME TAXES	1,917,493	(124,524)	2,335,453	143,025
NON-CONTROLLING INTERESTS	(72,303)	47,712	(300,137)	(70,168)
NET INCOME (LOSS)	$1,845,190	$(76,812)	$2,035,316	$72,857
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE	$0.03	$(0.00)	$0.03	$0.00

COMPREHENSIVE INCOME (LOSS)
Net income (loss)	$1,845,190	$(76,812)	$2,035,316	$72,857
Unrealized translation adjustments	(24,839)	29,420	(85,633)	240,398
Comprehensive income (loss)	$1,820,351	$(47,392)	$1,949,683	$313,255

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	66,661,110	61,332,412	64,507,571	61,453,572
Diluted	67,046,740	61,332,412	64,904,536	61,779,719

    The accompanying notes are an integral part of these interim consolidated financial statements

CIBT EDUCATION GROUP INC.
INTERIM CONSOLIDATED STATEMENTS OF ACCUMULATED OTHER COMPREHENSIVE LOSS
(Unaudited)

	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009
ACCUMULATED OTHER COMPREHENSIVE LOSS
Balance, beginning of period	$(501,519)	$(185,920)	$(440,725)	$(396,898)
Unrealized translation adjustments	(24,839)	29,420	(85,633)	240,398
Balance, end of period	$(526,358)	$(156,500)	$(526,358)	$(156,500)
Ending balance of accumulated other comprehensive loss comprised of:
Unrealized translation adjustments	$(526,358)	$(156,500)	$(526,358)	$(156,500)
Balance, end of period	$(526,358)	$(156,500)	$(526,358)	$(156,500)

    The accompanying notes are an integral part of these interim consolidated financial statements

CIBT EDUCATION GROUP INC.
INTERIM CONSOLIDATED STATEMENTS OF DEFICIT
(Unaudited)

	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009
DEFICIT, BEGINNING OF PERIOD	$(22,402,460)	$(21,724,551)	$(22,506,813)	$(21,874,220)
NET INCOME (LOSS)	1,845,190	(76,812)	2,035,316	72,857
EXCESS OF COST OF REDEMPTION OVER PROCEEDS ON SALE OF TREASURY SHARES (Note 9)	(194,335)	-	(280,108)	-
DEFICIT, END OF PERIOD	$(20,751,605)	$(21,801,363)	$(20,751,605)	$(21,801,363)

    The accompanying notes are an integral part of these interim consolidated financial statements

CIBT EDUCATION GROUP INC.
INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009

CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES
Net income (loss)	$1,845,190	$(76,812)	$2,035,316	$72,857
Adjusted for items not involving cash:
- amortization of property, equipment and intangible assets	332,012	401,143	654,708	858,075
- stock-based compensation	70,164	184,220	172,270	401,175
- amortization of deferred curriculum costs	19,973	36,617	35,115	23,922
- future income tax provision	(1,866,030)	(1,702)	(1,704,622)	(3,405)
- loss on disposal of assets	-	-	9,075	-
- non-controlling interests	72,303	(47,712)	300,137	70,168

	473,612	495,754	1,501,999	1,422,792
Net changes in non-cash working capital items (Note 16)	(1,955,826)	(2,377,521)	(1,305,257)	(924,779)

NET CASH FROM (USED IN) OPERATING ACTIVITIES	(1,482,214)	(1,881,767)	196,742	498,013

CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES
Purchases of property and equipment	(186,556)	(28,597)	(449,664)	(368,727)
Curriculum development costs	(32,140)	(26,184)	(73,764)	(27,804)
Acquisition of net assets of business entities	(886,333)	(886,333)	(886,333)	(886,333)
Disposal of controlling interest in variable interest entity, net of cash received	-	-	-	(401,980)

NET CASH FROM (USED IN) INVESTING ACTIVITIES	(1,105,029)	(941,114)	(1,409,761)	(1,684,844)

CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES
Proceeds from issuance of shares	195,000	-	3,297,430	-
Treasury share transactions	-	(90,079)	(29,674)	(214,098)
Advances (to) from related parties	49,081	(179,167)	227,758	(263,421)
Non-controlling interest draws	(110,000)	-	(260,000)	-
Lease obligation repayments	(22,423)	(8,661)	(50,734)	(22,647)
Loan principal repayments	(61,884)	(65,322)	(153,710)	(153,397)
Deferred finance fees	(74,099)	-	(74,099)	-

NET CASH FROM (USED IN) FINANCING ACTIVITIES	(24,325)	(343,229)	2,956,971	(653,563)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(19,019)	(265,300)	(64,048)	559,220

NET INCREASE (DECREASE) IN CASH	(2,630,587)	(3,431,410)	1,679,904	(1,281,174)

CASH, BEGINNING OF PERIOD	14,647,619	13,082,973	10,337,128	10,932,737

CASH, END OF PERIOD	$12,017,032	$9,651,563	$12,017,032	$9,651,563

    The accompanying notes are an integral part of these interim consolidated financial statements

CIBT EDUCATION GROUP INC.
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

    CIBT Education Group Inc. (the “Company”) is an educational, investment, and marketing organization headquartered in Vancouver, British Columbia, Canada. The Company’s current business operations include education and media communications. The Company currently has three principal business units/segments, being CIBT School of Business & Technology Corp. (“CIBT”), Sprott-Shaw Degree College Corp. (“SSDC”), and IRIX Design Group Inc. (“IRIX”). The Company’s education business is conducted through CIBT and its subsidiaries in Asia, and through SSDC in Canada. CIBT’s educational operations are based in Asia, and SSDC’s educational operations are based in Canada. The Company operates its media communications business through IRIX and its subsidiaries. IRIX is based in Canada with representatives in Hong Kong and the United States. Effective September 1, 2008, the Company changed its reporting currency from United States dollars to Canadian dollars. The Company’s functional currency is the Canadian dollar. All dollar amounts in these financial statements are expressed in Canadian dollars unless otherwise stated.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

    Basis of preparation
    These unaudited interim consolidated financial statements do not include all disclosures normally provided in annual financial statements and accordingly, should be read in conjunction with the Company’s audited consolidated financial statements for the year ended August 31, 2009. The Company’s accounting policies are in accordance with Canadian generally accepted accounting policies and are consistent with those outlined in the 2009 audited consolidated financial statements. In management’s opinion, these unaudited interim consolidated financial statements include all adjustments, consisting solely of normal recurring adjustments, necessary to present fairly such information. The results of operations for the interim periods are not necessarily indicative of the results to be expected in future periods.

    Non-controlling interests
    Non-controlling interests exist in less than wholly-owned subsidiaries and divisions of the Company and represent the outside interests’ share in the carrying values and operations of the subsidiaries and divisions. As of February 28, 2010, the non-controlling interests were as follows:

Subsidiary / division	Non-controlling interest %

CIBT School of Business & Technology Corp.	0.14%
Beihai College	40.00%
Sprott-Shaw Degree College Corp. – Surrey Campus	33.33%
Irix Design Group Inc.	49.00%

    Future accounting standards
    Recent Accounting Pronouncements
    In December 2008, the CICA issued three new accounting standards:
    (a) Handbook Section 1582 “Business Combinations”
    (b) Handbook Section 1601 “Consolidated Financial Statements”
    (c) Handbook Section 1602 “Non-Controlling interest”
    These three new accounting standards replaced Section 1581 “Business Combinations” and Section 1600 “Consolidated Financial Statements”. CICA Handbook Section 1582 provides the Canadian equivalent to IFRS 3 – “Business Combinations” and CICA Handbook Sections 1601 and 1602 provide the Canadian equivalent to IAS 27 – “Consolidated and Separate Financial Statements”. CICA Handbook Section 1582 requires additional use of fair value measurements, recognition of additional assets and liabilities, and increased disclosure for the accounting of a business combination. The section applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after January 1, 2011. Entities adopting Section 1582 will also be required to adopt Sections 1601 and 1602. Section 1602 establishes standards for accounting for a non-controlling interest and will require the non-controlling interest to be presented as part of shareholders’’ equity on the balance sheet. In addition the net earning will include 100% of the subsidiary’s results and will be allocated between the controlling interest and the non-controlling interest. These standards apply to interim and annual consolidated financial statements relating to fiscal years beginning on or after January 1, 2011. The Company is in the process of evaluating the impact these standards will have on the Company’s financial position and results of operations upon adoption.

CIBT EDUCATION GROUP INC.	Page 2
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 3 – ACCOUNTS RECEIVABLE

    Accounts receivable consisted of the following at February 28, 2010 and August 31, 2009:

	February 28, 2010	August 31, 2009
Trade receivables	$9,824,531	$7,999,851
Less: allowance for bad debts	(655,455)	(428,835)
	$9,169,076	$7,571,016

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    Accounts payable and accrued liabilities consisted of the following at February 28, 2010 and August 31, 2009:

	February 28, 2010	August 31, 2009

Trade accounts payable	$2,234,750	$2,346,716
Payroll and related liabilities	998,635	1,164,802
SSDC purchase price payable	-	886,333
Tuition fees and grants payable	816,422	804,380
Others	237,339	182,536
	$4,287,146	$5,384,767

NOTE 5 – PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at February 28, 2010 and August 31, 2009:

	February 28, 2010	August 31, 2009
Furniture and equipment	$3,860,413	$3,753,930
Leasehold improvements	2,788,614	2,593,965
Equipment under capital lease	524,524	548,287
	7,173,551	6,896,182
Accumulated amortization - furniture and equipment	(2,030,019)	(1,858,534)
Accumulated amortization - leasehold improvements	(1,313,975)	(1,132,401)
Accumulated amortization - equipment under capital lease	(178,884)	(166,435)
	(3,522,878)	(3,157,370)
	$3,650,673	$3,738,812

CIBT EDUCATION GROUP INC.	Page 3
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 6 – INTANGIBLE ASSETS AND GOODWILL

    Intangible assets and goodwill are as follows:

	February 28, 2010
	Cost	Accumulated Amortization	Value
Intangible assets subject to amortization
Beginning balance	$4,323,588	$(1,837,909)	$2,485,679
Additions during the current period	-	(162,845)	(162,845)
Foreign exchange adjustments	(26,996)	7,000	(19,996)
Ending balance	$4,296,592	$(1,993,754)	$2,302,838
Intangible assets not subject to amortization
Beginning balance			$11,924,340
Additions during the current period			-
Ending balance			$11,924,340
Total intangible assets			$14,227,178
Goodwill
Beginning balance			$7,010,875
Additions during the current period			-
Ending balance			$7,010,875

	August 31, 2009
Amounts restated	Cost	Accumulated Amortization	Value
Intangible assets subject to amortization
Beginning balance, as restated	$4,264,064	$(1,221,027)	$3,043,037
Additions during the current year	-	(560,542)	(560,542)
Foreign exchange adjustments	59,524	(56,340)	3,184
Ending balance	$4,323,588	$(1,837,909)	$2,485,679
Intangible assets not subject to amortization
Beginning balance, as restated			$11,924,340
Additions during the current year			-
Ending balance			$11,924,340
Total intangible assets			$14,410,019
Goodwill
Beginning balance, as restated			$6,335,441
Additions during the current year			675,434
Ending balance			$7,010,875

CIBT EDUCATION GROUP INC.	Page 4
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 6 – INTANGIBLE ASSETS AND GOODWILL (cont’d)

	February 28, 2010
	Cost	Accumulated Amortization	Carrying Value
Intangible assets subject to amortization
Agreements and contracts – curriculum access	$348,333	$(167,055)	$181,278
Internally developed curriculum – acquired	2,052,000	(296,400)	1,755,600
Foreign university cooperative agreements and others	1,896,259	(1,530,299)	365,960
	$4,296,592	$(1,993,754)	$2,302,838
Intangible assets not subject to amortization
Accreditations and registrations			$2,506,000
Brand and trade names			3,476,000
Chinese university agreements and contracts			5,942,340
			$11,924,340
Total intangible assets			$14,227,178

	August 31, 2009
Amounts restated	Cost	Accumulated Amortization	Carrying Value
Intangible assets subject to amortization
Agreements and contracts – curriculum access	$348,333	$(126,338)	$221,995
Internally developed curriculum – acquired	2,052,000	(228,000)	1,824,000
Foreign university cooperative agreements and others	1,923,255	(1,483,571)	439,684
	$4,323,588	$(1,837,909)	$2,485,679
Intangible assets not subject to amortization
Accreditations and registrations			$2,506,000
Brand and trade names			3,476,000
Chinese university agreements and contracts			5,942,340
			$11,924,340
Total intangible assets			$14,410,019

    The consolidated financial statements of the Company as of August 31, 2008 were restated to reflect the change in amounts allocated to certain acquired intangible assets, goodwill and deferred revenues resulting from the Company’s December 2007 business combinations involving CIBT and SSDC. The August 31, 2008 purchase price allocations relating to these business combinations were amended. The Company’s previously issued annual consolidated financial statements were restated to give effect to these amendments.

CIBT EDUCATION GROUP INC.	Page 5
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 7 – SHARE CAPITAL

    Authorized share capital consists of 150,000,000 common shares without par value.

	Number	Value
Issued and outstanding

Balance at August 31, 2008 and 2009	64,109,297	$44,350,606

- for private placement at $0.70 per share	4,726,714	3,308,700
- fees and commissions for private placement	-	(206,270)
- fair value of agent’s warrants for private placement	-	(63,000)
- for cash by exercise of options at $0.50 per share	390,000	195,000
- contributed surplus reallocated on exercise of stock options	-	124,800

Balance at February 28, 2010	69,226,011	$47,709,836

    On October 27, 2009, the Company negotiated a non-brokered private placement to raise $3,000,000 by the issuance of common shares of the Company at a price of $0.70 per share. The financing was undertaken with several purchasers, including institutional investors, in two tranches. Finders’ fees were payable in connection with a portion of the financing. On November 4, 2009, the Company closed the first tranche of the non-brokered private placement. Under the first tranche closing, the Company raised $2,100,000 by the issuance of 3,000,000 common shares at a price of $0.70 per share. The Company incurred a finders’ fee consisting of a cash commission of $105,000 and finder’s warrants, exercisable for one year, entitling the holder to purchase 210,000 common shares at a price of $0.70 per share under the first tranche closing. On November 24, 2009, the Company closed the second tranche of the non-brokered private placement. Under the second tranche closing, the Company raised $1,208,700 by the issuance of 1,726,714 common shares at a price of $0.70 per share. The Company incurred a finders’ fee consisting of a cash commission of $101,270 under the second tranche closing. Total proceeds of $3,308,700 were raised in the non-brokered private placement, an oversubscription of $308,700 from the original $3,000,000 announced on October 27, 2009.

    The fair value of the agent’s warrants at the issue date was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of one year; risk-free interest rate of 0.57%; expected dividend yield of 0% and an expected volatility of 82.9%.

    Share purchase warrants
    The Company has 210,000 share purchase warrants outstanding exercisable at a price of $0.70 per share exercisable to November 3, 2010.

    The Company’s share purchase warrant activity is summarized as follows:

	Number of Warrants	Weighted Average Exercise Price ($)	Weighted Average Remaining Life
Balance, August 31, 2008	5,420,385	1.39	0.80 years
- warrants expired	(208,466)	0.75
Balance, August 31, 2009	5,211,919	1.43	0.38 years
- warrants issued	210,000	0.70
- warrants expired	(5,211,919)	1.62
Balance, February 28, 2010	210,000	0.70	0.68 years

    Details of warrants outstanding and exercisable as at February 28, 2010 are as follows:

Number of Warrants	Exercise Price	Expiry Date	Remaining Contractual Life
210,000	$ 0.70	November 3, 2010	0.68 years
210,000

CIBT EDUCATION GROUP INC.	Page 6
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 7 – SHARE CAPITAL (cont’d)

    Stock options
    The Company has stock options outstanding to certain employees, officers and directors providing the right to purchase up to 3,835,000 shares at prices ranging from $0.51 per share to $2.00 per share exercisable for periods ending from February 19, 2011 to June 21, 2012.

    The Company has in place a rolling stock option plan (the “Plan”) whereby a maximum of 10% of the issued and outstanding shares of the Company, from time to time, may be reserved for issuance pursuant to the exercise of options. The material terms of the Plan are as follows:

      The term of any options granted under the Plan is fixed by the board of directors at the time the options are granted, to a maximum term of five years.

      The exercise price of any options granted under the Plan is determined by the board of directors, but shall not be less than the last closing price on the TSX Venture Exchange of the Company’s common shares preceding the grant of such options, less any permitted discount.

      Unless otherwise imposed by the board of directors, no vesting requirement applies to options granted under the Plan but a four month hold period, commencing from the date of grant of an option, applies to all shares issued upon exercise of an option.

      All options granted under the Plan are non-assignable and non-transferable.

      If an option holder ceases to hold a position with the Company in which the option holder would be eligible to be granted an option (other then by reason of death), then the option granted shall expire on the 30th day following the date that the option holder ceases to hold any such position.

    The Company’s stock option activity is summarized as follows:

	Number of Options	Weighted Average Exercise Price ($)	Weighted Average Remaining Life
Balance, August 31, 2008	4,535,000	1.18	2.57 years
- options granted during the year	210,000	0.51
- options expired during the year	(495,000)	1.00
Balance, August 31, 2009	4,250,000	1.17	1.87 years
- options expired during the period	(25,000)	0.50
- options exercised during the period	(390,000)	0.50
Balance, February 28, 2010	3,835,000	1.24	1.55 years

    Details of options outstanding as at February 28, 2010 are as follows:

Number of Options	Exercise Price	Expiry Date	Remaining Contractual Life

1,325,000	$ 0.58	February 19, 2011	0.98 years
100,000	$ 1.70	March 19, 2011	1.05 years
750,000	$ 2.00	March 19, 2011	1.05 years
210,000	$ 0.51	January 21, 2012	1.90 years
1,450,000	$ 1.53	June 21, 2012	2.31 years

3,835,000	$1.24 Average Price

    Of the 3,835,000 options outstanding, a total of 3,685,000 options were exercisable as at February 28, 2010.

CIBT EDUCATION GROUP INC.	Page 7
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 7 – SHARE CAPITAL (cont’d)

    Stock-based compensation
    On June 22, 2007, 1,500,000 stock options were granted to employees, officers, directors and consultants of the Company at a price of $1.53 per share, exercisable for a term of five years subject to vesting at a rate of 30% after 6 months of grant, 40% after 12 months of grant and the final 30% after 18 months of grant. The fair value of these options at the date of grant totalling $1,380,000 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of five years; risk-free interest rate of 4.65%; expected dividend yield of 0% and an expected volatility of 67.5%. The estimated fair value of the options granted to employees, officers and directors is recorded as compensation expensed on a straight-line basis over the vesting period of the underlying options.

    On October 1, 2007, 120,000 stock options were granted to consultants of the Company at a price of $1.62 per share, exercisable for a term of one year. These options vest at a rate of 25% at the end of each of 3, 6, 9 and 12 months from the date of grant. On March 20, 2008, 850,000 stock options were granted to employees, officers, directors and consultants of the Company at prices ranging from $1.70 per share to $2.00 per share, exercisable for a term of three years. Of these options, 100,000 vest immediately and 750,000 vest at a rate of 20% at the end of each of 12, 15, 18, 21 and 24 months from the date of grant. The fair value of these options at the date of grant totalling $564,500 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: expected life of three years; risk-free interest rate of 2.65%; expected dividend yield of 0% and an expected volatility of 44.1%. The estimated fair value of the options granted to employees, officers and directors will be recorded as compensation expensed on a straight-line basis over the vesting period of the underlying options.

    On January 22, 2009, 210,000 stock options were granted to employees, officers and directors of the Company at a price of $0.51 per share, vested and exercisable immediately. The fair value of these options at the date of grant totalling $52,500 was estimated using the Black-Scholes option pricing model with the following assumptions: expected life of three years; risk-free interest rate of 1.38%; expected dividend yield of 0% and an expected volatility of 75.0%. The estimated fair value of options granted to employees, officers and directors is recorded on the grant date.

NOTE 8 – CONTRIBUTED SURPLUS

    Details of changes in the Company’s contributed surplus balance are as follows:

Balance, August 31, 2008	$4,363,779

Stock compensation on vesting of stock options	581,098

Balance, August 31, 2009	4,944,877

Fair value of agent’s warrants for private placement	63,000
Reverse fair value of agent’s warrants for private placement - expired	585,600
Stock compensation on vesting of stock options	172,270
Allocated to share capital on exercise of options	(124,800)
Deficit from sale of treasury shares (Note 9)	(501,267)

Balance, February 28, 2010	$5,139,680

NOTE 9 – TREASURY SHARES

    In accordance with TSX Venture Exchange approval and the provisions of a normal course issuer bid, the Company from time to time acquires its own common shares into treasury. As at February 28, 2010, 2,399,024 common shares with an accumulated cost of $3,273,790 have been recorded as treasury shares held. On March 24, 2008, the Company renewed its TSX normal course issuer bid allowing for the repurchase of a total of 1.5 million common shares of the Company. The Company purchased up to the allowable limit of 1.5 million common shares on September 11, 2008. On October 9, 2008, the Company renewed its TSX normal course issuer bid allowing for the repurchase of a total of one million common shares of the Company. The TSX normal course issuer bid expired on October 8, 2009.

CIBT EDUCATION GROUP INC.	Page 8
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 9 – TREASURY SHARES (cont’d)

    By agreement dated October 1, 2009, effective October 1, 2009 and December 31, 2009 respectively, the Company sold 592,104 and 197,368 treasury shares acquired through the provisions of the Company’s normal course issuer bid to the CEO of the Company at $0.38 per share (October 1, 2009 market price) in consideration for the settlement of a total of $300,000 owing to the CEO. These treasury shares had an average cost to the Company of approximately $1.37 per share. The excess of the cost of these treasury shares over the proceeds received was $781,375 of which $501,267 was charged to contributed surplus on elimination of previously recorded treasury share transaction gains and the residual $280,108 was charged to deficit during the period.

    Details of changes in the Company’s treasury shares balance are as follows:

	Number	Value
Balance, August 31, 2008	2,450,696	$3,948,460
Purchases of treasury shares	695,800	377,031
Balance, August 31, 2009	3,146,496	4,325,491
Purchases of treasury shares	42,000	29,674
Carrying value of treasury shares sold during the period	(789,472)	(1,081,375)
Balance, February 28, 2010	2,399,024	$3,273,790

NOTE 10 – FINANCIAL INSTRUMENTS

    In accordance with current accounting standards, the Company initially measures all of its financial assets and financial liabilities at fair value and classifies them into categories with ongoing measurement as follows:

      Held-to-maturity investments measured at amortized cost using effective interest method;

      Available-for-sale assets measured at fair value;

      Assets and liabilities held-for-trading measured at fair value;

      Loans and receivables measured at amortized cost using effective interest method; and

      Other financial liabilities measured at amortized cost using effective interest method.

    The carrying values and classifications of the Company’s financial assets and liabilities as at February 28, 2010 are as follows:

	Held-for-Trading	Available-for-Sale	Loans and Receivables	Other Financial Liabilities	Total

Financial Assets
Cash	$12,017,032	$-	$-	$-	$12,017,032
Accounts receivable	-	-	9,169,076	-	9,169,076
Marketable securities	1,133	146,522	-	-	147,655

	$12,018,165	$146,522	$9,169,076	$-	$21,333,763

Financial Liabilities
Accounts payable and accrued liabilities	$-	$-	$-	$4,287,146	$4,287,146
Long-term debt	-	-	-	72,729	72,729
Due to related parties	-	-	-	202,321	202,321

	$-	$-	$-	$4,562,196	$4,562,196

CIBT EDUCATION GROUP INC.	Page 9
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 10 – FINANCIAL INSTRUMENTS (cont’d)

    The fair value of financial instruments represents the amounts that would have been received from or paid to counterparties to settle these instruments. The fair value of the Company’s financial instruments included in current assets and liabilities, which include cash and cash equivalents, accounts receivable and accounts payable were estimated to approximate their carrying values due to the immediate or short-term maturity and normal trade terms of these instruments. The fair value of the Company’s marketable securities is based on quoted prices in an active market. The fair value of the long term debt approximates the book value since the interest rate is based on a floating rate. It is impractical to determine the fair value of the amounts due to related parties with sufficient reliability due to the nature of the financial instruments, the absence of secondary markets and the significant cost of obtaining outside appraisals.

NOTE 11 – INCOME TAXES

    The Company’s operations are subject to income taxes primarily in Canada and China. The applicable statutory income tax rate in China is 25 % and the statutory rate applicable to the Company in Canada is 30.17% (2008 – 32.62%). Income tax provision in these consolidated financial statements relates to CIBT’s domestic operations in China and to SSDC’s domestic operations in Canada.

    During the period ended February 28, 2010, the Company recorded a future income tax recovery of $1,939,311 relating to the recognition of the potential benefit of non-capital losses of the Company. Of this amount, $166,833 relates to current period non-capital losses of CIBT Education Group Inc. (Corporate) and $1,772,478 relates to prior period non-capital losses of CIBT Education Group Inc. (Corporate) against which valuation allowances had previously been provided. As a result of certain tax planning strategies enacted by the Company and related administrative position changes by tax authorities in Canada, the Company’s assessment as to the potential realization of these non-capital losses changed during the period which resulted in the recording of this future income tax recovery and a corresponding future income tax asset.

NOTE 12 – RISK MANAGEMENT

    The Company is engaged primarily in operations in the People’s Republic of China (“PRC”) and accordingly is exposed to political and economic risks associated with investing in the PRC as well as related industry risks. The Company manages all risk issues directly. The Company is engaged primarily in service related industries and manages related industry risk issues directly. The Company generates revenues from multiple sources and from a broad customer/client base and accordingly is not exposed to significant credit concentration risk. The Company is not exposed to significant interest rate risk.

    The Company conducts business in Canada, the United States, China and Hong Kong giving rise to significant exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company's operations that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments or other measures to reduce its exposure to foreign currency risk. In addition, the Company is exposed to Chinese currency fluctuations and restrictions on Chinese currency exchange, which may affect the Company’s ability to repatriate profits from China.

    Exchange rate risk
    The Company operates in Canada and China and incurs substantial operating costs which are payable in U.S. dollars and Chinese RMB, giving rise to exposure to market risks from changes in foreign currency rates. A one point strengthening of the Chinese RMB against the Canadian dollar would result in an approximate 14% decrease in net earnings attributable to the business units in China.

    Credit risk
    The financial instruments that potentially subject the Company to significant concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash is on deposit at major financial institutions. Management is of the opinion that credit risk with respect to accounts receivable is limited due to the ongoing evaluations of its debts and the monitoring of their financial condition to ensure collections and to minimize losses. Accounts receivable as at February 28, 2010 is reported net of allowance for bad debts of $655,455 (August 31, 2009 – $428,835). The carrying amount of the assets included on the balance sheet represents the maximum credit exposure.

CIBT EDUCATION GROUP INC.	Page 10
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 12 – RISK MANAGEMENT (cont’d)

    Interest rate risk
    The Company is exposed to interest rate risk on its cash and cash equivalents which earn interest at market rates, and is exposed to interest rate risk on its demand term instalment loan. A one point increase in the prime rate of interest would add approximately $5,500 of interest cost per annum to the demand term instalment loan.

    Liquidity risk
    The Company is exposed to liquidity risk in that the Company will not have sufficient cash resources to meet its financial obligations as they come due in the normal course of business. The Company manages its liquidity risk by monitoring its operating requirements and using its demand operating credit facility to ensure financial resources are available. Management prepares budgets and cash forecasts to ensure that the Company has sufficient funds to fulfill its financial obligations.

    The following table summarizes the obligations of the Company’s financial liabilities, service obligations with respect to deferred revenues, and operating commitments as at February 28, 2010:

	February 28, 2010					August 31, 2009
	Less than 1 year	1 – 3 years	4- 5 years	Greater than 5 years	Total	Total

Accounts payable and accrued liabilities	$4,287,146	$-	$-	$-	$4,287,146	$5,384,767
Income taxes payable	624,748	-	-	-	624,748	481,352
Deferred revenues	15,521,837	-	-	-	15,521,837	15,010,112
Capital leases	72,643	234,571	68,150	-	375,364	389,451
Long-term debt	28,840	43,889	-	-	72,729	226,439
Operating leases	1,243,761	2,759,928	227,845	-	4,231,534	4,462,954

	$21,778,975	$3,038,388	$295,995	$-	$25,113,358	$25,955,075

NOTE 13 – CAPITAL DISCLOSURES

    The Company’s objectives in managing capital are to ensure sufficient liquidity to conduct its strategy of organic growth in conjunction with strategic acquisitions, and to utilize capital to provide an appropriate return on investment to its shareholders. The Company’s overall capital strategy remains unchanged from the prior periods.

    The capital structure of the Company consists of shareholders’ equity, short-term debt and long-term debt. The Company manages and adjusts its capital structure in light of economic conditions and the risk characteristics of the underlying assets. The Company monitors its capital using various financial ratios and non-financial performance indicators. The Company’s primary uses of capital are to finance working capital requirements, capital expenditures and acquisitions. The Company must comply, and is currently in compliance, with certain financial ratio requirements in connection with the short-term debt and long-term debt.

CIBT EDUCATION GROUP INC.	Page 11
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 14 – RELATED PARTY TRANSACTIONS

    In 2004, CIBT established a business venture with Weifang University and received a 60% interest in Beihai College from Weifang in consideration for funding Beihai College in the amount of $714,286 (5,000,000 RMB). Beihai College is a PRC government approved college which has been in operation since 2002. In consideration for retaining a 40% interest in Beihai College, Weifang has transferred definite life intangible assets consisting of its existing programs and student enrolments to the newly named CIBT Beihai International Management School and has also agreed to provide exclusive use of the Beihai College facilities at no cost for a period of seven years (subsequently amended to 15 years). Effective July 1, 2007, the Chinese Government implemented a new cash management policy affecting Beihai College. The tuition fees of Beihai College are required to be directly remitted to the local Chinese Government when tuition fees are received, and the funds are held by the Chinese Government under the account of Weifang. Beihai College can receive funds for its operations from Weifang on an as-needed basis up to the amount of the tuition fees collected. As at February 28, 2010, Weifang owed $2,135,890 (August 31, 2009 – $2,008,503) to CIBT. In addition, as at February 28, 2010, CIBT owed $415,864 (August 31, 2009 – $790,546) to Weifang.

    As at February 28, 2010, a balance of $202,321 (August 31, 2009 – $274,563) was owing to certain officers, employees, directors, relatives of directors, and private companies controlled by officers and directors of the Company. The $202,321 balance is comprised of $73,269 due to the CEO of the Company, $179,031 due to a non-controlling partner in one of the SSDC campus operations, $145,683 due from the President of SSDC and $95,704 due to the President of IRIX. Amounts due to related parties are non-interest bearing and have no fixed terms of repayment. Transactions with related parties are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

    Effective October 1, 2009 and December 31, 2009, the Company sold a total of 789,472 treasury shares acquired through the provisions of the Company’s normal course issuer bid to the CEO of the Company at $0.38 per share (market price) in consideration for the settlement of the $300,000 bonus owing to the CEO (refer to Note 9). Effective January 1, 2010, a new bonus of $400,000 is payable to the CEO of the Company in quarterly instalments of $100,000 per quarter. During the six month period ended February 28, 2010, the Company and its subsidiaries incurred $576,607 (2009 – $505,940) for management fees and salaries paid to certain directors and officers employed by the Company, CIBT, SSDC and IRIX.

NOTE 15 – GENERAL AND ADMINISTRATIVE EXPENSES

    General and administrative expenses are comprised of the following:

	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009

Advertising	$1,397,859	$1,138,490	$3,081,892	$2,387,790
Bank charges and interest	59,701	46,562	115,547	92,833
Consulting and management fees	320,472	169,211	615,019	491,049
Directors insurance	79,889	79,074	79,889	79,074
Investor relations	43,367	3,407	61,025	12,007
Office and general	935,168	923,627	1,726,125	1,761,562
Professional fees	562,573	374,285	1,193,757	812,505
Rent	722,396	796,095	1,448,346	1,519,977
Salaries and benefits	2,412,289	2,065,441	4,793,022	4,087,333
Travel and promotion	71,401	69,100	140,570	149,870

	$6,605,115	$5,665,292	$13,255,192	$11,394,000

CIBT EDUCATION GROUP INC.	Page 12
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 16 – NET CHANGES IN NON-CASH WORKING CAPITAL ITEMS

    Net changes in non-cash working capital items are comprised of the following:

	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009

Accounts receivable	$898,625	$1,814,048	$(1,601,956)	$(850,790)
Prepaid expenses	295,867	328,992	(126,484)	(313,274)
Inventory	44,432	(33,024)	(88,186)	(3,844)
Accounts payable and accrued liabilities	(546,372)	(863,531)	(265,993)	(638,889)
Income taxes payable	73,135	202,329	169,796	230,371
Deferred revenues	(2,721,513)	(4,037,234)	607,566	412,254
Other assets	-	210,899	-	239,393

	$(1,955,826)	$(2,377,521)	$(1,305,257)	$(924,779)

    The working capital items have been adjusted for the effects of non-cash changes and unrealized foreign exchange changes.

CIBT EDUCATION GROUP INC.	Page 13
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 17 – SEGMENTED INFORMATION

    The Company’s primary industry and geographic segments are in China where CIBT operates technical and career training schools, and in Canada where SSDC operates technical and career training schools and IRIX conducts web design and advertising services. The Company’s corporate operations are also in Canada. Transactions between CIBT, SSDC, IRIX and the Company (Corporate) are reported as inter-segment transactions, and are eliminated on consolidation. Inter-segment transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

    Industry and Geographic Segments

	Six Months Ended February 28, 2010					Six Months Ended February 28, 2009

	CIBT (China)	SSDC (Canada)	IRIX (Canada)	Corporate (Canada)	Consolidated	CIBT (China)	SSDC (Canada)	IRIX (Canada)	Corporate (Canada)	Consolidated

Revenues
Educational	$4,250,712	$17,607,023	$-	$-	$21,857,735	$5,528,266	$14,058,605	$-	$-	$19,586,871
Design and advertising	-	-	684,517	-	684,517	-	-	800,397	-	800,397

	$4,250,712	$17,607,023	$684,517	$-	$22,542,252	$5,528,266	$14,058,605	$800,397	$-	$20,387,268

Revenues, net of direct costs	$2,205,299	$12,344,246	$416,962	$-	$14,966,507	$2,890,285	$9,284,488	$433,779	$-	$12,608,552

Other expenses and items:
Amortization	(252,752)	(358,266)	(12,894)	(30,796)	(654,708)	(255,222)	(557,149)	(14,742)	(30,962)	(858,075)
General and administrative	(1,729,573)	(8,844,005)	(390,625)	(2,290,989)	(13,255,192)	(2,087,541)	(7,378,793)	(413,892)	(1,513,774)	(11,394,000)
Stock-based compensation	-	-	-	(172,270)	(172,270)	-	-	-	(401,175)	(401,175)
Interest on long-term debt	-	(24,510)	-	-	(24,510)	-	(21,219)	-	-	(21,219)
Foreign exchange gain (loss)	(89,769)	-	(3,333)	(3,663)	(96,765)	395,257	-	25,743	49,639	470,639
Loss on disposal of assets	-	(9,075)	-	-	(9,075)	-	-	-	-	-
Non-controlling interests	(15,461)	(284,676)	-	-	(300,137)	89,985	(160,153)	-	-	(70,168)
Other income	7,503	-	576	-	8,079	36,226	-	7	26,294	62,527
Income tax recovery (provision), net	(47,024)	(318,900)	-	1,939,311	1,573,387	(170,594)	(153,630)	-	-	(324,224)
Inter-segment transactions	-	(1,724,175)	13,619	1,710,556	-	-	(655,068)	18,835	636,233	-

Net income (loss)	$78,223	$780,639	$24,305	$1,152,149	$2,035,316	$898,396	$358,476	$49,730	$(1,233,745)	$72,857

Total assets	$16,240,195	$30,661,313	$324,248	$5,408,129	$52,633,885	$18,968,133	$23,079,484	$322,351	$693,018	$43,062,986

Property and equipment	$1,077,118	$2,479,300	$88,281	$5,974	$3,650,673	$1,549,639	$2,284,826	$115,917	$7,467	$3,957,849

Intangible assets – As restated (Note 6)	$6,270,175	$7,786,240	$-	$170,763	$14,227,178	$6,552,055	$7,859,000	$-	$231,027	$14,642,082

Goodwill – As restated (Note 6)	$2,287,905	$4,722,970	$-	$-	$7,010,875	$2,287,905	$3,836,637	$-	$-	$6,124,542

Non-controlling interests	$738,262	$474,419	$-	$-	$1,212,681	$836,124	$255,088	$-	$-	$1,091,212

Capital expenditures	$81,180	$368,484	$-	$-	$449,664	$133,357	$235,370	$-	$-	$368,727

CIBT EDUCATION GROUP INC.	Page 14
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 17 – SEGMENTED INFORMATION (cont’d)

    Industry and Geographic Segments (cont’d)

	Three Months Ended February 28, 2010					Three Months Ended February 28, 2009

	CIBT (China)	SSDC (Canada)	IRIX (Canada)	Corporate (Canada)	Consolidated	CIBT (China)	SSDC (Canada)	IRIX (Canada)	Corporate (Canada)	Consolidated

Revenues
Educational	$1,936,821	$8,529,277	$-	$-	$10,466,098	$2,725,182	$6,859,590	$-	$-	$9,584,772
Design and advertising	-	-	390,294	-	390,294	-	-	281,587	-	281,587

	$1,936,821	$8,529,277	$390,294	$-	$10,856,392	$2,725,182	$6,859,590	$281,587	$-	$9,866,359

Revenues, net of direct costs	$930,391	$5,961,706	$228,972	$-	$7,121,069	$1,462,485	$4,612,197	$171,424	$-	$6,246,106

Other expenses and items:
Amortization	(131,341)	(179,159)	(6,114)	(15,398)	(332,012)	(134,733)	(243,471)	(7,458)	(15,481)	(401,143)
General and administrative	(659,721)	(4,496,480)	(199,175)	(1,249,739)	(6,605,115)	(1,071,435)	(3,697,841)	(208,630)	(687,386)	(5,665,292)
Stock-based compensation	-	-	-	(70,164)	(70,164)	-	-	-	(184,220)	(184,220)
Interest on long-term debt	-	(10,624)	-	-	(10,624)	-	(10,073)	-	-	(10,073)
Foreign exchange gain (loss)	(9,566)	-	(2,294)	(2,953)	(14,813)	93,017	-	272	(3,040)	90,249
Loss on disposal of assets	-	-	-	-	-	-	-	-	-	-
Non-controlling interests	52,773	(125,076)	-	-	(72,303)	128,656	(80,944)	-	-	47,712
Other income	4,293	-	453	-	4,746	18,187	-	7	(1,851)	16,343
Income tax recovery (provision), net	(14,205)	(100,700)	-	1,939,311	1,824,406	(62,864)	(153,630)	-	-	(216,494)
Inter-segment transactions	-	(803,137)	7,196	795,941	-	-	(325,890)	14,810	311,080	-

Net income (loss)	$172,624	$246,530	$29,038	$1,396,998	$1,845,190	$433,313	$100,348	$(29,575)	$(580,898)	$(76,812)

Total assets	$16,240,195	$30,661,313	$324,248	$5,408,129	$52,633,885	$18,968,133	$23,079,484	$322,351	$693,018	$43,062,986

Property and equipment	$1,077,118	$2,479,300	$88,281	$5,974	$3,650,673	$1,549,639	$2,284,826	$115,917	$7,467	$3,957,849

Intangible assets – As restated (Note 6)	$6,270,175	$7,786,240	$-	$170,763	$14,227,178	$6,552,055	$7,859,000	$-	$231,027	$14,642,082

Goodwill – As restated (Note 6)	$2,287,905	$4,722,970	$-	$-	$7,010,875	$2,287,905	$3,836,637	$-	$-	$6,124,542

Non-controlling interests	$738,262	$474,419	$-	$-	$1,212,681	$836,124	$255,088	$-	$-	$1,091,212

Capital expenditures	$3,105	$183,451	$-	$-	$186,556	$10,910	$17,687	$-	$-	$28,597

CIBT EDUCATION GROUP INC.	Page 15
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 18 – SUBSEQUENT EVENT

    On March 15, 2010, the Company completed the acquisition of KGIC Education Group Inc. (“KGIC”). The Company acquired substantially all of the assets of KGIC for a total of $9 million payable as follows: $5 million in cash, subject to a working capital adjustment, and an additional $4 million which will be paid by way of an earn out subject to KGIC achieving certain revenue and EBITDA (earnings before interest, taxes, depreciation and amortization) milestones over the next three years. KGIC’s existing management team will continue to operate KGIC under an executive management contract. KGIC is one of the largest private English language training schools and business colleges in Canada, with seven campuses in Canada, as well as training centres and branch offices in China, Brazil, Japan, Korea, Taiwan and Mexico.

NOTE 19 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

    These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), which differs in certain respects from United States generally accepted accounting principles (“US GAAP”). There are no significant differences between Canadian GAAP and US GAAP affecting the Company’s consolidated financial statements.

Consolidated Balance Sheets	February 28, 2010	August 31, 2009

Total assets under Canadian and US GAAP	$52,633,885	$47,377,951

Total liabilities under Canadian GAAP	23,060,441	23,508,291
(a) Income tax uncertainties – unrecognized tax benefits	(20,136)	-
(a) Income tax uncertainties – accrual for interest and penalties	32,202	-
Total liabilities under US GAAP	23,072,507	23,508,291

Non-controlling interest under Canadian GAAP	1,212,681	1,198,606
(b) Non-controlling interest in subsidiaries	(1,212,681)	(1,198,606)
Non-controlling interest under US GAAP	-	-

Total shareholders' equity under Canadian GAAP	28,360,763	22,671,054
(a) Income tax uncertainties – unrecognized tax benefits	20,136	-
(a) Income tax uncertainties – accrual for interest and penalties	(32,202)	-
(b) Non-controlling interest in subsidiaries	1,212,681	1,198,606
Total shareholder’s equity under US GAAP	29,561,378	23,869,660

Total liabilities and shareholders' equity under Canadian and US GAAP	$52,633,885	$47,377,951

CIBT EDUCATION GROUP INC.	Page 16
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 19 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

Consolidated Statements of Operations	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009

Net income (loss) under Canadian GAAP	$1,845,190	$(76,812)	$2,035,316	$72,857

(a) Income tax uncertainties – unrecognized tax benefits	5,607	(29,044)	20,136	(58,806)
(a) Income tax uncertainties – accrual for interest and penalties	(16,548)	(18,696)	(32,202)	(43,770)

Net (loss) income under US GAAP	$1,834,249	$(124,552)	$2,023,250	$(29,719)
Basic and diluted (loss) income per share under Canadian and US GAAP	$0.03	$(0.00)	$0.03	$0.00

Consolidated Statements of Cash Flows	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009
Net cash provided by (used in) operating activities under Canadian and US GAAP	$(1,482,214)	$(1,881,767)	$196,742	$(498,013)
Net cash used in investing activities under Canadian GAAP	$(1,105,029)	$(941,114)	$(1,409,761)	$(1,684,844)
(b) Disposal of controlling interest in variable interest entity, net of cash received	-	-	-	401,980
Net cash used in investing activities under US GAAP	$(1,105,029)	$(941,114)	$(1,409,761)	$(1,282,864)
Net cash (used in) provided by financing activities under Canadian GAAP	$(24,325)	$(343,229)	$2,956,971	$(653,562)
(b) Disposal of controlling interest in variable interest entity, net of cash received	-	-	-	(401,980)
Net cash (used in) provided by financing activities under US GAAP	$(24,325)	$(343,229)	$2,956,971	$(1,055,542)
Effect of exchange rate changes under Canadian and US GAAP	$(19,019)	$(265,300)	$(64,048)	$559,220

	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009

Direct costs – Canadian GAAP	$3,735,323	$3,620,253	$7,575,745	$7,778,716
Amortization for the period	332,012	401,143	654,708	858,075

Direct costs – US GAAP	$4,067,335	$4,021,396	$8,230,453	$8,636,791

CIBT EDUCATION GROUP INC.	Page 17
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 19 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (a) Income Taxes

    Under Canadian GAAP, the Company identified and accrued for certain tax filing positions in China which at August 31, 2009, were reflected in income taxes payable in the amount of $409,356 in the consolidated financial statements. On July 1, 2007, the Company adopted FASB Accounting Standards Codification 740, Income Taxes. Upon adoption, the Company has determined that the cumulative effect adjustment was $Nil. As required by ASC 740, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not ultimately sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. The following additional disclosures represent changes from the most recent annual financial statements and are required under US GAAP.

For the Period from September 1, 2009 to February 28, 2010

Balance, beginning of period	$409,356

Additions based on tax positions related to the current period	-
Additions for tax positions of prior periods	-
Reductions for tax positions of prior periods	-
Settlements	-
Effect of foreign currency movements	(20,136)
Balance, end of period	$389,220

    As at February 28, 2010 $251,000 of the $389,220 of unrecognized tax benefits will, if ultimately recognized, impact the Company’s effective tax rate.

    Interest and penalties recorded in the consolidated financial statements is as follows:

For the Period from September 1, 2009 to February 28, 2010

Balance, beginning of period	$116,237
Accrual for interest and penalties during the period	40,687
Effect of foreign currency movements	(8,485)

Balance, end of period	$148,439

    As of February 28, 2010, the Company’s tax years from 2003 to 2009 remain open to audit in various taxing jurisdictions.

CIBT EDUCATION GROUP INC.	Page 18
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 19 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (b) Non-Controlling Interest

    Effective September 1, 2009, the Company has adopted the amendments to FASB Accounting Standards Codification 810-10-45-16, Noncontrolling Interest in a Subsidiary”. This topic requires that non-controlling interests be presented in the equity section, but separate from the company’s equity. ASC 810 also requires that the net income to be reported include amounts attributable to both the parent and the non-controlling interest.

	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009
Net income (loss) attributed to:
Non-controlling interest	$72,303	$(47,712)	$300,137	$70,168
Owners of the parent	1,834,249	(124,552)	2,023,250	(29,719)

Net income (loss)	$1,906,552	$(172,264)	$2,323,387	$40,449

Other comprehensive income (loss) attributable to:
Non-controlling interests	$(7,219)	$3,387	$(26,182)	$198,422
Owners of the parent	(24,804)	29,379	(85,513)	240,061
Other comprehensive income (loss)	$(32,023)	$32,766	$(111,695)	$438,483

Comprehensive income (loss) atrributable to:
Non-controlling interests	$65,084	$(44,325)	$273,955	$268,590
Owners of the parent	1,809,445	(95,173)	1,937,737	210,342
Comprehensive income	$1,874,529	$(139,498)	$2,211,692	$478,932

    (c) Accounting for Share Purchase Warrants

    Under Canadian GAAP, the Company accounts for unit private placement issuances containing both common shares and share purchase warrants using the residual method whereby the Company records the net proceeds received into common shares with no amount allocated to contributed surplus. The effect if any, of reconciling potential differences in accounting for unit private placement issuances between Canadian GAAP and US GAAP has not been included in this reconciliation as it would have no impact on reported total assets, total liabilities, net shareholders’ equity, net income (loss) or cash flows for any period presented. Under the FASB Accounting Standards Codification 505, Equity, the Company would be required to apportion the unit private placement proceeds on a relative fair value basis between the common shares and warrants issued. Please refer to Note 7 for share purchase warrant activity and the details of the warrants outstanding and exercisable as at February 28, 2010.

CIBT EDUCATION GROUP INC.	Page 19
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 19 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (d) Loss Per Common Share

    The following is a reconciliation from basic loss per common share to diluted loss per common share:

	3 Months Ended February 28, 2010	3 Months Ended February 28, 2009	6 Months Ended February 28, 2010	6 Months Ended February 28, 2009

Net income (loss) attributable to common stockholders	$1,834,249	$(124,552)	$2,023,250	$(29,719)

Fully diluted net income (loss) attributable to common stockholders	$1,834,249	$(124,552)	$2,023,250	$(29,719)

Weighted average common shares basic	66,661,110	61,332,412	64,507,571	61,453,572
Effect of dilutive stock options and warrants	385,630	-	396,965	326,147

Weighted average common shares diluted	67,046,740	61,332,412	64,904,536	61,779,719

Basic and diluted income (loss) per common share	0.03	(0.00)	0.03	0.00

    For the three months ended February 28, 2010, three months ended February 28, 2009, six months ended February 28, 2010, and the six months ended February 28, 2009 3,483,243, 4,250,000, 3,516,110, and 3,923,853 options respectively are not included in the determination of diluted EPS. These options have a weighted average exercise price of $1.31, $1.17, $1.30, and $ 1.22 respectively; and a weighted average remaining life of 1.59, 2.38, 1.59, and 2.44 years respectively. These securities could potentially dilute basic EPS in the future however they were not included in the computation of diluted EPS because to do so would have been anti dilutive for the periods presented.

    For the three months ended February 28, 2010, three months ended February 28, 2009, six months ended February 28, 2010, and the six months ended February 28, 2009 198,649, 5,211,919, 206,229, and 5,211,919 warrants respectively were not included in the determination of diluted EPS. These warrants have a weighted average exercise price of $0.70, $1.43, $0.70, and $1.43 respectively; and a weighted average remaining life of 0.68, 0.88, 0.68, and 0.88 years respectively. These securities could potentially dilute basic EPS in the future however they were not included in the computation of diluted EPS because to do so would have been anti dilutive for the periods presented.

    There are no transactions occurring after February 28, 2010 that would have changed the number of common shares or potential common shares outstanding if the transaction had occurred before the end of the period.

CIBT EDUCATION GROUP INC.	Page 20
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 19 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (e) Fair Value Measurements

    Effective September 1, 2009 the Company has adopted FASB Accounting Standards Codification 820, Fair Value Measurements and Disclosure. This topic applies to certain assets and liabilities that are being measured and reported on a fair value basis. The topic defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosure about fair value measurements. The topic requires that financial assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

    Level 1: Quoted market prices in active markets for identical assets and liabilities
    Level 2: Observable market based inputs or unobservable inputs that are corroborated by market date
    Level 3: Unobservable inputs that are not corroborated by market data

    The Company’s financial instruments which are measured and reported on a fair value basis at February 28, 2010 are classified as Level 1 and consist of cash and marketable securities.

    (f) Recent Accounting Pronouncements – US GAAP

    In September 2006, the FASB issued ASC 820-10, “Fair Value Measurements and Disclosures”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. ASC 820-10 is effective for fiscal years beginning after November 15, 2007 except as amended by FASB ASC 820-10-15 which is effective for fiscal years beginning after November 15, 2008. ASC 820-10-15 allows partial deferral of the effective date of ASC 820-10 relating to fair value measurements for non-financial assets and liabilities that are not measured at fair value on a recurring basis. ASC 820-10 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. As of September 1, 2008, the Company adopted ASC 820-10, except as it applies to the non-financial assets and non-financial liabilities subject to ASC 820-10-15. The Company adopted the remaining ASC 820-10 in the first quarter of fiscal 2010 and the adoption did not have a material impact on the consolidated financial statements and the accompanying notes.

    In December 2007, the FASB issued ASC 805-10 “Business Combinations” which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance is effective for the fiscal year beginning after December 15, 2008 and the adoption of this accounting pronouncement did not have a material impact on the Company’s financial position or results of operations.

    In December 15, 2007, the FASB issued Codification ASC 810-10 “Consolidation”, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The Company adopted ASC 810-10 and the adoption did not have a material impact on the consolidated financial statements and the accompanying notes with the exception of the additional disclosure of net income attributable to the non-controlling interest.

    In April 2008, the FASB issued ASC 350-30, “General Intangible Assets Other than Goodwill”. In determining the useful life of intangible assets, ASC 350-30 removes the requirement to consider whether an intangible asset can be renewed without substantial cost of material modifications to the existing terms and conditions and, instead, requires an entity to consider its own historical experience in renewing similar arrangements. ASC 350-30 also requires expanded disclosure related to the determination of intangible asset useful lives. ASC 350-30 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company adopted ASC 350-30 in the first quarter of fiscal 2010 and the adoption did not have a material impact on the consolidated financial statements and the accompanying notes.

CIBT EDUCATION GROUP INC.	Page 21
NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
FEBRUARY 28, 2010
(Unaudited)

NOTE 19 – DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (cont’d)

    (f) Recent Accounting Pronouncements – US GAAP (cont’d)

    In May 2008, the FASB issued ASC 470-20, “Debt with Conversion and Other Options”. ASC 470-20 requires issuers of convertible debt instruments that may be settled in cash to separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in periods subsequent to adoption. Upon adoption of ASC 470-20, the Company will allocate a portion of the proceeds received from the issuance of convertible notes between a liability and equity component by determining the fair value of the liability component using the Company’s non-convertible debt borrowing rate. The difference between the proceeds of the notes and the fair value of the liability component will be recorded as a discount on the debt with a corresponding offset to paid-in-capital. The resulting discount will be accreted by recording additional non-cash interest expense over the expected life of the convertible notes using the effective interest rate method. The provisions of ASC 470-20 are to be applied retrospectively to all periods presented upon adoption and are effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company currently does not have any convertible debt instruments and, accordingly, the adoption of ASC 470-20 is not expected to have any impact on the Company’s financial position or results of operations.

    In April 2009, the FASB issued an update to ASC 825-10, which requires disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements, including significant assumptions used to estimate the fair value of financial instruments and changes in methods and significant assumptions, if any, during the period. The new guidance is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of ASC 825-10 did not have an impact on the Company’s financial position or results of operations as the Company did not elect the fair value option for any items not already carried and reported at fair value.

    In May 2009, the FASB issued ASC 855 related to subsequent events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Although there is new terminology, the guidance is based on the same principles as those that currently exist in the auditing standards. The standard is effective for interim or annual periods ending after June 15, 2009. The adoption of this amendment did not have a material impact on the Company’s financial position and results of operations.

    In June 2009, the FASB issued accounting standards related to its accounting standards codification of the hierarchy of generally accepted accounting principles. The new standard is the sole source of authoritative generally accepted accounting principles of the United States (“U.S. GAAP”) to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The Codification superseded non-SEC accounting and reporting standards. All accounting literature that is not in the Codification, not issued by the SEC and not otherwise grandfathered is non-authoritative. The new standard is effective for the Company’s interim quarterly period beginning September 1, 2009. Applying the guidance in the accounting standards codification did not impact the Company’s financial position or results of operations. The Company has revised its references to post-Codification GAAP in its financial statements for the three and six month periods ended February 28, 2010.

    In January 2010, the FASB issued Accounting Standards Update (ASU) 2010-06, which amends the guidance on fair value to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The new guidance is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact on the Company’s financial position and results of operations.

    Combined financial statements of

    Sprott-Shaw Community
    College Group

    August 31, 2007 and August 25, 2006

    Sprott-Shaw Community College Group
    August 31, 2007 and August 25, 2006

    Table of contents

Independent Auditors’ Report	F-83

Combined statement of earnings and partners’ capital and retained earnings (deficit)	F-84

Combined statement of cash flows	F-85

Notes to the combined financial statements	F-86

Deloitte & Touche LLP
2800 - 1055 Dunsmuir Street
4 Bentall Centre
P.O. Box 49279
Vancouver BC V7X 1P4
Canada

Tel: 604-669-4466
Fax: 604-685-0395
www.deloitte.ca

    Independent Auditors’ Report

    To the Stockholders of
    Sprott-Shaw Degree College Corp.

    We have audited the combined statements of earnings and partners’ capital and retained earnings (deficit) and cash flows of Sprott-Shaw Community College Group (defined in Note 1) (the “Group”) for the years ended August 31, 2007 and August 25, 2006. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with Canadian generally accepted auditing standards and the auditing standards generally accepted in the United States of America. These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, these combined financial statements present fairly, in all material respects, the results of the Group’s operations and its cash flows for the years ended August 31, 2007 and August 25, 2006 in accordance with Canadian generally accepted accounting principles.

    The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

    (Signed) Deloitte & Touche LLP

    Chartered Accountants
    Vancouver, Canada
    November 23, 2007 (except as to Notes 7 and 8, which are as of June 10, 2010)

Sprott-Shaw Community College Group
Combined statements of earnings and partners' capital and retained earnings (deficit)
years ended August 31, 2007 and August 25, 2006
(Expressed in Canadian dollars)

	2007	2006
	$	$

Revenue
Educational	32,600,631	32,563,820
Direct costs
Educational	11,276,490	10,892,798
	21,324,141	21,671,022

Other expenses
General and administrative	18,339,233	18,783,839
Amortization	586,487	714,330
	18,925,720	19,498,169

	2,398,421	2,172,853
Interest income	180,089	168,670
Loss on disposal of property and equipment	(173,854)	-
Interest on long-term debt	(107,572)	(80,407)
Interest on obligation under capital leases	(13,127)	(22,855)

Earnings before non-controlling interest	2,283,957	2,238,261
Non-controlling interest	(285,715)	(243,315)

Net earnings	1,998,242	1,994,946
Partners' capital and (deficit) retained earnings, beginning of	(918,833)	2,977,541
Drawings	(1,024,693)	(5,891,320)
Partners' capital and retained earnings (deficit), end of y	54,716	(918,833)

See accompanying notes to the combined financial statements.	Page 2

Sprott-Shaw Community College Group
Combined statements of cash flows
years ended August 31, 2007 and August 25, 2006
(Expressed in Canadian dollars)

	2007	2006
	$	$

Operating activities
Net earnings	1,998,242	1,994,946
Items not involving cash
Amortization	586,487	714,330
Loss on disposal of property and equipment	173,584	-
	2,758,313	2,709,276
Change in non-cash working capital items
Accounts receivable	2,783,595	(1,109,367)
Inventories	126,287	113,887
Prepaid expenses	(143,124)	4,506
Deposits	(9,049)	(19,390)
Accounts payable and accrued liabilities	(353,413)	(1,080,944)
Deferred revenue	(1,717,338)	1,287,917
Non-controlling interests	285,715	243,315
	3,730,986	2,149,200

Investing activities
Purchase of property and equipment	(566,202)	(288,064)
Due from related parties	(28,050)	(51,064)
	(594,252)	(339,128)

Financing activities
Principal repayments on obligation under capital leases	(45,988)	(63,822)
Proceeds from long-term debt	-	2,700,000
Principal repayments on long-term debt	(1,416,137)	(460,595)
Dividends and partners' drawings	(1,024,693)	(5,891,320)
	(2,486,818)	(3,715,737)

Cash inflow (outflow)	649,916	(1,905,665)
Cash and cash equivalents, beginning of year	4,148,250	6,053,915
Cash and cash equivalents, end of year	4,798,166	4,148,250

Cash and cash equivalents are represented by
Cash	3,437,636	3,953,430
Short-term investments	1,360,530	194,820
	4,798,166	4,148,250

Supplemental cash flow information
Income taxes (refunded) paid	(12,351)	31,936
Interest paid	103,262	110,409
Purchase of equipment financed by capital lease	100,599	105,253

See accompanying notes to the combined financial statements.	Page 3

Sprott-Shaw Community College Group
Notes to the combined financial statements
August 31, 2007 and August 25, 2006
(Expressed in Canadian dollars)

1.	Nature of organization

    These combined financial statements include the accounts of the following businesses under common control and are referred to as the Sprott-Shaw Community College Group (the “Group”). During the years ended August 31, 2007 and August 25, 2006 there were no changes in legal share capital of $15 (2008 - $15) which is included in partners’ capital.

    Partnerships:

    Sprott-Shaw College of Business (Vancouver)
    Sprott-Shaw College of Business (Chilliwack)
    Sprott-Shaw College of Business (Campbell River)
    Sprott-Shaw College of Business (New Westminster)
    Sprott-Shaw College of Business (Surrey)
    Sprott-Shaw College of Business (Victoria)
    Sprott-Shaw College of Business (East Vancouver)
    Sprott-Shaw College of Business (Kamloops)
    Sprott-Shaw College of Business (Langley)
    Sprott-Shaw College of Business (Vernon)
    Sprott-Shaw College of Business (Courtenay)
    Sprott-Shaw College of Business (Maple Ridge)
    Sprott-Shaw College of Business (Prince George)
    Sprott-Shaw College of Business (Duncan)
    Sprott-Shaw College of Business (Kelowna)
    Sprott-Shaw College of Business (Nanaimo)
    Sprott-Shaw College of Business (Penticton)
    Sprott-Shaw College of Business (Pitman)
    Sprott-Shaw Language Centre

    Incorporated companies:

    Pitman Community College Ltd.
    Repay Financial Management Inc.
    Sprott-Shaw College of Business Alberta Inc.
    Sprott-Shaw College of Business Ltd.
    Sprott-Shaw Community College Ltd.

    The Group’s principal business activity is to offer retail training to adults on a fee-for-service basis in Western Canada.

2.	Basis of presentation

    The accompanying financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). Canadian GAAP differs in certain respects from United States of America generally accepted accounting principles (“US GAAP”) as described in Note 7.

(a)	Year end
The year end reporting date is the last Friday of August. Accordingly, fiscal 2007 operating results ended on August 31 and covered 371 days while fiscal 2006 ended on August 25 and covered 364 days.

Sprott-Shaw Community College Group
Notes to the combined financial statements
August 31, 2007 and August 25, 2006
(Expressed in Canadian dollars)

2.	Basis of presentation (continued)

	(b)	Partnerships

    These combined financial statements present the financial position and results of operations and cash flows of the Group and do not include separate revenues or expenses of the individual partners of the Group. In addition, the combined statement of earnings does not include charges for partners’ interest on invested capital and no provision has been made in the accounts for income taxes on partnership earnings which are the responsibility of each partner.

	(c)	Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term money market instruments which are readily convertible to cash and have original maturities of 90 days or less.

	(d)	Inventories

Inventories, which are comprised primarily of textbooks, are valued at the lower of cost and net realizable value.

	(e)	Property and equipment

Property and equipment are stated at cost less accumulated amortization. Amortization is provided over the estimated useful lives of the assets using rates and methods as follows:

Asset	Rate and method

Computer hardware	30% declining balance
Computer software	100% declining balance
Furniture and fixtures	20% declining balance
Leasehold improvements	straight-line basis over the lease term
Vehicle	30% declining balance
Assets under capital lease - furniture and fixtures	20% declining balance

    Property and equipment are amortized at one-half of the above rates in the year of acquisition.

    The Group reviews the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or has been impaired. The determination of any impairment would be based on a comparison of estimated future undiscounted cash flows anticipated to be generated during the remaining life of the asset to the net carrying value of the asset. If impairment is determined, assets held for use are written down to their fair value.

(f)	Trademark and licence

Trademark and licence is amortized over 20 years on a straight-line basis.

Sprott-Shaw Community College Group
Notes to the combined financial statements
August 31, 2007 and August 25, 2006
(Expressed in Canadian dollars)

2.	Basis of presentation (continued)

	(g)	Revenue recognition

    Tuition and textbook revenues are recorded as deferred revenue and recognized on a straight-line basis over the terms of contracts when the following conditions are met: persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured.

	(h)	Agency fees

Agency fees are expensed when incurred.

	(i)	Use of estimates

    The presentation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of the recoverable value of accounts receivable and inventories, the useful life of property and equipment, trademark and licence, accrued liabilities, deferred revenue, commitments and contingencies. Actual amounts may ultimately differ from these estimates.

	(j)	Income taxes

    The Group follows the asset and liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes receivable or payable for the current year. Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities and are calculated using tax rates anticipated to be in effect in the periods that the temporary differences are expected to reverse. The effect of a change in income tax rates on future income tax assets and liabilities is recognized in income in the period the change becomes substantively enacted.

3.	Obligations under capital leases

    The Group has entered into various capital leases for furniture and fixtures with future annual minimum lease payments approximately as follows:

$

2008	64,452
2009	64,452
2010	64,452
2011	46,993
2012	21,692
Total minimum lease payments	262,041
Less: Amount representing interest	76,113
185,928
Less: Current portion	31,658
Balance of obligation	154,270

Sprott-Shaw Community College Group
Notes to the combined financial statements
August 31, 2007 and August 25, 2006
(Expressed in Canadian dollars)

4.	Commitments and contingencies

    The Group is committed to payments consisting of premises rental and operating leases for equipment. The annual payments until expiration are as follows:

$

2008	1,327,239
2009	926,554
2010	638,010
2011	503,754
2012 and thereafter	249,941
3,645,498

    Management has become aware of a potential claim or assessment against it by a third party, arising in the normal course of business. The ultimate outcome of this contingency is currently indeterminable; however, management estimates that the maximum potential liability as at August 31, 2007 is $2.0 million.

5.	Related party transactions

During the year, the Group was charged approximately $123,000 (2006 - $90,000) of rent from Head Office Holdings Ltd., a related party by way of common shareholders.

    The Group also purchased equipment for approximately $29,000 (2006 - $Nil) and was charged equipment rental fees of approximately $32,000 (2006 - $Nil) from Snuggable Huggable’s Adoption Centre Richmond Inc., a related party by way of common shareholders.

These transactions were recorded at the exchange amounts which is the amounts agreed upon by the related parties.

6.	Financial instruments

(a)	Credit risk

    The Group is exposed to credit risk on accounts receivable from students. To manage its credit risk, the Group monitors credit terms, investigates credit history and only grants credit to students with acceptable credit ratings.

(b)	Fair value

    The fair value of the Group’s cash, accounts receivable, and accounts payable are estimated to approximate their carrying values due to the short-term nature of these amounts. The fair value of the amounts due from related parties are not determinable due to the non-arm’s length nature of these amounts. The fair values of the long-term debt are estimated to approximate their carrying value due to terms approximating current market rates.

Sprott-Shaw Community College Group
Notes to the combined financial statements
August 31, 2007 and August 25, 2006
(Expressed in Canadian dollars)

7.	Differences between Canadian and United States generally accepted accounting principles

    These financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from US GAAP. There are no significant quantitative differences between Canadian GAAP and US GAAP affecting the Group’s financial statements, the significant qualitative differences are summarized as follows:

(a)	Consolidated statement of other comprehensive income

    Under US GAAP, the Financial Accounting Standards Board (“FASB”) has issued SFAS No. 130, Reporting Comprehensive Income, which requires that an enterprise report, by significant components and as a single total, the change in its net assets during the period from non-enterprise sources. There are no items recorded in other comprehensive income other than net income, as such, no separate statement has been presented.

(b)	Segment information

    Under US GAAP, the FASB has issued FAS No. 131, Disclosure About Segments of an Enterprise and Related Information, which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas and major customers. The Group has determined it conducts its operations in one business segment.

(c)	Recent Accounting Pronouncements - US GAAP

    In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109, ("FIN 48"). FIN 48 clarifies the accounting for income taxes recognized in a company's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes, (SFAS 109). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The adoption of this standard by the Group did not have a material impact on its financial position or results of operations prior to the acquisition described in Note 8.

    In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Group was acquired prior to the effective date of this standard as described in Note 8.

    In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Group was acquired prior to the effective date of this standard as described in Note 8.

Sprott-Shaw Community College Group
Notes to the combined financial statements
August 31, 2007 and August 25, 2006
(Expressed in Canadian dollars)

7.	Differences between Canadian and United States generally accepted accounting principles (continued)

	(c)	Recent Accounting Pronouncements - US GAAP (continued)

    In December 2007, the FASB issued SFAS No. 141 (Revised), Business Combinations. SFAS 141 (Revised) establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective for the fiscal year beginning after December 15, 2008. The Group was acquired prior to the effective date of this standard as described in Note 8.

    In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements - an amendment of ARB No. 51. SFAS 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for the fiscal year beginning after December 15, 2008. The Group was acquired prior to the effective date of this standard as described in Note 8.

    In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, ("SFAS 161"). SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. SFAS 161 achieves these improvements by requiring disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. It also provides more information about an entity's liquidity by requiring disclosure of derivative features that are credit risk related. Finally, it requires cross-referencing within footnotes to enable financial statement users to locate important information about derivative instruments. SFAS 161 will be effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Group was acquired prior to the effective date of this standard as described in Note 8.

    In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, ("SFAS 163"). SFAS 163 clarifies how SFAS 60, Accounting and Reporting by Insurance Enterprises, applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities. It also requires expanded disclosures about financial guarantee insurance contracts. SFAS 163 is effective for the Group’s annual and interim period commencing after December 12, 2008, except for disclosures about an insurance enterprise's risk management activities, which are effective for the Group’s first interim period commencing after May 2008. The Group was acquired prior to the effective date of this standard as described in Note 8.

8.	Subsequent event

    On December 17, 2007, all of the primary assets and liabilities of the Group were acquired by CIBT Education Group Inc. for $7,094,528.

    You should rely only on the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to offer and sell these securities. The information in this prospectus is only accurate as of the date of this prospectus.

    Until ♦, 2010 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

    PART II

    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Under the Business Corporations Act (British Columbia) (the “BCA”), a company may indemnify an individual who:

      is or was a director or officer of the company;
      is or was a director or officer of another corporation: (a) at the time when such corporation is or was an affiliate of the company; or, (b) at the request of the company; or
      at the request of the company, is or was, acting in a similar capacity of a partnership, trust, joint venture or other unincorporated entity,

    against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such eligible party is involved because of that association with the company or other entity.

    However, indemnification is prohibited under the BCA if:

      such eligible party did not act honestly and in good faith with a view to the company’s best interests (or the other entity, as the case may be); and
      in the case of a proceeding other than a civil proceeding, such eligible party did not have reasonable grounds for believing that such person’s conduct was lawful.

    A company may not indemnify or pay the expenses of an eligible party in respect of an action brought against an eligible party by or on behalf of the company.

    The BCA allows a company to pay, as they are incurred in advance of a final disposition of a proceeding, the expenses actually and reasonably incurred by the eligible party, provided that the company receives from such eligible party an undertaking to repay the amounts advanced if it is ultimately determined that such payment is prohibited.

    Despite the foregoing, on application by a company or an eligible party, a court may:

      order the company to indemnify an eligible party in respect of an eligible proceeding;
      order the company to pay some or all of the expenses incurred by an eligible party in an eligible proceeding;
      order enforcement of or any payment under an indemnification agreement;
      order the company to pay some or all of the expenses actually and reasonably incurred by a person in obtaining the order of the court; and/or make any other order the court considers appropriate.

    The BCA provides that a company may purchase and maintain insurance for the benefit of an eligible party (or their heirs and personal or other legal representatives of the eligible party) against any liability that may be incurred by reason of the eligible party being or having been a director or officer, or in an equivalent position of the company or that of an associated corporation.

    The Registrant’s articles provide that, subject to the BCA, the Registrant must indemnify its directors, former directors or alternate directors and his or her heirs and legal personal representatives against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of, all legal proceedings, investigative actions or other eligible proceedings (whether current, threatened, pending or completed) to which such person is or may be liable, and the Registrant must, after the final disposition of a legal proceeding, investigative action or other eligible proceeding, pay the expenses (which includes costs, charges and expenses, including legal and other fees but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by such person in respect of that proceeding.

    The form of underwriting agreement filed as Exhibit 1.1 to this registration statement provides for indemnification under certain circumstances by the underwriter of the Registrant, its directors, certain of its officers and its controlling persons for certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

    The Registrant maintains a directors’ and officers’ insurance and registrant reimbursement policy. The policy (i) insures directors and officers against losses for which the Registrant does not indemnify and which losses arise from certain wrongful acts in the indemnified parties’ capacities as directors and officers and (ii) reimburses the Registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to this offering.

    As to indemnification for liabilities arising under the Securities Act for directors, officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy and unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

    During the past three years, we have issued the following securities (including warrants and options to acquire our common shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S promulgated thereunder or under Section 4(2) of the Securities Act regarding transactions not involving a public offering, along with applicable Canadian securities law and exemptions.

    We issued options to purchase a total of 2,680,000 common shares to certain of our directors, officers, employees and consultants pursuant to our stock option plan. Stock options covering 120,000 shares expired without being exercised. The date of issue, number of options, expiry date and exercise prices for such stock options were as follows:

Date of Issue	Number	Date of Expiry	Exercise Price
January 22, 2009	210,000	January 21, 2012	$0.51
March 20, 2008	750,000	March 19, 2011	$2.00
March 20, 2008	100,000	March 19, 2011	$1.70
June 22, 2007	1,500,000	June 21, 2012	$1.53
Expired prior to exercise (October 1, 2007 grant date)	120,000	September 30, 2008	$1.62
Total	2,680,000

    As of July 13, 2010 there were a total of 3,915,000 common shares issuable pursuant to the exercise of outstanding options. See “Description of Share Capital” in the prospectus that forms a part of this registration statement.

    We issued 8,322,092 warrants to purchase common shares pursuant to private placements completed within the past three years as described below, with exercise prices ranging from $0.58 to $2.25 and terms of one to two years. As of the date of this prospectus, there were a total of 210,000 common shares issuable pursuant to the exercise of outstanding warrants at an exercise price of $0.70 per common share, expiring on November 3, 2010. A total of 2,691,706 common shares were issued pursuant to the exercise of warrants during the past three years for aggregate gross proceeds of $1,577,547.

    On November 27, 2007, we completed a brokered private placement in Canada of 1,578,947 units for proceeds of $2,999,999 and a non-brokered private placement of 1,164,500 units for proceeds of $2,212,550, resulting in a total of 2,743,447 units at $1.90 per unit for total proceeds of $5,212,549. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one-half additional common share at a price of $2.25 per share for a period of two years from the date of issuance. For the brokered portion of the private placement, we paid $210,000 in fees and commissions. We paid a further commission of 236,842 agent’s warrants with an estimated fair value of $135,000 with each agent’s warrant entitling the agent to purchase one common share at a price of $1.90 per share in the first year and at a price of $2.25 per share in the second year.

    On January 7, 2008, we completed a private placement of 1,265,042 units at $1.90 per unit for total proceeds of $2,403,580. Each unit consists of one common share and one share purchase warrant entitling the holder to purchase one-half additional common share at a price of $2.25 per share for a period of two years from the date of issuance. We paid $19,950 in fees and commissions. In addition, we paid a further commission of 22,500 agent’s warrants with an estimated fair value of $18,675 with each agent’s warrant entitling the agent to purchase one common share at a price of $1.90 per share in the first year and at a price of $2.25 per share in the second year.

    On October 1, 2009, $225,000 of a $300,000 bonus owing to our CEO, Toby Chu, was paid. Mr. Chu used the $225,000 bonus payment to purchase 592,104 common shares from our treasury account that were accumulated through the issuer bid conducted on the TSX Venture Exchange.

    On October 27, 2009, we negotiated a non-brokered private placement to raise $3,000,000 by the issuance of common shares at a price of $0.70 per share. Total proceeds of $3,308,700 were raised in the non-brokered private placement, an oversubscription of $308,700 from the original $3,000,000 announced on October 27, 2009. The financing was undertaken with several purchasers, including institutional investors, in two tranches. Finders’ fees were payable in connection with a portion of the financing. On November 4, 2009, we closed the first tranche under which we raised $2,100,000 by the issuance of 3,000,000 common shares at a price of $0.70 per share and incurred a finders’ fee consisting of a cash commission of $105,000 and finder’s warrants, exercisable for one year, entitling the holder to purchase 210,000 common shares at a price of $0.70 per share. On November 24, 2009, we closed the second tranche under which we raised $1,208,700 by the issuance of 1,726,714 common shares at a price of $0.70 per share and incurred a finders’ fee consisting of a cash commission of $108,243.

    On December 15, 2009, we issued 390,000 common shares on the exercise of stock options at $0.50 per share for total proceeds of $195,000.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

Exhibit Number	Description
1.1	Underwriting Agreement with Maxim Group LLC and Barrington Research Associates, Inc. *
1.2	Form of Underwriters’ Warrant Certificate *
3.1	Certificate of Incorporation (1)
3.2	Articles of Incorporation (1)
3.3	Certificate of change of name as filed with British Columbia, Canada on November 14, 2007 (2)
3.4	Notice of Articles
5.1	Opinion of Clark Wilson LLP regarding the validity of the common shares offered*
10.1	Toby Chu Employment Agreement (2)
10.2	Dean Dupperon Employment Agreement
10.3	Employment Agreement with Sung Sub Lim
10.4	Employment Agreement with Steve Sohn
10.5	Acquisition Agreement for Concordia Career College (3)

Exhibit Number	Description
10.6	Memorandum of Understanding with Thompson River University and Vancouver Career College (3)
10.7	Form of Cooperative Joint Program Agreements with Institutions for Hotel and Tourism Division (3)
10.8	Acquisition Agreement for Pan Pacific English College (3)
10.9	Memorandum of Understanding between Sprott-Shaw and the Ministry of Labour and Social Security of Jamaica (3)
10.10	Memorandum of Understanding between Sprott-Shaw, Brown’s Town College and the Ministry of Labour and Social Security of Jamaica (3)
10.11	Education Program Cooperation Agreement with Far Eastern University (3)
10.12	Agreement between CIBT and Zhuzhou Technical College (3)
10.13	Agreement between CIBT and Jinhua Career & Technical College (3)
10.14	Agreement with Zhangzhou Normal University (3)
10.15	Education Program Cooperation Agreement between CIBT and National Cambridge College (3)
10.16	Memorandum of Understanding between Sprott-Shaw and Thang Long University (3)
10.17	Cooperation Agreement with China Central Radio and Television University (3)
10.18	Memorandum of Understanding between Sprott-Shaw and Hanoi Tourism College (3)
10.19	License granted by AHLA-EI (3)
10.20	Assignment of License to CIBT Education Group (3)
10.21	Agreement with Weifang University regarding CIBT Beihai Center (3)
10.22	Agreement with Wyotech (1)
10.23	Agreement with Beijing University of Technology (1)
10.24	Agreement with ITT Educational Services, Inc. and Weifang University (1)
10.25	Acquisition Agreement of Sprott-Shaw (4)
10.26	Acquisition Agreement of Tourism Training Institute (4)
10.27	Acquisition Agreement of the KGIC Education Group of Companies (6)
10.28	Securities Purchase Agreement with Shane Corp. (1)
10.29	Agreement and Plan of Reorganization with Shane Corp.
10.30	Memorandum of Understanding with Meridian International Business and Arts College
10.31	Stock Option Plan (3)
14.1	Code of Ethical Conduct (2)
14.2	Insider Trading Policy (3)
16.1	Letter re: change in certifying accountant (5)
21.1	List of Subsidiaries
23.1	Consent of Clark Wilson LLP*
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of Ernst & Young LLP

*	To be filed by amendment
(1)	Included as exhibits to our Form 20-FR filed May 10, 2007
(2)	Included as exhibits to our Form 20-F filed January 2, 2008
(3)	Included as an exhibit to our Form 20-F filed March 1, 2010
(4)	Included as exhibits to our Form 20-F filed March 17, 2009
(5)	Included as an exhibit to our Form 6-K filed August 24, 2009
(6)	Included as an exhibit to our Form 6-K filed March 19, 2010

(b)	Financial Statement Schedules

    Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

    The undersigned (the “Registrant”) hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

    (1)         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2)         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on July 15, 2010.

CIBT EDUCATION GROUP INC.

/s/ Toby Chu
Name: Toby Chu
Title: Chief Executive Officer

    POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Toby Chu as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, or the “Securities Act”, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of common shares of the registrant, or the “Shares”, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1, or the “Registration Statement” to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Chief Executive Officer (principal executive officer), Director
/s/ Toby Chu		July 15, 2010
Name: Toby Chu
Chief Financial Officer (principal financial officer and principal accounting officer)
/s/ Dennis Dan Huang		July 15, 2010
Name: Dennis Dan Huang

/s/ Tony David	Director	July 15, 2010
Name: Tony David

/s/ David Hsu	Director	July 15, 2010
Name: David Hsu

/s/ David Kong	Director	July 15, 2010
Name: David Kong

/s/ Troy Rice	Director	July 15, 2010
Name: Troy Rice

/s/ David Warnock	Director	July 15, 2010
Name: David Warnock

/s/ Shane Weir	Director	July 15, 2010
Name: Shane Weir